   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON ____________, 1997
                             REGISTRATION NO. 333-
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549

                       ------------------------------

                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                       ------------------------------

                               PACKAGED ICE, INC.

          (and certain subsidiaries identified in footnote (*) below)
             (Exact name of registrant as specified in its charter)



           TEXAS                             2097                      76-0316492

(State or other jurisdiction of   (Primary Standard Industrial    (I.R.S. Employer
incorporation or organization)    Classification Code Number)    Identification Number)

    8572 Katy Freeway, Suite 101                               James F. Stuart
        Houston, Texas 77024                               Chief Executive Officer
           (713) 464-9384                               8572 Katy Freeway, Suite 101
                                                            Houston, Texas 77024
 (Address, including zip code, and                             (713) 464-9384
telephone number including area code
 of registrants' principal executive      (Name, address, including zip code, and telephone number,
              offices)                             including area code of agent for service)

                                   Copies to:

                             Alan Schoenbaum, P.C.
                   Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                         300 Convent Street, Suite 1500
                            San Antonio, Texas 78205
                                 (210) 270-0853


         Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable following the effectiveness of this Registration Statement.

         If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

   TITLE OF EACH CLASS                            PROPOSED MAXIMUM        PROPOSED MAXIMUM
   OF SECURITIES TO BE        AMOUNT TO BE         OFFERING PRICE        AGGREGATE OFFERING           AMOUNT OF
       REGISTERED               REGISTERED          PER UNIT (1)              PRICE(1)             REGISTRATION FEE
 12% Senior Notes due         $50,000,000             100%                 $50,000,000                $15,152
         2004
    Guarantees (2)                ___                 ___                     ___                      ___

(1) Estimated solely for the purpose of calculating the registration fee.

(2) Guarantees by subsidiaries of the Registrant of the payment of the principal and interest on the 12% Senior Notes due 2004. Pursuant to Rule 457(n), no additional fee is required.

                        ------------------------------

(*) The following subsidiaries of Packaged Ice, Inc. are co-registrants and are incorporated in the states and have the I.R.S. Employer Identification Numbers indicated: (i) Packaged Ice Leasing, Inc., a Nevada corporation (88-0300560); (ii) Southco Ice, Inc., a Texas corporation (76-0452649);
    (iii) Mission Party Ice, Inc., a Texas corporation (76- 0533333); (iv) Southwestern Ice, Inc., a Texas corporation (76-0533332); and (v) Southwest Texas Packaged Ice, Inc., a Texas corporation (76-0533335).

                        ------------------------------

THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                        ------------------------------

                               PACKAGED ICE, INC.

                             CROSS REFERENCE SHEET

             BETWEEN ITEMS IN PART I OF THE REGISTRATION STATEMENT
               (FORM S-4) AND PROSPECTUS PURSUANT TO ITEM 501(B)


                        ITEM OF FORM S-4                                            LOCATION IN PROSPECTUS
  A.  INFORMATION ABOUT THE TRANSACTION

      1.   Forepart of Registration Statement and Outside
           Front over Page of Prospectus . . . . . . . . . .      Facing Page of the Registration Statement; Cross Reference
                                                                  Sheet; Outside Front Cover Page of Prospectus

      2.   Inside Front and Outside Back Cover Pages of
           Prospectus. . . . . . . . . . . . . . . . . . . .      Inside Front Cover Page of Prospectus; Available
                                                                  Information; Outside Back Cover Page of Prospectus
      3.   Risk Factors, Ratio of Earnings to Fixed
           Charges and Other Information . . . . . . . . . .      Summary Historical and Pro Forma Combined Financial Data;
                                                                  Prospectus Summary; Risk Factors

      4.   Terms of the Transaction. . . . . . . . . . . . .      Outside Front Cover Page of Prospectus; Prospectus Summary;
                                                                  Risk Factors; The Private Placement; Use of Proceeds; The
                                                                  Exchange Offer; Description of Notes; Transfer Restrictions
                                                                  of Old Notes; Plan of Distribution

      5.   Pro Forma Financial Information . . . . . . . . .      Unaudited Pro Forma Combined Condensed Financial Statements;
                                                                  Selected Historical and Unaudited Pro Forma Combined
                                                                  Financial Data

      6.   Material Contracts with the Company Being
           Acquired  . . . . . . . . . . . . . . . . . . . .      *

      7.   Additional Information Required for Reoffering by
           Persons and Parties Deemed to be
           Underwriters. . . . . . . . . . . . . . . . . . .      *

      8.   Interest of Named Experts and Counsel . . . . . .      Legal Matters


      9.   Disclosure of Commission Position on
           Indemnification for Securities Act Liabilities. .      *

   B. INFORMATION ABOUT THE REGISTRANT

      10.  Information with Respect to S-3 Registrants . . .      *

      11.  Incorporation of Certain Information by . . . . .      *
           Reference

      12.  Information with Respect to S-2 or S-3  . . . . .      *
           Registrants

      13.  Incorporation of Certain Information by . . . . .      *
           Reference

      14.  Information with Respect to Registrants Other than    Outside Front Cover Page; Available Information; Prospectus
           S-2 or S-3 Registrants. . .  . . . . . . . . . . .    Summary; Risk Factors; Private Placement; Use of Proceeds;
                                                                 Capitalization; Unaudited Pro Forma Combined Condensed
                                                                 Financial Statements; Selected Historical and Unaudited
                                                                 Pro Forma Combined Financial Data; Management's
                                                                 Discussion and Analysis of Financial Condition and Results of
                                                                 Operation; Business; Financial Statements.

C.  INFORMATION ABOUT THE COMPANY BEING
    ACQUIRED

   15.  Information with Respect to S-3 Companies. . . . .     *


   16.  Information with Respect to S-2 or S-3 Companies.      *

   17.  Information with Respect to Companies other than
              S-2 or S-3 Companies  . . . . . . . . . . .      *


   18.  Information if Proxies, Consents or Authorizations
               are to be Solicited. . . . . . . . . . . .      *


   19.  Information if Proxies, Consents or Authorizations
        are not to be Solicited in an Exchange Offer. . .      Management; Principal Shareholders; Certain Relationships
                                                               and Related Transactions; Description of Capital Stock and
                                                               Warrants


--------------------

 * Not applicable

********************************************************************************

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

********************************************************************************

               SUBJECT TO COMPLETION, DATED ______________, 1997

PROSPECTUS

                               PACKAGED ICE, INC.


                               OFFER TO EXCHANGE
                      12% SENIOR NOTES DUE 2004, SERIES B
            FOR ALL OUTSTANDING 12% SENIOR NOTES DUE 2004, SERIES A

        THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M. NEW YORK CITY TIME,
                  ON ________________ , 1997, UNLESS EXTENDED

                        ------------------------------

         Packaged Ice, Inc., a Texas corporation (the "Company"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying letter of transmittal (the "Letter of Transmittal," and together with this Prospectus, the "Exchange Offer"), to exchange $1,000 principal amount of its 12% Senior Notes due 2004, Series B (the "Exchange Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement (as defined herein) of which this Prospectus constitutes a part, for each $1,000 principal amount of its outstanding 12% Senior Notes due 2004, Series A (the "Old Notes"), of which $50,000,000 principal amount is outstanding. The form and terms of the Exchange Notes are identical in all material respects to the form and terms of the Old Notes except for certain transfer restrictions and registration rights relating to the Old Notes. The Exchange Notes will evidence the same debt as the Old Notes and will be issued under and be entitled to the benefits of the Indenture (as defined herein). The Exchange Notes and the Old Notes are collectively referred to herein as the "Notes."

                         (Cover continued on next page)

SEE "RISK FACTORS" BEGINNING ON PAGE 14 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN EVALUATING AN INVESTMENT IN THE NOTES.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this Prospectus is _________, 1997

         The Notes will be senior unsecured obligations of the Company, ranking pari passu in right of payment with all senior Indebtedness (as defined) of the Company and senior to all future Subordinated Indebtedness (as defined) of the Company. The Notes will be unconditionally and fully guaranteed (the "Subsidiary Guarantees") on a senior unsecured basis by the Company's principal operating subsidiaries (the "Subsidiary Guarantors"), and the Subsidiary Guarantees will rank pari passu in right of payment with all senior Indebtedness of the Subsidiary Guarantors and senior to all future Subordinated Indebtedness of the Subsidiary Guarantors. The Subsidiary Guarantees may be released under certain circumstances. The Notes and Subsidiary Guarantees will be effectively subordinated to secured Indebtedness of the Company and the Subsidiary Guarantors, respectively, to the extent of any security interest in assets of the Company and Subsidiary Guarantors, including any Indebtedness under the Senior Credit Facility (as defined), which is secured by liens on substantially all of the assets of the Company and the Subsidiary Guarantors. At March 31, 1997, giving pro forma effect to the Acquisitions (as defined) and the related financings, the Notes and the Subsidiary Guarantees would have been effectively subordinated to no secured Indebtedness of the Company and the Subsidiary Guarantors. The indenture governing the Notes (the "Indenture") will permit the Company and its subsidiaries to incur additional Indebtedness in the future, subject to certain limitations.

         The Company will accept for exchange any and all Old Notes that are validly tendered on or prior to 5:00 p.m., New York City time, on the date the Exchange Offer expires, which will be __________, 1997, unless the Exchange Offer is extended. See "The Exchange Offer -- Expiration Date; Extensions; Amendment." Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the business day prior to the Expiration Date (as defined herein), unless previously accepted for exchange. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange. However, the Exchange Offer is subject to certain conditions which may be waived by the Company and to the terms and provisions of the Registration Rights Agreement (as defined herein). Old Notes may be tendered only in denominations of $1,000 principal amount and integral multiples thereof. The Company has agreed to pay the expenses of the Exchange Offer. See "The Exchange Offer."

         The Exchange Notes will bear interest at the rate of 12% per annum, payable semi-annually on April 15 and October 15 of each year, commencing October 15, 1997. Holders of Exchange Notes of record on October 1, 1997 will receive interest on October 15, 1997 from the date of issuance of the Exchange Notes, plus an amount equal to the accrued interest on the Old Notes from the date of issuance of the Old Notes, April 17, 1997, to the date of exchange thereof. Interest on the Old Notes accepted for exchange will cease to accrue upon issuance of the Exchange Notes.

         The Old Notes were sold by the Company on April 17, 1997 to the Initial Purchaser (as defined herein) in a transaction not registered under the Securities Act in reliance upon Section 4(2) of the Securities Act. The Old Notes were thereupon offered and sold by the Initial Purchaser only to "qualified institutional buyers" (as defined in Rule 144A under the Securities
Act) and to a limited number of institutional "accredited investors" (as defined in Rule 501(a)(1),(2),(3) or (7) under the Securities Act), each of whom agreed to comply with certain transfer restrictions and other conditions. Accordingly, the Old Notes may not be offered, resold or otherwise transferred unless registered under the Securities Act or unless an applicable exemption from the registration requirements of the Securities Act is available. The Exchange Notes are being offered hereunder in order to satisfy the obligations of the Company under the Registration Rights Agreement entered into with the Initial Purchaser in connection with the offering of the Old Notes. See "The Exchange Offer," "Description of Notes," and "Registration Rights; Additional Interest."

         Based on no-action letters issued by the staff of the Securities and Exchange Commission (the "Commission" or "SEC") to third parties, including Exxon Capital Holdings Corporation, SEC No-Action Letter (available April 13,
1989), Morgan Stanley & Co. Inc., SEC No-Action Letter (available June 5, 1991) (the "Morgan Stanley Letter") and Mary Kay Cosmetics, Inc., SEC No-Action Letter (available June 5, 1991), the Company believes that the Exchange Notes issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by the respective holders thereof (other than a "Restricted Holder," being (i) a broker-dealer who purchased Old Notes exchanged for such Exchange Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an affiliate of the Company within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and such holder is not participating in, and has no arrangement with any person to participate in, the distribution (within the meaning of the Securities Act) of such Exchange Notes. Eligible holders wishing to accept the Exchange Offer must represent to the Company that such conditions have been met. Holders who tender Old Notes in the Exchange Offer with the intention to participate in a distribution of the Exchange Notes may not rely upon the Morgan Stanley Letter or similar no-action letters. See "The Exchange Offer-General." Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. A broker-dealer that delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act and will be bound by the provisions of the Registration Rights Agreement (including certain indemnification rights and obligations). This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that it will make this Prospectus and any amendment or supplement to this Prospectus available to any broker-dealer for use in connection with any such resale for a period of up to

180 days after consummation of the Exchange Offer. See "Plan of Distribution."

         The Company will not receive any proceeds from the Exchange Offer.

         The Exchange Notes will constitute a new issue of securities with no established trading market, and there can be no assurance as to the liquidity of any markets that may develop for the Exchange Notes or as to the ability of or price at which the holders of Exchange Notes would be able to sell their Exchange Notes. Future trading prices of the Exchange Notes will depend on many factors, including, among others, prevailing interest rates, the Company's operating results and the market for similar securities. The Company does not intend to apply for listing of the Exchange Notes on any securities exchange. Jefferies & Company, Inc. (the "Initial Purchaser") has informed the Company that it currently intends to make a market for the Exchange Notes. However, it is not so obligated, and any such market making may be discontinued at any time without notice. Accordingly, no assurance can be given that an active public or other market will develop for the Exchange Notes or as to the liquidity of or the trading market for the Exchange Notes.

         THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE COMPANY ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF OLD NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

                             AVAILABLE INFORMATION

           The Company has filed with the Commission a Registration Statement on Form S-4 (which term shall encompass any amendment thereto) under the Securities Act, for the registration of the Exchange Notes offered hereby.
This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in the financial statement schedules and exhibits to the Registration Statement as permitted by the rules and regulations of the Commission. For further information, reference is made to the Registration Statement, including the financial statement schedules and exhibits filed as a part thereof. Statements made in this Prospectus concerning the contents of any document referred to herein are not necessarily complete. With respect to each such document filed with the Commission as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement and the exhibits thereto filed by the Company with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials can be obtained by mail from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition the Commission maintains a site on the World Wide Web that contains reports, proxy and information statements and other information filed electronically by the Company with the Commission which can be accessed over the Internet at http://www.sec.gov.

           As a result of this Exchange Offer the Company will be subject to the periodic reporting and other informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). As long as the Company is subject to such periodic reporting and informational requirements, it will furnish all reports and other information required thereby to the Commission and pursuant to the Indenture will furnish copies of such reports and other information to the Trustee.

            The Company has agreed that, whether or not it is required to do so by the rules and regulations of the Commission (and within 15 days of the date that is or would be prescribed thereby), for so long as any of the Notes remain outstanding, it will furnish to the Holders of Notes (excluding exhibits, which will be available upon request) and file with the Commission (unless the Commission will not accept such a filing) (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Company's certified independent accountants, and (ii) all reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports. In addition, for so long as any of the Notes remain outstanding, the Company has agreed to make available, upon request, to any prospective purchaser of the Notes and beneficial owner of the Notes in connection with any sale thereof the information required by Rule 144A(d)(4) under the Securities Act. Information may be obtained from the Company at 8572 Katy Freeway, Suite 101, Houston, Texas 77024 (telephone number: (713) 464-9384), Attention: Corporate Secretary.

           NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND THE ACCOMPANYING LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE EXCHANGE AGENT. NEITHER THE DELIVERY OF THIS PROSPECTUS OR THE ACCOMPANYING LETTER OF TRANSMITTAL, OR BOTH TOGETHER, NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. NEITHER THIS PROSPECTUS NOR THE ACCOMPANYING LETTER OF TRANSMITTAL, OR BOTH TOGETHER, CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                               PROSPECTUS SUMMARY

           The following summary is qualified in its entirety by reference to, and should be read in conjunction with, the more detailed information and financial statements of the Company, including the notes thereto, appearing elsewhere in this Prospectus. Unless otherwise indicated, references in this Prospectus to a fiscal year shall mean the fiscal year ending December 31 of such year. As used herein, unless the context otherwise requires, the terms the "Company" and "Packaged Ice" refers to Packaged Ice, Inc. and its consolidated subsidiaries. Investors are urged to read this Prospectus in its entirety, including, without limitation, the information set forth under "Risk Factors."


                                  THE COMPANY

           The Company is a leading manufacturer and distributor of packaged ice and has developed a proprietary ice machine which produces, packages and stores ice through an automated, self-contained process (the "Packaged Ice System"). Currently operating in Arizona, California, Florida, Louisiana, Nevada, New Mexico, Oklahoma, Tennessee and Texas, the Company is pursuing a consolidation strategy within the highly fragmented packaged ice industry. On April 17, 1997, the Company completed acquisitions of Mission Party Ice, Inc. ("Mission"), Southwest Texas Packaged Ice, Inc. ("STPI") and Southwestern Ice, Inc. ("SWI"). The Company has grown significantly, primarily through these strategic acquisitions and the placement of Packaged Ice Systems. The Packaged Ice System, which is typically installed in supermarkets, provides the Company with several competitive advantages, including substantially higher margins, reduced production and distribution costs and superior product quality. The Company has fourteen traditional ice manufacturing facilities serving over 11,000 customer locations and, at December 31, 1996, had an installed base of 730 Packaged Ice Systems located primarily in Albertsons, Kroger, HEB Pantry, Wal-Mart Supercenters, Super K-Mart stores, and supermarkets affiliated with Fleming Companies. Management believes that the Company is the second largest packaged ice company in the United States with pro forma revenues and earnings before interest, income taxes, depreciation and amortization ("EBITDA") for
fiscal 1996 of $26.2 million and $4.6 million, respectively.   See "Unaudited
Pro Forma Combined Condensed Financial Statements," and "Selected Historical and Unaudited Pro Forma Combined Financial Data."

THE INDUSTRY

           Management estimates that the packaged ice industry has grown by approximately 3% per annum during the past ten years to over $2.4 billion in wholesale revenues in 1996. The packaged ice industry is highly seasonal, but on a year-to-year basis remains stable, generally only affected by excessive mild weather or rain within a region. The industry has historically been characterized as highly fragmented with over 3,000 companies, consisting primarily of "mom and pop" packaged ice companies, many of which are undercapitalized. Management believes that the six largest ice manufacturers in the southern and western U.S. account for approximately 6% of wholesale revenues with the Company's largest competitor accounting for less than 3% of the market. Traditional ice manufacturers produce and package ice at centrally-located facilities and distribute to a limited market radius of approximately 100 miles, mainly due to high shipping and product distribution costs. Efficient distribution and customer concentration are important, as transportation is a high cost component in the price of manufactured ice within a traditional ice delivery system. It is difficult to ensure prompt and reliable delivery during peak seasonal months in large markets with traditional ice delivery systems. As a result, the ice business is primarily a regional service business. Management believes that significant acquisition opportunities exist for those service-oriented companies with superior ice delivery systems and significant capital resources.

PACKAGED ICE SYSTEM

           In 1994, the Company completed the development of its proprietary system that utilizes state-of-the-art technology to produce, package and store ice directly at customer locations. The Packaged Ice System consists of standard Hoshizaki America, Inc. ("Hoshizaki") ice cubers, an ice merchandiser built to the Company's specifications by Beverage Air Corporation ("Beverage Air") and a bagging machine, the heart of the Packaged Ice System, manufactured by Lancer Corporation ("Lancer"), a shareholder of the Company, under an exclusive equipment manufacturing agreement. Lancer is an engineering and manufacturing company that is a primary vendor of fountain soft drink dispensing machines for CocaCola, Inc. The majority of bags used in the Packaged Ice System are manufactured to the Company's specifications by Arrow Industries, Inc. ("Arrow"), a subsidiary of ConAgra Corporation. The Packaged Ice System is capable of producing up to 40,000 bags of ice per year and is most frequently used in large supermarkets. The latest generation of the Packaged Ice System is equipped with remote communication capability which allows the Company's national service center to track production, monitor the systems, and diagnose and correct system errors through the use of a central processing unit. The Packaged Ice Systems are serviced by trained representatives and are designed to provide a high degree of reliability and serviceability through the use of interchangeable parts and a durable, stainless steel cabinet. To guard against product contamination and satisfy consumer demand for high quality, sanitary ice, the Packaged Ice System was engineered to meet all specifications delineated by the National Sanitation Foundation ("NSF") for ice production and contains a patented automatic sanitizing system. In addition, the Packaged Ice System is U.L. approved. The Company began development of the Packaged Ice System in 1990, and experienced cumulative losses from continuing operations of $1.4 million during the first four years, which were devoted primarily to research and development. In addition, management estimates that the Company's strategic partners, Hoshizaki, Lancer and Beverage Air, funded an aggregate of over $3.5 million of the development of the Packaged Ice System.

           The Packaged Ice System, when combined with traditional delivery methods, provides the Company with significant advantages, including (i) higher operating margins, due to significantly reduced production and distribution costs, (ii) a delivery system designed to supply high volume locations and capable of cost-effectively servicing a market in excess of 100 miles from its traditional ice manufacturing facilities, and (iii) the ability to redistribute production from its traditional ice facilities to additional customers as well as satisfy seasonal peak demand at stores with Packaged Ice Systems. In addition, the Packaged Ice System provides numerous advantages to the retailer including (i) providing a continuous supply of ice, and thus reducing the frequency of product shortages typical of traditional ice delivery, (ii) significantly reducing costs associated with delivery and storage at the retail location, (iii) satisfying consumer demand for a higher quality and more sanitary ice than typically found with traditional ice delivery, (iv) effectively managing inventory through computerized production tracking and dedicated technical support, and (v) increasing safety by reducing "slip and fall" accidents. Management believes the Packaged Ice System can significantly lower the price of a fully costed bag of ice to a supermarket as compared to traditional ice delivery. Management believes that the higher margins and quality of the Packaged Ice System has enabled it to quickly gain market acceptance. At March 31, 1997, the Company had an installed base of 776 Packaged Ice Systems, over 90% of which were placed in supermarkets where the Company was not previously the primary source of packaged ice. Management believes that the technology utilized in the Packaged Ice System is unique with five existing and one pending patents covering the bagging device, and that there are significant barriers to entry for new and existing competitors with respect to the development of a competitive and reliable machine that performs the same functions as the Packaged Ice System. See "Risk Factors -- Competition."

BUSINESS STRATEGY

           The Company's strategy is to become a leading consolidator in the packaged ice industry and to maximize its revenues and cash flows by (i) expanding its market presence by leveraging its proprietary ice machine technology, (ii) entering new markets by making strategic acquisitions in the highly fragmented traditional packaged ice industry, and (iii) reducing costs and exploiting economies of scale.

           Expand Market Presence Through Packaged Ice System. Through selective placement of its proprietary Packaged Ice Systems, the Company will continue to reduce transportation, storage and service costs, thereby overcoming traditional geographical constraints inherent to traditional ice delivery. This strategy not only provides significant cost savings to the Company but (i) allows for expansion of its delivery radius beyond that of traditional ice manufacturers, (ii) maximizes sales in existing markets by converting existing traditional ice customers to the Packaged Ice System, thereby freeing-up manufacturing capacity for new customers in the market area, and (iii) optimizes traditional production capacity utilization by reducing ice shortages during peak demand seasons. The Company has expanded its geographic scope by selling ice to major national and regional supermarket chains including Albertsons, Kroger, HEB Pantry and supermarkets affiliated with Fleming Companies, many of whom the Company has successfully convinced to switch from traditional delivery to higher margin Packaged Ice Systems.

           Acquire Traditional Ice Manufacturing Companies in Highly Fragmented Industry. The Company believes that the highly fragmented packaged ice industry contains numerous acquisition opportunities. The Company's acquisition strategy is to target well-managed, traditional ice producers with favorable demographics and significant customer bases in both new and current market areas. This acquisition strategy is designed to allow the Company to gain market share quickly and efficiently, provide for additional distribution channels through which to place Packaged Ice Systems, and achieve greater economies of scale. In determining which businesses may be suitable acquisition candidates, management conducts demographic and competitive analyses and performs comprehensive due diligence on the target's facilities, management, existing customer base, and growth opportunities.

           Reduce Costs and Exploit Economies of Scale. The Company will continue to seek reductions in operating costs and working capital requirements in its existing operations, as well as in its future acquisitions, by (i) closing or combining less efficient or redundant manufacturing and distribution facilities, (ii) managing vendor relationships to ensure a high level of responsiveness and favorable pricing, (iii) increasing market concentration of Packaged Ice Systems to improve merchandising and servicing efficiencies, and
(iv) consolidating certain administrative and selling functions to eliminate redundancies and excess costs. Since the Company is focusing its acquisition efforts on related businesses, it anticipates that the customer base of any acquired business will be similar to its own and therefore administrative areas such as management information systems, accounting systems and customer support may be consolidated.

           The Company believes that it is well-positioned to execute its business strategy given the depth, experience and ability of its management team. The Company's executive officers are led by James F. Stuart, Chairman and Chief Executive Officer, who founded Packaged Ice in 1990, and who has twelve years of industry experience. Mr. Stuart is chiefly responsible for the development of the Packaged Ice System. Other key management personnel are A.J. Lewis III, President and Chief Operating Officer, and Steven P. Rosenberg, Vice Chairman. Management (including shares attributable to directors serving at the direction of certain investors) holds a 48% fully diluted equity interest in the Company. The Company's shareholder group also includes Norwest Equity Partners V ("Norwest"), a partnership managed by Norwest Venture Capital Management, Inc., a venture capital firm with over $1 billion under management. Norwest is the Company's largest shareholder and maintains board representation.

                                THE ACQUISITIONS

           On April 17, 1997, Packaged Ice acquired SWI, Mission, and STPI (collectively, the "Acquisitions"). SWI serves over 5,100 customer locations in Arizona, California, New Mexico, Tennessee and Texas. STPI and Mission (previously under common ownership) serve over 5,400 customer locations in South Texas. The aggregate consideration paid by Packaged Ice for the Acquisitions was approximately $29.2 million, consisting of approximately $6.9 million payable in cash, $13.1 million in repayment of sellers' debt, and $9.6 million payable in shares of Common Stock.


                   THE PRIVATE PLACEMENT AND USE OF PROCEEDS

           The Old Notes were sold by the Company on April 17, 1997 to the Initial Purchaser and were thereupon offered and sold by the Initial Purchaser only to certain qualified buyers. The $48 million net proceeds received by the Company in connection with the sale of the Old Notes and warrants (the "Warrants") to purchase an aggregate of 511,885 shares of the Company's $.01 per value common stock ("Common Stock") were used to finance the cash portion of the purchase price for the Acquisitions and certain related expenses, to repay outstanding indebtedness, make capital expenditures and provide working capital for the Company. The Warrants have an exercise price of $.01 per share, and are exercisable at any time prior to the maturity date of the Notes. The Warrants are not being registered in the Exchange Offer, but are subject to a registration rights agreement. See "Private Placement," "Capitalization" and "Description of Capital Stock and Warrants."

                               THE EXCHANGE OFFER

           The Exchange Offer relates to the exchange of up to $50,000,000 principal amount of Exchange Notes for up to $50,000,000 principal amount of Old Notes. The form and terms of the Exchange Notes are identical in all material respects to the form and terms of the Old Notes except that the Exchange Notes have been registered under the Securities Act and will not contain certain transfer restrictions and hence are not entitled to registration rights with respect to the Exchange Notes. The Exchange Notes will evidence the same debt as the Old Notes and will be issued under and be entitled to the benefits of the Indenture governing the Old Notes. See "Description of Notes."

The Exchange Offer            Pursuant to a registration rights agreement (the
                              "Registration Rights Agreement") by and among the Company, the Subsidiary Guarantors and the Initial Purchaser, the Company agreed to (i) file a registration statement with the Commission (the
                              "Exchange Offer Registration Statement") with respect to an offer to exchange the Notes (the
                              "Exchange Offer") for senior debt securities of the Company with terms substantially identical to the Notes (the "Exchange Notes") (except that the
                              Exchange Notes generally will not contain terms with respect to transfer restrictions) within 60 days after the date of original issuance of the Notes and (ii) use its best efforts to cause such registration statement to become effective under the Securities Act within 120 days after such issue date. The Registration Statement of which this Prospectus is a part constitutes such Exchange Offer Registration Statement. In the event that applicable law or interpretations of the staff of the Commission do not permit the Company to effect the Exchange Offer, or if certain holders of the Notes notify the Company that they are not permitted to participate in, or would not receive freely tradeable Notes pursuant to, the Exchange Offer, the Company will use its best efforts to cause to become effective a registration statement (the "Shelf Registration
                              Statement") with respect to the resale of the Notes and to keep the Shelf Registration
                              Statement effective until three years after the date of original issuance of the Notes. The interest rate on the Old Notes is subject to increase under certain circumstances if the Company is not in compliance with its obligations under the Registration Rights Agreement. See
                              "Registration Rights; Additional Interest."

                              Each $1,000 principal amount of Exchange Notes will be issued in exchange for each $1,000 principal amount of outstanding Old Notes. As of the date hereof, $50,000,000 principal amount of Old Notes are issued and outstanding. The Company will issue the Exchange Notes to tendering holders of Old Notes on or promptly after the Expiration Date.

Resale The Company believes that the Exchange Notes issued pursuant to the Exchange Offer generally will be freely transferable by the holders thereof without registration or any prospectus delivery requirement under the Securities Act. See "The Exchange Offer -- General" and "Plan of Distribution."

                              The Old Notes were not registered under the Securities Act and unless so registered may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. See "Transfer Restrictions on the Old Notes".

Expiration Date               5:00 p.m., New York City time, on _______, 1997,
                              unless the Exchange Offer is extended, in which case the term "Expiration Date" means the latest date to which the Exchange Offer is extended. See
                              "The Exchange Offer -- Expiration Date;
                              Extensions; Amendments."


Procedures for Tendering
Old Notes                     Each holder of Old Notes wishing to accept the
                              Exchange Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with the Old Notes to be exchanged and any other required documentation to the Exchange
                              Agent at the address set forth herein and therein or effect a tender of Old Notes pursuant to the procedures for book-entry transfer as provided for herein. See "The Exchange Offer -- Procedures for Tendering."

Special Procedures for
Beneficial Holders            Any beneficial holder whose Old Notes are
                              registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender in the Exchange Offer should contact such registered holder promptly and instruct such registered holder to tender on beneficial holder's behalf. If such beneficial holder wishes to tender directly, such beneficial holder must, prior to completing and executing the Letter of Transmittal and delivering the Old
                              Notes, either make appropriate arrangements to register ownership of the Old Notes in such holder's name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.
                              See "The Exchange Offer -- Procedures for
                              Tendering."

Guaranteed Delivery
Procedures                    Holders of Old Notes who wish to tender
                              their Old Notes and whose Old Notes are not immediately available or who cannot deliver their Old Notes and a properly completed Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date, or who cannot complete the procedure for book-entry transfer on a timely basis, must tender their Old Notes according to the guaranteed delivery procedures set forth in "The Exchange Offer -- Guaranteed
                              Delivery Procedures."

Withdrawal Rights             Tenders of Old Notes may be withdrawn at any time
                              prior to 5:00 p.m., New York City time, on the business day prior to the Expiration Date, unless previously accepted for exchange. See "The
                              Exchange Offer -- Withdrawal of Tenders."

Termination of the
Exchange Offer                The Company may terminate the Exchange Offer if
                              it determines that the Exchange Offer violates any applicable law or interpretation of the staff of the SEC. Holders of Old Notes will have certain rights against the Company under the Registration Rights Agreement should the Company fail to consummate the Exchange Offer. See "The
                              Exchange Offer -- Termination" and "Registration
                              Rights; Additional Interest."

Acceptance of Old Notes and
Delivery of Exchange Notes    Subject to certain conditions (as summarized
                              above in "Termination of the Exchange Offer" and described more fully in "The Exchange Offer --
                              Termination"), the Company will accept for exchange any and all Old Notes which are properly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date.
                              The Exchange Notes issued pursuant to the Exchange Offer will be delivered promptly following the Expiration Date. See "The Exchange
                              Offer -- General."

Exchange Agent                U.S. Trust Company of Texas, N.A. is serving as
                              exchange agent (the "Exchange Agent") in connection with the Exchange Offer. The mailing and hand delivery address of the Exchange Agent is: U.S. Trust Company of Texas, N.A., Attention:
                              Corporate Trust Department, 2001 Ross Avenue,
                              27th Floor, Dallas TX 75201. For information with respect to the Exchange Offer, the telephone number for the Exchange Agent is (214) 754-1303 and the facsimile number for the Exchange Agent is (214) 754-1255. See "The Exchange Offer --
                              Exchange Agent."

Use of Proceeds               There will be no cash proceeds payable to the
                              Company from the issuance of the Exchange Notes pursuant to the Exchange Offer. See "Use of Proceeds." For a discussion of the use of the net proceeds received by the Company from the sale of the Old Notes, see "Private Placement."

                               TERMS OF THE NOTES

Notes Outstanding             $50 million principal amount of 12% Senior Notes
due 2004.

Maturity Date                 April 15, 2004.

Interest Rate and
Payment Dates                 The Notes will bear interest at the rate of 12%
                              per annum.  Interest will accrue from the Issue
                              Date and will be payable semi-annually on April
                              15 and October 15 of each year, commencing on October 15, 1997.

                              Holders of Exchange Notes of record on October 1, 1997 will receive interest on October 15, 1997 from the date of issuance of the Exchange Notes, plus an amount equal to the accrued interest on the Old Notes from the date of issuance of the Old Notes, April 17, 1997, to the date of exchange thereof. Consequently, assuming the Exchange Offer is consummated prior to the record date in respect of the October 15, 1997 interest payment for the Old Notes, holders who exchange their Old Notes for Exchange Notes will receive the same interest payment on October 15, 1997 that they would have received had they not accepted the Exchange Offer. Interest on the Old Notes accepted for exchange will cease to accrue upon issuance of the Exchange Notes. See "The Exchange Offer -- Interest on the Exchange Notes."

Optional Redemption           The Notes will be redeemable, in whole or in
                              part, at the option of the Company at any time on or after April 15, 2001 at the redemption prices set forth herein, plus accrued and unpaid interest thereon, if any, to the redemption date.
                              In addition, prior to April 15, 2000, up to an aggregate of $17.5 million in principal amount of the Notes are redeemable at the option of the Company, in whole or in part, from time to time, at 112% of the principal amount thereof, plus accrued and unpaid interest thereon to the redemption date, with the net proceeds of a Public Equity Offering provided that at least
                              $32.5 million in aggregate principal amount of Notes remains outstanding immediately after such redemption. See "Description of Notes --
                              Optional Redemption."

Change of Control             In the event of a Change of Control, the Company
                              will be required, subject to certain conditions, to make an offer to purchase all of the Notes at 101% of the principal amount thereof, plus accrued and unpaid interest thereon to the date of purchase. See "Description of Notes -- Change of Control."

Ranking and Guarantees        The Notes will be senior unsecured obligations of
                              the Company that will rank senior in right of payment to all Subordinated Indebtedness (as defined) of the Company. The Notes will rank pari passu in right of payment to all existing and future senior Indebtedness (as defined) of the Company. The Notes will be unconditionally guaranteed on a senior basis by each of the Company's Subsidiary Guarantors. The guarantee of each such Subsidiary Guarantor will rank pari passu in right of payment to all existing and future senior Indebtedness of such Subsidiary
                              Guarantor. The Notes are unsecured, and holders of secured Indebtedness of the Company, including the Senior Credit Facility, will effectively rank prior to Holders of the Notes with respect to the assets securing such Indebtedness. The Indenture will permit the Company and its subsidiaries to incur additional indebtedness under certain circumstances. See "Description of Notes --
                              Ranking and Guarantees" and "Description of Senior Credit Facility."

Certain Covenants             The Indenture will contain certain covenants
                              that, among other things, limit the ability of the Company and its Subsidiaries to pay dividends or make distributions with respect to the Company's capital stock or make certain other restricted payments, to incur Indebtedness, to create liens, to issue preferred or other capital stock of subsidiaries, to sell assets, to permit restrictions on dividends and other payments by subsidiaries to the Company, to consolidate, merge or sell all or substantially all of its assets, to engage in transactions with affiliates, or to engage in certain businesses.
                              See "Description of Notes -- Certain Covenants."

Original Issue Discount       The Notes will be issued with original issue
                              discount for federal income tax purposes.  See
                              "Certain Federal Income Tax Considerations."


     For additional information regarding the Notes, see "Description of Notes."

                                  RISK FACTORS

           An investment in the Units involves certain risks that should be considered by a potential investor. See "Risk Factors."

      SUMMARY HISTORICAL AND UNAUDITED PRO FORMA COMBINED FINANCIAL DATA
          (in thousands, except per share, ratio and percentage data)

           The following sets forth the summary historical financial data derived from the audited financial statements of Packaged Ice as of and for the three years ended December 31, 1996 and contains summary historical financial data derived from the unaudited financial statements of Packaged Ice for the three months ended March 31, 1996 and 1997. The unaudited financial statements of Packaged Ice as of and for the three months ended March 31, 1996 and 1997 reflect all adjustments necessary in the opinion of management (consisting only of normal recurring adjustments), for a fair presentation of such data. The unaudited pro forma combined financial data for the year ended December 31, 1996 and as of and for the three months ended March 31, 1997 reflects operating and other financial data as if (i) the Acquisitions and (ii) the issuance of the Old Notes and Warrants and the application of the proceeds therefrom, had occurred at January 1, 1996 and 1997, respectively; and reflects balance sheet data as if the transactions in (i) and (ii) had occurred at March 31, 1997. The unaudited pro forma financial data should not be considered indicative of actual results that would have been achieved had the Acquisitions been consummated on the dates or for the periods indicated and do not purport to indicate results of operations as of any future date or any future period. The following information should be read in conjunction with the Consolidated Financial Statements of Packaged Ice, including the Notes thereto, "Unaudited Pro Forma Combined Condensed Financial Statements" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere herein.

                                                YEAR ENDED DECEMBER 31,                          THREE MONTHS ENDED MARCH 31,
                                 --------------------------------------------------------    -------------------------------------
                                                                                                                         UNAUDITED
                                                                                UNAUDITED                                PRO FORMA
                                                                                PRO FORMA                                COMBINED
                                                                                COMBINED      MARCH 31      MARCH 31     MARCH 31
                                    1994           1995           1996           1996(4)        1996          1997       1997(4)
                                 ----------     ----------     ----------       ---------    ----------    ----------   ---------
OPERATING DATA:
  Revenues                       $      784     $    2,830     $    4,427     $   26,182     $      650    $      846   $    4,051
  Cost of goods sold                    352          1,251          2,035         15,892            325           460        3,049
  Gross profit                          432          1,579          2,392         10,290            325           386        1,002
  Operating expenses(1)                 974          1,515          1,981          5,792            410           575        1,485
  Depreciation and amortization         224            751          1,456          4,517            350           479        1,272
  Interest expense                       25             76            130          7,534             10            85        1,807
  Other income                           69             75            185            103             17           161          187
  Loss from continuing
    operations                         (722)          (688)          (990)        (7,450)          (428)         (592)      (3,375)

OTHER FINANCIAL DATA:
  EBIT(2)                        $     (697)    $     (612)    $     (860)    $       84           (418)         (507)      (1,568)
  EBITDA(2)                            (473)           139            596          4,601            (68)          (28)        (296)
  Capital expenditures                2,999          2,717          5,745          8,006            711         1,354        1,639
  Revenue growth                      405.8%         261.0%          56.4%            --             --            --          --
  Gross margin                         55.1%          55.8%          54.0%          39.3%          50.0%         45.6%        24.7%
  EBIT margin                         (88.9%)        (21.6%)        (19.4%)          0.3%         (64.3)%       (59.9)%      (38.7)%
  EBITDA margin                       (60.3%)          4.9%          13.5%          17.6%         (10.5)%        (3.3)%       (7.3)%
  Ratio of earnings to fixed
    charges(3)                          N/A            N/A            N/A           0.01x            N/A           N/A        N/A

SUPPLEMENTAL DATA:
  Loss per share of
    common stock                 $    (0.28)    $    (0.26)    $    (0.35)    $    (2.15)    $    (0.15)   $    (0.21)  $    (0.97)
  Weighted average
    shares outstanding            2,614,681      2,682,261      2,826,371      3,466,228      2,826,371     2,828,085    3,467,942

BALANCE SHEET DATA:
  Cash and equivalents           $      812     $    1,033     $      170                                  $      279   $   21,971
  Working capital (deficiency)          639            696         (1,228)                                     (2,610)      20,917
  Total assets                        5,513          8,050         11,523                                      12,922       77,005
  Total long-term debt                  566            211          3,582                                       3,075       50,000
  Total shareholders' equity          4,427          7,051          6,065                                       6,244       22,529

(1)  Excludes depreciation and amortization.

(2) EBITDA represents earnings before interest, income taxes, depreciation and amortization. EBIT represents earnings before interest and income taxes. The Company has included EBITDA and EBIT data (which are not measures of financial performance under generally accepted accounting principles) because it understands such data are used by certain investors to determine a company's historical ability to service its indebtedness. EBITDA and EBIT should not be considered by an investor as alternatives to net income, as indicators of the Company's operating performance or as alternatives to cash flow as measures of liquidity.

(3) For purposes of determining the ratio of earnings to fixed charges, earnings are defined as earnings from continuing operations before income taxes and fixed charges. Fixed charges consist of interest expense. Earnings were not sufficient during each fiscal year, quarter and pro forma period presented to cover fixed charges. The deficiencies were $722,000 in 1994, $688,000 in 1995, $990,000 in 1996, $7,450,000 for pro forma combined 1996, $428,000 and
     $592,000 for the three months ended March 31, 1996 and 1997, respectively, and $3,375,000 for the pro forma combined three months ended March 31, 1997.

(4) Pro forma to reflect the Acquisitions as if they had each occurred at January 1, 1996 and 1997, respectively, for the operating data and at March 31, 1997 for the balance sheet data. See "Unaudited Pro Forma Combined Condensed Financial Statements."

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

         This Prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act") which represent the Company's expectations and beliefs concerning future events that involve risks and uncertainties, including those associated with the effects of national and regional economic conditions. Investors are cautioned that all forward-looking statements involve risks and uncertainty. Discussions containing such forward-looking statements may be found in the material set forth under "Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations --Liquidity and Capital Resources," "Unaudited Pro Forma Combined Condensed Financial Statements," "Business" and "Description of Notes," as well as elsewhere herein. Actual results may differ materially from those projected in the forward-looking statements. Although the Company believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements included in this Prospectus will prove to be accurate. Important factors that could cause actual results to differ materially from the Company's expectations are disclosed in this Prospectus. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved. The reader should note that initial public offerings are excluded from Section 27A of the Securities Act and Section 21E of the Exchange Act.


                                  RISK FACTORS

         The Securities offered hereby involve a high degree of risk. Prospective purchasers should carefully consider the following factors, together with other information contained herein, before purchasing the Securities offered hereby.

SUBSTANTIAL LEVERAGE AND ABILITY TO SERVICE DEBT

         The Company is highly leveraged, with substantial debt service in addition to operating expenses and planned capital expenditures. At March 31, 1997, after giving pro forma effect to the Acquisitions and the sale of the Notes, the total non-subordinated Indebtedness of the Company would have been approximately $50.0 million, excluding unamortized debt issue costs. The Indenture will permit the Company to incur up to $15.0 million of additional Indebtedness, or a greater amount depending on the Company's Consolidated Fixed Charge Coverage Ratio (as defined), up to $37.5 million of which may be secured. See "-- Senior Credit Facility; Effective Subordination," "Description of Senior Credit Facility," and "Description of Notes -- Certain Covenants."

         The Company has historically operated at substantially lower levels of debt than will be outstanding after giving effect to the foregoing transactions. The Company's level of indebtedness will have several important effects on its future operations, including, without limitation, (i) a substantial portion of the Company's cash flow from operations must be dedicated to the payment of interest and principal on its indebtedness, (ii) covenants contained in the Company's Indenture or the Senior Credit Facility will require the Company to meet certain financial tests, and other restrictions will limit its ability to borrow additional funds or to dispose of assets, and may affect the Company's flexibility in planning for, and reacting to, changes in its business, including possible acquisition activities, (iii) the Company's leveraged position will substantially increase its vulnerability to adverse changes in general economic, industry and competitive conditions, and (iv) the Company's ability to obtain additional financing for working capital, capital expenditures, acquisitions, general corporate and other purposes may be limited. The Company's ability to meet its debt service obligations and to reduce its total indebtedness will be dependent upon the Company's future performance, which will be subject to general economic, industry and competitive conditions. There can be no assurance that the Company's business will continue to generate cash flow at or above current levels. If the Company is unable to generate sufficient cash flow from operations in the future to service its debt, it may be required, among other things, to seek additional financing in the debt or equity markets, to refinance or restructure all or a portion of its indebtedness, including the Notes, to sell selected assets, or to reduce or delay planned capital expenditures. There can be no assurance that any such measures would be sufficient to enable the Company to service its debt, or that any of these measures could be effected on satisfactory terms, if at all.

SENIOR CREDIT FACILITY; EFFECTIVE SUBORDINATION

         The Company anticipates entering into a Senior Credit Facility to provide additional liquidity. The Company has received a binding commitment from Frost National Bank, San Antonio, Texas and Zion National Bank, Salt Lake City for a senior credit facility of up to $20 million. If the Company is unable to obtain the Senior Credit Facility, it may be required to postpone and/or change significant elements of its business strategy. The terms of the Senior Credit Facility will require a pledge of substantially all of the assets of the Company and the Subsidiary Guarantors. Accordingly, the Notes and Subsidiary Guarantees will be effectively subordinated to the extent of the collateral used to secure such bank indebtedness. In the event of a default on the Notes, or a bankruptcy, liquidation or reorganization of the Company, such assets will be available to satisfy obligations with respect to the indebtedness secured thereby before any payment therefrom could be made on the Notes. See

"Description of Senior Credit Facility."

COMPETITION

         The packaged ice business is highly competitive. The Company faces a number of competitors in the packaged ice business, including other ice manufacturers, convenience and grocery retailers that operate captive commercial ice plants, and retailers that manufacture and package ice at store locations. Competition exists primarily on a regional basis, with service, price and quality as the principal competitive factors. Certain of the Company's competitors have greater financial resources than the Company, which may enable them to compete more effectively on the basis of price and to better withstand industry downturns. A significant increase in the utilization of captive commercial ice plants, on-site manufacturing and packaging by operators of large retail chains served by the Company, or the successful introduction by a competitor of a machine which duplicates the function of the Packaged Ice System could have a material adverse effect on the Company's operations. See "Business -- Packaged Ice System" and "Business -- Competition."

RISKS ASSOCIATED WITH THE ACQUISITIONS

         The Acquisitions will require the Company to integrate and manage businesses that are related to, but substantially different from, Packaged Ice's traditional business of marketing and servicing Packaged Ice Systems. While the Company has retained key members of management from each of SWI and Mission, no assurance can be given that the Company will be successful in managing and incorporating such businesses into its existing operations or that such activities will not require a disproportionate amount of management's attention. The Company's failure to successfully incorporate the acquired businesses into its existing operations, or the occurrence of unexpected costs or liabilities in the acquired businesses, could have a material adverse effect on the Company. See "The Acquisitions."

SUBSTANTIAL NET OPERATING LOSSES

         Packaged Ice has incurred substantial net operating losses since its inception. At December 31, 1996, Packaged Ice had an accumulated deficit since inception of $3,096,643. Such deficits reflect the cost of developmental and other start-up activities, including the industrial design, development and marketing of the Packaged Ice Systems. The Company also anticipates that it will incur net operating losses during 1997, primarily as a result of the increased interest expense associated with the Notes. While management believes that it has developed a plan of operations that when combined with the Acquisitions, if successfully implemented, should permit the Company to achieve and sustain profitable operations, no assurance can be given that the Company's operations will be profitable in the future.

DEPENDENCE ON MANUFACTURERS

         The Company's proprietary bagging device is manufactured by Lancer under an exclusive original equipment manufacturing agreement ("OEM Agreement"). The bagging device is highly technical in nature and there can be no assurance that the Company would be able to locate, on a timely basis or at all, alternative sources of supply for the bagging device if Lancer was unable to meet its obligations under the OEM Agreement. The inability to locate such alternative sources of supply would likely have a material adverse effect on the Company's business and financial condition.

EFFECTS OF INFLATION; RAW MATERIALS

         Inflation has not had a significant effect on the operations of the Company. However, in the event of increases in inflation or commodity prices from recent levels, the Company could experience sudden and significant increases in the cost of plastic bags, fuel, or utilities such as water and electricity. The Company may be unable to pass these increases on to its customers. The Company uses large quantities of plastic bags. Historically, market prices for plastic bags have fluctuated in response to a number of factors, including changes in polyethylene prices. The Company historically has not attempted to pass through changes in the price of plastic bags, therefore a large, abrupt change in the price of plastic bags could have a material adverse effect on the Company's operating margins, although such adverse effects historically have been temporary. There can be no assurance that significant changes in plastic bag, electricity, fuel or other commodity prices would not have a material adverse effect on the Company's business, results of operations and debt service capabilities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

RISK OF PRODUCT LIABILITY

         The Company is subject to the inherent business risk of product liability claims and adverse publicity in the event that any of its products are alleged to have resulted in adverse effects to a user of such products. The Company presently carries product liability insurance that management believes is adequate under the Company's current circumstances, although there can be no assurance that such circumstances will not change and that such insurance will remain available at reasonable costs, if at all. In the event of an inadequately insured product liability claim, the Company's business and financial condition could be materially adversely affected.

LIMITED PATENT PROTECTION

         Other than patents which it owns or licenses on its bagging device, the Company currently does not have patents relating to its products. While the Company views the patents relating to the bagging device as important to the value of the Packaged Ice System as a whole, there can be no assurance that any issued patent will provide the Company with a meaningful competitive advantage, that competitors will not design alternatives to reduce or eliminate the benefits of any issued patent, or that challenges will not be instituted against the validity or enforceability of these patents. Other companies may obtain patents claiming products or processes that are necessary for, or useful to, the development of the Company's products, in which event the Company may be required to obtain licenses for patents or for proprietary technology in order to develop, manufacture or market its products. There can be no assurance that the Company would be able to obtain such licenses on commercially reasonable terms, if at all.

         It is the Company's practice to protect certain of its proprietary materials and processes by relying on trade secret laws and non-disclosure and confidentiality agreements. There can be no assurance that confidentiality or trade secrets will be maintained or that others will not independently develop or obtain access to such materials or processes.

POSSIBLE CONFLICTS OF INTEREST; RELATED TRANSACTIONS

         The Company and certain of its officers and directors are parties to certain transactions with the Company and have a number of potential conflicts of interest concerning the Acquisitions, the Company's facilities, and other matters relating to their respective businesses. In particular, the Company's President and Chief Operating Officer and shareholder, A. J. Lewis III, will lease real property and improvements to the Company and is the owner of one of the Company's primary vendors, Southwest Texas Equipment Distributors, Inc., which supplies ice cubers to the Company. In addition, a director of the Company, Robert G. Miller, leases real property and improvements to SWI. See "Certain Relationships and Related Transactions."

POTENTIAL LIMITATIONS ON EXPANSION, CAPITAL CONSTRAINTS

         The Company's strategy is to continue to expand its ice manufacturing and distribution business primarily through placement of Packaged Ice Systems in suitable locations, acquisitions of strong regional operators in new markets, and consolidating or making acquisitions in its existing markets. The Company will evaluate specific acquisition opportunities based on market conditions and economic factors existing at the time and intends to pursue favorable opportunities as they arise. The Company may encounter increased competition for acquisitions in the future, which could result in acquisition prices or terms that the Company does not consider acceptable. There can be no assurance that the Company will find suitable acquisition candidates at acceptable prices and terms or succeed in integrating any acquired business into the Company's existing business or in retaining key customers of acquired businesses. There can also be no assurance that the Company will have sufficient available capital resources to realize its acquisition and growth strategy. See "-- Substantial Leverage and Ability to Service Debt," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Business Strategy."

SEASONALITY OF ICE BUSINESS

         The Company's ice business is seasonal, with its highest sales occurring during the second and third calendar quarters. In 1996, the Company recorded an average of approximately 66% of its annual net sales of ice during these two quarters. Because the Company's operating results depend significantly on sales during its peak season, adverse weather during this season (such as an unusually mild or rainy period) could have a disproportionate impact on the Company's operating results for the full year. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- General Economic Trends and Seasonality."

DEPENDENCE ON KEY PERSONNEL

         The future success of the Company's business operations is dependent in part on the efforts and skills of certain key members of management, including James F. Stuart, Chairman and Chief Executive Officer, A. J. Lewis III, President and Chief Operating Officer and Steven P. Rosenberg, Vice Chairman. The loss of any of its key members of management could have an adverse effect on the Company. The Company maintains $2.0 million of key-man life insurance on James F. Stuart. The success of the Company will also depend in part upon the Company's ability to find, hire and retain additional key management personnel, including senior management, who are also being sought by other businesses. See "Management."

RESTRICTIONS IMPOSED BY LENDERS

         Each of the Indenture and Senior Credit Facility will contain a number of covenants that will restrict the ability of the Company to dispose of assets, merge or consolidate with another entity, incur additional indebtedness, create liens, make capital expenditures or other investments or acquisitions and otherwise restrict corporate activities. The ability of the Company to comply with such provisions may be affected by events that are beyond the Company's control.
The breach of any of these covenants could result in a default under the Indenture or the Senior Credit Facility, and the terms of the Company's Indebtedness would permit the holders of the Notes and/or the lenders under the Senior Credit Facility, as the case may be, to declare all amounts borrowed thereunder to be due and payable, together with accrued and unpaid interest.
If the Company were unable to repay its indebtedness to its lender under the Senior Credit Facility, such lender could proceed against any and all collateral securing such indebtedness. In addition, as a result of these covenants, the ability of the Company to respond to changing business and economic conditions and to secure additional financing, if needed, may be significantly restricted, and the Company may be prevented from engaging in transactions that might otherwise be considered beneficial to the Company. See "Description of Notes" and "Description of Senior Credit Facility."

FRAUDULENT CONVEYANCE CONSIDERATIONS

         Various fraudulent conveyance laws enacted for the protection of creditors may apply to the Subsidiary Guarantors' issuance of the Subsidiary Guarantees. To the extent that a court were to find that (x) a Subsidiary Guarantee was incurred by a Subsidiary Guarantor with intent to hinder, delay or defraud any present or future creditor or the Subsidiary Guarantor contemplated insolvency with a design to prefer one or more creditors to the exclusion in whole or in part of others or (y) a Subsidiary Guarantor did not receive fair consideration or reasonably equivalent value for issuing its Subsidiary Guarantee and such Subsidiary Guarantor (i) was insolvent, (ii) was rendered insolvent by reason of the issuance of such Subsidiary Guarantee,
(iii) was engaged or about to engage in a business or transaction for which the remaining assets of such Subsidiary Guarantor constituted unreasonably small capital to carry on its business, or (iv) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, the court could avoid or subordinate such Subsidiary Guarantee in favor of the Subsidiary Guarantor's creditors. Among other things, a legal challenge of a Subsidiary Guarantee on fraudulent conveyance grounds may focus on the benefits, if any, realized by the Subsidiary Guarantor as a result of the Company's issuance of the Notes. The Indenture will contain a savings clause, which generally will limit the obligations of each Subsidiary Guarantor under its Subsidiary Guarantee to the maximum amount as will, after giving effect to all of the liabilities of such Subsidiary Guarantor, result in such obligations not constituting a fraudulent conveyance. To the extent a Subsidiary Guarantee of any Subsidiary Guarantor was avoided or limited as a fraudulent conveyance or held unenforceable for any other reason, holders of the Notes would cease to have any claim against such Subsidiary Guarantor and would be creditors solely of the Company and any Subsidiary Guarantor whose Subsidiary Guarantee was not avoided or held unenforceable. In such event, the claims of the holders of the Notes against the issuer of an invalid Subsidiary Guarantee would be subject to the prior payment of all liabilities (including trade payables) of such Subsidiary Guarantor. There can be no assurance that, after providing for all prior claims, there would be sufficient assets to satisfy the claims of the holders of the Notes relating to any avoided portions of any of the Subsidiary Guarantees.

         The measure of insolvency for purposes of the foregoing considerations will vary depending upon the law applied in any such proceeding. Generally, however, a Subsidiary Guarantor may be considered insolvent either (i) if the sum of its debts, including contingent liabilities, was greater than the fair market value or fair saleable value of all of its assets at a fair valuation or if the present fair market value or fair saleable value of its assets was less than the amount that would be required to pay its total outstanding debts and liabilities including its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature, or (ii) if it is incurring debts beyond its ability to pay as such debts mature. Based upon financial and other information, the Company and the Subsidiary Guarantors believe that the Subsidiary Guarantees are being incurred for proper purposes and in good faith and that the Company and each Subsidiary Guarantor is solvent and will continue to be solvent after issuing its Subsidiary Guarantee, will have sufficient capital for carrying on its business after such issuance and will be able to pay its debts as they mature. There can be no assurance, however, that a court passing on such standards would agree with the Company. See "Description of Notes -- Ranking and Guarantees."

PREFERENTIAL TRANSFER

         The Indenture will require the Restricted Subsidiaries created or acquired after the issue date of the Notes to guarantee the Notes. If bankruptcy or insolvency proceedings were initiated by or against the Company or any Subsidiary Guarantor within 90 days (or, in certain cases, one year) after any such guarantee, or if any such guarantee were made in contemplation of insolvency, such guarantee would be vulnerable to avoidance as a preferential transfer. In addition, a court could require holders of the Notes to return any payments made during the 90-day (or one-year) period.

ENVIRONMENTAL MATTERS

         The Company's ice manufacturing and ice storage operations are subject to federal, state and local environmental laws and regulations. As a result, the Company has the potential to be involved from time to time in administrative or legal proceedings relating to environmental matters. There can be no assurance that the aggregate amount of any environmental liabilities that might be asserted in any such proceeding will not be material. The Company cannot predict the types of environmental laws or regulations that may from time to time be enacted in the future by federal, state or local governments, how existing or future laws or regulations will be interpreted or enforced or what types of environmental conditions may be found to exist at its facilities. The enactment of more stringent laws or regulations or a more strict interpretation of existing laws and regulations may require additional expenditures by the Company, some of which could be material.

         The Company generates and handles certain hazardous substances in connection with the manufacture and storage of packaged ice. The handling and disposal of these substances and wastes is subject to federal, state and local regulations, and site contamination originating from the release or disposal of such substances or wastes can lead to significant liabilities. In addition, certain of the Company's current and former facilities are located in industrial areas and have been in operation for many years. As a consequence, it is possible that historical activities on property currently or formerly owned by the Company or that current or historical activities on neighboring properties have affected properties currently or formerly owned by the Company and that, as a result, additional environmental issues may arise in the future, the precise nature of which the Company cannot now predict. Therefore, the Company may become liable for site contamination at properties currently or formerly owned by the Company. Although such liability has not had a material adverse affect on the financial condition or operating results of the Company in the past, and the Company has no knowledge of claims that could be expected to have a material adverse affect on its financial condition or operations, there can be no assurance that the Company will not incur significant costs in connection with historical handling or disposal of such substances and wastes.

GOVERNMENT REGULATION

         The packaged ice industry is subject to various federal, state and local laws and regulations, which require the Company, among other things, to obtain licenses for its manufacturing plants and machines, to pay annual license and inspection fees, to comply with certain detailed design and quality standards regarding its plants and its Packaged Ice Systems and to continuously control the quality and quantity of its ice. See "Business -- Government Regulation."

LACK OF PUBLIC MARKET FOR THE NOTES; POSSIBLE VOLATILITY OF NOTE PRICE

         The Exchange Notes will constitute a new issue of securities with no established trading market. The Company does not intend to apply for listing of the Exchange Notes on any securities exchange or to seek approval for quotation through any automated quotation system.

         There can be no assurance as to the development or liquidity of any market for the Exchange Notes. If an active market does not develop, the market price and liquidity of the Exchange Notes will be adversely affected.
If such a market were to develop, the Notes could trade at prices that may be higher or lower than their initial offering price depending upon many factors, including prevailing interest rates, the Company's operating results and the markets for similar securities. Although the Initial Purchaser has informed the Company that it currently intends to make a market in the Exchange Notes, the Initial Purchaser is not obligated to do so and any such market-making activity may be discontinued at any time without notice. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the Notes. In addition, such market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act and may be limited during the Exchange Offer and the pendency of the Shelf Registration Statement. See "Registration Rights; Additional Interest."

CONSEQUENCES OF FAILURE TO EXCHANGE

         Untendered Old Notes not exchanged for Exchange Notes pursuant to the Exchange Offer will remain subject to the existing restrictions upon transfer of such Old Notes. See "Transfer Restrictions on Old Notes." Because the Company anticipates that most holders of Old Notes will elect to exchange such Old Notes for Exchange Notes due to the general lack of restrictions on the resale of Exchange Notes under the Securities Act, the Company anticipates that the liquidity of the market for any Old Notes remaining after the consummation of the Exchange Offer may be substantially limited. Additionally, holders (other than Restricted Holders) of any Old Notes not tendered in the Exchange Offer prior to the Expiration Date will not be entitled to require the Company to file the Shelf Registration Statement and the stated interest rate on such Old Notes will remain at its initial level of 12%.

CHANGE OF CONTROL

         In the event of a Change of Control (as defined in the Indenture), the Company may be required to repurchase all of the outstanding Notes at 101% of the principal amount, as the case may be, of the Notes plus any accrued and unpaid interest thereon, and Additional Interest, if any, to the date of repurchase. The exercise by the holders of the Notes of their rights to require the Company to offer to purchase Notes upon a Change of Control could also cause a default under other indebtedness of the Company, even if the Change of Control itself does not, because of the financial effect of such repurchase on the Company. The Company's ability to pay cash to any of the holders of Notes upon a repurchase may be limited by the Company's then existing capital resources. There can be no assurance that in the event of a Change of Control, the Company will have, or will have access to, sufficient funds, or will be contractually permitted under the terms of outstanding indebtedness, to pay the required purchase price for any Notes. See "Description of Notes."

ORIGINAL ISSUE DISCOUNT; POSSIBLE TAX AND OTHER LEGAL CONSEQUENCES FOR HOLDERS OF NOTES AND THE COMPANY

         The Notes will be issued at a substantial discount from their principal amount at maturity. However, an original issue discount (i.e., the difference between the "stated redemption price at maturity" of the Notes and the "issue price" of the Notes) will accrue from the issue date of the Notes and will be included as interest income periodically in a holder's gross income for federal income tax purposes in advance of receipts of the cash payments to which the income is attributable. See "Certain Federal Income Tax Considerations -- Taxation of the Notes -- to the applicable high-yield discount obligation rules, in which case the Company would not be able to deduct the original issue discount attributable to the Notes until paid in cash or property or, in certain circumstances, at all.

         If a bankruptcy case were commenced by or against the Company under the United States Bankruptcy Code after the issuance of the Notes, the claim of a holder of the Notes with respect to the principal amount thereof may be limited to an amount equal to the sum of (i) the initial offering price and
(ii) that portion of the original issue discount that is not deemed to constitute "unmatured interest" for purposes of the United States Bankruptcy Code. Any original issue discount that had not amortized as of the date of any such bankruptcy filing would constitute "unmatured interest" for purposes of the United States Bankruptcy Code.

                                THE ACQUISITIONS


THE SWI ACQUISITION

         On April 17, 1997, Packaged Ice consummated an agreement with SWI to merge SWI into a wholly-owned subsidiary of Packaged Ice (the "SWI Acquisition"). The total consideration for the SWI Acquisition was $18.8 million, consisting of $3.5 million in cash, $9.3 million in repayment of seller debt and $6.0 million in shares of the Company's Common Stock (valued at $10.00 per share) payable to the SWI shareholders.

         SWI operates ice manufacturing facilities in Phoenix, Arizona, Tucson, Arizona, Albuquerque, New Mexico, El Centro, California, Harlingen, Texas, McAllen, Texas, and Memphis, Tennessee, which can produce approximately 995 tons per day, serving approximately 5,100 customer locations. At September 6, 1996, SWI and Packaged Ice entered into a master lease agreement for Packaged Ice Systems, and, at December 31, 1996, had placed 92 Packaged Ice Systems in supermarkets in Arizona and New Mexico. Management anticipates closing the El Centro, California and Albuquerque, New Mexico facilities as part of a strategic plan to achieve greater operating efficiencies.

THE MISSION ACQUISITION

         On April 17, 1997, Packaged Ice entered into agreements with Mission and STPI, both of which are controlled by A.J. Lewis III, the Company's President and Chief Operating Officer and a shareholder, to merge Mission and STPI, respectively, into two wholly-owned subsidiaries of Packaged Ice (the "Mission Acquisition"). The total consideration for the Mission Acquisition is $10.4 million, consisting of $3.4 million in cash, $3.4 million in repayment of seller debt and $3.6 million in shares of the Company's Common Stock (valued at $10.00 per share) payable to shareholders of Mission and STPI.

         Mission operates ice manufacturing facilities in San Antonio, Texas, Corpus Christi, Texas and Gonzales, Texas which can produce approximately 275 tons per day, serving approximately 5,400 customer locations. In addition, STPI owned 83 Packaged Ice Systems and leased five Ice Factory Systems at December 31, 1996, which are strategically located in supermarkets in Mission's trade area. Mission was the first company to combine the Packaged Ice System with traditional ice operations. Management expects to model its future operations on the operations of Mission and STPI.

GENERAL TERMS

         Each of the SWI Acquisition and the Mission Acquisition was structured as a "tax-free" forward subsidiary merger. The merger agreements contain customary representations and warranties, including representations and warranties as to financial statements, liabilities, the absence of material changes in its business, compliance with laws, title to property, contracts, litigation, employee benefit matters, taxes and environmental matters. Five percent of the purchase price paid to shareholders will be held in escrow for one year to protect against breach of the agreements. The merger agreements also require the companies to operate their respective businesses in the ordinary course pending the closing.

                               PRIVATE PLACEMENT

         On April 17, 1997, the Company completed the private sale to the Initial Purchaser of $50,000,000 principal amount of the Old Notes at a price of 96% of the principal amount thereof in a transaction not registered under the Securities Act in reliance upon Section 4(2) of the Securities Act. The Initial Purchasers thereupon offered and resold the Old Notes only to qualified institutional buyers and a limited number of institutional accredited investors at an initial price to such purchasers of 100% of the principal amount thereof. The $48 million net proceeds received by the Company in connection with the sale of the Old Notes were used to finance the cash portion of the purchase price for the Acquisitions and certain related expenses, repay outstanding indebtedness, make capital expenditures and provide working capital for the Company.

                                USE OF PROCEEDS

         The Company will not receive any cash proceeds from the issuance of the Exchange Notes offered hereby. In consideration for issuing the Exchange Notes as contemplated in this Prospectus, the Company will receive in exchange a like principal amount of Old Notes, the terms of which are identical in all material respects to the Exchange Notes. The Old Notes surrendered in exchange for the Exchange Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the Exchange Notes will not result in any change in capitalization of the Company.

                                DIVIDEND POLICY

         The Company has never paid or declared cash dividends on its Common Stock or other securities. The Company currently anticipates that it will retain all of its future earnings, if any, for use in the expansion and operation of its business and does not anticipate paying any cash dividends in the foreseeable future. The Indenture will restrict the Company's ability to pay dividends to the holders of Common Stock. See "Description of Notes."

                                 CAPITALIZATION

         The following table sets forth at March 31, 1997 the actual cash, short-term debt and capitalization of Packaged Ice and the cash, short-term debt and capitalization of the Company as adjusted to give effect to (i) the Acquisitions, (ii) the sale of the Old Notes and Warrants and the application of the net proceeds therefrom (assumed to be $46 million), and (iii) the issuance of $9.6 million of Common Stock in connection with the Acquisitions as if they had each occurred at March 31, 1997. This table should be read in conjunction with the "Unaudited Pro Forma Combined Condensed Financial Statements", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Packaged Ice's Consolidated Financial Statements, including the notes thereto, included elsewhere herein.

                                                                                   AT MARCH 31, 1997
                                                                             -----------------------------
                                                                                ACTUAL      AS ADJUSTED(1)
                                                                             ------------   --------------
                                                                                   ($ IN THOUSANDS)
Cash and equivalents                                                         $        279    $     21,971
                                                                             ============    ============
Current maturities of long-term debt                                         $      1,308    $          0
                                                                             ============    ============
LONG-TERM DEBT:
     Existing bank indebtedness                                              $      3,075    $          0
     Senior Credit Facility                                                             0               0
     Senior Notes due 2004                                                              0          50,000
                                                                             ------------    ------------
              Total long-term debt                                                  3,075          50,000
                                                                             ------------    ------------
SHAREHOLDERS' EQUITY:
     Series A Convertible Preferred Stock, $.01 par
         value; 5,000,000 shares authorized; 450,000
         shares outstanding (historical and as adjusted)                                5               5
     Series B Convertible Preferred Stock, $.01 par
         value; 200,000 shares authorized; 124,831
         shares outstanding                                                             1               1
     Common Stock, $.01 par value; 50,000,000 shares authorized; 2,832,371 shares outstanding (historical) and 3,787,371 shares outstanding
         (as adjusted)                                                                 28              38
     Additional paid-in capital(1)                                                  9,899          26,174
     Retained earnings (deficit)                                                   (3,689)         (3,689)
                                                                             ------------    ------------
              Total shareholders' equity                                            6,244          22,529
                                                                             ------------    ------------
              Total capitalization                                           $      9,319    $     72,529
                                                                             ============    ============

(1) Includes an increase to additional paid-in capital of $6,735,000 related to the estimated fair value ascribed to all warrants issued in connection with the offering of the Old Notes.

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

         The following unaudited pro forma combined condensed financial statements are derived from the historical financial statements of Packaged Ice, SWI, Mission and STPI included elsewhere herein, and certain assumptions deemed appropriate by the Company. The Unaudited Pro Forma Combined Statement of Operations for the year ended December 31, 1996 and the three months ended March 31, 1997 reflects (i) the Acquisitions, including the issuance of 955,000 shares of Common Stock and (ii) the issuance of the Notes and Warrants and the application of the net proceeds therefrom, as if such transactions had occurred on January 1, 1996 and 1997, respectively. The Unaudited Pro Forma Combined Balance Sheet at March 31, 1997 reflects the transactions in (i) and (ii) as if they had occurred at March 31, 1997. Such unaudited pro forma combined condensed financial statements combine (i) the audited operating results for Packaged Ice for the year ended December 31, 1996 and unaudited operating results and balance sheet data for Packaged Ice for the three months ended and at March 31, 1997, (ii) the audited operating results for SWI for the year ended December 31, 1996 and unaudited operating results and balance sheet data for SWI for the three months ended and at March 31, 1997, and (iii) the audited combined operating results for Mission and STPI for the year ended December 31, 1996 and unaudited operating results and combined balance sheet data for Mission and STPI for the three months ended and at March 31, 1997. The Unaudited Pro Forma Combined Condensed Financial Statements should be read in conjunction with the notes thereto, "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the historical financial statements of Packaged Ice, SWI, and the combined Mission and STPI, including the notes thereto, included elsewhere herein.

         The pro forma adjustments to give effect to the various events described above are based upon currently available information and upon certain assumptions that management believes are reasonable. The Acquisitions are accounted for by the Company under the purchase method of accounting and the assets and liabilities of SWI, Mission and STPI are recorded at their estimated fair market values at the date of acquisition. The adjustments included in the Unaudited Pro Forma Combined Condensed Financial Statements reflect the Company's preliminary assumptions and estimates based upon available information. There can be no assurance that the actual adjustments will not vary significantly from the estimated adjustments reflected in the Unaudited Pro Forma Combined Condensed Financial Statements.

         The Unaudited Pro Forma Combined Condensed Financial Statements do not purport to be indicative of the financial position or results of operations that would actually have occurred or that may be obtained in the future if the transactions described had occurred as presented in such statements. In addition, future results may vary significantly from the results reflected in such statements due to general economic conditions, utility prices, labor costs, competition, the Company's ability to successfully integrate the operations of SWI, Mission and STPI with its current business, and several other factors, many of which are beyond the Company's control. See "Risk Factors."

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
                                 MARCH 31, 1997

                                                         HISTORICAL                                           PRO FORMA
                                ------------------------------------------------------------        ----------------------------
                                PACKAGED ICE       MISSION          STPI             SWI            ADJUSTMENTS        COMBINED
                                ------------      ----------     ----------      -----------        -----------      -----------
ASSETS
Current assets:
   Cash and equivalents         $   278,571       $   12,175     $   33,919      $    82,595        $28,442,992 (d)  $21,970,810(k)
                                                                                                     (6,879,442)(e)
   Accounts receivable:
     Trade                          361,250          433,472         87,323        1,379,319           (125,000)(a)    2,136,364
     Affiliates                     223,535          514,551         (1,031)                           (230,477)(a)      506,578
   Inventories                       98,550          125,256         17,450          427,362                             668,618
   Prepaid expenses                  29,877           24,673              0           55,664                             110,214
                                -----------       ----------     ----------      -----------        -----------      -----------
Total current assets                991,783        1,110,127        137,661        1,944,940         21,208,073       25,392,584
Property, net                    10,762,789        3,495,231      1,023,186       10,047,796           (471,543)(e)   24,857,459
Other assets, net                 1,167,104          160,140        109,494          170,202            (36,000)(e)    1,570,940
Unamortized debt issue costs                                                                         10,735,335 (c)   10,735,335
Net assets from
   discontinued
   operations                                        374,282        (61,288)                           (312,994)(e)            0
Goodwill                                                                                             14,448,617 (e)   14,448,617
                                -----------       ----------     ----------      -----------        -----------      -----------
   Total assets                 $12,921,676       $5,139,780     $1,209,053      $12,162,938        $45,571,488      $77,004,935
                                ===========       ==========     ==========      ===========        ===========      ===========

LIABILITIES AND
SHAREHOLDERS' EQUITY
Current liabilities:
   Current portion of
     long-term debt             $ 1,005,484       $1,566,268     $  340,365      $ 1,643,137        $(4,555,254)(d)  $         0
   Accounts payable                 439,057          419,457         77,114        1,168,779           (125,000)(a)    1,979,407
   Payables to affiliates         1,641,791                0        230,477                            (230,477)(a)    1,641,791
   Accrued wages                     94,952                                                                               94,952
   Accrued expenses                 118,855           97,829         20,950          521,669                             759,303
   Notes payable                    302,080           40,000        122,436                0           (464,516)(d)            0
                                -----------       ----------     ----------      -----------        -----------      -----------
     Total current
        liabilities               3,602,219        2,123,554        791,342        3,333,585         (5,375,247)       4,475,453
Long-term debt, net               3,075,310        1,191,009        513,369        7,757,550         50,000,000 (d)   50,000,000
                                                                                                    (12,537,238)(d)
Shareholders' equity:
   Common Stock                      28,324               10          1,250            1,110             (2,370)(e)       37,874
                                                                                                          9,550 (e)
   Preferred Stock,
     Series A                         4,500                                                                                4,500
   Preferred Stock,
     Series B                         1,248                                                                                1,248
   Additional paid-in
     capital                      9,898,897        1,514,513         23,513                          (1,538,026)(e)   26,174,682
                                                                                                      9,540,450 (e)
                                                                                                      6,735,335 (f)
Retained earnings
   (deficit)                     (3,688,822)         310,694       (110,421)       1,070,693         (1,270,966)(e)   (3,688,822)
Treasury stock                                                      (10,000)                             10,000 (e)            0
                                -----------       ----------     ----------      -----------        -----------      -----------
     Total shareholders'
        equity                    6,244,147        1,825,217        (95,658)       1,071,803         13,483,973       22,529,482
                                -----------       ----------     ----------      -----------        -----------      -----------
     Total liabilities
        and shareholders'
        equity                  $12,921,676       $5,139,780     $1,209,053      $12,162,938        $45,571,488      $77,004,935
                                ===========       ==========     ==========      ===========        ===========      ===========

   See notes to unaudited pro forma combined condensed financial statements.

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS


                                               FOR THE YEAR ENDED DECEMBER 31, 1996

                                                          HISTORICAL                                       PRO FORMA
                                ------------------------------------------------------------     ----------------------------
                                PACKAGED ICE       MISSION          STPI            SWI          ADJUSTMENTS       COMBINED
                                ------------      ----------      ---------     ------------     -----------      -----------
Revenues                         $4,426,860       $6,853,645      $ 850,869     $ 14,050,305                      $26,181,679
Cost of goods sold                2,034,828        4,327,267        356,040        9,174,084                       15,892,219
                                 ----------       ----------      ---------     ------------     -----------      -----------
Gross profit                      2,392,032        2,526,378        494,829        4,876,221                       10,289,460
Operating expenses(j)             1,981,278        1,387,837        110,785        2,612,786     $  (165,741)(a)    5,791,945
                                                                                                    (135,000)(g)
Depreciation and
   amortization                   1,455,693          698,136        275,576        1,124,380         963,241 (b)    4,517,026
Interest expense (income)           130,475          182,179         93,932          920,136       6,206,897 (c)    7,533,619
Other income(expense)               184,982           68,448            560           14,682        (165,741)(a)      102,931
                                 ----------       ----------      ---------     ------------     -----------      -----------
Income(loss) before
   income taxes                    (990,432)         326,674         15,096          233,601      (7,035,138)      (7,450,199)
Income taxes                              0                0              0                0               0 (i)            0
                                 ----------       ----------      ---------     ------------     -----------      -----------
Income (loss) from
   continuing operations         $ (990,432)      $  326,674      $  15,096     $    233,601     $(7,035,138)     $(7,450,199)
                                 ==========       ==========      =========     ============     ===========      ===========

Net loss per share               $    (0.35)                                                                      $     (2.15)
                                 ==========                                                                       ===========
Weighted average number
   of common shares
   outstanding                    2,826,371                                                          639,857        3,466,228
                                 ==========                                                      ===========      ===========
SUPPLEMENTARY INFORMATION:
EBITDA(h)                        $  595,736       $1,206,989      $ 384,604     $  2,278,117     $   135,000      $ 4,600,446
                                 ==========       ==========      =========     ============     ===========      ===========



                                             FOR THE THREE MONTHS ENDED MARCH 31, 1997



Revenues                         $  845,732       $  880,409      $ 118,293     $  2,206,840                      $ 4,051,274
Cost of goods sold                  459,780          757,169         56,496        1,775,321                        3,048,766
                                 ----------       ----------      ---------     ------------     -----------      -----------
Gross profit                        385,952          123,240         61,797          431,519                        1,002,508
Operating expenses(1)               574,638          370,067         48,661          680,413     $  (155,186)(a)    1,484,843
                                                                                                     (33,750)(g)
Depreciation and
   amortization                     478,836          180,934         73,204          298,856         240,810 (b)    1,272,640
Interest expense(income)             85,302           61,967         27,767          226,730       1,405,253 (c)    1,807,019
Other income(expense)               160,645            9,489            103          172,086        (155,186)(a)      187,137
                                 ----------       ----------      ---------     ------------     -----------      -----------
Income(loss) before
   income taxes                    (592,179)        (480,239)       (87,732)        (602,394)     (1,612,313)      (3,374,857)
Income taxes                              0                0              0                0               0 (i)            0
                                 ----------       ----------      ---------     ------------     -----------      -----------
Income (loss) from
   continuing operations         $ (592,179)      $ (480,239)     $ (87,732)    $   (602,394)    $(1,612,313)     $(3,374,857)
                                 ==========       ==========      =========     ============     ===========      ===========

Net loss per share               $    (0.21)                                                                      $     (0.97)
                                 ==========                                                                       ===========
Weighted average number
   of common shares
   outstanding                    2,828,085                                                          639,857        3,467,942
                                 ==========                                                      ===========      ===========
SUPPLEMENTARY INFORMATION:
EBITDA(h)                        $  (28,041)      $ (237,338)     $  13,239     $    (76,808)    $    33,750      $  (295,198)
                                 ==========       ==========      =========     ============     ===========      ===========


   See notes to unaudited pro forma combined condensed financial statements.

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

(a) Elimination of intercompany revenues/expenses and related intercompany accounts receivable/payable with respect to equipment leasing and service agreements between Packaged Ice and SWI and/or STPI. Intercompany transactions during the year ended December 31, 1996 and the three months ended March 31, 1997 totaled $165,741 and $155,186, respectively. The related intercompany receivable/payable at December 31, 1996 and March 31, 1997 was $62,000 and $125,000, respectively. Additionally, a $230,477 intercompany receivable/payable between Mission and STPI is eliminated for pro forma purposes.

(b) Amortization of goodwill is calculated using the following assumptions:

         Total goodwill(e)                                    $14,448,617
         15-year estimated life                                        15
                                                              -----------
                  Calculated annual amortization              $   963,241
                                                              ===========

                  Calculated quarterly amortization           $   240,810
                                                              ===========

(c) Interest expense adjustments are as follows:

                                                               Year Ended        Three Months Ended
                                                                12/31/96              3/31/97
                                                               -----------       ------------------
         Offering debt(d)                                      $50,000,000
         Interest rate on Offering debt                              12.00%
                                                               -----------
              Adjustment to 1996 interest expense                6,000,000           $1,500,000
         Less:  Historical interest expense for debt to be
              retired with Offering debt(d)                     (1,326,722)            (401,765)
         Add:  Additional interest on amortization of debt
              issuance costs:
                  Total debt issue costs(1)       $10,735,335
                  Calculated amortization, 7-year life           1,533,619              383,405
                                                               -----------           ----------
         Net adjustment to interest expense                    $ 6,206,897           $1,481,640
                                                               ===========           ==========

         (1) Debt issue costs include (i) $4,000,000, of direct cash expenditures, (ii) $5,388,268 of estimated fair value of the Warrants offered hereby to purchase 511,885 shares of Common Stock, and (iii) $1,347,067 of estimated fair value of the warrants to purchase 127,972 shares of Common Stock issued to the Initial Purchaser as partial consideration for services performed.

(d) Net proceeds from the Offering are calculated using the following assumptions:

         Proceeds from the Offering                                                  $50,000,000
         Less cash used for:
              Debt issue costs(c)                                                      4,000,000
              Historical debt assumed to be retired:
                  Current portion of long-term debt            $ 4,555,254
                  Long-term debt, net                           12,537,238
                  Notes payable                                    464,516
                                                               -----------
                      Total debt retired                                              17,557,008
                                                                                     -----------
                           Net proceeds                                              $28,442,992
                                                                                     ===========

         Proceeds from the debt are based on the Offering of $50,000,000 12% Senior Notes due 2004. The retired debt assumes all historical interest bearing debt is retired effective on the date of acquisition.

(e) The excess of total purchase price over the allocation of fair value to the net assets will be recorded as goodwill, which is calculated and based on the following assumptions:

         Value of Common Stock consideration                                         $ 9,550,000
         Cash consideration                                                            6,879,442
                                                                                     -----------
         Total purchase price                                                        $16,429,442
         Historical net asset value of
              acquired companies(1)(2)                         $2,801,362
         Less net assets of the Acquisitions that will
              not be acquired:
              Net assets of discontinued operations
                  of Mission                                   $ (312,994)
              Certain other assets of Mission                     (36,000)
              Certain net assets of SWI                          (471,543)
                  Net assets acquired                                                  1,980,825
                                                                                     -----------
         Goodwill                                                                    $14,448,617(3)
                                                                                     ===========

(1) In recording the purchase price allocation, all historical equity balances of the acquired companies are eliminated.

(2) The Company has not completed an assessment of the fair value of the net assets to be acquired for purposes of allocating the purchase price. Accordingly, the excess of the purchase price over the net asset value of the acquired companies has been allocated entirely to goodwill. To the extent that such assessments indicate the fair value of fixed assets is in excess of net book value, this excess would be allocated to fixed assets and reduce the goodwill calculated above. Assuming a weighted average depreciable life for fixed assets of five years, every $500,000 allocated to fixed assets, rather than goodwill, would increase pro forma 1996 depreciation and amortization expense by $67,000.

(f) Adjustment to additional paid-in capital of $6,735,335 includes the $5,388,268 of total estimated fair value of the Warrants offered hereby, and $1,347,067 of total estimated fair value of the warrants issued to the Initial Purchaser as partial consideration for services performed.

(g) Elimination of compensation in 1996 and for the three months ended March 31, 1997 relating to an officer and shareholder of SWI who will not be retained after the Acquisitions.

(h) EBITDA represents income from continuing operations before interest expense, income taxes, depreciation and amortization. EBITDA is frequently used by securities analysts and is presented here to provide additional information about the Company's operations. EBITDA is not a measurement presented in accordance with generally accepted accounting principles and should not be considered as an alternative to net income as a measure of operating results or as an alternative to cash flows as a better measure of liquidity.

(i) The pro forma income tax provision (benefit) has been calculated as if each acquired company had been included in Packaged Ice's consolidated income tax return and, therefore, was subject to corporate income taxation. The pro forma combined statement of operations reflects a loss before income taxes, however, no income tax benefit is reflected due to the uncertainty of the Company's ability to utilize such losses in future periods to reduce income taxes.

(j) Excludes depreciation and amortization.

(k) Included in cash and equivalents for SWI are $50,000 of short-term investments with original maturities of 180 days.

      SELECTED HISTORICAL AND UNAUDITED PRO FORMA COMBINED FINANCIAL DATA
          (in thousands, except per share, ratio and percentage data)

         The following table sets forth the selected historical financial data derived from the audited financial statements of Packaged Ice as of and for the five years ended December 31, 1996 and contains selected financial data derived from the unaudited financial statements of Packaged Ice for the three months ended March 31, 1996 and 1997. The unaudited financial statements of Packaged Ice as of and for the three months ended March 31, 1996 and 1997 reflect all adjustments necessary in the opinion of management (consisting only of normal recurring adjustments) for a fair presentation of such data. The unaudited pro forma combined selected financial data for the year ended December 31, 1996 and as of and for the three months ended March 31, 1997 reflects operating and other financial data as if (i) the Acquisitions and (ii) the issuance of the Old Notes and Warrants and the application of the net proceeds therefrom had occurred at January 1, 1996 and 1997, respectively; and reflects balance sheet data as if the transactions in (i) and (ii) had occurred at March 31, 1997. The unaudited pro forma financial data should not be considered indicative of actual results that would have been achieved had the Acquisitions been consummated on the dates or for the periods indicated and do not purport to indicate results of operations as of any future date or for any future period. The following information should be read in conjunction with the Consolidated Financial Statements of Packaged Ice, including the notes thereto, "Unaudited Pro Forma Combined Condensed Financial Statements" and "Management's Discussion and Analysis of Financial Condition and
Results of Operations" included elsewhere herein.

                                                 YEAR ENDED DECEMBER 31,                          THREE MONTHS ENDED MARCH 31,
                            -----------------------------------------------------------------   ---------------------------------
                                                                                    UNAUDITED                           UNAUDITED
                                                                                    PRO FORMA                           PRO FORMA
                                                                                     COMBINED                            COMBINED
                             1992      1993       1994        1995        1996       1996(4)      1996        1997       1997(4)
                            ------    ------    --------    --------    --------    ---------   --------    --------    ---------
OPERATING DATA:
Revenues                    $   29    $  155    $    784    $  2,830    $  4,427    $ 26,182    $    650    $    846       4,051
Cost of goods sold              10        56         352       1,251       2,035      15,892         325         460       3,049
Gross profit                    19        99         432       1,579       2,392      10,290         325         386       1,002
Operating expenses(1)          178       431         974       1,515       1,981       5,792         410         575       1,485
Depreciation and
  amortization                  10        48         224         751       1,456       4,517         350         479       1,272
Interest expense                 1        11          25          76         130       7,534          10          85       1,807
Other income                     4        --          69          75         185         103          17         161         187
Loss from continuing
  operations                  (166)     (391)       (722)       (688)       (990)     (7,450)       (428)       (592)     (3,375)

OTHER FINANCIAL DATA:
EBIT(2)                     $ (165)   $ (380)   $   (697)   $   (612)   $   (860)   $     84        (418)       (507)     (1,568)
EBITDA(2)                     (155)     (332)       (473)        139         596       4,601         (68)        (28)       (296)
Capital expenditures           185       252       2,999       2,717       5,745       8,006         711       1,354       1,639
Revenue growth                  --     434.5%      405.8%      261.0%       56.4%         --          --          --          --
Gross margin                  65.5%     63.9%       55.1%       55.8%       54.0%       39.3%       50.0%       45.6%       24.7%
EBIT margin                 (569.0%)  (245.2%)     (88.9%)     (21.6%)     (19.4%)       0.3%      (64.3%)     (59.9%)     (38.7%)
EBITDA margin               (534.5%)  (214.2%)     (60.3%)       4.9%       13.5%       17.6%      (10.5%)      (3.3%)      (7.3%)
Ratio of earnings to
  fixed charges(3)             N/A       N/A         N/A         N/A         N/A         .01x        N/A         N/A         N/A

SUPPLEMENTAL DATA:
Loss per share of common
  stock                     $ (0.11)  $ (0.25)  $  (0.28)   $  (0.26)   $  (0.35)   $  (2.15)    $  (0.15)   $  (0.21)    $ (0.97)
Weighted average shares
  outstanding               1,491,000 1,538,435 2,614,681   2,682,261   2,826,371   3,466,228    2,826,371   2,828,085    3,467,942

BALANCE SHEET DATA:
Cash and equivalents        $  147    $   58    $    812    $  1,033    $    170                                 279      21,971
Working capital
  (deficiency)                  75      (137)        639         696      (1,228)                             (2,610)     20,917
Total assets                   435       618       5,513       8,050      11,523                              12,922      77,005
Total long-term debt            --       125         566         211       3,582                               3,075      50,000
Total shareholders'
  equity                       339       247       4,427       7,051       6,065                               6,244      22,529

(1)  Excludes depreciation and amortization.

(2) EBITDA represents earnings before interest, income taxes, depreciation and amortization. EBIT represents earnings before interest and income taxes. The Company has included EBITDA and EBIT data (which are not measures of financial performance under generally accepted accounting principles) because it understands such data are used by certain investors to determine a Company's historical ability to service its indebtedness. EBITDA and EBIT should not be considered by an investor as alternatives to net income, as indicators of the Company's operating performance or as alternatives to cash flow as measures of liquidity.

(3) For purposes of determining the ratio of earnings to fixed charges, earnings are defined as earnings from continuing operations before income taxes and fixed charges. Fixed charges consist of interest expense. Earnings were not sufficient during the fiscal years ended December 31, 1992 through 1996 and pro forma combined 1996 to cover fixed charges. The deficiencies were $166,000 in 1992, $391,000 in 1993, $722,000 in 1994,
     $688,000 in 1995, $990,000 in 1996, $7,450,000 in pro forma combined 1996,
     $428,000 and $592,000 for the three months ended March 31, 1996 and 1997, respectively, and $3,375,000 for the pro forma combined three months ended March 31, 1997.

(4) Pro forma to reflect the Offering and the Acquisitions as if they had each occurred at January 1, 1996 and 1997, respectively, for the operating data and at March 31, 1996 for the balance sheet data. See "Unaudited Pro Forma Combined Condensed Financial Statements."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following discussion should be read in conjunction with the "Unaudited Pro Forma Combined Condensed Financial Statements," the "Selected Historical and Unaudited Pro Forma Combined Financial Data," and the Company's Consolidated Financial Statements, and the notes thereto, included elsewhere herein.

OVERVIEW

         The Company derives its revenues from the sale of packaged ice through the Packaged Ice System, which manufactures, packages and stores ice at the retail location, and through traditional delivery methods, whereby ice is manufactured, packaged and stored at a central facility and transported to the retail location when needed. Packaged Ice has historically sold ice primarily through Packaged Ice Systems, but upon acquiring SWI, Mission and STPI (collectively, "Mission/STPI"), all of which sell ice through both Packaged Ice Systems and traditional ice delivery methods, now sells ice through both distribution methods. Such combination is expected to provide the Company with
(i) higher operating margins, due to reduced production and distribution costs,
(ii) a delivery system designed to supply high volume locations and capable of cost-effectively servicing a market in excess of 100 miles from its traditional ice manufacturing facilities, and (iii) an ability to redistribute production from its traditional ice facilities to additional customers and satisfy seasonal peak demands at customer locations with Packaged Ice Systems.

         The Company manufactures its ice in crushed, cubed, half-moon and cylindrical forms and packages its ice primarily in eight to 40 pound bags for eventual sale to retail customers and sells block ice in 10 and 300 pound sizes primarily to commercial and industrial users. Eight pound bags are the most commonly purchased size in the industry and accounted for $19.2 million, or 73.3%, of the Company's pro forma 1996 revenues. Packaged ice sold in 20 pound and 40 pound bags is typically purchased by restaurants and other commercial users, and accounted for $3.6 million, or 13.7%, of the Company's pro forma 1996 revenues. Block ice in 10 pound and 300 pound units is typically sold to customers in the commercial and agricultural sectors and accounted for $0.9 million, or 3.4%, and $1.3 million, or 5.0%, of the Company's pro forma 1996 revenues, respectively. The Company also provides other services including cold storage rental which accounted for $1.2 million, or 4.6%, of pro forma 1996 revenues.

         Prices for packaged ice are generally stable with some price variation between markets based on geography and customer base. Pro forma for the Acquisitions, management believes that it services more states (eight) than any other ice manufacturer. Texas is the Company's largest market and accounted for $12.5 million, or 47.7%, of pro forma 1996 revenues; Arizona accounted for $11.1 million, or 42.4%, of pro forma 1996 revenues. Other markets include Tennessee, California, Louisiana, Nevada, New Mexico and Florida. The Company is currently expanding into Oklahoma and Colorado. Pro forma for the Acquisitions, no single customer represented more than 9.0% of pro forma 1996 revenues. The Company, as the primary supplier to several national or regional supermarket chains, and many national or regional convenience and pharmacy chains, services over 11,000 customer locations at March 31, 1997. Following the Acquisitions, the Company will service the significant segments of the ice industry, from supermarket and convenience store retailers, to restaurants, commercial users and the agricultural sector. Management believes that this market diversity helps insulate the Company from both price and demand fluctuations caused by geography, customer base and product segment.

         The Company's costs of goods sold include costs associated with both traditional ice delivery and the Packaged Ice Systems. In the traditional ice business, plant occupancy, plastic bags, delivery, labor and utility-related expenses account for the largest costs. Costs vary significantly by region and fluctuate based upon, among other things, freezer capacity and local utility rates. With the Packaged Ice System, ice storage and general operating utility costs are eliminated. The Company's costs of goods sold also include the cost of plastic bags which are incurred by both the traditional ice manufacturer plants and the Packaged Ice Systems. The cost of the bag used in the Packaged Ice System is substantially higher than that used in traditional delivery due to special components and greater thickness. Costs of goods sold also includes labor costs associated with manufacturing, delivery and maintenance. These costs accounted for approximately 30.0% and 32.0% of historical 1996 revenues at SWI and Mission, respectively, and have historically grown with inflation. The Packaged Ice System eliminates certain costs related to production and distribution but does require in-store customer service representatives and machine technicians. In the aggregate, labor costs associated with the Packaged Ice System are substantially lower than labor costs associated with traditional ice manufacturing. As a result, total production and distribution labor costs for traditional manufacturing operations at SWI and Mission represented approximately 30.5% of historical 1996 revenues while corresponding labor costs at Packaged Ice represented 21.3% of historical 1996 revenues.

         The Company's operating expenses include costs associated with selling, general and administrative functions. These costs include executive officers' compensation, office and administrative salaries and costs associated with leasing office space. Selling, general and administrative functions are similar at both the traditional facilities and at Packaged Ice. These operating expenses are typically higher when the Company enters new markets, in which it intends to place Packaged Ice Systems, as new marketing, systems and office facilities must be established.

RESULTS OF OPERATIONS

     The following table sets forth for the periods indicated, on a historical basis for Packaged Ice and on a pro forma basis for the Company, selected operating data and supplemental data expressed as a percentage of total revenue and the number of ice systems operating at the end of each period.

                                          YEAR ENDED DECEMBER 31,             THREE MONTHS ENDED MARCH 31,
                                   --------------------------------------     ---------------------------
                                          HISTORICAL            PRO FORMA                       PRO FORMA
                                   ------------------------     COMBINED                        COMBINED
                                   1994       1995    1996      1996(3)       1996     1997     1997(3)
                                   -----      -----   -----     ---------     ----     ----     ---------
OPERATING DATA:
Revenues                           100.0%     100.0%  100.0%     100.0%      100.0%   100.0%   100.0%
Costs of goods sold                 44.9       44.2    46.0       60.7        50.0     54.4     75.3
Gross profit                        55.1       55.8    54.0       39.3        50.0     45.6     24.7
Operating expenses(1)              124.2       53.5    44.7       22.1        63.1     68.0     45.7
Depreciation and amortization       28.6       26.5    32.9       17.3        53.8     56.6     31.4
Interest expense                     3.2        2.7     2.9       28.8         1.5     10.0     44.6
Other income                         8.8        2.7     4.2        0.4         2.6     19.0      4.6
SUPPLEMENTAL DATA:
EBIT(2)                            (88.9%)    (21.6%) (19.4%)      0.3%      (64.3%)  (59.9%)  (38.7%)
EBITDA(2)                          (60.3)       4.9    13.5       17.6       (10.5)    (3.3)    (7.3)

(1)  Excludes depreciation and amortization.

(2) EBITDA represents earnings before interest, income taxes, depreciation and amortization. EBIT represents earnings before interest and income taxes. The Company has included EBITDA and EBIT data (which are not measures of financial performance under generally accepted accounting principles) because it understands such data are used by certain investors to determine a company's historical ability to service its indebtedness. EBITDA and EBIT should not be considered by an investor as alternatives to net income, as indicators of the Company's operating performance or as alternatives to cash flow as measures of liquidity.

(3) Pro forma combined operating data for the year ended December 31, 1996 and the three months ended March 31, 1997 reflect the Offering and the Acquisitions as if they had each occurred at January 1, 1996 and 1997, respectively. See "Unaudited Pro Forma Combined Condensed Financial Statements" included elsewhere herein.

PRO FORMA RESULTS OF OPERATIONS

     Pro forma results of operations are not necessarily indicative of what the Company's results of operations would have been had the Company actually made the Acquisitions reflected in the Unaudited Pro Forma Combined Condensed Financial Statements on the dates indicated, nor do they purport to project future results of operations. Any significant acquisitions and/or new placements of Packaged Ice Systems in future periods could materially impact the mix of revenues, costs of sales and the Company's operating margins.

For the Three Months Ended March  31, 1997 (Pro forma as compared to historical)

     Revenues. The Company's pro forma revenues for the three month period ended March 31, 1997 were $4.1 million. Pro forma for the Acquisitions, Company's revenues include sales of eight pound bags through Packaged Ice Systems and sales of packaged and block ice sold through the traditional ice facilities of SWI and Mission. Pro forma for the Acquisitions, the Company's diversified sales base expanded to nine states with the assumed commencement of operations in Oklahoma.

     Gross Profit. Gross profit represented 24.7% of pro forma total revenues for the first quarter of 1997 as compared to 45.6% of historical total revenues for the same period in 1996. This decrease reflects the lower gross margins of traditional ice operations at SWI and Mission which are accentuated during the low volume first quarter of each year. Such gross margins were 19.6% at SWI and 14.0% at Mission during such period. Packaged Ice's historical gross margins reflect the lower costs of on-site manufacturing and delivery associated with the Packaged Ice Systems. The lower overall pro forma gross margin percentage reflects the higher costs experienced by traditional ice companies.

     Operating Expenses. Operating expenses represented 45.7% of pro forma total revenues for the three month period ended March 31, 1997 as compared to 68.0% of Packaged Ice's historical total revenues for the same period. This decrease was due primarily to lower operating expenses at SWI and Mission/STPI. The lower expenses for selling, general and administrative overhead experienced by the traditional operations reflect the greater efficiencies experienced in established market positions. Packaged Ice's historical operating expense margins reflect the high selling, general and administrative expenses associated with new market penetration which has required new facilities, management and reporting centers. The Company anticipates that its existing and acquired production facilities, accounting and administrative departments will permit operating expenses as a percentage of revenues to decrease as it expands in those markets.

     Depreciation and Amortization. Depreciation and amortization represented 31.4% of pro forma total revenues as compared to 56.6% of historical total revenues for the same period. This decrease was due primarily to the lower historical depreciation and amortization margins of 13.5% and 20.6% at the traditional operations of SWI and Mission, respectively, for the period ended March 31, 1997. These margins reflect the longer estimated useful lives of traditional ice plant and equipment as compared to Packaged Ice Systems. This decrease more than offset the increase related to the amortization of goodwill on a pro forma basis.

     Interest Expense. Interest expense represented 44.6% of pro forma revenues for the first quarter of fiscal 1997 as compared to 10.0% of historical revenues for the same period as a result of the pro forma issuance of the Old Notes.

     Other Income. Other income represented 4.6% of pro forma total revenues for the three months ended March 31, 1997, as compared to 19.0% of historical total revenues for the same period. This decrease was due primarily to the pro forma elimination of royalties, lease income and management fees paid by SWI and Mission/STPI to Packaged Ice.

     EBITDA. EBITDA was a negative 7.3% of pro forma total revenues as compared to a negative 3.3% of historical total revenues for the same period. This decrease was due primarily to higher cost of goods sold margins at the traditional ice companies.

For the Year Ended December 31, 1996 (Pro forma as compared to historical)

     Revenues. The Company's pro forma 1996 revenues were $26.2 million. Following the Acquisitions, the Company's revenues include not only sales from eight pound bags through Packaged Ice Systems but sales of various bag sizes and block ice sold through the traditional ice facilities of SWI and Mission. Pro forma for the Acquisitions, the Company derives its revenues from the sale of packaged ice in eight states to a diversified base of over 11,000 customer locations.

     Gross Profit. Gross profit represented 39.3% of pro forma total revenues as compared to 54.0% of historical total revenues for the same period. This decrease was primarily due to lower gross margins at SWI and Mission, both traditional ice companies. Packaged Ice's historical gross margins reflect the lower costs of on-site manufacturing and delivery associated with the Packaged Ice Systems, however, such gross margin was only 23% of the pro forma combined gross margin. The lower pro forma gross margin percentage reflects the higher costs experienced by traditional ice companies.

     Operating Expenses. Operating expenses represented 22.1% of pro forma total revenues as compared to 44.7% of Packaged Ice's historical total revenues for the same period. This decrease was due primarily to lower operating expenses at SWI and Mission/STPI. These traditional ice companies have operated in their respective markets for an extended period and require less selling, general and administrative overhead than Packaged Ice to generate sales. Packaged Ice's historical operating expense margins reflect the high selling, general and administrative expenses associated with expanding into new markets which has required new facilities, management and reporting centers. In the future, the Company expects to capitalize on its existing and acquired production facilities, accounting and administrative departments as it continues its expansion and placement of machines in the market areas of these acquired companies and expects operating expenses as a percentage of revenues to decrease.

     Depreciation and Amortization. Depreciation and amortization represented 17.5% of pro forma total revenues as compared to 32.9% of historical total revenues for the same period. This decrease was due primarily to the acquired companies having a combined historical depreciation and amortization margin of 9.6%, which is reflective of longer estimated useful lives of traditional ice plant and equipment as compared to Packaged Ice Systems. This decrease more than offset the increase related to the amortization of goodwill on a pro forma basis.

     Interest Expense. Interest expense represented 27.6% of pro forma 1996 revenues as compared to 2.9% of historical revenues for the same period as a result of the pro forma issuance of the Notes.

     Other Income. Other income represented 0.4% of pro forma total revenues as compared to 4.2% of historical total revenues for the same period. This decrease was due primarily to the pro forma elimination of royalties, lease income and management fees paid by SWI and Mission/STPI to Packaged Ice.

     EBITDA. EBITDA represented 17.6% of pro forma total revenues as compared to 13.5% of historical total revenues for the same period. This increase was due primarily to lower operating expense margins at the traditional ice companies which more than offset lower cost of goods sold margins at Packaged Ice.

HISTORICAL RESULTS OF OPERATIONS

Quarter Ended March 31, 1997 Compared to Quarter Ended March  31, 1996

     Revenues. Revenues increased $.2 million, or 30.2%, from $.6 million for the quarter ended March 31, 1996 to $.8 million for the quarter ended March 31, 1997. Revenues increased due to Packaged Ice's continued success in obtaining additional machine locations and expansion of its Arizona market under the terms of its master lease arrangement with SWI. In the first quarter of 1997, Packaged Ice placed 38 Packaged Ice Systems, 14 of which were placed in Arizona, and benefited from an entire quarter of revenues from an installed machine base of 658 machines at December 31, 1996.

     Gross Profit. Gross profit increased $0.06 million, or 18.8%, from $0.33 million for the quarter ended March 31, 1996 to $0.39 million for the quarter ended March 31, 1997. As a percentage of revenues, gross profit decreased 4.4 percentage points from 50.0% in fiscal 1996 to 45.6% in fiscal 1997. Gross margins decreased in part as a result of increases in subcontract costs, service technician costs, equipment maintenance and utility hookups related to the retrofitting of the Company's existing machines with new technology, including its remote monitoring systems. As a percentage of total revenues such utility and service costs increased 1.5 percentage points from .4% in the first quarter of 1996 to 1.9% in the first quarter of 1997. An expected benefit of such activity is reduced service costs in future periods. Additionally, purchases of outside ice as a percentage of total revenues increased 1.07 percentage points from 0.05% in fiscal 1996 to 1.12% in the first quarter of 1997 due to supplementary ice required during storm related power failures. Increased employee benefits, resulting from a greater number of employees eligible for vacation pay, also contributed to the decrease in gross profit.

     Operating Expenses. Operating expenses increased $0.2 million, or 40.2%, from $.4 million for the quarter ended March 31, 1996 to $.6 million for the quarter ended March 31, 1997. As a percentage of revenues, operating expenses increased 4.9 percentage points from 63.1% in the first quarter of 1996 to 68.0% in the first quarter of 1997. This increase was due first to marketing related salaries which, as a percentage of revenues, increased 3.2 percentage points from 3.6% in the first quarter 1996 to 6.8% in the same quarter 1997. Increased legal costs, combined with a change in the fiscal quarter in which certain license fees were incurred, increased the cost of these items by 7.3 percentage points from 0.6% in the first quarter of 1996 to 7.9% in the first quarter of 1997. Other operating expenses decreased 2.9 percentage points from the first quarter of 1996 to the first quarter of 1997. This decrease reflected greater efficiencies realized by Packaged Ice associated with salary related expenses.

     Depreciation and Amortization. Depreciation and amortization increased $0.13 million, or 36.9%, from $0.35 million for the quarter ended March 31, 1996 to $.48 million for the quarter ended March 31, 1997. This increase was due primarily to the increase in capital expenditures from $2.7 million in fiscal 1995 to $5.7 in fiscal 1996 and the increase in such expenditures from $0.7 million in the first quarter of 1996 to $1.4 million in the first quarter of 1997.

     Interest Expense. Interest expense increased $0.08 million, from $0.01 million for the quarter ended March 31, 1996 to $0.09 million for the quarter ended March 31, 1997. This increase was a result of higher levels of debt associated with Packaged Ice borrowing $4.0 million from its credit facility with Bank One, Texas, N.A. to finance equipment placements in fiscal 1996 and the first quarter of fiscal 1997.

     Other Income. Other income increased $0.14 million, from $0.02 million for the quarter ended March 31, 1996 to $0.16 million for the quarter ended March 31, 1997. As a percentage of revenues, other income increased 16.4 percentage points from 2.6% in the first quarter of fiscal 1996 to 19.0% in the first quarter of fiscal 1997. The increase was due primarily to increased lease and management income derived from Packaged Ice's master lease agreement with SWI.

     EBITDA. As a result of the foregoing, EBITDA increased $0.04 million, or 57.9%, from a negative $0.07 million for the quarter ended March 31, 1996 to a negative $0.03 million for the quarter ended March 31, 1997. As a percentage of revenues, EBITDA increased 7.2 percentage points from a negative 10.6% in the first quarter of fiscal 1996 to a negative 3.3% in the first quarter of fiscal 1997. This increase was due primarily to increased sales from new Packaged Ice System installations and additional other income from the master lease arrangement with SWI offset partly by increased cost of goods sold margins for the new systems and increased operating expense margins associated with legal, licensing and marketing costs.

Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

     Revenues. Revenues increased $1.6 million, or 56.4%, from $2.8 million for the year ended December 31, 1995 to $4.4 million for the year ended December 31, 1996. Revenues increased due to Packaged Ice's continued success in penetrating existing markets and its entry into the Arizona market under the terms of its master lease arrangement with SWI. In fiscal 1996, Packaged Ice placed 241 Packaged Ice Systems, 92 of which were placed in Arizona, and benefitted from an entire year of revenues from an installed machine base of 417 machines at December 31, 1995.

     Gross Profit. Gross profit increased $0.8 million, or 51.5%, from $1.6 million for the year ended December 31, 1995 to $2.4 million for the year ended December 31, 1996. As a percentage of revenues, gross profit decreased 1.8 percentage points from 55.8% in fiscal 1995 to 54.0% in fiscal 1996. Gross margins decreased primarily as a result of purchases of manufactured ice needed to supplement the Company's Packaged Ice Systems. This increase in demand was due to unseasonably hot weather in Packaged Ice's primary markets. Purchases as a percentage of total revenues increased 1.3 percentage points from 0.6% in fiscal 1995 to 1.9% in fiscal 1996. As an expected benefit from the Acquisitions, demand exceeding the capacity of in-store Packaged Ice Systems will be satisfied, where it is economically feasible, by Packaged Ice's traditional ice production facilities, thereby reducing such costs in the future.

     Operating Expenses. Operating expenses increased $0.5 million, or 30.8%, from $1.5 million for the year ended December 31, 1995 to $2.0 million for the year ended December 31, 1996. As a percentage of revenues, operating expenses decreased 8.8 percentage points from 53.5% in fiscal 1995 to 44.7% in fiscal 1996. This decrease was due primarily to salary-related expenses which, as a percentage of revenues, decreased 4.4 percentage points from 25.4% in fiscal 1995 to 21.0% in fiscal 1996. This decrease reflected greater efficiencies realized by Packaged Ice as it continued to consolidate its sales force in its primary markets.

     Depreciation and Amortization. Depreciation and amortization increased $0.7 million, or 93.9%, from $0.8 million for the year ended December 31, 1995 to $1.5 million for the year ended December 31, 1996. This increase was due primarily to an increase in capital expenditures from $2.7 million in fiscal 1995 to $5.7 in fiscal 1996.

     Interest Expense. Interest expense increased $0.05 million, or 71.1%, from $0.08 million for the year ended December 31, 1995 to $0.13 million for the year ended December 31, 1996. This increase was a result of higher levels of indebtedness associated with Packaged Ice borrowing $3.5 million from its credit facility with Bank One, Texas, N.A. and $0.8 million of convertible notes from its shareholders to finance equipment placements in fiscal 1996. The convertible notes were converted into Series B Convertible Preferred Stock in January 1997.

     Other Income. Other income increased $0.1 million, or 146.7%, from $0.1 million for the year ended December 31, 1995 to $0.2 million for the year ended December 31, 1996. As a percentage of revenues, other income increased 1.5 percentage points from 2.7% in fiscal 1995 to 4.2% in fiscal 1996. The increase was due primarily to increased lease and management income derived from Packaged Ice's master lease agreement with SWI.

     EBITDA. As a result of the foregoing, EBITDA increased $0.5 million, or 328.8%, from $0.1 million for the year ended December 31, 1995 to $0.6 million for the year ended December 31, 1996. As a percentage of revenues, EBITDA increased 8.6 percentage points from 4.9% in fiscal 1995 to 13.5% in fiscal 1996. This increase was due primarily to increased sales from new Packaged Ice System installations, relatively constant cost of goods sold margins for the new systems, and reduced operating expense margins.

Year Ended December 31, 1995 Compared to Year Ended December 31, 1994

     Revenues. Revenues increased $2.0 million, or 261.0%, from $0.8 million for the year ended December 31, 1994 to $2.8 million for the year ended December 31, 1995. This increase was due primarily to the placement of 146 Packaged Ice Systems during fiscal 1995 and from a full year of revenues generated from Packaged Ice's installed base of 271 machines at December 31, 1994.

     Gross Profit. Gross profit increased $1.2 million, or 265.5%, from $0.4 million for the year ended December 31, 1994 to $1.6 million for the year ended December 31, 1995. As a percentage of revenues, gross profit increased 0.7 percentage points from 55.1% in fiscal 1994 to 55.8% in fiscal 1995. Although gross margins increased at Dallas and Houston, where the increase in the number of locations serviced provided greater efficiencies in service routing, these increases were offset by lower gross margins from new operations in Nevada and California. In new markets, costs per store are typically higher until service route densities increase. Management believes that in any market area, the greater the density of customers, the lower the cost per store as more stores can be serviced per day by service representatives.

     Operating Expenses. Operating expenses increased $0.5 million, or 55.5%, from $1.0 million for the year ended December 31, 1994 to $1.5 million for the year ended December 31, 1995. As a percentage of revenues, operating expenses decreased 70.7 percentage points from 124.2% in fiscal 1994 to 53.5% in fiscal 1995. This decrease was due primarily to the absorption of office personnel costs over a larger revenue base which caused a 46.6 percentage point decrease in salary-related expense margins. In addition, other operating expense margins decreased 24.1 percentage points as general overhead costs were absorbed over a larger revenue base.

     Depreciation and Amortization. Depreciation and amortization increased $0.6 million, or 235.3%, from $0.2 million for the year ended December 31, 1994 to $0.8 million for the year ended December 31, 1995. The increase is primarily the result of the full year depreciation impact of 1994 capital additions of $3.0 million and the partial year impact of $2.7 million of 1995 capital additions.

     Interest Expense. Interest expense increased $0.05 million, or 204.0%, from $0.03 million for the year ended December 31, 1994 to $0.08 million for the year ended December 31, 1995. This modest increase was primarily a result of acquisition-related debt incurred in 1994.

     Other Income. Other income remained constant between fiscal 1995 and fiscal 1996. As a percentage of revenues, other income decreased 6.1 percentage points from 8.8% in fiscal 1995 to 2.7% in fiscal 1996. This decrease reflected the growth of Packaged Ice's primary revenue sources while other income sources remained constant.

     EBITDA. As a result of the foregoing, EBITDA increased $0.6 million from a negative $0.5 million for the year ended December 31, 1994 to a positive $0.1 million for the year ended December 31, 1995. As a percentage of revenues, EBITDA increased 65.2 percentage points from a negative 60.3% in fiscal 1994 to a positive 4.9% in fiscal 1995. This increase was due primarily to constant gross margins and substantial decreases in operating expense margins from fiscal 1994 to fiscal 1995.

LIQUIDITY AND CAPITAL RESOURCES

     For the fiscal year ended December 31, 1996, Packaged Ice had net cash provided by operating activities of $1.1 million; net cash used in investing activities of $5.9 million, consisting primarily of $5.7 million used to purchase Packaged Ice Systems; and net cash provided by financing activities of $4.0 million, consisting of $3.2 million of additional net debt and $0.8 million from the issuance of convertible demand notes, resulting in a net decrease in cash and cash equivalents of $0.9 million.

     To date, the Company has financed its operations and expansion through cash provided by operating activities, bank loans and proceeds from the issuance of common and preferred stock. The Company expects to meet its short-term liquidity requirements through net cash provided by operations and from the proceeds of the sale of the Notes and borrowings under the Senior Credit Facility. Management believes that these sources of cash will be sufficient to meet the Company's operating needs for at least the next 12 months.

     Concurrent with the Acquisitions, Packaged Ice utilized $24.5 million of the net proceeds from the sale of the Old Notes, which totaled $46.0 million after estimated costs of $4.0 million, to pay $6.9 million of the purchase price of the Acquisitions, to repay $13.1 million of long term debt and notes payable of the Acquisitions, to repay $4.4 million of existing debt of the Company and to pay $.1 million of accrued interest. Following the closing of the Acquisitions, the Company completed the first of its anticipated 1997 acquisitions for a cash purchase price of $0.5 million

     At April 30, 1997 the Company had cash on hand of $21.1 million to meet its short-term liquidity requirements. Subsequently the Company has received and accepted a formal commitment letter issued jointly by Zion Bank N.A. and Frost National Bank for its Senior Credit Facility in the amount of $20.0 million. The Senior Credit Facility will bear interest at a variable maximum rate of prime plus 1% and as low as prime dependent upon certain ratios of the Company's EBITDA to total debt service coverage requirements. The Company, at its option, may fix any portion of the loan at a margin above LIBOR rates, again dependent upon the same ratios, at any time. Borrowings under the Senior Credit Facility will be repayable interest only for a period of two years. Thereafter, principal payments equal to $250,000 per month plus accrued interest on outstanding balances will be due until six years from original date when any outstanding principal balance together with accrued interest will be due and payable. The terms of the Senior Credit Facility will require a pledge of substantially all of the assets of the Company and the Subsidiary Guarantors. Accordingly, the Notes and Subsidiary Guarantees will be effectively subordinated to the extent of the collateral used to secure such bank indebtedness. In the event of a default on the Notes, or a bankruptcy, liquidation or reorganization of the Company, such assets will be available to satisfy obligations with respect to the indebtedness secured thereby before any payment therefrom could be made on the Notes.

     The Company expects to finance the placement of Packaged Ice Systems, the acquisition of additional traditional ice manufacturing companies, and capital expenditures to maintain existing operations with cash provided by operations, the proceeds of the sale of the Notes, borrowings under the Senior Credit Facility, and the issuance of Common Stock. See "Risk Factors -- Senior Credit Facility; Effective Subordination" and "Risk Factors -- Potential Limitations on Expansion, Capital Constraints."

     The Company's Packaged Ice Systems are expected to range in cost from $11,500 to $18,500 per installation and capital expenditures are expected to be approximately $9.3 million in fiscal 1997 and $11.6 million per annum thereafter. During the next two years, the Company expects to continue acquiring traditional ice companies using a combination of cash and Common Stock, and has budgeted approximately $16.5 million of acquisitions in fiscal 1997 and $15.0 million in fiscal 1998. See "Unaudited Pro Forma Combined Condensed Financial Statements." There can be no assurance that acquisitions based upon the Company's criteria can be obtained or that funds will be available in sufficient amounts to finance such acquisitions. Capital expenditures at traditional ice facilities are expected to be approximately $1.1 million in fiscal 1997 and $1.9 million in fiscal 1998.

     The Company may also seek additional debt or equity capital through private or public offerings of securities. The availability of such capital will depend upon prevailing market conditions and other factors over which the Company has no control, as well as the Company's financial condition and results of operations. There can be no assurance that sufficient funds will be available to finance intended acquisitions or capital expenditures for the placement of Packaged Ice Systems to sustain the Company's recent rate of growth.

     The Company intends to satisfy its obligations under the Notes, as well as its future capital expenditures and working capital requirements, primarily with cash flow from operations. Management believes that cash flow from operations and funds available under the Senior Credit Facility will provide sufficient liquidity to enable it to meet its current working capital and capital expenditure requirements.

GENERAL ECONOMIC TRENDS AND SEASONALITY

     The Company's results of operations are generally affected by economic trends in its market area but results to date have not been impacted by inflation. If an extended period of high inflation is encountered, the Company believes that it will be able to pass on its higher costs to its customers.

     The packaged ice industry as a whole is extremely seasonal. In the warm weather regions where the Company primarily operates, however, this seasonality is less pronounced. Historically, approximately 65.6% of the Company's revenues occur during the second and third fiscal quarters when the weather conditions are generally warmer and demand is greater. Approximately 15.2% of the Company's revenues occur during the first fiscal quarter, and approximately 19.2% of the Company's revenues occur during the fourth fiscal quarter when the weather is generally cooler. These percentages can vary slightly from region to region within the sunbelt depending upon the degree of volatility of the seasons.

                                    BUSINESS

COMPANY OVERVIEW

         The Company is a leading manufacturer and distributor of packaged ice and has developed the Packaged Ice System. Currently operating in Arizona, California, Florida, Louisiana, Nevada, New Mexico, Oklahoma, Tennessee and Texas, the Company is pursuing a consolidation strategy within the highly fragmented packaged ice industry. The Company has grown significantly, primarily through strategic acquisitions and the placement of Packaged Ice Systems. The Packaged Ice System, which is typically installed in supermarkets, provides the Company with several competitive advantages, including substantially higher margins, reduced production and distribution costs and superior product quality. The Company has fourteen traditional ice manufacturing facilities serving over 11,000 customer locations and, at March 31, 1997, had an installed base of 776 Packaged Ice Systems located primarily in Albertsons, Kroger, HEB Pantry, Wal-Mart Supercenters, Super K-Mart stores, and supermarkets affiliated with Fleming Companies. Management believes that the Company will be the second largest packaged ice company in the United States with pro forma revenues and EBITDA for fiscal 1996 of $26.2 million and $4.6 million, respectively. See "Unaudited Pro Forma Combined Condensed Financial Statements," and "Selected Historical and Unaudited Pro Forma Combined Financial Data."

INDUSTRY OVERVIEW

         Management estimates that the packaged ice industry has grown by approximately 3% per annum during the past ten years to over $2.4 billion in wholesale revenues in 1996. The packaged ice industry is highly seasonal, but on a year-to-year basis remains stable, generally only affected by excessive mild weather or rain within a region. The industry has historically been characterized as highly fragmented with over 3,000 companies, consisting primarily of "mom and pop" packaged ice companies, many of which are undercapitalized. Management believes that the six largest ice manufacturers in the southern and western U.S. account for approximately 6% of wholesale revenues with the Company's largest competitor accounting for less than 3% of the market. Traditional ice manufacturers produce and package ice at centrally-located facilities and distribute to a limited market radius of approximately 100 miles, mainly due to high shipping and product distribution costs. Efficient distribution and customer concentration are important, as transportation is a high cost component in the price of manufactured ice within a traditional ice delivery system. It is difficult to ensure prompt and reliable delivery during peak seasonal months in large markets with traditional ice delivery systems. As a result, the ice business is primarily a regional service business. Management believes that significant acquisition opportunities exist for those service-oriented companies with superior ice delivery systems and significant capital resources.

PACKAGED ICE SYSTEM

         In 1994, the Company completed the development of its proprietary system that utilizes state-of-the-art technology to produce, package and store ice directly at customer locations. The Packaged Ice System consists of standard Hoshizaki ice cubers, an ice merchandiser built to the Company's specifications by Beverage Air, and a bagging machine, the heart of the Packaged Ice System, manufactured by Lancer, a shareholder of the Company, under an exclusive equipment manufacturing agreement. Lancer is an engineering and manufacturing company that is a primary vendor of fountain soft drink dispensing machines for Coca-Cola, Inc. The majority of bags used in the Packaged Ice System are manufactured to the Company's specifications by Arrow, a subsidiary of ConAgra Corporation. The Packaged Ice System is capable of producing up to 40,000 bags of ice per year and is most frequently used in large supermarkets. The latest generation of the Packaged Ice System is equipped with remote communication capability which allows the Company's national service center to track production, monitor the systems, and diagnose and correct system errors through the use of a central processing unit. The Packaged Ice Systems are serviced by trained representatives and are designed to provide a high degree of reliability and serviceability through the use of interchangeable parts and a durable stainless steel cabinet. To guard against product contamination and satisfy consumer demand for high quality, sanitary ice, the Packaged Ice System was engineered to meet all specifications delineated by the NSF for ice production and contains a patented automatic sanitizing system. In addition, the Packaged Ice System is U.L. approved.
The Company began development of the Packaged Ice System in 1990, and experienced cumulative losses from continuing operations of $1.4 million during the first four years, which were devoted primarily to research and development. In addition, management estimates that the Company's strategic partners, Hoshizaki, Lancer and Beverage Air, funded an aggregate of over $3.5 million of the development of the Packaged Ice System.

         The Packaged Ice System, when combined with traditional delivery methods, provides the Company with significant advantages, including (i) higher operating margins, due to significantly reduced production and distribution costs, (ii) a delivery system designed to supply high volume locations and capable of cost-effectively servicing a market in excess of 100 miles from its traditional ice manufacturing facilities, and (iii) the ability to redistribute production from its traditional ice facilities to additional customers as well as satisfy seasonal peak demand at stores with Packaged Ice Systems. In addition, the Packaged Ice System provides numerous advantages to the retailer including (i) providing a continuous supply of ice, and thus reducing the frequency of product shortages typical of traditional ice delivery, (ii) significantly reducing costs associated with delivery and storage at the retail location, (iii) satisfying consumer demand for a higher quality and more sanitary ice than typically found with traditional ice delivery, (iv) effectively managing inventory through computerized production tracking and dedicated technical support, and (v) increasing safety by reducing "slip and fall" accidents. Management believes the Packaged Ice System can significantly lower the price of a fully costed bag of ice to a supermarket as compared to traditional ice delivery. Management believes that the higher margins and quality of the Packaged Ice System has enabled it to quickly gain market acceptance. At
March 31, 1997, the Company had an installed base of 776 Packaged Ice
Systems, over 90% of which were placed in supermarkets where the Company was not previously the primary source of packaged ice. Management believes that the technology utilized in the Packaged Ice System is unique with four existing and two pending patents covering the bagging device, and that there are significant barriers to entry for new and existing competitors with respect to the development of a competitive and reliable machine that performs the same functions as the Packaged Ice System. See "Risk Factors -- Competition."

BUSINESS STRATEGY

         The Company's strategy is to become the leading consolidator in the packaged ice industry and to maximize its revenues and cash flows by (i) expanding its market presence by leveraging its proprietary ice machine technology, (ii) entering new markets by making strategic acquisitions in the highly fragmented traditional ice industry, and (iii) reducing costs and exploiting economies of scale.

         Expand Market Presence Through Packaged Ice System. Through selective placement of its proprietary Packaged Ice Systems, the Company will continue to reduce transportation, storage and service costs, thereby overcoming traditional geographical constraints inherent to traditional ice delivery.
This strategy not only provides significant cost savings to the Company but (i) allows for expansion of its delivery radius beyond that of traditional ice manufacturers, (ii) maximizes sales in existing markets by converting existing traditional ice customers to the Packaged Ice System, thereby freeing-up manufacturing capacity for new customers in the market area, and (iii) optimizes traditional production capacity utilization by reducing ice shortages during peak demand seasons. The Company has expanded its geographic scope by selling ice to major national and regional supermarket chains including Albertsons, Kroger, HEB Pantry and certain stores affiliated with Fleming Foods, many of whom the Company has successfully convinced to switch from traditional delivery to higher margin Packaged Ice Systems.

         Acquire Traditional Ice Manufacturing Companies in Highly Fragmented Industry. The Company believes that the highly fragmented packaged ice industry contains numerous acquisition opportunities. The Company's acquisition strategy is to target well-managed, traditional ice producers with favorable demographics and significant customer bases in both new and current market areas. This acquisition strategy is designed to allow the Company to gain market share quickly and efficiently, provide for additional distribution channels through which to place Packaged Ice Systems, and achieve greater economies of scale. In determining which businesses may be suitable acquisition candidates, management conducts demographic and competitive analyses and performs comprehensive due diligence on the target's facilities, management, existing customer base, and potential for revenue and operating cash flow improvement.

         Reduce Costs and Exploit Economies of Scale. The Company will continue to seek reduction in operating costs and working capital requirements in its existing operations, as well as in its future acquisitions, by (i) closing or combining less efficient or redundant manufacturing and distribution facilities, (ii) managing vendor relationships to ensure a high level of responsiveness and favorable pricing, (iii) increasing market concentration of Packaged Ice Systems to improve merchandising and servicing efficiencies, and
(iv) consolidating certain administrative and selling functions to eliminate redundancies and excess costs. Since the Company is focusing its acquisition efforts on related businesses, it anticipates that the customer base of any acquired business will be similar to its own and therefore administrative areas such as management information systems, accounting systems and customer support may be consolidated. Although the Company expects to realize certain cost savings and economies of scale from the Acquisitions, none are reflected in "Unaudited Pro Forma Combined Condensed Financial Data."

         The Company believes that it is well-positioned to execute its business strategy given the depth, experience and ability of its management team. The Company's executive officers are led by James F. Stuart, Chairman and Chief Executive Officer, who founded Packaged Ice in 1990, and who has twelve years of industry experience. Mr. Stuart is primarily responsible for the development of the Packaged Ice System. Other key management personnel are A.J. Lewis III, President and Chief Operating Officer, and Steven P. Rosenberg, Vice Chairman. The Company's directors and officers as a group hold a 48% fully diluted equity interest in the Company (including shares attributable to directors designated by shareholders). The Company's shareholder group also includes Norwest Equity Partners V ("Norwest"), a partnership managed by Norwest Venture Capital Management, Inc., a venture capital firm with over $1 billion under management. Norwest is the Company's largest shareholder and maintains board representation.



DISTRIBUTION AND SALES

         Efficient service, distribution and pricing are the key determinants of profitability due to the limited amount of product differentiation in the packaged ice industry. The Company delivers ice to consumers through (i) placement of Packaged Ice Systems, and (ii) traditional distribution methods.

         Packaged Ice System Placement. By producing and bagging the ice at the customer's location, the Company's Packaged Ice System reduces the Company's distribution costs. To store and inventory ice, traditional producers build expensive refrigerated facilities and incur significant utility costs to maintain temperatures below freezing. The Packaged Ice System eliminates these storage costs by moving ice production to the site of the customer.
Traditional manufacturers are also subject to high transportation costs, especially over long distances. These expenses are minimized by on-site production. Remote communications systems between the Packaged Ice Systems and the Company's national service center allow for monitoring of on-site inventories and usage, thereby enhancing the Company's service quality and efficiency. In severe weather conditions this technology provides instant information on the need for supplemental ice deliveries and allows rapid, cost-effective responses to each individual customer's product and servicing needs. As a result of these cost savings, the proprietary Packaged Ice System provides the Company with (i) higher operating margins, and (ii) a delivery system designed to supply high volume locations and capable of cost-effectively servicing a market in excess of 100 miles from its traditional ice manufacturing facilities.

         The Company places its Packaged Ice Systems inside supermarkets and other commercial locations, such as airport catering facilities, construction staging areas, and large manufacturing plants. The Company provides the machines and pays for all installation costs, while the retailer provides and pays for the cost of water, sewer and electricity. The Company maintains ownership of the machines and charges its customers by the bag. The Company's prices are competitive with prices for bagged ice delivered by traditional ice companies. The Company believes that retailers are becoming increasingly aware of the benefits of the Packaged Ice System, which provides a high quality product without the necessity of receiving large shipments of ice on a weekly or more frequent basis.

         In accordance with the Company's expansion strategy, the placement of the Packaged Ice Systems at customer locations is based upon a thorough review of each site, which primarily focuses on the historical ice sales at the site. Also included in the site review is an analysis of the surrounding trade area, the level of overall retail activity, the level of direct competition and the proximity of the site to other Packaged Ice Systems operated by the Company. Further, the Company reviews each site in order to ensure that the site has high visibility and easy access for the consumer, that the site meets the Company's standards for sanitary conditions including a connection to the municipal water supply, that it has received, where available, an acceptable rating from the local health department, and that it has an acceptable power source. Upon completion of this review, the Company makes a determination as to the viability of the location and whether a single machine or multiple machines are required at the time of initial installation. Multiple machines may be installed at a site if the volume of sales so warrants.

         The Company believes that providing frequent, regular and reliable service and support is one of the most important elements in the operation of its machine network. In order to maintain this level of service and support, the Company has implemented its route servicing system, utilizing trained service representatives to perform the Company's regularly scheduled service procedures. A service representative has a route consisting of up to 30 Packaged Ice Systems, each of which are visited and serviced on a regular basis. The Company maintains regional centers in Tucson, Arizona; Phoenix, Arizona; Orange County, California; Baton Rouge, Louisiana; Las Vegas, Nevada; Albuquerque, New Mexico; Dallas, Texas; San Antonio, Texas; Austin, Texas; Corpus Christi, Texas; Houston, Texas; and Miami, Florida which are designed to support the activities of the service representatives. Inventories of filters, supplies and machine parts are maintained at the centers for use in service calls. Finally, the Company maintains 24-hour, toll-free telephone support for responding to consumer calls regarding machine operation problems.

         Traditional Distribution. The Company transports packaged ice produced at its traditional manufacturing facilities to its retail and commercial customers. The Company utilizes an extensive computerized database which tracks the time and quantity of customer purchases, estimates customer inventory levels, catalogues client service histories and details on-site storage capacities. The system then interrelates this data with information concerning truck availability and capacity. This allows the Company to efficiently schedule daily deliveries and service calls. In addition, the Company's market presence provides it with the necessary customer density to efficiently transport its products.

PRODUCTS

         The Company markets its products to satisfy a broad range of customers, including retailers, commercial users, restaurants and agricultural users under a variety of brand names, including Mission Party Ice and Crystal Ice. The Company produces its ice in cube, half-moon, cylindrical and crushed forms to satisfy the demand of particular customers. The Company's primary ice product is cocktail ice packaged in eight pound bags, which it sells principally to convenience stores and supermarkets. The Company also sells cocktail ice in assorted bag sizes ranging from 20 to 40 pounds to restaurants, bars, stadiums, vendors and caterers. In addition, the Company sells block ice in 10 and 300 pound sizes, primarily to commercial, agricultural and industrial customers.

CUSTOMERS

         The Company markets its products to a broad range of customers, including supermarket chains, convenience stores, commercial users, agricultural buyers, resorts and restaurants and competitive producers and self-suppliers who experience supply shortages. Management believes that the superior economics and product quality of the Packaged Ice System has allowed it to develop relationships with certain high volume national supermarket chains, and will continue its penetration into this segment.

         Retailers with no internal ice production capacity are the primary purchasers of the Company's manufactured ice products and users of its Packaged Ice System. Management believes that reasonable pricing when combined with quality service results in customer loyalty. The Company has a diversified customer base, with its largest customer accounting for approximately 8.6% of pro forma net sales in 1996. In addition, the Company has geographically diversified its customer base. The geographic expansion of the Company's customer base protects it from adverse environmental factors such as abnormally cold summer weather in a particular region.

COMPETITION

         The traditional manufactured ice industry is highly competitive. In addition to the Company's direct competition, numerous convenience and grocery retailers operate commercial ice plants for internal use or manufacture and bag ice at their store locations. Because only one ice manufacturer typically services an individual retail site, the Company's products generally do not face competition at the retail level. The traditional delivery packaged ice industry in the southern and western U.S. is led by six regional, multi-facility competitors, consisting of the Company, Reddy Ice, Mountain Water, Glacier Ice, Mid-South Ice, and Triangle Ice, and includes numerous local and regional companies of varying sizes and competitive resources. The Company believes that the capabilities of the Packaged Ice System and the Company's associated cost structure and technological resources, enable it to increase sales to supermarkets quickly and expand beyond its existing market. The Company's principal competitor within many of its primary market areas is Reddy Ice, a subsidiary of Suiza Foods, Inc., a company with greater financial resources than the Company. The remaining competitors vary greatly in terms of their relative size and market strength.

         Competition in the packaged ice industry is based primarily on service, price and quality. In order to successfully compete, an ice manufacturer must be able to substantially increase production and distribution on a seasonal basis while maintaining cost efficiency. Management believes that the Company's high quality traditional production facilities, substantial financial resources resulting from this Offering, high regional market share and associated route density and proprietary ice machine technology provide it with numerous competitive advantages. The Company believes that there are significant barriers to entry to new and existing competitors with respect to the development of a machine with the same functions as the Packaged Ice System, such as the substantial capital outlay required to develop such a machine, the larger number of machines needed to achieve competitive operating efficiencies, the time and cost involved in developing a sophisticated service network, and the identification of locations suitable to place the machines.
To the Company's knowledge, of its principal competitors, only Reddy Ice delivers ice through the use of a similar machine known as the "Ice Factory." In 1994, the Company acquired the assets of Southco, Inc., which had approximately 175 Ice Factory systems in Texas. The Company has systematically replaced the Ice Factory machines with the Packaged Ice System and now operates only 16 Ice Factory systems, all of which are scheduled for replacement in 1997. See "Risk Factors -- Competition."

INTELLECTUAL PROPERTY

         The Company regards the Packaged Ice System as proprietary and relies primarily on a combination of patents, nondisclosure and confidentiality agreements, and other copy protection methods to secure and protect its intellectual property rights. The Company holds or has exclusive rights to five United States patents and has one patent pending relating to the Packaged Ice Systems.

         While the Company views the patents relating to the bagging device as important to the value of the Packaged Ice System as a whole, there can be no assurance that any issued patent will provide the Company with a meaningful competitive advantage, that competitors will not design alternatives to reduce or eliminate the benefits of any issued patent or that challenges will not be instituted against the validity or enforceability of these patents. Other companies may obtain patents claiming products or processes that are necessary for, or useful to, the development of the Company's products, in which case the Company may be required to obtain licenses for patents or for proprietary technology in order to develop, manufacture or market its products. There can be no assurance that the Company would be able to obtain such licenses on commercially reasonable terms, if at all.

         The Company does not hold any registered trademarks, but believes that it has common law protection for certain of its trademarks in certain markets.

         The Company protects certain of its proprietary materials and processes by relying on trade secret laws and non-disclosure and confidentiality agreements and requires all of its employees and third-party developers to sign nondisclosure agreements. There can be no assurance that confidentiality or trade secrets will be maintained or that others will not independently develop or obtain access to such materials or processes.

FACILITIES

         The Company has fourteen manufacturing plants located in Arizona, California, New Mexico, Tennessee and Texas. These fourteen plants have a combined manufacturing capacity of approximately 1390 tons per day. The Company intends to consolidate or close two of its manufacturing facilities in order to obtain greater efficiencies in certain markets. In addition, the Company has service centers for its Packaged Ice Systems in Arizona, California, Florida, Louisiana and Nevada. These service centers are staffed by trained route service representatives who visit and merchandise the Packaged Ice Systems on a weekly or more frequent basis.

GOVERNMENT REGULATION

         The packaged ice industry is subject to various federal, state and local laws and regulations, which require the Company, among other things, to obtain licenses for its business plants and machines, to pay annual license and inspection fees, to comply with certain detailed design and quality standards regarding its plants and the Packaged Ice Systems and to continuously control the quality and quantity of its ice.

         The Company's packaged ice products are subject to federal and state regulation as a food pursuant to the federal Food, Drug and Cosmetic Act, regulations promulgated thereunder by the Food and Drug Administration ("FDA") and analogous state statutes. These statutes and regulations impose comprehensive good manufacturing practices requirements governing the sanitary conditions of the facilities where ice is manufactured, the design and maintenance of the equipment used to manufacture the ice, the quality of source water and the sanitary practices of employees during ice production. The State of Florida has imposed yet additional requirements that include quarterly testing of the ice for the presence of microbes and certain substances regulated under the federal Safe Drinking Water Act, specific requirements for keeping ice packaging operations separate from other activities and labeling requirements for the bags used including the name of the company and the net weight. All of the Company's Packaged Ice Systems and ice manufacturing facilities are subject to routine and random safety, health and quality inspections. The Company believes that its facilities, manufacturing practices and Packaged Ice Systems are in compliance with all applicable federal, state and local laws and regulations and that the Company will be able to maintain such substantial compliance in the future.

         The Company is subject to certain health and safety regulations including regulations issued pursuant to the Occupational Safety and Health Act ("OSHA"). These regulations require the Company to comply with certain manufacturing, health and safety standards to protect its employees from accidents.

ENVIRONMENTAL MATTERS

         The Company's ice manufacturing and ice storage operations are subject to federal, state and local environmental laws and regulations. As a result, the Company has the potential to be involved from time to time in administrative or legal proceedings relating to environmental matters. There can be no assurance that the aggregate amount of any environmental liabilities that might be asserted in any such proceeding will not be material. The Company cannot predict the types of environmental laws or regulations that may from time to time be enacted in the future by federal, state or local governments, how existing or future laws or regulations will be interpreted or enforced or what types of environmental conditions may be found to exist at its facilities. The enactment of more stringent laws or regulations or a more strict interpretation of existing laws and regulations may require additional expenditures by the Company, some of which could be material.

         The Company generates and handles certain hazardous substances in connection with the manufacture and storage of packaged ice. The handling and disposal of these substances and wastes is subject to federal, state and local regulations, and site contamination originating from the release or disposal of such substances or wastes can lead to significant liabilities. In addition, certain of the Company's current and former facilities are located in industrial areas and have been in operation for many years. As a consequence, it is possible that historical activities on property currently or formerly owned by the Company or that current or historical activities on neighboring properties have affected properties currently or formerly owned by the Company and that, as a result, additional environmental issues may arise in the future, the precise nature of which the Company cannot now predict.


         The Company thus may become liable for site contamination at properties currently or formerly owned by the Company. Although such liability has not had a material adverse affect on the financial condition or operating results of the Company in the past, and the Company has no knowledge of claims that could be expected to have a material adverse affect on its financial condition or operations, there can be no assurance that the Company will not incur significant costs in connection with historical handling or disposal of such substances and wastes.

INSURANCE

         The Company carries general and product liability insurance. Its combined coverage per occurrence and aggregate loss coverages are in amounts the Company believes to be adequate. Although the Company is not aware of any actions having ever been filed and believes that the technology utilized at its manufacturing facilities and contained in its machines makes any contamination of the ice manufactured at its plants or dispensed by its machines unlikely, any significant damage awards against the Company in excess of the Company's insurance coverage could result in a material loss to the Company.

EMPLOYEES AND LABOR RELATIONS

         At March 14, 1997, the Company had 393 full-time employees, 44 of whom are local managers or corporate executives, 299 of whom are hourly employees and 50 of whom are sales, clerical, data processing or other administrative employees. The Company also employs approximately 60 additional employees during its summer peak season. The Company generally has not experienced difficulty in meeting its seasonal employment needs.

         With the exception of 63 employees of SWI, none of the Company's employees are represented by a union or are subject to a collective bargaining agreement. The Company has never experienced a work stoppage due to labor difficulties and management believes its relationship with its employees is good.

LITIGATION AND OTHER LEGAL PROCEEDINGS

         The Company is a party in certain legal proceedings that have resulted from the ordinary conduct of its business, including several personal injury lawsuits. In the opinion of the Company's management, none of these proceedings is expected to have a material adverse effect on the Company.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

         The Company has assembled an experienced management team to oversee the development and operation of the Company. The name, age and respective position of each director and executive officer of the Company are as follows:

NAME                 AGE  POSITION
----                 ---  --------
James F. Stuart      55   Chairman of the Board of Directors and Chief Executive Officer
A.J. Lewis III       41   President and Chief Operating Officer, Director
Steven P. Rosenberg  38   Vice Chairman of the Board of Directors
H.D. Wiginton        59   Vice President, Marketing
Diana F. Rice        47   Treasurer, Controller and Secretary
Stephen R. Sefton    41   Director
Richard A. Coonrod   66   Director
Robert G. Miller     46   Director

         The following is a brief description of the background and principal occupation of each director and executive officer:

         James F. Stuart, Chairman of the Board and Chief Executive Officer and a founder of Packaged Ice, served as President of the Company from 1990 until January 1997, when he was elected Chairman of the Board of Directors and Chief Executive Officer. Mr. Stuart is Chairman of the Executive Committee of the Board of Directors.

         A.J. Lewis III is President and Chief Operating Officer, a position to which he was elected in January 1997. Mr. Lewis has been an investor and director of the Company since 1991, and also serves on the Executive Committee. Mr. Lewis acquired Mission in 1988 and was its president and the sole director until its acquisition by the Company. He founded STPI in 1991 and was its president and a director from inception until its acquisition by the Company. Since 1989, Mr. Lewis has been a director and president of Southwest Texas Equipment Distributors, Inc., which is a distributor of Hoshizaki ice equipment.

         Steven P. Rosenberg is Vice Chairman of the Board of Directors, an officer position to which he was elected in March 1997. Mr. Rosenberg has been an investor and a director since 1991 and also serves on the Executive Committee. Mr. Rosenberg is involved in special projects for the Company.
From 1992 to February 1997, Mr. Rosenberg was President of Arrow, now a wholly owned subsidiary of ConAgra. Arrow is a diversified food product packaging company which supplies the Company with a substantial portion of its plastic bags.

         H.D. Wiginton is Vice President, Marketing. He joined the Company in July 1996. For the five years prior to joining the Company, Mr. Wiginton was Executive Vice President of Tower Marketing, a Texas-based, regional food brokerage concern.

         Diana F. Rice is Treasurer, Controller and Assistant Secretary of the Company. Ms. Rice joined the Company in July 1993 as a contract controller, became full-time controller in January 1994, and was elected to the offices of Controller and Assistant Secretary in June 1996. Ms. Rice was elected to the office of Treasurer in March 1997. From 1992 until joining the Company, Ms. Rice was a contract controller to Glass Wholesalers, Inc., Houston, Texas, a wholesale distributor of glass doors and custom glass products.

         Stephen R. Sefton has been a director since 1995 and is a member of the Compensation and Audit Committee of the Board of Directors. Mr. Sefton was designated to be elected as a director by Norwest Equity Partners V, L.P., the Company's largest shareholder. Since 1986, Mr. Sefton has been Vice President of Norwest Venture Capital Management, Inc. where he is responsible for originating, approving and managing investments for its various investment partnerships. Mr. Sefton is a general partner of Itasca Partners II which is general partner of Norwest Equity Partners V, L.P.

         Richard A. Coonrod has been a director since 1995 and is a member of the Compensation Committee of the Board of Directors. Mr. Coonrod was designated to be elected as a director by The Food Fund Limited Partnership ("Food Fund"), a shareholder of the Company. Mr. Coonrod has been a general partner of The Food Fund Limited Partnership, a Minneapolis-based limited partnership specializing in food-related investments, since 1989 and has been President of Coonrod Agriproduction Corporation, a food and agribusiness consulting and investment firm, since 1985. Mr. Coonrod has been a director of Orange-co, Inc. since 1987, and has been a director of Michael Foods, Inc. since 1994.


         Robert G. Miller is a private investor and was Chairman of the Board of Directors of SWI for the past five years until its acquisition by the Company. From 1980 to 1992, Mr. Miller was President and Chief Executive Officer of Glacier Water, Inc., a publicly traded water vending company.

VOTING AGREEMENT

         In excess of 80% of the shareholders have entered into a voting agreement (the "Voting Agreement") which fixes the number of directors at no less than five and no more than nine and provides for the election to the Board of Directors of the Company of (i) James F. Stuart, (ii) one representative designated by The Food Fund, who shall initially be Richard A. Coonrod, (iii) one representative designated by Norwest Equity Partners V, who shall initially be Stephen R. Sefton, (iv) one representative designated by Steven P. Rosenberg, who shall initially be Steven P. Rosenberg, and (v) A. J. Lewis III. The Voting Agreement terminates upon the earlier of (i) the agreement of the holders of 80% of the Company's Common Stock, Series A Preferred Stock and Series B Preferred Stock voting as a single class on as converted basis, (ii) the completion by the Company of an initial public offering resulting in aggregate net proceeds to the Company and any selling shareholders of $7,500,000 or more, (iii) the merger or consolidation of the Company with or into another entity which results in the shareholders holding less than 50% of the voting securities of the surviving entity, or the sale of all or substantially all of the Company's assets, or (iv) as to any party's right to designate a director, the reduction of such shareholder's holdings to less than 50% of the September 20, 1995 levels. Amendments to the Voting Agreement require the agreement of holders of 80% of the Company's Common Stock, Series A Preferred Stock and Series B Preferred Stock voting on an as converted basis. In addition, certain holders of in excess of 50% of the Company's voting stock have entered into a Voting Agreement with certain former shareholders of SWI to elect Robert G. Miller to the Board of Directors.

EXECUTIVE COMPENSATION

         The following table sets forth certain compensation information for the Chief Executive Officer of the Company and the Company's only other highly compensated executive officer (the "Named Executive Officers.") Compensation information is shown for fiscal 1994, 1995 and 1996.

                                                       ANNUAL COMPENSATION                 LONG-TERM COMPENSATION
                                                       -------------------                 ----------------------
                                                                                           SECURITIES
                                                                                           UNDERLYING
                                                                             OTHER ANNUAL   OPTIONS/     ALL OTHER
NAME/PRINCIPAL POSITION                  YEAR          SALARY       BONUS    COMPENSATION     SARS      COMPENSATION
-----------------------                  ----          ------       -----    ------------     ----      ------------
James F. Stuart                          1996        $125,000        --          --(1)          --        $1,827(2)
Chairman, Chief Executive Officer        1995          75,000        --          --(1)          --            --
                                         1994          75,000        --          --(1)          --            --

A.J. Lewis III                            (3)        $125,000        --          --(1)          --            --
President, Chief Operating Officer

H. D. Wiginton                           1996(4)       18,333        --          --(1)       6,000         3,000(5)
Vice President, Marketing


(1) Did not receive perquisites and other personnel benefits from Packaged Ice in excess of $50,000 or 10% of the Named Executive Officer's total annual salary and bonus paid for the years indicated.

(2) Contributions to Packaged Ice's 401(k) plan made by Packaged Ice in 1996 in the amount of $1,827.

(3) Did not serve as executive officer of Packaged Ice at the end of the last completed fiscal year.

(4) Represents partial year compensation. No compensation information is provided for prior years as Mr. Wiginton's employment commenced November 1996.

(5)      Automobile allowance.


OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

         The following table provides certain information regarding the number of stock options to purchase shares of the Company's Common Stock granted to the Named Executive Officers during the year ended December 31, 1996.


                                               PERCENTAGE                               POTENTIAL REALIZABLE VALUE
                                                OF TOTAL                                 AT ASSUMED ANNUAL RATES
                                 NUMBER OF       OPTIONS                                      OF STOCK PRICE
                                SECURITIES     GRANTED IN                                APPRECIATION FOR OPTION
                                UNDERLYING       FISCAL    PER SHARE                               TERM
                                  OPTIONS         YEAR    EXERCISE OR    EXPIRATION                ----
NAME                              GRANTED         1996    BASE PRICE        DATE             5%            10%
----                              -------         ----    ----------        ----             --            ---
H. D. Wiginton                      6,000           100%     $7.50         12/17/2006      $28,300       $71,718


AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION/SAR VALUES

         The following table provides certain information regarding the exercise of stock options to purchase shares of the Company's Common Stock during the year ended December 31, 1996, by the Named Executive Officers, and the fiscal year-end value of stock options held by such officers.

                                                   NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                                   UNDERLYING UNEXERCISED       IN-THE-MONEY OPTIONS/
                                  NUMBER OF          OPTIONS/SARS AT              SAR'S AT FISCAL
                                    SHARES          FISCAL YEAR END(#)              YEAR END(1)
                                 ACQUIRED ON       ------------------               -----------
NAME                               EXERCISE    EXERCISABLE  UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                               --------    -----------  -------------   -----------   -------------
James F. Stuart                         __             __            __             __             __
A.J. Lewis III                          __             __            __             __             __
H. D. Wiginton                          __             __         6,000             __        $15,000

(1) Based on a fiscal year end of December 31, 1996, and a fair market value of $10.00 per share, as determined by the Company's Board of Directors. The value of in-the-money options is calculated as the difference between the fair market value of the Packaged Ice Common Stock underlying the options at fiscal year end and the exercise price of the options. Exercisable options refer to those options that are exercisable as of December 31, 1996, while Unexercisable options refer to those options that become exercisable at various times thereafter.

DIRECTOR COMPENSATION

         Directors of the Company are elected annually and hold office until the next annual meeting of shareholders or until their successors are elected and qualified. See "-- Voting Agreement." Directors are not compensated for their services as directors. Directors are reimbursed, however, for ordinary and necessary expenses incurred in attending board or committee meetings.

STOCK OPTION PLAN

         The Company adopted the Packaged Ice, Inc. Stock Option Plan on July 26, 1994 (the "Option Plan"). Under the Option Plan, options to purchase up to 130,000 shares of Common Stock may be granted to employees, outside directors and consultants and advisers to the Company or any subsidiary. The purposes of the Option Plan are to further the growth, development and financial success of the Company by providing additional financial incentives to key personnel and to retain and attract qualified individuals who will contribute to the overall success of the Company. Shares that by reason of the expiration of an option (other than by reason of exercise) or which are no longer subject to purchase pursuant to an option granted under the Option Plan may be reoptioned thereunder. The Option Plan is currently administered by the Board of Directors, but the Board of Directors may determine to delegate this responsibility to a committee of the Board which would then have the authority to set specific terms and conditions of options granted under the Option Plan and administer the Option Plan. Options granted under the Option Plan are non-qualified options and are not intended to be "incentive stock options" under Section 422 of the Internal Revenue Code of 1986, as amended. Stock options granted under the Option Plan may be granted for a term not to exceed ten years and are not transferable other than by will or the laws of descent and distribution. Each option may be exercised within the term of the option pursuant to which it was granted (so long as the optionee, if an employee, continues to be employed by the Company). In addition, an option may be exercised as to vested shares within 90 days after the termination of employment of the optionee (except in the case of a termination for cause, in which case the option shall automatically expire on termination), and in the event of a termination in case of death, disability or eligible retirement, all options shall become exercisable and may be exercised until the earlier of the first anniversary of such event or the stated expiration date.

         The exercise price of all stock options must be at least equal to the fair market value of the Common Stock on the date of grant. Stock options may be exercised by payment in cash of the exercise price with respect to each share to be purchased, or by a method in which a concurrent sale of the acquired stock is arranged, with the exercise price payable in cash from such sale proceeds.

         At June 3, 1997, the Company had outstanding options for 75,900 shares of Common Stock at a weighted average exercise price of $7.24 of which 28,500 were presently exercisable. All options granted under the Option Plan have a five-year vesting period, which will be accelerated in the event of a change of control or initial public offering. All of the outstanding options were granted at exercise prices determined by the Board of Directors to be equal to the fair market value of the Common Stock on the date of grant. To date, no options have been exercised under the Option Plan.

EMPLOYMENT AND TERMINATION

         None of the executive officers currently have employment agreements, with the exception of H. D. Wiginton. Mr. Wiginton, the Company's Vice President, Marketing, entered into an employment agreement effective November 1, 1996, which establishes a base salary of $110,000 per year, provides for certain cash bonus incentives relating to his performance and grants Mr. Wiginton the immediate right to purchase 6,000 shares of Common Stock plus 6,000 shares under the Option Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         During the year ended December 31, 1996, A. J. Lewis III and Richard
A. Coonrod served as members of the Compensation Committee. During 1996, no member of the Compensation Committee was an officer, former officer or employee of the Company or any of its subsidiaries. During 1996, no executive officer of the Company served as a member of: (i) the compensation committee of another entity in which one of the executive officers of such entity served on the Company's Compensation Committee, (ii) the Board of Directors of another entity in which one of the executive officers of such entity served on the Company's Compensation Committee, or (iii) the compensation committee of another entity in which one of the executive officers of such entity served as a member of the Company's Board of Directors. A. J. Lewis III resigned from the Compensation Committee upon being named an executive officer.

                             PRINCIPAL SHAREHOLDERS

         The following table sets forth certain information as of June 16, 1997 with respect to the beneficial ownership of Packaged Ice Common Stock (assuming conversion of the Series A Preferred Stock and Series B Preferred Stock which have voting rights equivalent to that of the Common Stock) by: (i) each director of the Company, (ii) each Named Executive Officer of the Company,
(iii) each other person known to hold 5% or more of the outstanding shares of Common Stock, and (iv) all current executive officers (regardless of salary and bonus level) and directors of the Company as a group. Unless otherwise indicated, the persons listed in the table below have sole voting and investment powers with respect to the shares indicated.

                                                  SHARES BENEFICIALLY OWNED
                                                 SHARES                   %
                                                 ------                   -
James F. Stuart                                  358,700                 7.0%
8572 Katy Freeway, Suite 101
Houston, Texas 77024

A. J. Lewis III (1)                              393,943                 7.7%
1120 E. Durango
San Antonio, Texas 78205

Steven P. Rosenberg (2)                          473,401                 9.2%
5430 LBJ Freeway, Suite 1600
Dallas, Texas 75219

Stephen R. Sefton (3)                            820,449                16.0%

Jack Stazo (4)                                   260,864                 5.1%
10606 N. Evers Park
Houston, Texas 77024

Norwest Equity Partners V (5)                    820,449                16.0%
222 South Ninth St, Suite 2800
Minneapolis, MN 55402-3388

Richard A. Coonrod (6)                            91,161                 1.8%
5720 Smetana Drive, Suite 300
Minnetonka, MN 55343

H. D. Wiginton                                    12,000                 0.2%
8572 Katy Freeway, Suite 101
Houston, Texas 77024

Robert G. Miller                                 286,540                 5.6%
4425 West Olive, Suite 310
Glendale, Arizona 85302

Fleming Companies (7)                            298,231                 5.8%
6301 Waterford Blvd.
Oklahoma City, OK 73118

All directors and executive officers
  as a group (8 persons) (1) (8)               2,448,194                47.9%


(1) Includes 2,000 shares of Common Stock held by Mr. Lewis, as Trustee, 25,000 shares owned by South Texas Equipment Distributors, Inc., a corporation owned by Mr. and Mrs. Lewis, and 69,350 shares held by Mr. and Mrs. Lewis as tenants in common.

(2)      Includes 83,221 shares of Series B Preferred Stock.

(3) Includes 405,000 shares of Series A Preferred Stock and 37,449 shares of Series B Preferred Stock. Mr. Sefton does not own any shares of record. However, as Vice President of Norwest Venture Capital Management, Inc., and general partner of Itasca Partners II, the general partner of Norwest Equity Partners V, Mr. Sefton may be deemed to be the beneficial owner of the shares held by Norwest Equity Partners V. Mr. Sefton disclaims beneficial ownership of the shares held by Norwest Equity Partners V.

(4)      Includes 4,000 shares of Common Stock held by Jack Stazo as Trustee.

(5) Includes 405,000 shares of Series A Preferred Stock and 37,449 shares of Series B Preferred Stock.

(6) Includes 45,000 shares of Series A Preferred Stock and 4,161 shares of Series B Preferred Stock. Mr. Coonrod does not own any shares of record. However, as general partner of Food Fund, Mr. Coonrod may be deemed to be the beneficial owner of the shares held by Food Fund.
         Mr. Coonrod disclaims beneficial ownership of the Shares held by Food Fund.

(7) Fleming Companies received an offer from Suiza Foods, Inc. to purchase all of Fleming Companies' Common Stock for $1,491,155, triggering a right of first refusal of the Company under the Shareholders Agreement (as defined). The Company has exercised its right of first refusal and intends to effect a substantially concurrent sale for cash of Qualified Capital Stock or warrants to acquire Qualified Capital Stock to obtain the proceeds necessary to purchase Fleming Companies Common Stock.

(8) Includes 450,000 shares of Series A Preferred Stock and 124,831 shares of Series B Preferred Stock.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Certain decisions concerning the operations or financial structure of the Company, including, without limitation, matters relating to the Acquisitions, may present conflicts of interest between the Company, certain shareholders, directors and officers, described as follows:

         Shareholders Agreement. All current shareholders of Packaged Ice are parties to a Shareholders Agreement (the "Shareholders Agreement") which restricts the transfer of their shares of capital stock of the Company and grants the Company and the other shareholders a right of first refusal to purchase shares which a shareholder attempts to transfer. The Shareholders Agreement terminates upon the occurrence of any of the following: (i) if the Company permanently ceases to do business; (ii) the Company completes an underwritten public offering of its Common Stock which results in net proceeds to the Company and any selling shareholders of at least $7,500,000; or (iii) upon the written agreement of the holders of no less than eighty percent (80%) of the voting power of the outstanding Common Stock and Preferred Stock voting as a single class.

         Tag-Along and Co-Sale Rights. James F. Stuart and Jack Stazo, founding shareholders, have entered into agreements with certain other shareholders granting such shareholders the right to participate pro rata in sales to third parties.

         Voting Agreement. In excess of 80% of the Company's shareholders are bound by a Voting Agreement which establishes the number and make up of the Board of Directors. See "Management -- Voting Agreement."

         Stock Purchase Agreements with Norwest, et al. On September 20, 1995, Packaged Ice entered into a stock purchase agreement with Norwest and Food Fund ("Norwest Agreement") pursuant to which the Company issued 450,000 shares of Series A Preferred Stock at a price of $5.56 per share and 420,000 shares of Common Stock at a price of $5.00 per share. In addition, the Stock Purchase Agreement requires a vote of two-thirds of the Board of Directors before the Company may take certain actions relating to distributions, granting demand registration rights, guaranteeing indebtedness, making loans, changing the business, making acquisitions, issuing securities and pledging assets. In connection with the issuance of stock, Norwest and Food Fund were granted demand and piggy-back registration rights under a registration rights agreement. The demand right gives the investors the right to cause the Company to register their securities at any time after September 20, 2000 and before September 20, 2004. In addition, Norwest and Food Fund were granted a put option to sell their stock back to the Company at fair market value, which option becomes effective only if Norwest and Food Fund have been unable to register their stock by September 20, 2003. The put option terminates in the event the Company completes a firmly underwritten public offering of Common Stock, provided that the gross offering price equals or exceeds $7,500,000. In December 1996, Norwest, Food Fund and Steven P. Rosenberg advanced $750,000 to the Company under convertible demand notes. On January 17, 1997, the Company entered into a stock purchase agreement with Norwest, Food Fund and Steven P. Rosenberg pursuant to which the Company issued 124,831 shares of Series B Preferred Stock at a price of $6.07 per share in exchange for the cancellation of the $750,000 of demand notes. As a result of the issuance of Series B Preferred Stock, the Shareholders Agreement and the Voting Agreement were amended to include the Series B Preferred Stock. In addition, Mr. Rosenberg was granted demand registration rights under the September 20, 1995 registration rights agreement. The Company has amended the September 20, 1995 registration rights agreement to grant demand registration rights to Mr. Rosenberg, Food Fund and Norwest which are substantially similar to those granted in connection with the issuance of the Warrants. Holders of Series A Preferred Stock and Series B Preferred Stock have contractual preemptive rights to acquire capital stock and have waived such preemptive rights with respect to the Offering.

         Stock Purchase Agreements with Individual Investors. The Company entered into a stock purchase agreement dated December 23, 1993 which granted certain individual shareholders piggy-back registration rights with respect to the Common Stock and the right to receive financial and other information and notice of certain events. The Company entered into a stock purchase agreement on September 20, 1995 with individual investors which granted them piggy-back registration rights, contractual preemptive rights to acquire capital stock, and the right to receive financial and other information. Such holders have waived their preemptive rights with respect to the Offering. In addition, this agreement requires a vote of two-thirds of the Board of Directors before the Company may take certain actions relating to distributions, granting demand registration rights, guaranteeing indebtedness, making loans, changing the business, making acquisitions, issuing securities and pledging assets. The Board of Directors has unanimously approved the issuance of the securities and all ancillary agreements.

         Agreements with A.J. Lewis III. A.J. Lewis III is the President and Chief Operating Officer and a director of the Company. Mr. Lewis and his wife, Liza B. Lewis, own 7.7% of the fully diluted shares of Common Stock of the Company. Mr. and Mrs. Lewis have been granted demand registration rights in connection with the Mission Acquisition. Prior to completion of the Mission Acquisition, Mr. Lewis and his wife owned 100% of Mission and 80% of STPI. Mr. Lewis and his wife also own Southwest Texas Equipment Distributors, Inc. which is a shareholder of the Company. Southwest Texas Equipment Distributors, Inc., an ice equipment sales and rental company, has the exclusive right to supply Hoshizaki ice cubers to the Company under an agreement dated September 9, 1991. Mr. Lewis holds the option to purchase the real estate on which Mission's facilities are located. Mr. Lewis intends to exercise this option in 1998. As part of the Mission Acquisition, the Company will lease these facilities from Mr. Lewis on arms-length terms approved by a disinterested majority of the Board of Directors. These agreements with Mr. Lewis may result in conflicts of interest with respect to certain matters affecting the

Company, such as potential business opportunities, business dealings, demands on Mr. Lewis' time, possible corporate transactions and other strategic decisions affecting the future of the Company and Mr. Lewis.

         Agreements with SWI and its Principals. Prior to completion of the SWI Acquisition, Dale M. Johnson, Robert G. Miller and Alan S. Bernstein together owned 95% of SWI. After completion of the Acquisition, Messrs. Johnson, Miller and Bernstein will own an aggregate of 16% of the fully diluted shares of Common Stock of the Company. Messrs. Johnson, Miller and Bernstein will be granted demand registration rights in connection with the SWI Acquisition. Prior to the SWI Acquisition, Packaged Ice and SWI were parties to an option agreement and master lease agreement under which SWI granted to the Company the right to acquire SWI on specified terms, and under which SWI obtained the right to lease Packaged Ice Systems and place them in SWI's market area. The option agreement and master lease agreement with SWI terminated upon consummation of the SWI Acquisition. Mr. Miller owns and leases to SWI the real property on which an ice manufacturing plant in Phoenix, Arizona is located.

         Other Transactions and Relationships with Shareholders. Akin, Gump, Strauss, Hauer & Feld, L.L.P. ("Akin Gump") provides legal services to the Company. Cecil Schenker, a shareholder of the Company, is the sole shareholder of Cecil Schenker, P.C., a partner of Akin Gump. Alan Schoenbaum, the son of Stanley Schoenbaum, a shareholder of the Company, is the sole shareholder of Alan Schoenbaum, P.C., a partner of Akin Gump. Kenneth H. Johnson, a shareholder, provides legal services to the Company. Bill Highsmith, a shareholder, has acted as an insurance agent for the Company in connection with the Company's health insurance and key-man life insurance. James M. Raines, a shareholder, provided investment banking services to the Company in connection with the sale of the Old Notes, for which he was granted an extension of a Common Stock purchase warrant granted previously to him, and for which he will receive a finder's fee from Jefferies & Company, Inc. The warrant gave Mr. Raines the right to purchase 43,296 shares of Common Stock at a price of $5.78 per share. Mr. Raines acquired 18,271 shares under his warrant pursuant to a cashless exercise Steven P. Rosenberg, a shareholder and director of the Company, is a consultant and former president of Arrow, which supplies plastic bags to the Company. Lancer Corporation, a shareholder, supplies the Company's proprietary bagging devices under an exclusive contract. Fleming Companies, a shareholder, is a significant customer of the Company. Fleming Companies has offered to sell its shares of Common Stock to the Company under the Shareholders Agreement. See "Principal Shareholders," footnote 7 on page 47.

         The Company believes that the transactions referred to above are no less favorable than transactions which would have been obtained from unrelated third parties. Any future transactions between the Company and related parties will be approved by outside directors and will be on terms no less favorable then those which could have been obtained from unrelated third parties.

                               THE EXCHANGE OFFER

GENERAL

         In connection with the sale of the Old Notes, the purchasers thereof became entitled to the benefits of certain registration rights under the Registration Rights Agreement. The Exchange Notes are being offered hereunder in order to satisfy the obligations of the Company under the Registration Rights Agreement. See "Registration Rights; Additional Interest."

         For each $1,000 principal amount of Old Notes surrendered to the Company pursuant to the Exchange Offer, the holder of such Old Notes will receive $1,000 principal amount of Exchange Notes. Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal, the Company will accept all Old Notes properly tendered prior to 5:00 p.m., New York City time, on the Expiration Date. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer in integral multiples of $1,000 principal amount.

         Under existing interpretations of the staff of the SEC, including Exxon Capital Holdings Corporation, SEC No-Action Letter (available April 13,
1989),the Morgan Stanley Letter and Mary Kay Cosmetics, Inc., SEC No-Action Letter (available June 5, 1991), the Company believes that the Exchange Notes would in general be freely transferable after the Exchange Offer without further registration under the Securities Act by the respective holders thereof (other than a "Restricted Holder," being (i) a broker-dealer who purchased Old Notes exchanged for such Exchange Notes directly from the Company to resell pursuant o Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an affiliate of the Company within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and such holder is not participating in, and has no arrangement with any person to participate in, the distribution (within the meaning of the Securities Act) of such Exchange Notes. Eligible holders wishing to accept the Exchange Offer must represent to the Company that such conditions have been met. Any holder of Old Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes could not rely on the interpretation by the staff of the SEC enunciated in the Morgan Stanley Letter and similar no-action letters, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

         Each holder of Old Notes who wishes to exchange Old Notes for Exchange Notes in the Exchange Offer will be required to make certain representations, including that (i) it is neither an affiliate of the Company nor a broker-dealer tendering Old Notes acquired directly from the Company for its own account, (ii) any Exchange Notes to be received by it are being acquired in the ordinary course of its business and (iii) it is not participating in, and it has no arrangement with any person to participate in, the distribution (within the meaning of the Securities Act) of the Exchange Notes. In addition, in connection with any resales of Exchange Notes, any broker-dealer (a "Participating Broker-Dealer") who acquired Old Notes for its own account as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes. The staff of the SEC has taken the position in no-action letters issued to third parties including Shearman & Sterling, SEC No-Action Letter (available July 2, 1993), that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to the Exchange Notes (other than a resale of an unsold allotment from the original sale of Old Notes) with this Prospectus, as it may be amended or supplemented from time to time. Under the Registration Rights Agreement, the Company is required to allow Participating Broker-Dealers to use this Prospectus, as it may be amended or supplemented from time to time, in connection with the resale of such Exchange Notes. See "Plan of Distribution."

         The Exchange Offer shall be deemed to have been consummated upon the earlier to occur of (i) the Company having exchanged Exchange Notes for all outstanding Old Notes (other than Old Notes held by a Restricted Holder) pursuant to the Exchange Offer and (ii) the Company having exchanged, pursuant to the Exchange Offer, Exchange Notes for all Old Notes that have been tendered and not withdrawn on the date that is 30 days following the commencement of the Exchange Offer. In such event, holders of Old Notes seeking liquidity in their investment would have to rely on exemptions to registration requirements under the securities laws, including the Securities Act.

         As of the date of this Prospectus, $50,000,000 principal amount of Old Notes are issued and outstanding. In connection with the issuance of the Old Notes, the Company arranged for the Old Notes to be eligible for trading in the Private Offering, Resale and Trading through Automated Linkages (PORTAL) Market, the National Association of Securities Dealers' screen based, automated market trading of securities eligible for resale under Rule 144A.

         The Company shall be deemed to have accepted for exchange validly tendered Old Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. See "-- Exchange Agent." The Exchange Agent will act as agent for the tendering holders of Old Notes for the purpose of receiving Exchange Notes from the Company and delivering Exchange Notes to such holders. If any tendered Old Notes are not accepted for exchange because of an invalid tender or the occurrence of certain other events set forth herein, certificates for any such unaccepted Old Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date. Holders of Old Notes who tender in the Exchange

Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes, in connection with the Exchange Offer. See "-- Fees and Expenses."

         This Prospectus, together with the accompanying Letter of Transmittal, is being sent to all registered holders as of the date of this Prospectus.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

         The term "Expiration Date" shall mean ______________ , 1997 unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date to which the Exchange Offer is extended. In order to extend the Expiration Date, the Company will notify the Exchange Agent of any extension by oral or written notice and will mail to the record holders of Old Notes an announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Such announcement may state that the Company is extending the Exchange Offer for a specified period of time. The Company reserves the right (i) to delay acceptance of any Old Notes, to extend the Exchange Offer or to terminate the Exchange Offer and to refuse to accept Old Notes not previously accepted, if any of the conditions set forth herein under "-- Termination" shall have occurred and shall not have been waived by the Company (if permitted to be waived by the Company), by giving oral or written notice of such delay, extension or termination to the Exchange Agent, and (ii) to amend the terms of the Exchange Offer in any manner deemed by it to be advantageous to the holders of the Old Notes. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment in a manner reasonably calculated to inform the holders of the Old Notes of such amendment. Without limiting the manner in which the Company may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the Exchange Offer, the Company shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to the Dow Jones News Service.

INTEREST ON THE EXCHANGE NOTES

         The Exchange Notes will bear interest payable semi-annually on April 15 and October 15 of each year, commencing October 15, 1997. Holders of Exchange Notes of record on October 1, 1997 will receive interest on May 15, 1997 from the date of issuance of the Exchange Notes, plus an amount equal to the accrued interest on the Old Notes from the date of issuance of the Old Notes, April 17, 1997,to the date of exchange thereof. Consequently, assuming the Exchange Offer is consummated prior to the record date in respect of the October 15, 1997 interest payment for the Old Notes, holders who exchange their Old Notes for Exchange Notes will receive the same interest payment on October 15, 1997 that they would have received had they not accepted the Exchange Offer. Interest on the Old Notes accepted for exchange will cease to accrue upon issuance of the Exchange Notes.

PROCEDURES FOR TENDERING

          To tender in the Exchange Offer, a holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile or an Agent's message, together with the Old Notes and any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date. The tender by a holder of Old Notes will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal. Delivery of all documents must be made to the Exchange Agent at its address set forth herein. Holders may also request that their respective brokers, dealers, commercial banks, trust companies or nominees effect such tender for such holders. The method of delivery of Old Notes and the Letter of Transmittal and all other required documents to the Exchange Agent is at the election and risk of the holders. Instead of delivery by mail, it is recommended that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery. No Letter of Transmittal or Old Notes should be sent to the Company. Only a holder of Old Notes may tender such Old Notes in the Exchange Offer. The term "holder" with respect to the Exchange Offer means any person in whose name Old Notes are registered on the books of the Company or any other person who has obtained a properly completed stock power from the registered holder.

         The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Exchange Agent and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering Old Notes which are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal, and that the Company may enforce such agreement against such participant.

         Any beneficial holder whose Old Notes are registered in the name of such holder's broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on behalf of the registered holder. If such beneficial holder wishes to tender directly, such beneficial holder must, prior to completing and executing the Letter of Transmittal and delivering his Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such holder's name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time. If the Letter of Transmittal is signed by the record holder(s) of the Old Notes tendered thereby, the signature must correspond with the name(s) written on the face of the Old Notes without alteration, enlargement or any change whatsoever. If the Letter of Transmittal is signed by a participant in DTC, the signature must correspond with the name as it appears on the security position listing as the holder of the Old Notes. Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution")unless the Old Notes tendered pursuant thereto are tendered (i) by a registered holder (or by a participant in DTC whose name appears on a security position listing as the owner) who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal and the Exchange Notes are being issued directly to such registered holder (or deposited into the participant's account at DTC) or (ii) for the account of an Eligible Institution. If the Letter of Transmittal is signed by a person other than the registered holder of any Old Notes listed therein, such Old Notes must be endorsed or accompanied by appropriate bond powers which authorize such person to tender the Old Notes on behalf of the registered holder, in either case signed as the name of the registered holder or holders appears on the Old Notes. If the Letter of Transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

         A tender will be deemed to have been received as of the date when the tendering holder's duly signed Letter of Transmittal accompanied by Old Notes (or a timely confirmation received of a book-entry transfer of Old Notes into the Exchange Agent's account at DTC with an Agent's Message) or a Notice of Guaranteed Delivery from an Eligible Institution is received by the Exchange Agent. Issuances of Exchange Notes in exchange for Old Notes tendered pursuant to a Notice of Guaranteed Delivery by an Eligible Institution will be made only against delivery of the Letter of Transmittal (and any other required documents) and the tendered Old Notes (or a timely confirmation received of a book-entry transfer of Old Notes into the Exchange Agent's account at DTC) with the Exchange Agent.

         All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of the tendered Old Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes the Company's acceptance of which would, in the opinion of the Company or its counsel, be unlawful. The Company also reserves the absolute right to waive any conditions of the Exchange Offer or defects or irregularities in tender as to particular Old Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Company shall determine. Neither the Company, the Exchange Agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Old Notes nor shall any of them incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost by the Exchange Agent to the tendering holder of such Old Notes unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date. In addition, the Company reserves the right in its sole discretion to (i) purchase or make offers for any Old Notes that remain outstanding subsequent to the Expiration Date, or, as set forth under "-- Termination," to terminate the Exchange Offer and (ii) to the extent permitted by applicable law, purchase Old Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers may differ from the terms of the Exchange Offer.

BOOK-ENTRY TRANSFER

         The Exchange Agent will establish an account with respect to the Old Notes at DTC within two business days after the date of this Prospectus, and any financial institution which is a participant in DTC may make book-entry delivery of the Old Notes by causing DTC to transfer such Old Notes into the Exchange Agent's account in accordance with DTC's procedure for such transfer. Although delivery of Old Notes may be effected through book-entry transfer into the Exchange Agent's account at DTC, and Agent's Message must be transmitted to an received by the Exchange Agent on or prior to the Expiration Date at one of its addresses set forth below under "B Exchange Agent", or the guaranteed delivery procedure described below must be complied with. DELIVERY OF DOCUMENTS TO DTC DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT. All references in this Prospectus to deposit or delivery of Old Notes shall be deemed to include DTC's book-entry delivery method.

GUARANTEED DELIVERY PROCEDURES

         Holders who wish to tender their Old Notes and whose Old Notes are not immediately available or who cannot deliver their Old Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, or who cannot complete the procedure for book-entry transfer on a timely basis and deliver an Agent's Message, may effect a tender if: (i) the tender is made by or through an Eligible Institution; (ii) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery)setting forth the name and address of the holder of the Old Notes, the registration number or numbers of such Old Notes (if applicable), and the total principal amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that, within five business days after the Expiration Date, the Letter of Transmittal, together with the Old Notes in proper form for transfer (or a confirmation of a book-entry transfer into the Exchange Agent's account at DTC) and any other documents required by the Letter of Transmittal, will be deposited by the Eligible Institution with the Exchange Agent; and (iii) such properly completed and executed Letter of Transmittal, together with the certificate(s) representing all tendered Old Notes in proper form for transfer(or a confirmation of such a book-entry transfer) and all other documents required by the Letter of Transmittal are received by the Exchange Agent within five business days after the Expiration Date.

TERMS AND CONDITIONS OF THE LETTER OF TRANSMITTAL

         The Letter of Transmittal contains, among other things, certain terms and conditions which are summarized below and are part of the Exchange Offer.

         Each holder who participates in the Exchange Offer will be required to represent that any Exchange Notes received by it will be acquired in the ordinary course of its business, that such holder is not participating in, and has no arrangement with any person to participate in, the distribution (within the meaning of the Securities Act) of the Exchange Notes, and that such holder is not a Restricted Holder.

         Old Notes tendered in exchange for Exchange Notes (or a timely confirmation of a book-entry transfer of such Old Notes into the Exchange Agent's account at DTC) must be received by the Exchange Agent, with the Letter of Transmittal and any other required documents, by the Expiration Date or within the time periods set forth above pursuant to a Notice of Guaranteed Delivery from an Eligible Institution. Each holder tendering the Old Notes for exchange sells, assigns and transfers the Old Notes to the Exchange Agent, as agent of the Company, and irrevocably constitutes and appoints the Exchange Agent as the holder's agent and attorney-in-fact to cause the Old Notes to be transferred and exchanged. The holder warrants that it has full power and authority to tender, exchange, sell, assign and transfer the Old Notes and to acquire the Exchange Notes issuable upon the exchange of such tendered Old Notes, that the Exchange Agent, as agent of the Company, will acquire good and unencumbered title to the tendered Old Notes, free and clear of all liens, restrictions, charges and encumbrances, and that the Old Notes tendered for exchange are not subject to any adverse claims when accepted by the Exchange Agent, as agent of the Company. The holder also warrants and agrees that it will, upon request, execute and deliver any additional documents deemed by the Company or the Exchange Agent to be necessary or desirable to complete the exchange, sale, assignment and transfer of the Old Notes. All authority conferred or agreed to be conferred in the Letter of Transmittal by the holder will survive the death, incapacity or dissolution of the holder and any obligation of the holder shall be binding upon the heirs, personal representatives, successors and assigns of such holder.

WITHDRAWAL OF TENDERS

         Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the business day prior to the Expiration Date, unless previously accepted for exchange. To withdraw a tender of Old Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the business day prior to the Expiration Date and prior to acceptance for exchange thereof by the Company. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor"),
(ii) identify the Old Notes to be withdrawn (including, if applicable, the registration number or numbers and total principal amount of such Old Notes),
(iii) be signed by the Depositor in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to permit the Trustee with respect to the Old Notes to register the transfer of such Old Notes into the name of the Depositor withdrawing the tender, (iv) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor and (v) if applicable because the Old Notes have been tendered pursuant to the book-entry procedures, specify the name and number of the participant's account at DTC to be credited, if different than that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices will be determined by the Company ,whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Exchange Notes will be issued with respect thereto unless the Old Notes so withdrawn are validly retendered. Any Old Notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described above under "--Procedures for Tendering" at any time prior to the

Expiration Date.

TERMINATION

         Notwithstanding any other term of the Exchange Offer, the Company will not be required to accept for exchange any Old Notes not theretofore accepted for exchange, and may terminate the Exchange Offer if it determines that the Exchange Offer violates any applicable law or interpretation of the staff of the SEC.

         If the Company determines that it may terminate the Exchange Offer, as set forth above, the Company may (i) refuse to accept any Old Notes and return any Old Notes that have been tendered to the holders thereof, (ii) extend the Exchange Offer and retain all Old Notes tendered prior to the Expiration of the Exchange Offer, subject to the rights of such holders of tendered Old Notes to withdraw their tendered Old Notes or (iii) waive such termination event with respect to the Exchange Offer and accept all properly tendered Old Notes that have not been withdrawn. If such waiver constitutes a material change in the Exchange Offer, the Company will disclose such change by means of a supplement to this Prospectus that will be distributed to each registered holder of Old Notes, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders of the Old Notes, if the Exchange Offer would otherwise expire during such period. Holders of Old Notes will have certain rights against the Company under the Registration Rights Agreement should the Company fail to consummate the Exchange Offer.

EXCHANGE AGENT

         U.S. Trust Company has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance and requests for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Exchange Agent addressed as follows:

                 U.S. Trust Company of Texas, N.A.
                 2001 Ross Avenue, 27th Floor
                 Dallas, Texas 75201
                 Attention:  Corporate Trust Department
                 Facsimile:  (214) 754-1303
                 Telephone:  (214) 754-1255

FEES AND EXPENSES

         The expenses of soliciting tenders pursuant to the Exchange Offer will be borne by the Company. The principal solicitation for tenders pursuant to the Exchange Offer is being made by mail. Additional solicitations may be made by officers and regular employees of the Company and its affiliates in person, by telegraph or telephone. The Company will not make any payments to brokers, dealers or other persons soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse the Exchange Agent for its reasonable out-of-pocket expenses in connection therewith. The Company may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Prospectus, Letters of Transmittal and related documents to the beneficial owners of the Old Notes and in handling or forwarding tenders for exchange.

         The other expenses incurred in connection with the Exchange Offer including fees and expenses of the Exchange Agent and Trustee and accounting and legal fees, will be paid by the Company. The Company will pay all transfer taxes, if any, applicable to the exchange of Old Notes pursuant to the Exchange Offer. If, however, Exchange Notes or Old Notes not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the Old Notes tendered, or if tendered Old Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Old Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

ACCOUNTING TREATMENT

         No gain or loss for accounting purposes will be recognized by the Company upon the consummation of the Exchange Offer. The expenses of the Exchange Offer will be amortized by the Company over the term of the Exchange Notes under generally accepted accounting principles.

                              DESCRIPTION OF NOTES

         The Exchange Notes will be issued, and the Old Notes were issued, pursuant to the indenture (the "Indenture"), by and among the Company, the Subsidiary Guarantors and U.S. Trust Company of Texas, N.A., as Trustee (the "Trustee") dated April 17, 1997. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "TIA"). The following summary of certain provisions of the Indenture, the Notes and the Subsidiary Guarantees does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the TIA, and to all of the provisions of the Indenture (copies of which can be obtained from the Company upon request), including the definitions of certain terms therein and those terms made a part of the Indenture by reference to the TIA as in effect on the date of the Indenture. The definitions of certain capitalized terms used in the following summary are set forth under "-- Certain Definitions" below. For purposes of this Section, references to the "Company" shall mean Packaged Ice, Inc., excluding its Subsidiaries.

         The Notes will be issued in fully registered form only, without coupons, in denominations of $1,000 and integral multiples thereof. Initially, the Trustee will act as Paying Agent and Registrar for the Notes. The Notes may be presented for registration of transfer and exchange at the offices of the Registrar, which currently is the Trustee's corporate trust office. The Company may change any Paying Agent and Registrar without notice to Holders of the Notes. The Company will pay principal (and premium, if any) on the Notes at the Trustee's corporate office in New York, New York. In addition, in the event the Notes do not remain in book-entry form, interest may be paid at the Company's option, by wire transfer or check mailed to the registered address of the Holders as shown on the Note Register.

         As of the date of the Indenture, all of the Company's Subsidiaries will be Restricted Subsidiaries. Subject to the requirements of the Indenture, the Company will be able to designate future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to the restrictive covenants set forth in the Indenture.

         Any Old Notes that remain outstanding after the completion of the Exchange Offer, together with the Exchange Notes issued in connection with the Exchange Offer, will be treated as a single class of securities under the Indenture.

         The obligations of the Company under the Notes will be guaranteed on a senior basis, jointly and severally, by each of the Subsidiary Guarantors. See "-- Ranking and Guarantees."

PRINCIPAL, MATURITY AND INTEREST

         The Notes will be limited in aggregate principal amount to $50,000,000 and will mature on April 15, 2004. Interest on the Notes will accrue at the rate of 12% per annum and will be payable semi-annually on each April 15 and October 15 commencing on October 15, 1997 to the persons who are registered Holders at the close of business on the April 1 and October 1 immediately preceding the applicable interest payment date. Interest on the Notes will accrue from and including the most recent date to which interest has been paid or, if no interest has been paid, from and including the Issue Date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Interest on the Notes may increase if the Company fails to fulfill its obligations under the Registration Rights Agreement, and all references to "interest" herein include any such increased interest. See "Exchange Offer; Registration Rights; Additional Interest."

OPTIONAL REDEMPTION

         The Notes will be redeemable, at the Company's option, in whole at any time or in part from time to time, on and after April 15, 2001, at the following redemption prices (expressed as percentages of the principal amount) if redeemed during the twelve-month period commencing on April 15 of the year set forth below, plus, in each case, accrued and unpaid interest thereon to the date of redemption:

YEAR                                                        PERCENTAGE
----                                                        ----------
2001                                                          107.00%
2002                                                          103.50%
2003 and thereafter                                           100.00%

         Notwithstanding the foregoing, at any time on or prior to April 15, 2000, the Company may redeem up to an aggregate of $17.5 million principal amount of Notes at a redemption price of 112% of the principal amount thereof, plus accrued and unpaid interest thereon to the redemption date, with the net proceeds of any Public Equity Offering; provided that at least $32.5 million in aggregate principal amount of Notes remain outstanding immediately after the occurrence of such redemption; and provided, further, that such redemption occurs within 90 days of the date of the closing of such Public Equity Offering.

SINKING FUND

         There will be no mandatory sinking fund payments for the Notes.

SELECTION AND NOTICE OF REDEMPTION

         In the event that less than all of the Notes are to be redeemed at any time, selection of such Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which such Notes are listed or, if such Notes are not then listed on a national securities exchange, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided, however, that no Notes of a principal amount of $1,000 or less shall be redeemed in part.
Notice of redemption shall be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption.

RANKING AND GUARANTEES

         The indebtedness of the Company evidenced by the Notes will rank senior in right of payment to all Subordinated Indebtedness of the Company and pari passu in right of payment with all existing and future senior Indebtedness of the Company. The Notes are unsecured and holders of secured Indebtedness of the Company will effectively rank prior to Holders of the Notes with respect to the assets securing such secured Indebtedness. As of December 31, 1996, after giving pro forma effect to the issuance of the Notes and the application of the estimated net proceeds therefrom, the Company would have had no senior Indebtedness outstanding.

         Each Subsidiary Guarantor fully and unconditionally guarantees, jointly and severally, to each Holder and the Trustee, the full and prompt performance of the Company's obligations under the Indenture and the Notes, including the payment of principal of and interest on the Notes. The Subsidiary Guarantee of each Subsidiary Guarantor will rank pari passu in right of payment to all existing and future senior Indebtedness of such Subsidiary Guarantor. As of December 31, 1996, after giving pro forma effect to the issuance of the Notes and the application of the estimated net proceeds therefrom, the Subsidiary Guarantors would have had no senior Indebtedness outstanding. The obligations of each Subsidiary Guarantor are limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its Subsidiary Guarantee or pursuant to its contribution obligations under the Indenture, will result in the obligations of such Subsidiary Guarantor under the Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Each Subsidiary Guarantor that makes a payment or distribution under a Subsidiary Guarantee shall be entitled to a contribution from each other Subsidiary Guarantor in an amount pro rata, based on the net assets of each Subsidiary Guarantor, determined in accordance with GAAP.

         Each Subsidiary Guarantor may consolidate with or merge into or sell its assets to the Company or another Subsidiary Guarantor without limitation, or with other Persons upon the terms and conditions set forth in the Indenture. See "-- Certain Covenants -- Mergers, Consolidations and Sale of Assets" and "-- Certain Covenants -- Asset Sales." In the event all of the capital stock of a Subsidiary Guarantor is sold (including by way of merger or consolidation) by the Company and the sale complies with the provisions set forth in "-- Certain Covenants -- Asset Sales," the Subsidiary Guarantee with respect to such Subsidiary Guarantor will be released.

         Separate financial statements of the Subsidiary Guarantors are not included herein (except for SWI, Mission and STPI) because such Subsidiary Guarantors are jointly and severally liable with respect to the Company's obligations pursuant to the Notes, and the aggregate net assets, earnings and equity of the Subsidiary Guarantors and the Company are substantially equivalent to the net assets, earnings and equity of the Company on a consolidated basis.

CHANGE OF CONTROL

         Upon the occurrence of a Change of Control, each Holder of Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's Notes on a Business Day (the "Change of Control Payment Date") not more than 60 nor less than 30 days following such Change of Control, pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest thereon to the date of repurchase (the "Change of Control Payment"). Within 30 days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control.

         On the Change of Control Payment Date, the Company will, to the extent lawful, (i) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered and (iii) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Notes or portions thereof being repurchased by the Company. The Paying Agent will promptly mail or otherwise deliver to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

         The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture will not contain provisions that permit the Holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction. The provisions of the Indenture may not afford Holders protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction affecting the Company that may adversely affect Holders, if such transaction is not the type of transaction included within the definition of Change of Control. A transaction involving the management of the Company or its Affiliates, or a transaction involving a recapitalization of the Company will result in a Change of Control only if it is the type of transaction specified in such definition.

         The existence of a Holder's rights to require the Company to repurchase Notes in connection with a Change of Control may deter a third party from acquiring the Company in a transaction that would constitute a "Change of Control."

         The source of funds for any repurchase of Notes upon a Change of Control will be the Company's cash or cash generated from operations or other sources, including borrowings or sales of assets; however, there can be no assurance that sufficient funds will be available at the time of any Change of Control to repay all Indebtedness owing under other senior Indebtedness or to make any required repurchases of the Notes. Any failure by the Company to repurchase Notes tendered pursuant to a Change of Control Offer will constitute an Event of Default. See "Risk Factors -- Substantial Leverage and Ability to Service Debt."

         The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and repurchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

         The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of the Company and its Subsidiaries, taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under New York law, which is the law governing the Indenture and the Notes. Accordingly, the ability of a Holder of Notes to require the Company to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries, taken as a whole, to another Person or group may be uncertain.





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
CERTAIN COVENANTS

         The Indenture will contain, among others, the following covenants:

         Limitation on Indebtedness. (a) The Indenture provides that neither the Company nor any of its Subsidiaries will, directly or indirectly, Incur any Indebtedness, including, without limitation, any Acquired Indebtedness (other than Permitted Indebtedness).

         (b) Notwithstanding the foregoing limitations, the Company and its Subsidiaries may Incur Indebtedness (including, without limitation, Acquired Indebtedness), in each case, if (i) no Default or Event of Default shall have occurred and be continuing on the date of the proposed Incurrence thereof or would result as a consequence of such proposed Incurrence and (ii) immediately after giving effect to such proposed Incurrence, the Consolidated Fixed Charge Coverage Ratio of the Company is at least equal to 2.0 to 1.0 if such proposed Incurrence is on or prior to March 31, 1999; and at least equal to 2.50 to 1.0 if such proposed Incurrence is thereafter.

         (c) Neither the Company nor any Subsidiary Guarantor will, directly or indirectly, in any event Incur any Indebtedness that by its terms (or by the terms of any agreement governing such Indebtedness) is subordinated to any other Indebtedness of the Company or such Subsidiary Guarantor, as the case may be, unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinate to the Notes or the Subsidiary Guarantee of such Subsidiary Guarantor, as the case may be, to the same extent and in the same manner as such Indebtedness is subordinated pursuant to subordination provisions that are most favorable to the holders of any other Indebtedness of the Company or such Subsidiary Guarantor, as the case may be.

         (d) Notwithstanding the foregoing limitations, the Company and its Subsidiaries may Incur no more than $37,500,000 of secured Indebtedness.

         Limitation on Restricted Payments. The Indenture provides that neither the Company nor any of its Subsidiaries will, directly or indirectly (a) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company, or any warrants, rights or options to acquire shares of any class of such Capital Stock, other than through the exchange therefor solely of Qualified Capital Stock of the Company or warrants, rights or options to acquire Qualified Capital Stock of the Company, (b) make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Indebtedness of the Company or
(c) make any Investment (other than Permitted Investments) in any Person (each of the foregoing prohibited actions set forth in clauses (a), (b) and (c) being referred to as a "Restricted Payment"), if at the time of such proposed Restricted Payment or immediately after giving effect thereto, (i) a Default or an Event of Default has occurred and is continuing or would result therefrom, or (ii) the Company is not able to Incur at least $1.00 of additional Indebtedness in accordance with paragraph (b) of "-- Limitation on Indebtedness" above (as if such Restricted Payment had been made as of the last day of the Four Quarter Period), or (iii) the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made subsequent to the Issue Date exceeds or would exceed the sum of: (u) 50% of the Consolidated Net Income (or if Consolidated Net Income shall be a loss, minus 100% of such loss) of the Company during the period (treating such period as a single accounting period) from the beginning of the first fiscal quarter commencing after the Issue Date to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment; (v) 100% of the aggregate Net Equity Proceeds received by the Company from any Person from the issuance and sale subsequent to the Issue Date of Qualified Capital Stock of the Company other than any Qualified Capital Stock sold to a Subsidiary of the Company; (w) the aggregate net cash proceeds received after the Issue Date by the Company (other than from any of its Subsidiaries) upon the exercise of any options, warrants or rights to purchase shares of Qualified Capital Stock of the Company; (x) the aggregate net cash proceeds received after the Issue Date by the Company from the issuance or sale (other than to any of its Subsidiaries) of debt securities or shares of Disqualified Capital Stock that have been converted into or exchanged for Qualified Capital Stock of the Company, together with the aggregate cash received by the Company at the time of such conversion or exchange; (y) an amount equal to the net reduction in Investments, subsequent to the date of the Indenture, in any Person resulting from payments of interest on debt, dividends, repayments of loans or advances, return of capital, or other transfers of property (but only to the extent such distributions are not included in the calculation of Consolidated Net Income), in each case, to the Company or any Subsidiary from any Person, not to exceed in the case of any Person, the amount of Investments previously made by the Company or any Subsidiary in such Person and which was treated as a Restricted Payment; and
(z) $100,000.

         Notwithstanding the foregoing, these provisions do not prohibit: (1) the acquisition of Capital Stock of the Company or warrants, rights or options to acquire Capital Stock of the Company either (i) solely in exchange for shares of Qualified Capital Stock of the Company or warrants, rights or options to acquire Qualified Capital Stock of the Company, or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock of the Company or warrants, rights or options to acquire Qualified Capital Stock of the Company; (2) the acquisition of any Subordinated Indebtedness of the Company either (i) solely in exchange for shares of Qualified Capital Stock of the Company, or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a





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
Subsidiary of the Company) of (A) shares of Qualified Capital Stock of the Company or warrants, rights or options to acquire Qualified Capital Stock of the Company or (B) Permitted Refinancing Indebtedness; or (3) loans by the Company or any Subsidiary to employees in the ordinary course of business up to an aggregate principal amount of $100,000 at any one time outstanding; provided, however, that in the case of clauses (1), (2) and (3) of this paragraph, no Default or Event of Default shall have occurred and be continuing at the time of such payment or as a result thereof. In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date, amounts expended pursuant to clauses (1)(ii), (2)(i) and (2)(ii)(A) shall, in each case, be included in such calculation.

         For purposes of the foregoing provisions, the amount of any Restricted Payment (other than cash) shall be the fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) on the date of the Restricted Payment of the asset(s) proposed to be transferred by the Company or such Subsidiary, as the case may be, pursuant to the Restricted Payment. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment complies with the Indenture and setting forth in reasonable detail the basis upon which the required calculations were computed, which calculations may be based upon the Company's latest available internal quarterly financial statements.

         The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would be permitted by the provisions of this "Limitation on Restricted Payments" covenant and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. For purposes of making such determination, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid in cash prior to such designation) in the Restricted Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under clause (iii) of the first paragraph of this covenant. All such outstanding Investments will be deemed to constitute Investments in an amount equal to the fair market value of such Investments at the time of such designation.

         For purposes of this covenant, if a particular Restricted Payment involves a non-cash payment, including a distribution of assets, then such Restricted Payment shall be deemed to be an amount equal to the cash portion of such Restricted Payment, if any, plus an amount equal to the fair market value of the non-cash portion of such Restricted Payment.

         Limitation on Dividends. The Indenture provides that the Company will not declare or pay any dividend or make any distribution (other than dividends or distributions payable solely in Qualified Capital Stock of the Company) on shares of the Company's Capital Stock to holders of such Capital Stock.

         Asset Sales. The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, engage in an Asset Sale unless (i) the Company or the Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced by a resolution of the Board of Directors of the Company set forth in an Officers' Certificate delivered to the Trustee) of the assets or Properties issued or sold or otherwise disposed of and (ii) at least 85% of the consideration therefor received by the Company or such Subsidiary is in the form of cash or Cash Equivalents; provided that the amount of (x) any liabilities (as shown on the Company's or such Subsidiary's most recent balance sheet) of the Company or any Subsidiary (other than contingent liabilities and liabilities that are Subordinated Indebtedness or otherwise by their terms subordinated to the Notes or the Subsidiary Guarantees) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Subsidiary from further liability and (y) any notes or other obligations received by the Company or any such Subsidiary from such transferee that are converted by the Company or such Subsidiary into cash within 180 days of closing such Asset Sale (to the extent of the cash received), shall be deemed to be cash for purposes of this provision.

         Within 180 days after the receipt of any Net Cash Proceeds from any Asset Sale, the Company may (i) apply all or any of the Net Cash Proceeds therefrom to repay Indebtedness (other than Subordinated Indebtedness) of the Company or any Subsidiary, provided, in each case, that the related loan commitment of any revolving credit facility or other borrowing (if any) is thereby permanently reduced by the amount of such Indebtedness so repaid, or
(ii) invest all or any part of the Net Cash Proceeds thereof in properties and other capital assets that replace the properties or other capital assets that were the subject of such Asset Sale or in other properties or other capital assets that will be used in the Ice Business. Pending the final application of any such Net Cash Proceeds, the Company may temporarily reduce borrowings under any revolving credit facility or otherwise invest such Net Cash Proceeds in any manner that is not prohibited by the Indenture. Any Net Cash Proceeds from an Asset Sale that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Available Proceeds Amount." When the aggregate Available Proceeds Amount exceeds $2.5 million, the Company shall make an offer to purchase, from all Holders of the Notes and any then outstanding Pari Passu Indebtedness required to be repurchased or repaid on a permanent basis in connection with an Asset Sale, an aggregate principal amount of Notes and any such Pari Passu Indebtedness equal to such Available Proceeds Amount as follows:

                 (i) (A) The Company shall make an offer to purchase (an "Asset Proceeds Offer") from all Holders of the Notes in accordance with the procedures set forth in the Indenture the maximum principal amount (expressed as a multiple of $1,000) of Notes that may be purchased out of an amount (the "Payment Amount") equal to the product of





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
         such Available Proceeds Amount multiplied by a fraction, the numerator of which is the outstanding principal amount of the Notes and the denominator of which is the sum of the outstanding principal amount of the Notes and such Pari Passu Indebtedness, if any (subject to proration in the event such amount is less than the aggregate Offered Price (as defined in clause (ii) below) of all Notes tendered), and
         (B) to the extent required by any such Pari Passu Indebtedness and provided there is a permanent reduction in the principal amount of such Pari Passu Indebtedness, the Company shall make an offer to purchase such Pari Passu Indebtedness (a "Pari Passu Offer") in an amount (the "Pari Passu Indebtedness Amount") equal to the excess of the Available Proceeds Amount over the Payment Amount.

                 (ii) The offer price for the Notes shall be payable in cash in an amount equal to 100% of the principal amount of the Notes tendered pursuant to an Asset Proceeds Offer, plus accrued and unpaid interest, if any, to the date such Asset Proceeds Offer is consummated (the "Offered Price"), in accordance with the procedures set forth in the Indenture. To the extent that the aggregate Offered Price of the Notes tendered pursuant to an Asset Proceeds Offer is less than the Payment Amount relating thereto or the aggregate amount of the Pari Passu Indebtedness that is purchased or repaid pursuant to the Pari Passu Offer is less than the Pari Passu Indebtedness Amount (such shortfall constituting an "Asset Proceeds Deficiency"), the Company may use such Asset Proceeds Deficiency, or a portion thereof, for general corporate purposes, subject to the limitations of the "Limitation on Restricted Payments" covenant.

                 (iii) If the aggregate Offered Price of Notes validly tendered and not withdrawn by Holders thereof exceeds the Payment Amount, Notes to be purchased will be selected on a pro rata basis. Upon completion of such Net Proceeds Offer and Pari Passu Offer, the amount of Excess Proceeds shall be reset to zero.


         The Company will not permit any Subsidiary to enter into or suffer to exist any agreement (excluding Permitted Liens) that would place any restriction of any kind (other than pursuant to law or regulation) on the ability of the Company to make an Asset Proceeds Offer following any Asset Sale. The Company will comply with Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder, if applicable, in the event that an Asset Sale occurs and the Company is required to purchase Notes as described above.

         Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries. The Indenture provides that neither the Company nor any of its Subsidiaries will, directly or indirectly, create or otherwise cause or permit or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (a) pay dividends or make any other distributions on its Capital Stock; (b) make loans or advances or pay any Indebtedness or other obligation owed to the Company or to any Subsidiary of the Company; or
(c) transfer any of its property or assets to the Company or to any Subsidiary of the Company (each such encumbrance or restriction in clause (a), (b), or (c) a "Payment Restriction"), except for such encumbrances or restrictions existing under or by reason of: (1) applicable law; (2) the Indenture; (3) customary non-assignment provisions of any lease or license agreements or similar agreements entered into in the ordinary course of business of any Subsidiary of the Company; (4) any instrument governing Acquired Indebtedness Incurred in accordance with paragraph (b) of the covenant "-- Limitation on Indebtedness"; provided that such encumbrance or restriction is not, and will not be, applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, becoming a Subsidiary of the Company; (5) agreements existing on the Issue Date to the extent and in the manner such agreements are in effect on the Issue Date; (6) any restriction or encumbrance contained in contracts for the sale of assets to be consummated in accordance with the Indenture solely in respect of the assets to be sold pursuant to such contract; (7) any restrictions on the sale or other disposition or encumbrance of any property securing Indebtedness as a result of a Permitted Lien on such property; (8) any agreement relating to an acquisition of property, so long as the encumbrances or restrictions in any such agreement relate solely to the property so acquired and are not or were not created in anticipation of or in connection with the acquisition thereof; (9) the Credit Facilities; or (10) any encumbrance or restriction contained in Permitted Indebtedness or Permitted Refinancing Indebtedness Incurred to Refinance the Indebtedness Incurred pursuant to an agreement referred to in clause (4), (5) or (9) above; provided that the provisions relating to such encumbrance or restriction contained in any such Permitted Refinancing Indebtedness are no less favorable to the Company or to the Holders in any material respect in the reasonable and good faith judgment of the Board of Directors of the Company than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clause (4), (5) or (9).

         Limitation on Issuances and Sales of Capital Stock of Subsidiaries. The Indenture provides that the Company will not cause or permit any of its Subsidiaries to issue or sell any Capital Stock (other than to the Company or to a wholly-owned Subsidiary of the Company) or permit any Person (other than the Company or a wholly-owned Subsidiary of the Company) to own or hold any Capital Stock of any Subsidiary of the Company or any Lien or security interest therein; provided, however, that such covenant shall not prohibit the disposition (by sale, merger or otherwise) of all of the Capital Stock of a Subsidiary provided any Net Cash Proceeds therefrom are applied in accordance with the covenants described under "-- Asset Sales."

         Limitation on Liens. The Indenture provides that the Company will not, and will not permit any Subsidiary to, directly or indirectly, create, incur, assume, affirm or suffer to exist or become effective any Lien of any kind except for Permitted Liens, upon any of their respective property or assets, whether now owned or acquired after the Issue Date, or any income, profits or proceeds therefrom, to secure (a) any Indebtedness of the Company or such Subsidiary (if it is not also a Subsidiary Guarantor),





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unless prior to, or contemporaneously therewith, the Notes are equally and ratably secured, or (b) any Indebtedness of any Subsidiary Guarantor, unless prior to, or contemporaneously therewith, the Subsidiary Guarantees are equally and ratably secured; provided, however, that if such Indebtedness is expressly subordinated to the Notes or the Subsidiary Guarantees, the Lien securing such Indebtedness will be subordinated and junior to the Lien securing the Notes or the Subsidiary Guarantees, as the case may be, with the same relative priority as such Indebtedness has with respect to the Notes or the Subsidiary Guarantees. The foregoing covenant will not apply to any Lien securing Acquired Indebtedness, provided that any such Lien extends only to the property or assets that were subject to such Lien prior to the related acquisition by the Company or such Subsidiary and was not created, incurred or assumed in contemplation of such transaction. The incurrence of additional secured Indebtedness by the Company and its Subsidiaries is subject to further limitations on the incurrence of Indebtedness as described under "-- Limitation on Indebtedness."

         Mergers, Consolidations and Sale of Assets. The Indenture provides that the Company will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the Company's assets (determined on a consolidated basis for the Company and the Company's Subsidiaries) whether as an entirety or substantially as an entirety to any Person unless: (i) either (1) the Company shall be the surviving or continuing corporation or (2) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Company and of the Company's Subsidiaries substantially as an entirety (the "Surviving Entity") (x) shall be a corporation organized and validly existing under the laws of the United States or any State thereof or the District of Columbia and (y) shall expressly assume, by supplemental indenture (in form and substance satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of, and premium, if any, and interest on all of the Notes and the performance of every covenant of the Notes, the Indenture and the Registration Rights Agreement on the part of the Company to be performed or observed; (ii) immediately after giving effect to such transaction and, if applicable, the assumption contemplated by clause (i)(2)(y) above (including giving effect to any Indebtedness and Acquired Indebtedness Incurred or anticipated to be Incurred in connection with or in respect of such transaction), the Company or such Surviving Entity, as the case may be, (1) shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction and (2) shall be able to Incur at least $1.00 of additional Indebtedness pursuant to paragraph
(b) of "-- Limitation on Indebtedness"; provided that in determining the Consolidated Fixed Charge Coverage Ratio of the Company or such Surviving Entity, as the case may be, such ratio shall be calculated as if the transaction (including the Incurrence of any Indebtedness or Acquired Indebtedness) took place on the first day of the Four Quarter Period; (iii) immediately before and immediately after giving effect to such transaction and, if applicable, the assumption contemplated by clause (i)(2)(y) above (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness Incurred or anticipated to be Incurred and any Lien granted in connection with or in respect of the transaction), no Default and no Event of Default shall have occurred or be continuing; and (iv) the Company or the Surviving Entity shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied.

         Upon any such consolidation, merger, conveyance, lease or transfer in accordance with the foregoing, the successor Person formed by such consolidation or into which the Company is merged or to which such conveyance, lease or transfer is made will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if such successor had been named as the Company therein, and thereafter (except in the case of a sale, assignment, transfer, lease, conveyance or other disposition) the predecessor corporation will be relieved of all further obligations and covenants under the Indenture and the Notes.

         Each Subsidiary Guarantor (other than any Subsidiary Guarantor whose Subsidiary Guarantee is to be released in accordance with the terms of the Guarantee and the Indenture in connection with any transaction complying with the provisions of "-- Asset Sales") will not, and the Company will not cause or permit any Subsidiary Guarantor to, consolidate with or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets, other than the Company or any other Subsidiary Guarantor unless: (i) the entity formed by or surviving any such consolidation or merger (if other than the Subsidiary Guarantor), or to which such disposition shall have been made, is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia;
(ii) such entity assumes by supplemental indenture all of the obligations of the Subsidiary Guarantor on the Subsidiary Guarantee; (iii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and (iv) immediately after giving effect to such transaction and the use of any net proceeds therefrom on a pro forma basis, the Company could satisfy the provisions of clause (ii) of the first paragraph of this covenant. Any merger or consolidation of a Subsidiary Guarantor with and into the Company (with the Company being the surviving entity) or another Subsidiary Guarantor need only comply with clause (iv) of the first paragraph of this covenant.

         Limitation on Transactions with Affiliates. The Indenture provides that neither the Company nor any Subsidiary of the Company will conduct any business or enter into any transaction or series of transactions with or for the benefit of any of their Affiliates (each an "Affiliate Transaction") but excluding Specified Affiliate Transactions, except in good faith and on terms that are no less favorable to the Company or such Subsidiary, as the case may be, than those that could have been obtained in a comparable transaction on an arm's-length basis from a Person not an Affiliate of the Company or such Subsidiary. All Affiliate Transactions (and each series of related Affiliate Transactions which are similar or part of a common plan) involving aggregate payments or other property with a fair market value in excess of $250,000 shall be approved by the Board of Directors of the Company, such approval to be evidenced by a Board Resolution stating that such Board of Directors has determined that such transaction complies with the foregoing provisions. If the Company or any Subsidiary of the Company enters into an Affiliate Transaction (or a series of related Affiliate Transactions related to a common plan) that involves an aggregate fair market value of more than $3,000,000, the Company or such Subsidiary shall, prior to the consummation thereof, obtain a favorable opinion as to the fairness of such transaction or series of related transactions to the Company or the relevant Subsidiary, as the case may be, from a financial point of view, from an Independent Financial Advisor and file the same with the Trustee. Notwithstanding the foregoing, the restrictions set forth in this covenant shall not apply to (i) transactions between the Company and any Subsidiary or between Subsidiaries, (ii) any employee compensation arrangement of the Company or any Subsidiary which has been approved by a majority of the Company's disinterested directors and found in good faith by such directors to be in the reasonable best interest of the Company or such Subsidiary, as the case may be, or (iii) customary directors' fees, indemnification and similar arrangements.

         Additional Subsidiary Guarantees. If the Company or any of its Subsidiaries transfers or causes to be transferred, in one transaction or a series of related transactions, any property to any Subsidiary that is not a Subsidiary Guarantor, or if the Company or any of its Subsidiaries shall organize, acquire or otherwise invest in another Subsidiary having total assets with a book value in excess of $50,000, then such transferee or acquired or other Subsidiary shall (i) execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such Subsidiary shall fully and unconditionally guarantee all of the Company's obligations under the Notes and the Indenture on the terms set forth in the Indenture and (ii) deliver to the Trustee an Opinion of Counsel that such supplemental indenture has been duly authorized, executed and delivered by such Subsidiary and constitutes a legal, valid, binding and enforceable obligation of such Subsidiary. Thereafter, such Subsidiary shall be a Subsidiary Guarantor for all purposes of the Indenture.

         Limitation on Conduct of Business. The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, engage in the conduct of any business other than the Ice Business on a basis consistent with the conduct of such business as it is conducted on the Issue Date.

         Limitation on Status as Investment Company. The Indenture will prohibit the Company and the Subsidiary Guarantors from being required to register as an "investment company" (as that term is defined in the Investment Company Act of 1940, as amended), or from otherwise becoming subject to regulation under the Investment Company Act of 1940.

         Sale and Leaseback Transactions. The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, enter into any sale and leaseback transaction; provided that the Company or any Subsidiary, as applicable, may enter into a sale and leaseback transaction if
(i) the Company could have (a) incurred Indebtedness in an amount equal to the Attributable Indebtedness relating to such sale and leaseback transaction pursuant to the Consolidated Fixed Charge Coverage Ratio test set forth in clause (b) of the covenant described above under the caption "-- Limitation on Indebtedness" and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption "-- Limitation on Liens," (ii) the gross cash proceeds of such sale and leaseback transaction are at least equal to the fair market value (as determined in good faith by the Board of Directors of the Company and set forth in an Officers' Certificate delivered to the Trustee) of the property that is the subject of such sale and leaseback transaction and (iii) the transfer of assets in such sale and leaseback transaction is permitted by, and the Company applies the proceeds of such transaction in compliance with, the covenant described under the caption "-- Asset Sales."

         Reports to Holders. The Company will file with the Commission all information, documents and reports required to be filed with the Commission pursuant to Section 13 or 15(d) of the Exchange Act, whether or not the Company is then subject to such filing requirements so long as the Commission will accept such filings. The Company will file with the Trustee, within 15 days after it files them with the Commission, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may by rules and regulations prescribe), without exhibits, which the Company files with the Commission pursuant to
Section 13 or 15(d) of the Exchange Act. Regardless of whether the Company is required to furnish such reports to its stockholders pursuant to the Exchange Act, the Company will cause its consolidated financial statements, comparable to that which would have been required to appear in annual or quarterly reports, to be delivered to the Trustee and the Holders. The Company will also make such reports available to prospective purchasers of the Notes, securities analysts and broker-dealers upon their request. In addition, the Indenture requires that for so long as any of the Notes remain outstanding the Company will make available to any prospective purchaser of the Notes or beneficial owner of the Notes in connection with any sale thereof the information required by Rule 144A(d)(4) under the Securities Act, until such time as the Company has either consummated the exchange offer for the Notes for securities identical in all material respects which have been registered under the Securities Act or until such time as the holders thereof have disposed of such Notes pursuant to an effective registration statement filed by the Company.





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
EVENTS OF DEFAULT

         The following events are defined in the Indenture as "Events of Default":

                 (i) the failure to pay interest on any Note for a period of 30 days or more after such interest becomes due and payable; or

                 (ii) the failure to pay the principal on any Note, when such principal becomes due and payable, at maturity, upon redemption, pursuant to an Asset Sale Offer or a Change of Control Offer or otherwise; or

                 (iii) (x) the failure of the Company or any Subsidiary Guarantor to comply with any of the terms or provisions of "-- Certain Covenants -- Mergers, Consolidations and Sale of Assets" or (y) a default in the observance or performance of any other covenant or agreement contained in the Indenture which default continues for a period of 30 days after the Company receives written notice specifying the default from the Trustee or from Holders of at least 25% in principal amount of outstanding Notes; or


                 (iv) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness of the Company or of any Subsidiary of the Company (or the payment of which is guaranteed by the Company or any Subsidiary of the Company) which default (a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness after any applicable grace period provided in such Indebtedness on the date of such default (a "payment default") or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $1,000,000; or

                 (v) one or more judgments in an aggregate amount in excess of $1,000,000 (which are not covered by third-party insurance as to which a financially sound insurer has not disclaimed coverage) being rendered against the Company or any of its Subsidiaries and such judgments remain undischarged, or unstayed or unsatisfied for a period of 60 days after such judgment or judgments become final and non-appealable; or

                 (vi) certain events of bankruptcy, insolvency or reorganization affecting the Company or any of its Subsidiaries; or

                 (vii) any of the Subsidiary Guarantees cease to be in full force and effect or any of the Subsidiary Guarantees are declared to be null and void and unenforceable or any of the Subsidiary Guarantees are found to be invalid or any of the Subsidiary Guarantors denies its liability under its Subsidiary Guarantee (other than by reason of release of a Subsidiary Guarantor in accordance with the terms of the Indenture).

         If an Event of Default (other than an Event of Default specified in clause (vi) above with respect to the Company) occurs and is continuing, then and in every such case the Trustee or the Holders of not less than 25% in aggregate principal amount of the then outstanding Notes may declare the unpaid principal of, premium, if any, and accrued and unpaid interest on, all the Notes then outstanding to be due and payable, by a notice in writing to the Company (and to the Trustee, if given by Holders) and upon such declaration such principal amount, premium, if any, and accrued and unpaid interest will become immediately due and payable. If an Event of Default with respect to the Company specified in clause (vi) above occurs, all unpaid principal of, and premium, if any, and accrued and unpaid interest on, the Notes then outstanding will ipso facto become due and payable without any declaration or other act on the part of the Trustee or any Holder.

         The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may rescind an acceleration and its consequences if all existing Events of Default (other than the nonpayment of principal of and premium, if any, and interest on the Notes which has become due solely by virtue of such acceleration) have been cured or waived and if the rescission would not conflict with any judgment or decree. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

         Notwithstanding the foregoing, if an Event of Default specified in clause (iv) above shall have occurred and be continuing, such Event of Default and any consequential acceleration shall be automatically rescinded if the Indebtedness that is the subject of such Event of Default has been repaid, or if the default relating to such Indebtedness is waived or cured and if such Indebtedness has been accelerated, the holders thereof have rescinded their declaration of acceleration in respect of such Indebtedness (provided, in each case, that such repayment, waiver, cure or rescission is effected within a period of 10 days from the continuation of such default beyond the applicable grace period or the occurrence of such acceleration).





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         The Holders of a majority in principal amount of the Notes may waive any existing Default or Event of Default under the Indenture, and its consequences, except a Default in the payment of the principal of or interest on any Notes or a Default in respect of any term or provision of the Notes or the Indenture that cannot be modified or amended without the consent of all Holders.

         Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture and under the TIA. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable security or indemnity. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the then outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

         Under the Indenture, the Company is required to provide an Officers' Certificate to the Trustee promptly upon any such officer obtaining knowledge of any Default or Event of Default (provided, that such officers shall provide such certification at least annually whether or not they know of any Default or Event of Default) that has occurred and, if applicable, describe such Default or Event of Default and the status thereof.

DEFEASANCE

         The Indenture provides that the Company may, at its option and at any time, elect to have the obligations of the Company and the Subsidiary Guarantors discharged in accordance with the provisions set forth below with respect to the Notes then outstanding. Such defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by such outstanding Notes and the Company and the Subsidiary Guarantors shall be deemed to have satisfied all their respective other obligations under the Notes, the Subsidiary Guarantees and the Indenture, except for (i) the rights of holders of such outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due, (ii) the Company's and the Subsidiary Guarantors' respective obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and (iv) the redemption and defeasance provisions of the Indenture.
In addition, the Company may, at its option and at any time, elect to have the respective obligations of the Company and the Subsidiary Guarantors released with respect to certain covenants in the Indenture ("covenant defeasance"), and any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the Notes. In order to exercise either defeasance or covenant defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Notes, cash in U.S. dollars, U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on such outstanding Notes on the stated maturity thereof or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date; (ii) in the case of defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel stating that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred; (iii) in the case of covenant defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit; (v) such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, the Indenture or any other material agreement or instrument to which the Company is a party or by default under, the Indenture or any other material agreement or instrument to which the Company is a party or by which it is bound; (vi) in the case of defeasance or covenant defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar law affecting creditors' rights generally and that such defeasance or covenant defeasance will not result in the Trustee or the trust arising from such deposit constituting an Investment Company as defined in the Investment Company Act of 1940, as amended; and (vii) the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel each stating that all conditions precedent provided for relating to either the defeasance or the covenant defeasance, as the case may be, have been complied with.

MODIFICATION OF THE INDENTURE

         From time to time, the Company and the Trustee, without the consent of the Holders, may amend the Indenture for certain specified purposes, including curing ambiguities, defects or inconsistencies, so long as such change does not adversely affect the rights of any of the Holders. Other modifications and amendments of the Indenture may be made with the consent of





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
the Holders of a majority in principal amount of the then outstanding Notes issued under the Indenture, except that, without the consent of each Holder of the Notes affected thereby, no amendment may, directly or indirectly: (i) reduce the amount of Notes whose Holders must consent to an amendment; (ii) reduce the rate of or change the time for payment of interest, including defaulted interest, on any Notes; (iii) reduce the principal of or change the fixed maturity of any Notes, or change the date on which any Notes may be subject to redemption or repurchase, or reduce the redemption or repurchase price therefor; (iv) make any Notes payable in money other than that stated in the Notes; (v) make any change in provisions of the Indenture protecting the right of each Holder to receive payment of principal of and interest on such Note on or after the due date thereof or to bring suit to enforce such payment, or permitting Holders of a majority in principal amount of the Notes to waive Defaults or Events of Default; (vi) amend, modify or change the obligation of the Company to make or consummate a Change of Control Offer, an Asset Sale Offer or waive any default in the performance thereof or modify any of the provisions or definitions with respect to any such offers; (vii) adversely affect the ranking of the Notes or the Subsidiary Guarantees; or (viii) release any Subsidiary Guarantor from any of its obligations under its Subsidiary Guarantee or the Indenture otherwise than in accordance with the terms of the Indenture.

GOVERNING LAW

         The Indenture, the Notes and the Subsidiary Guarantees are governed by, and construed in accordance with, the laws of the State of New York.

THE TRUSTEE

         U.S. Trust Company of Texas, N.A. is the Trustee under the Indenture.

         The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

         The Indenture and the provisions of the TIA contain certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the Trustee will be permitted to engage in other transactions; provided, that if the Trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign within 90 days of becoming aware of such conflicting interest as provided in the TIA or apply to the Commission for permission to continue as Trustee. The Trustee may resign at any time, in which case a successor trustee is to be appointed pursuant to the terms of the Indenture.

CERTAIN DEFINITIONS

         Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

         "Acquired Indebtedness" of any Person means Indebtedness of another Person and any of its Subsidiaries existing at the time such other Person becomes a Subsidiary of such Person or at the time it merges or consolidates with such Person or any of such Person's Subsidiaries or is assumed by such Person or any Subsidiary of such Person in connection with the acquisition of assets from such other Person and in each case not Incurred by such Person or any Subsidiary of such Person or such other Person in connection with, or in anticipation or contemplation of, such other Person becoming a Subsidiary of such Person or such acquisition, merger or consolidation, and which Indebtedness is without recourse to the Company or any of its Subsidiaries or to any of their respective properties or assets other than the Person or such Person's Subsidiaries or the assets to which such Indebtedness related prior to the time such Person becomes a Subsidiary of the Company or the time of such acquisition, merger or consolidation.

         "Affiliate" means, when used with reference to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct or cause the direction of management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative of the foregoing.

         "Affiliate Transaction" has the meaning set forth in "-- Certain Covenants -- Limitation on Transactions with Affiliates."

         "Asset Acquisition" means (i) an Investment by the Company or any Subsidiary of the Company in any other Person pursuant to which such Person shall become a Subsidiary of the Company or shall be merged with or into the Company or any Subsidiary of the Company or (ii) the acquisition by the Company or any Subsidiary of the Company of assets of any Person





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
comprising an existing business (whether existing as a separate entity), subsidiary, division or unit of such Person.

         "Asset Sale" means any sale, issuance, conveyance, transfer, lease or other disposition to any Person other than the Company or any of its Subsidiaries (including, without limitation, by means of a sale and leaseback transaction or a merger or consolidation) (collectively, for purposes of this definition, a "transfer"), directly or indirectly, in one or a series of related transactions, of (a) any Capital Stock of any Subsidiary held by the Company or any other Subsidiary, (b) all or substantially all of the properties and assets of any division or line of business of the Company or any of its Subsidiaries, (c) any other properties or assets of the Company or any of its Subsidiaries other than transfers of cash, Cash Equivalents, accounts receivable, or properties or assets in the ordinary course of business; provided that the transfer of all or substantially all of the properties or assets of the Company and its Subsidiaries, taken as a whole, will be governed by the provisions of the Indenture described above under the captions "-- Certain Covenants -- Mergers, Consolidations and Sale of Assets" and/or "-- Change of Control" and not by the provisions of the "Asset Sales" covenant.
For the purposes of this definition, the term "Asset Sale" also shall not include any of the following: (i) sales of damaged, worn-out or obsolete equipment or assets that, in the Company's reasonable judgment, are either (A) no longer used or (B) no longer useful in the business of the Company or its Subsidiaries; (ii) any lease of any property entered into in the ordinary course of business and with respect to which the Company or any Subsidiary is the lessor, except any such lease that provides for the acquisition of such property by the lessee during or at the end of the term thereof for an amount that is less than the fair market value thereof at the time the right to acquire such property is granted; (iii) a Restricted Payment or Permitted Investment permitted under "Certain Covenants -- Limitation on Restricted Payments;" and (iv) any transfers that, but for this clause (iv), would be Asset Sales, if (A) the Company elects to designate such transfers as not constituting Asset Sales and (B) after giving effect to such transfers, the aggregate fair market value of the properties or assets transferred in such transaction or any such series of related transactions so designated by the Company does not exceed $1,000,000.

         "Asset Proceeds Offer" has the meaning set forth in "-- Certain Covenants -- Asset Sales."

         "Attributable Indebtedness" in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended). As used in the preceding sentence, the "net rental payments" under any lease for any such period shall mean the sum of rental and other payments required to be paid with respect to such period by the lessee thereunder, excluding any amounts required to be paid by such lessee on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges. In the case of any lease that is terminable by the lessee upon payment of penalty, such net rental payment shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

         "Available Proceeds Amount" has the meaning set forth in "-- Certain Covenants -- Asset Sales."

         "Board Resolution" means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the board of directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

         "Business Day" means any day other than a Saturday, Sunday or any other day on which banking institutions in the City of New York are required or authorized by law or other governmental action to be closed.

         "Capital Stock" means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person and (ii) with respect to any Person that is not a corporation, any and all partnership or other equity interests of such Person.

         "Capitalized Lease Obligation" means, as to any Person, the obligations of such Person to pay rent or other amounts under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

         "Cash Equivalents" means (i) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Ratings Group ("S&P") or Moody's Investors Service, Inc. ("Moody's"); (iii) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's; (iv) certificates of deposit or bankers' acceptances maturing within 180 days from the date of acquisition thereof issued by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000; (v) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause





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(iv) above; (vi) deposits available for withdrawal on demand with any commercial bank not meeting the qualifications specified in clause (ii) above, provided that all such deposits do not exceed $5,000,000 in the aggregate at any one time; (vii) demand and time deposits and certificates of deposit with any commercial bank organized in the United States not meeting the qualifications specified in clause (ii) above, provided that such deposits and certificates support bond, letter of credit and other similar types of obligations incurred in the ordinary course of business; and (viii) investments in money market or other mutual funds substantially all of whose assets comprise securities of the types described in clauses (i) through (v) above.

         "Change of Control" means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any person (as such term is used in Section 13(d)(3) of the Exchange
Act) other than to the Company or a Subsidiary Guarantor; (ii) the Company consolidates with or merges into another Person or any Person consolidates with, or merges into, the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is changed into or exchanged for cash, securities or other property, other than any such transaction where (a) the outstanding Voting Stock of the Company is changed into or exchanged for Voting Stock of the surviving or resulting Person that is Qualified Capital Stock and (b) the holders of the Voting Stock of the Company immediately prior to such transaction own, directly or indirectly, not less than a majority of the Voting Stock of the surviving or resulting Person immediately after such transaction; (iii) the adoption of a plan relating to the liquidation or dissolution of the Company not involving a merger or consolidation or a sale or other disposition of assets described in clause (i) above; (iv) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person (as defined above), excluding Permitted Holders, becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company; provided that the sale of Voting Stock of the Company to a Person or Persons acting as underwriters in connection with a firm commitment underwriting shall not constitute a Change of Control; or (v) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors (other than by action of the Permitted Holders). For purposes of this definition, any transfer of an equity interest of an entity that was formed for the purpose of acquiring Voting Stock of the Company will be deemed to be a transfer of such portion of such Voting Stock as corresponds to the portion of the equity of such entity that has been so transferred.

         "Common Stock" of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person's common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

         "Consolidated EBITDA" means, with respect to any Person, for any period, the sum (without duplication) of (i) Consolidated Net Income plus (ii) to the extent that any of the following shall have been taken into account in determining Consolidated Net Income, (A) all income taxes of such Person and its Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary, unusual or nonrecurring gains or losses or taxes attributable to sales or dispositions of assets outside the ordinary course of business), Consolidated Interest Expense, amortization expense and depreciation expense, and (B) other non-cash items (other than non-cash interest) reducing Consolidated Net Income, other than any non-cash item which requires the accrual of or a reserve for cash charges for any future period and other than any non-cash charge constituting an extraordinary item of loss, less other non-cash items increasing Consolidated Net Income, all as determined on a consolidated basis for such Person and its Subsidiaries in conformity with GAAP.

         "Consolidated Fixed Charge Coverage Ratio" means, with respect to any Person, the ratio of Consolidated EBITDA of such Person during the four full fiscal quarters for which financial information is available (the "Four Quarter Period") ending on or prior to the date of the transaction or event giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (the "Transaction Date") to Consolidated Fixed Charges of such Person for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated EBITDA" and "Consolidated Fixed Charges" shall be calculated after giving effect on a pro forma basis for the period of such calculation to (i) the Incurrence or repayment of any Indebtedness of such Person or any of its Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any Incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the Incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, at any time subsequent to the first day of the Four Quarter Period and on or prior to the Transaction Date, as if such Incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period, and (ii) any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Subsidiaries (including any Person who becomes a Subsidiary as a result of any such Asset Acquisition) Incurring, assuming or otherwise being liable for Acquired Indebtedness) at any time subsequent to the first day of the Four Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition (including the Incurrence, assumption or liability for any such Indebtedness or Acquired Indebtedness and also including any Consolidated EBITDA, based upon the four fiscal quarters of such Person for which financial information is available immediately preceding such Asset Acquisition, associated with such Asset Acquisition) occurred on the first day of the Four Quarter Period; provided that the Consolidated EBITDA of any Person acquired shall be included only to the extent includable pursuant to the definition of "Consolidated Net Income." If such Person or any of its Subsidiaries directly or indirectly guarantees Indebtedness of a third person, the preceding sentence shall give effect to the





                                       67
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Incurrence of such guaranteed Indebtedness as if such Person or any Subsidiary of such Person had directly Incurred or otherwise assumed such guaranteed Indebtedness. Furthermore, in calculating "Consolidated Fixed Charges" for purposes of determining the denominator (but not the numerator) of this "Consolidated Fixed Charge Coverage Ratio," (1) interest on Indebtedness determined on a fluctuating basis as of the Transaction Date (including Indebtedness actually Incurred on the Transaction Date) and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; and (2) notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

         "Consolidated Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of (i) Consolidated Interest Expense and
(ii) the product of (x) the amount of all dividend payments on any series of Preferred Stock of such Person (other than dividends paid in Common Stock) paid, accrued or scheduled to be paid or accrued during such period times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated Federal, state and local tax rate of such Person, expressed as a decimal.

         "Consolidated Interest Expense" means, with respect to any Person for any period, the aggregate of the interest expense (without deduction of interest income) of such Person and its Subsidiaries (excluding amortization of deferred financing fees) for such period, on a consolidated basis, as determined in accordance with GAAP, and including (a) all amortization of original issue discount (other than any original issue discount on Indebtedness attributable to proceeds of the sale of warrants issued in connection with the Incurrence of such Indebtedness); (b) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Subsidiaries during such period; (c) net cash costs under all Interest Swap Obligations (including amortization of fees); (d) all capitalized interest; and (e) the interest portion of any deferred payment obligations for such period.

         "Consolidated Net Income" means, with respect to any Person, for any period, the aggregate net income (or loss) of such Person and its Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded therefrom (a) after-tax gains from Asset Sales or abandonments or reserves relating thereto, (b) after-tax items classified as extraordinary or nonrecurring gains, (c) the net income or loss of any Person acquired in a "pooling of interests" transaction accrued prior to the date it becomes a Subsidiary of the referent Person or is merged or consolidated with the referent Person or any Subsidiary of the referent Person,
(d) the net income (but not loss) of any Subsidiary of the referent Person to the extent that the declaration of dividends or similar distributions by that Subsidiary of that income is restricted by a contract, operation of law or otherwise, (e) the net income of any Person, other than a Subsidiary of the referent Person, except to the extent of cash dividends or distributions paid to the referent Person or to a wholly-owned Subsidiary of the referent Person by such Person, (f) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Issue Date, (g) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued), and (h) in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person's assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets.

         "Consolidated Net Worth" of any Person means the consolidated stockholders' equity of such Person, determined on a consolidated basis in accordance with GAAP, less (without duplication) amounts attributable to Disqualified Capital Stock of such Person.

         "Consolidated Non-cash Charges" means, with respect to any Person for any period, the aggregate depreciation, amortization and other non-cash expenses of such Person and its Subsidiaries for such period, on a consolidated basis, as determined in accordance with GAAP.

         "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors on the Issue Date; (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election or (iii) was elected or nominated for election pursuant to the Voting Agreement.

         "Credit Facilities" means, with respect to the Company, one or more debt facilities or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

         "Default" means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

         "Disqualified Capital Stock" means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof, in whole or in part, on or prior





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to the final maturity date of the Notes.

         "Events of Default" has the meaning set forth in "-- Events of Default."

         "Exchange Act" means the Securities Exchange Act of 1934, as amended or any successor statute or statutes thereto.

         "Existing Indebtedness" means up to $4.0 million in aggregate principal amount of Indebtedness of the Company and its Subsidiaries in existence on the Issue Date, until such amounts are repaid.

         "Fair market value" or "fair value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between an informed and willing seller and an informed and willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined by the Board of Directors of the Company acting reasonably and in good faith and shall be evidenced by a Board Resolution delivered to the Trustee; provided, however, that if the aggregate non-cash consideration to be received by the Company or any of its Subsidiaries from any Asset Sale could be reasonably likely to exceed $2,500,000 the fair market value shall be determined by an Independent Financial Advisor.

         "Family Member" means, when used with reference to any natural Person, such Person's spouse, siblings, parents, children, or other lineal descendants (whether by adoption or consanguinity), and shall mean a trust, the primary beneficiary of which is the Person's spouse, siblings, parents, children, or other lineal descendants (whether by adoption or consanguinity).

         "Financial Advisor" means an accounting, appraisal or investment banking firm of nationally recognized standing that is, in the reasonable and good faith judgment of the Board of Directors of the Company, qualified to perform the task for which such firm has been engaged.

         "Four Quarter Period" has the meaning set forth in the definition of "Consolidated Fixed Charge Coverage Ratio."

         "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of the Issue Date.

         "Holder" means a Person in whose name a Note is registered on the Registrar's books.

         "Ice Business" means (i) the manufacture and sale (including, without limitation, direct sales, wholesale sales and retail sales) of ice; (ii) the manufacture and sale of ice and water by means of ice manufacturing or water purification equipment (including ice makers, bins, baggers, merchandisers, delivery devices and related equipment) installed on the premises of the Company's customer(s) whether or not such equipment is owned by the Company, the customers, or a third party; (iii) contract on-premises ice or water service (including leasing of ice or water related equipment) for a customer's internal use; (iv) providing cold storage and freezer related services in conjunction with the traditional ice business; (v) the sale of products incidental or related to the foregoing; and (v) all logical extensions of the foregoing.

         "Incur" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or other obligation on the balance sheet of such Person (and "Incurrence," "Incurred," "Incurrable" and "Incurring" shall have meanings correlative to the foregoing); provided, however, that (A) any Indebtedness assumed in connection with an acquisition of assets and any Indebtedness of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) of the Company or at the time such Person is merged or consolidated with the Company or any Subsidiary of the Company shall be deemed to be Incurred at the time of the acquisition of such assets or by such Subsidiary at the time it becomes, or is merged or consolidated with, a Subsidiary of the Company or by the Company at the time of such merger or consolidation, as the case may be, and (B) any amendment, modification or waiver of any document pursuant to which Indebtedness was previously Incurred shall not be deemed to be an Incurrence of Indebtedness unless such amendment, modification or waiver shall increase the principal or premium thereof or interest rate thereon (including by way of original issue discount). A guarantee by the Company or a Subsidiary Guarantor of Indebtedness Incurred by the Company or a Subsidiary Guarantor, as applicable, shall not be a separate incurrence of Indebtedness.

         "Indebtedness" means with respect to any Person, without duplication,
(i) all Obligations of such Person for borrowed money, (ii) all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments,
(iii) all Capitalized Lease Obligations of such Person, (iv) all Obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable and accrued liabilities arising in the ordinary course of business that are not overdue by 90 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted), (v) all Obligations for the





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reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction, (vi) all Indebtedness of others (including all dividends of other Persons for the payment of which is) guaranteed, directly or indirectly, by such Person or that is otherwise its legal liability or which such Person has agreed to purchase or repurchase or in respect of which such Person has agreed contingently to supply or advance funds but excluding endorsements of negotiable instruments and documents in the ordinary course of business, (vii) net liabilities of such Person under Interest Swap Obligations,
(viii) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on any asset or property (including, without limitation, leasehold interests and any other tangible or intangible property) of such Person, whether or not such Indebtedness is assumed by such Person or is not otherwise such Person's legal liability; provided that if the Obligations so secured have not been assumed by such Person or are otherwise not such Person's legal liability, the amount of such Indebtedness for the purposes of this definition shall be limited to the lesser of the amount of such Indebtedness secured by such Lien or the fair market value of the assets or property securing such Lien, and (ix) all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends if any.
The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date; provided that the amount outstanding at any time of any non-interest bearing Indebtedness or other Indebtedness issued with original issue discount is the full amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP, but such Indebtedness shall only be deemed to be Incurred as of the date of original issuance thereof.

         "Independent" when used with respect to any specified Person means such a Person who (a) is in fact independent, (b) does not have any direct financial interest or any material indirect financial interest in the Company or any of its Subsidiaries, or in any Affiliate of the Company or any of its Subsidiaries and (c) is not an officer, employee, promoter, underwriter, trustee, partner, director or person performing similar functions for the Company or any of its Subsidiaries. Whenever it is provided in the Indenture that any Independent Person's opinion or certificate shall be furnished to the Trustee, such Person shall be appointed by the Company and approved by the Trustee in the exercise of reasonable care, and such opinion or certificate shall state that the signer has read this definition and that the signer is Independent within the meaning thereof.

         "Interest Swap Obligations" means the obligations of any Person under any interest rate protection agreement, interest rate future, interest rate option, interest rate swap, interest rate cap or other interest rate hedge or arrangement.

         "Investment" by any Person means any direct or indirect (i) loan, advance or other extension of credit or capital contribution (by means of transfers of cash or other property (valued at the fair market value thereof as of the date of transfer) to others or payments for property or services for the account or use of others, or otherwise) (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business); (ii) purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by any other Person; (iii) guarantee or assumption of any Indebtedness or any other obligation of any other Person (except for an assumption of Indebtedness for which the assuming Person receives consideration at the time of such assumption in the form of property or assets with a fair market value at least equal to the principal amount of the Indebtedness assumed, extensions of trade credit or other advances to customers on commercially reasonable terms in accordance with normal trade practices or otherwise in the ordinary course of business, workers' compensation, utility, lease and similar deposits and prepaid expenses made in the ordinary course of business, and endorsements of negotiable instruments and documents in the ordinary course of business); and (iv) all other items that would be classified as investments on a balance sheet of such Person prepared in accordance with GAAP. The amount of any Investment shall not be adjusted for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment. If the Company or any Subsidiary of the Company sells or otherwise disposes of any Common Stock of any direct or indirect Subsidiary of the Company such that, after giving effect to any such sale or disposition, the Company no longer owns, directly or indirectly, greater than 50% of the outstanding Common Stock of such Subsidiary, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Common Stock of such Subsidiary not sold or disposed of.

         "Issue Date" means the date on which the Notes were first issued under the Indenture.

         "Lien" means, with respect to any Person, any mortgage, pledge, lien, encumbrance, easement, restriction, covenant, right-of-way, charge or adverse claim affecting title or resulting in an encumbrance against real or personal property of such Person, or a security interest of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option, right of first refusal or other similar agreement to sell, in each case securing obligations of such Person and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statute or statutes) of any jurisdiction other than to reflect ownership by a third party of property leased to the referent Person or any of its Subsidiaries under a lease that is not in the nature of a conditional sale or title retention agreement).

         "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents (including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents) received by the Company or any of its Subsidiaries from such Asset Sale net of (a) reasonable out-of-pocket expenses and fees relating to





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such Asset Sale (including, without limitation, brokerage, legal, accounting and investment banking fees and sales commissions), (b) taxes paid or payable ((1) including, without limitation, income taxes reasonably estimated to be actually payable as a result of any disposition of property within two years of the date of disposition and (2) after taking into account any reduction in tax liability due to available tax credits or deductions and any tax sharing arrangements) and (c) appropriate amounts to be provided by the Company or any Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.

         "Net Equity Proceeds" means (a) in the case of any sale by the Company of Qualified Capital Stock of the Company, the aggregate net cash proceeds received by the Company, after payment of expenses, commissions and the like (including, without limitation, brokerage, legal, accounting and investment banking fees and commissions) incurred in connection therewith, and (b) in the case of any exchange, exercise, conversion or surrender of any outstanding Indebtedness of the Company or any Subsidiary issued after the Issue Date for or into shares of Qualified Capital Stock of the Company, the amount of such Indebtedness (or, if such Indebtedness was issued at an amount less than the stated principal amount thereof, the accrued amount thereof as determined in accordance with GAAP) as reflected in the consolidated financial statements of the Company prepared in accordance with GAAP as of the most recent date next preceding the date of such exchange, exercise, conversion or surrender (plus any additional amount required to be paid by the holder of such Indebtedness to the Company or to any wholly-owned Subsidiary of the Company upon such exchange, exercise, conversion or surrender and less any and all payments made to the holders of such Indebtedness, and all other expenses incurred by the Company in connection therewith), in each case (a) and (b) to the extent consummated after the Issue Date.

         "Obligations" means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

         "Officers' Certificate" means a certificate signed by two officers of the Company.

         "Opinion of Counsel" means a written opinion from legal counsel which and who are reasonably acceptable to the Trustee.

         "Pari Passu Indebtedness" means any Indebtedness of the Company that is pari passu in right of payment to the Notes.

         "Paying Agent" shall initially be the Trustee until a successor paying agent for the Notes is selected in accordance with the Indenture.

         "Payment default" has the meaning set forth in "-- Events of Default."

         "Permitted Holders" means the following Persons: Norwest Equity Partners V, a Minnesota Limited Partnership, Fleming Companies, Inc., The Food Fund II Limited Partnership, A. J. Lewis III, Steven P. Rosenberg, and James F. Stuart, and any of their respective Affiliates and Family Members, each of the foregoing individually being a Permitted Holder.

         "Permitted Indebtedness" means, without duplication, each of the following:

                 (i)    Indebtedness under the Notes;

                 (ii)   Indebtedness under any Existing Indebtedness;

                 (iii) Indebtedness in respect of bid, performance or surety bonds issued for the account of the Company or any Subsidiary thereof in the ordinary course of business, including guarantees or obligations of the Company or any Subsidiary thereof with respect to letters of credit supporting such bid, performance or surety obligations (in each case other than for an obligation for money borrowed);

                 (iv)   Permitted Refinancing Indebtedness;

                 (v)    the Subsidiary Guarantees of the Notes;

                 (vi) Interest Swap Obligations of the Company; provided, however, that such Interest Swap Obligations are entered into to protect the Company and its Subsidiaries from fluctuations in interest rates on Indebtedness Incurred in accordance with the Indenture to the extent the notional principal amount of such Interest Swap Obligation does not exceed the principal amount of the Indebtedness to which such Interest Swap Obligation relates;

                 (vii) Indebtedness of a direct or indirect Subsidiary of the Company to the Company or to a direct or indirect Subsidiary of the Company for so long as such Indebtedness is held by the Company or a direct or indirect Subsidiary of





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         the Company in each case subject to no Lien held by a Person other than the Company or a direct or indirect Subsidiary of the Company; provided, that if as of any date any Person other than the Company or a direct or indirect Subsidiary of the Company owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, such date shall be deemed the date of the Incurrence of Indebtedness not constituting Permitted Indebtedness by the issuer of such Indebtedness;

                 (viii) Indebtedness of the Company to a direct or indirect Subsidiary of the Company for so long as such Indebtedness is held by a direct or indirect Subsidiary of the Company in each case subject to no Lien; provided that (a) any Indebtedness of the Company to any direct or indirect Subsidiary of the Company is unsecured and subordinated, pursuant to a written agreement, to the Company's Obligations under the Indenture and the Notes, and (b) if as of any date any Person other than a direct or indirect Subsidiary of the Company owns or holds any such Indebtedness or any Person holds a Lien in respect of such Indebtedness, such date shall be deemed the date of the Incurrence of Indebtedness not constituting Permitted Indebtedness by the issuer of such Indebtedness; and

                 (ix) additional Indebtedness not to exceed an aggregate principal amount of $15,000,000 at any one time outstanding and any guarantee thereof.

         "Permitted Investments" means (a) Investments in cash and Cash Equivalents; (b) Investments by the Company or by any Subsidiary of the Company in any Person that is or will become immediately after such Investment a direct or indirect Subsidiary of the Company; (c) any Investments in the Company by any Subsidiary of the Company; provided that any Indebtedness evidencing such Investment is unsecured; (d) Investments made by the Company or by its Subsidiaries as a result of an Asset Sale made in compliance with "-- Certain Covenants -- Asset Sales"; (e) Interest Swap Obligations to the extent the same constitute Permitted Indebtedness; (f) Investments in an amount not to exceed $2,000,000 at any one time outstanding; (g) Investments held by any Person on the date such Person becomes a Subsidiary to the extent such Investments are not incurred in anticipation of or in connection with such acquisition; and (h) Investments in stock, obligations or securities received in settlement of debts owing to the Company or any Subsidiary as a result of bankruptcy or insolvency proceedings or upon the foreclosure, perfection or enforcement of any Lien in favor of the Company or any Subsidiary, in each case as to debt owing to the Company or any Subsidiary that arose in the ordinary course of business of the Company or any such Subsidiary, provided that any stocks, obligations or securities received in settlement of debts that arose in the ordinary course of business (and received other than as a result of bankruptcy or insolvency proceedings or upon foreclosure, perfection or enforcement of any Lien) that are, within 30 days of receipt, converted into cash or Cash Equivalents shall be treated as having been cash or Cash Equivalents at the time received.

         "Permitted Liens" means the following types of Liens:

                 (i)     Liens existing as of the date of the Indenture;

                 (ii) Liens securing the Notes, the Subsidiary Guarantees or any Indebtedness under the Credit Facilities;

                 (iii)   Liens in favor of the Company;

                 (iv) Liens for taxes, assessments and governmental charges or claims either (i) not delinquent or (ii) contested in good faith by appropriate proceedings and as to which the Company or its Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

                 (v) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not delinquent for more than 30 days or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

                 (vi) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the payment or performance of tenders, statutory or regulatory obligations, surety and appeal bonds, bids, government contracts and leases, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

                 (vii) judgment Liens not giving rise to an Event of Default so long as any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired;

                 (viii) any interest or title of a lessor under any Capital Lease Obligation or operating lease;

                 (ix) Liens securing Purchase Money Indebtedness incurred in compliance with the "Limitation on Indebtedness" covenant; provided, however, that (i) the related Purchase Money Indebtedness shall not be secured by





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         any property or assets of the Company or any Subsidiary other than the property or assets so acquired and any proceeds therefrom and (ii) the Lien securing any such Indebtedness shall be created within 90 days of such acquisition;

                 (x) Liens securing obligations under or in respect of Interest Swap Obligations;

                 (xi) Liens upon specific items of inventory or other goods of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

                 (xii) Liens securing reimbursement obligations with respect to commercial letters of credit that encumber documents and other property or assets relating to such letters of credit and products and proceeds thereof;

                 (xiii) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Company or any of its Subsidiaries, including rights of offset and set-off; and

                 (xiv) Liens on property existing at the time of acquisition thereof by the Company or any Subsidiary of the Company and Liens on property or assets of a Subsidiary existing at the time it became a Subsidiary, provided that such Liens were in existence prior to the contemplation of the acquisition and do not extend to any assets other than the property of such Person or the acquired property (and the proceeds thereof), as applicable.

         "Permitted Refinancing Indebtedness" means any Indebtedness of the Company or any of its Subsidiaries issued in exchange for, or the net proceeds of which are used to refinance, renew, replace, defease or refund, other Indebtedness of the Company or any of its Subsidiaries incurred pursuant to clause (i), (ii) or (v) of the definition of "Permitted Indebtedness"; provided that: (i) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so exchanged, refinanced, renewed, replaced, defeased or refunded (plus the amount of related prepayment penalties, fees and reasonable expenses incurred in connection therewith); (ii) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being exchanged, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebtedness being exchanged, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes or the Subsidiary Guarantees, such Permitted Refinancing Indebtedness is subordinated in right of payment to, the Notes or the Subsidiary Guarantees, as the case may be, on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being exchanged, refinanced, renewed, replaced, defeased or refunded; and (iv) such Indebtedness is incurred either by the Company or by the Subsidiary that is the obligor on the Indebtedness being exchanged, refinanced, renewed, replaced, defeased or refunded.

         "Person" means an individual, partnership, corporation, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

         "Preferred Stock" of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

         "Purchase Money Indebtedness" means Indebtedness or that portion of Indebtedness of the Company or any Subsidiary incurred in connection with the acquisition by the Company or such Subsidiary, subsequent to the Issue Date, of any property or assets.

         "Public Equity Offering" means an underwritten offer and sale of Qualified Capital Stock of the Company pursuant to a registration statement that has been declared effective by the Commission pursuant to the Securities Act (other than a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of the Company).

         "Qualified Capital Stock" means any Capital Stock that is not Disqualified Capital Stock.

         "Refinance" means, in respect of any security or Indebtedness, to refinance, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. "Refinanced" and "Refinancing" shall have correlative meanings.

         "Registrar" shall initially mean the Trustee until a successor registrar for the Notes is selected in accordance with the Indenture.

         "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

         "Specified Affiliate Transactions" means certain transactions among the Company and Subsidiaries and certain Affiliates which were entered into prior to the Issue Date as set forth in a Schedule to the Indenture.

         "Subordinated Indebtedness" means any Indebtedness of the Company or a Subsidiary Guarantor that is expressly subordinated in right of payment to the Notes or the Subsidiary Guarantees, as the case may be.

         "Subsidiary," with respect to any Person, means (i) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person or (ii) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person. Notwithstanding the foregoing, an Unrestricted Subsidiary shall be deemed not to be a Subsidiary of the Company for purposes hereof and of the Indenture.

         "Subsidiary Guarantee" means any guarantee of the Notes by a Subsidiary Guarantor in accordance with the provisions described under "-- Ranking and Guarantees."

         "Subsidiary Guarantor" means (i) each of Packaged Ice Leasing, Inc., Southco Ice, Inc., Packaged Ice Mission, Inc., Packaged Ice STPI, Inc. and Packaged Ice Southwestern, Inc. and (ii) each of the Company's Subsidiaries that in the future executes a supplemental indenture in which such Subsidiary agrees to be bound by the terms of the Indenture as a Subsidiary Guarantor; provided that any Person constituting a Subsidiary Guarantor as described above shall cease to constitute a Guarantor when its respective Subsidiary Guarantee is released in accordance with the terms of the Indenture.

         "Unrestricted Subsidiary" means (1) any Subsidiary of the Company which at the time of determination shall be an Unrestricted Subsidiary (as designated by the Board of Directors as provided below) and (2) any Subsidiary or Subsidiaries of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any lien on any property of, any other Subsidiary of the Company which is not a Subsidiary of the Subsidiary of the Company to be so designated or otherwise an Unrestricted Subsidiary, provided that either (x) the Subsidiary of the Company to be so designated has total consolidated assets of $100,000 or less at the time of designation or (y) immediately after giving pro forma effect to such designation, the Company could incur $1.00 of additional Indebtedness pursuant to paragraph (b) of the covenant entitled "Limitation on Indebtedness." Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions.

         "Voting Stock" means, with respect to any Person, securities of any class or classes of Capital Stock in such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock has voting power by reason of any contingency) to vote in the election of members of the Board of Directors of such Person.

         "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the total of the product obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

         "Wholly-owned Subsidiary" of any Person means any Subsidiary of such Person of which all the outstanding voting securities which normally have the right to vote in the election of directors, other than director's qualifying shares, are owned by such Person or any wholly-owned Subsidiary of such Person.





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
                    REGISTRATION RIGHTS; ADDITIONAL INTEREST

         Pursuant to the Registration Rights Agreement, the Company agreed to file with the Commission the Exchange Offer Registration Statement on the appropriate form under the Securities Act with respect to the Exchange Notes. Upon the effectiveness of the Exchange Offer Registration Statement, the Company will offer to the Holders of Transfer Restricted Securities pursuant to the Exchange Offer who are able to make certain representations the opportunity to exchange their Transfer Restricted Securities for Exchange Notes. Under existing SEC interpretations, the Transfer Restricted Securities would, in general, be freely transferable after the Exchange Offer without further registration under the Securities Act; provided, however, that in the case of broker-dealers participating in the Exchange Offer, a prospectus meeting the requirements of the Securities Act will be delivered upon resale by such broker-dealers in connection with resales of the Exchange Notes. If (i) the Company is not required to file the Exchange Offer Registration Statement or permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy or (ii) any Holder of Transfer Restricted Securities notifies the Company within the specified time period that (A) it is prohibited by law or Commission policy from participating in the Exchange Offer or (B) that it may not resell the Exchange Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales or (C) that it is a broker-dealer and owns Old Notes acquired directly from the Company or an affiliate of the Company, the Company will file with the Commission a Shelf Registration Statement to cover resales of the Old Notes by the Holders thereof who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement. The Company will use its best efforts to cause the applicable registration statement to be declared effective as promptly as possible by the Commission. For purposes of the foregoing, "Transfer Restricted Securities" means each Note until (i) the date on which such Note has been exchanged by a person other than a broker-dealer for an Exchange Note in the Exchange Offer, (ii) following the exchange by a broker-dealer in the Exchange Offer of a Note for an Exchange Note, the date on which such Exchange Note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the Exchange Offer Registration Statement, (iii) the date on which such Note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement or (iv) the date on which such Note is distributed to the public pursuant to Rule 144 under the Securities Act.

         The Registration Rights Agreement provides that: (i) the Company will file an Exchange Offer Registration Statement with the Commission on or prior to 60 days after the Issue Date, (ii) the Company will use its best efforts to have the Exchange Offer Registration Statement declared effective by the Commission on or prior to 120 days after the Issue Date, (iii) unless the Exchange Offer would not be permitted by applicable law or Commission policy, the Company will commence the Exchange Offer and use its best efforts to issue on or prior to 30 business days after the date on which the Exchange Offer Registration Statement was declared effective by the Commission, Exchange Notes in exchange for all Old Notes tendered prior thereto in the Exchange Offer and
(iv) if obligated to file the Shelf Registration Statement, the Company will use its best efforts to file the Shelf Registration Statement with the Commission on or prior to 30 days after such filing obligation arises (and in any event within 90 days after the Issue Date) and to cause the Shelf Registration to be declared effective by the Commission on or prior to 90 days after such obligation arises. If (a) the Company fails to file any of the Registration Statements required by the Registration Rights Agreement on or before the date specified for such filing, (b) any of such Registration Statements is not declared effective by the Commission on or prior to the date specified for such effectiveness (the "Effectiveness Target Date"), (c) the Company fails to consummate the Exchange Offer within 30 business days of the Effectiveness Target Date with respect to the Exchange Offer Registration Statement, or (d) the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with the Exchange Offer or resales of Transfer Restricted Securities, as the case may be, during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (a) through (d) above a "Registration Default"), then the interest rate on the Transfer Restricted Securities, with respect to the first 90-day period immediately following the occurrence of such Registration Default will increase ("Additional Interest") by 0.50% per annum and will increase by an additional 0.50% per annum with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Additional Interest of 1.5% per annum with respect to all Registration Defaults. All accrued Additional Interest will be paid by the Company on each Interest Payment Date to the Global Note Holder by wire transfer of immediately available funds and to Holders of Certificated Securities by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified. Following the cure of all Registration Defaults, the accrual of Additional Interest will cease.

         Each holder of Old Notes who wishes to exchange such Notes for Exchange Notes in the Exchange Offer will be required to make certain representations, including representations that (i) any Exchange Notes to be received by it will be acquired in the ordinary course of business, (ii) it is not participating in, and it has no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes and (iii) it is neither an affiliate of the Company, as defined in Rule 405 of the Securities Act, nor a broker-dealer tendering notes acquired directly from the Company for its own account. If the holder is a broker-dealer that will receive Exchange Notes for its own account in exchange for Old Notes that were acquired as a result of market-making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Company has agreed, for a period of 180 days after consummation of the Exchange Offer, to make available a prospectus meeting the requirements of the Securities Act to any such broker-dealer for use in connection with any resale of any Exchange Notes acquired in the Exchange Offer. Holders of Notes will also be required to deliver information to be used in connection with the Shelf Registration Statement and to provide





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
comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Notes included in the Shelf Registration Statement and benefit from the provisions regarding Additional Interest set forth above.


                         BOOK-ENTRY; DELIVERY AND FORM

         Except as set forth in the next paragraph, the Exchange Notes will be issued in the form of one or more fully registered Global Notes (collectively, the "Global Note"). The Global Note will be deposited with, or on behalf of, DTC and registered in the name of a nominee of DTC.

         Notes (i) originally purchased by or transferred to Accredited Investors who are not qualified institutional buyers (as defined in "Transfer Restrictions"), or (ii) held by qualified institutional buyers which elect to take physical delivery of their certificates instead of holding their interest through the Global Note (and which are thus ineligible to trade through DTC) (collectively referred to herein as the "Non-Global Purchasers") will be issued, in registered certificated form, "Certificated Securities"). Upon the transfer to a qualified institutional buyer of any Certificated Security initially issued to a Non-Global Purchaser, such Certificated Security will, unless the transferee requests otherwise or the Global Note has previously been exchanged in whole for Certificated Securities, be exchanged for an interest in the Global Note.

         The Company expects that pursuant to procedures established by DTC (i) upon deposit of the Global Note, DTC or its custodian will credit, on its internal system, portions of the Global Note which shall be comprised of the corresponding respective principal amount of the Global Note to the respective accounts of persons who have accounts with such depositary and (ii) ownership of the Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Such accounts initially will be designated by or on behalf of the Initial Purchaser and ownership of beneficial interests in the, Global Note will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Qualified institutional buyers may hold their interests in the Global Note directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.

         So long as DTC, or its nominee, is the registered owner or holder of the Notes, DTC or such nominee will be considered the sole owner or holder of the Notes represented by the Global Note for all purposes under the Indenture. No beneficial owner of an interest in the Global Note will be able to transfer such interest except in accordance with DTC's applicable procedures, in addition to those provided for under the Indenture with respect to the Notes.

         Payments of the principal of, premium (if any) and interest (including Additional Interest) on the Global Note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of the Company, the trustee or any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interest in the Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

         The Company expects that DTC or its nominee, upon receipt of any payment of the principal of, premium (if any) and interest (including Additional Interest) on the Global Note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in the Global Note held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

         Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and be settled in accordance with DTC rules in same day funds. If a holder requires physical delivery of a Certificated Security for any reason, including to sell Notes to persons in states which require physical delivery of such securities or to pledge such securities, such holder must transfer its interest in the Global Note in accordance with the normal procedures of DTC and with the procedures set forth in the Indenture.

         DTC has advised the Company that DTC will take any action permitted to be taken by a holder of Notes (including the presentation of Notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the Global Note are credited and only in respect to such portion of Notes, the aggregate principal amount of Notes as to which such participant or participants have given such direction. However, if there is an Event of Default under the Indenture, DTC will exchange the Global Note for Certificated Securities, which it will distribute to its participants.

         DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

         Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Note among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. None of the Company, the Trustee or the Warrant Agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

         If DTC is at any time unwilling or unable to continue as a depositary for the Global Note and a successor depositary is not appointed by the Company, within 90 days, the Company will issue Certificated Securities in exchange for the Global Note.


                       TRANSFER RESTRICTIONS ON OLD NOTES

         The Old Notes have not been registered under the Securities Act and may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. Accordingly, the Old Notes were offered and sold by the Initial Purchaser only (i) to a limited number of "qualified institutional buyers" (as defined in Rule 144A promulgated under the Securities Act) ("QIBs") in compliance with Rule 144A; and (ii) to a limited number of other institutional "accredited investors" (as defined in Rule 501(a)(1), (2), (3) or (7) promulgated under the Securities Act) ("Accredited Investors") that prior to their purchase of any Notes delivered to the Initial Purchaser a letter containing certain representations and agreements.

         Each purchaser of Old Notes, by its acceptance thereof, will be deemed to have acknowledged represented and agreed as follows:

                 1. It is purchasing the Old Notes for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is (i) a QIB, and is aware that the sale to it is being made in reliance on Rule 144A; or (ii) an Accredited Investor.

                 2. It acknowledges that the Old Notes have not been registered under the Securities Act and may not be offered or sold except as set forth below.

                 3. It shall not resell or otherwise transfer the Old Notes except (i) to the Company or any subsidiary thereof, (ii) to a QIB in compliance with Rule 144A, (iii) to an Accredited Investor that, prior to such transfer, furnishes (or has furnished on its behalf by a U.S. broker-dealer) to the Trustee, a signed letter containing certain representations and agreements relating to the restrictions on transfer of the Old Notes (the form of which letter can be obtained from the Trustee), (iv) pursuant to the exemption from registration provided by Rule 144 promulgated under the Securities Act (if available), or (v) pursuant to an effective registration under the Securities Act. Each Accredited Investor that is not a QIB and that is an original purchaser of the Old Notes will be required to sign an agreement to the foregoing effect.

                 4. It agrees that it will give to each person to whom it transfers Old Notes notice of any restrictions on transfer of Old Notes.

                 5. It understands that the Old Note will bear a legend substantially to the following effect unless otherwise agreed by the Company and the holder thereof:

         THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT AS SET FORTH BELOW. BY ITS ACQUISITION HEREOF, THE HOLDER (1) REPRESENTS THAT (A) IT IS A "QUALIFIED INSTITUTIONAL BUYER" (AS DEFINED IN RULE 144A PROMULGATED UNDER THE SECURITIES ACT) OR (B) IT IS AN INSTITUTIONAL "ACCREDITED INVESTOR" (AS DEFINED IN RULE 501 (a) (1), (2), (3) OR (7) PROMULGATED UNDER THE SECURITIES
         ACT) (AN "ACCREDITED INVESTOR"), (2) AGREES THAT IT WILL NOT RESELL OR OTHERWISE TRANSFER THIS SECURITY EXCEPT (A) TO THE ISSUER THEREOF OR ANY SUBSIDIARY THEREOF, (B) TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A PROMULGATED UNDER THE SECURITIES ACT, (C) TO AN INSTITUTIONAL ACCREDITED INVESTOR THAT, PRIOR TO SUCH TRANSFER, FURNISHED (OR HAS FURNISHED ON ITS BEHALF BY A U.S. BROKER-DEALER) TO THE TRUSTEE OR WARRANT AGENT A SIGNED LETTER CONTAINING CERTAIN REPRESENTATIONS AND AGREEMENTS RELATING TO THE RESTRICTIONS ON TRANSFER OF THIS SECURITY), (D) PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 PROMULGATED UNDER THE SECURITIES ACT (IF AVAILABLE)

         OR (E) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND (3) AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM THIS SECURITY IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. IN CONNECTION WITH ANY TRANSFER OF THIS SECURITY WITHIN THREE YEARS AFTER THE ORIGINAL ISSUANCE OF THIS SECURITY, IF THE PROPOSED TRANSFEREE IS AN INSTITUTIONAL ACCREDITED INVESTOR, THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE TRUSTEE OR WARRANT AGENT AND THE ISSUER SUCH CERTIFICATIONS, WRITTEN LEGAL OPINIONS OR OTHER INFORMATION AS EITHER OF THEM MAY REASONABLY REQUIRE TO CONFIRM THAT SUCH TRANSFER IS BEING MADE PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

                 6. It acknowledges that the Trustee will not be required to accept for registration of transfer any Old Note acquired by it, except upon presentation of evidence satisfactory to the Company and the Trustee that the restrictions set forth herein have been complied with.

                 7. It acknowledges that the Company, the Initial Purchaser and others will rely upon the truth and accuracy of the foregoing acknowledgments, representations and agreements and agrees that if any of the acknowledgments, representations or agreements deemed to have been made by its purchase of Old Notes are no longer accurate, it shall promptly notify the Company and Initial Purchaser. If it is acquiring any Old Notes as a fiduciary or agent for one or more investor accounts, it represents that it has sole investment discretion with respect to each such account and it has full power to make the foregoing acknowledgments, representations and agreements on behalf of each account.

                 The Old Notes may not be sold or transferred to, and each purchaser by its purchase of the Old Notes shall be deemed to have represented and covenanted that it is not acquiring the Old Notes for or on behalf of, any pension or welfare plan (as defined in Section 3 of the Employee Retirement Income Security Act of 1974 ("ERISA")), except that such a purchase for or on behalf of a pension or welfare plan shall be permitted:

                 (1) to the extent such purchase is made by or on behalf of a bank collective investment fund maintained by the purchase in which no plan (together with any other plans maintained by the same employer or employee organization) has an interest in excess of 10% of the total assets in such collective investment fund and the applicable conditions of Prohibited Transaction exemption 91-38 issued by the Department of Labor are satisfied;

                 (2) to the extent such purchase is made by or on behalf of an insurance company pooled separate account maintained by the purchase in which, at any time while the Old Notes are outstanding, no plan (together with any other plans maintained by the same employer or employee organization) has an interest in excess of 10% of the total of all assets in such pooled separate account and the applicable conditions of Prohibited Transaction Exemption 90-1 issued by the Department of Labor are satisfied;

                 (3) to the extent such purchase is made on behalf of a plan by (A) an investment advisor registered under the Investment Advisers Act of 1940 that had as of the last day of its most recent fiscal year total assets under its management and control in excess of $50,000,000 and had shareholders' or partners' equity in excess of $750,000, as shown in its most recent balance sheet prepared in accordance with generally accepted accounting principles, (B) a bank as defined in
         Section 202(a) of the Investment Advisers Act of 1940 with equity capital in excess of $1,000,000 as of the last day of its most recent fiscal year or (C) an insurance company which is qualified under the laws of more than on state to manage, acquire or dispose of any assets of a plan, which company had, as of the last day of its most recent fiscal year, net worth in excess of $1,000,000 and which is subject to supervision and examination by a state authority having supervision over insurance companies, in each case, such investment advisor, bank or insurance company is otherwise a qualified professional asset manager, as such term is used in the Prohibited Transaction Exemption 84-14 issued by the Department of Labor, and the assets of such plan when combined with the assets of other plans established or maintained by the same employer (or affiliate thereof) or employee organization and managed by such investment advisor, bank or insurance company, do not represent more than 20% of the total client assets managed by such investment advisor, bank or insurance company and the applicable conditions or Prohibited Transaction Exemption 84-14 are otherwise satisfied; or

                 (4) to the extent such plan is a governmental plan (as defined in Section 3 of ERISA) which is not subject to the provisions of Title 1 of ERISA or Section 4975 of the Code.

         Each purchaser by its purchase of the Old Notes shall also be deemed to have represented that (a) if it is an insurance company, no part of the funds to be used to purchase the Old Notes to be purchased by it constitutes assets allocated to any separate account maintained by it such that the use of such funds constitutes a transaction in violation of Section 406 of ERISA or a Prohibited Transaction, as such term is defined in Section 4975 of the Code, which could be subject to, respectively, a civil penalty assessed pursuant to
Section 502 of ERISA or a tax imposed by Section 4975 of the Code and (b) if it is not an insurance company, that no part of the funds to be used to purchase the Old Notes to be purchased by it constitutes assets allocated to any trust, plan or account which contains the assets of any employee pension benefit plan, welfare plan or account prohibited pursuant to the preceding paragraph of these "Transfer Restrictions."

         Purchasers are advised that the Prohibited Transaction Exemptions described above do not relieve a fiduciary or other party from all prohibited transaction provisions of the Code and ERISA and from ERISA's general fiduciary responsibilities including, but not limited to, a fiduciary's obligation to discharge his or her duties solely in the interests of participants and beneficiaries.

                              PLAN OF DISTRIBUTION

         Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale for a period of 180 days after consummation of the Exchange Offer, or such shorter period as will terminate when all Old Notes acquired by broker-dealers for their own accounts as a result of market-making activities or other trading activities have been exchanged for Exchange Notes and resold by such broker-dealers. A broker-dealer that delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act and will be bound by the provisions of the Registration Rights Agreement (including certain indemnification rights and obligations).

         The Company will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. For a period of 180 days after consummation of the Exchange Offer, or such shorter period as will terminate when all Old Notes acquired by broker-dealers for their own accounts as a result of market-making activities or other trading activities have been exchanged for Exchange Notes and resold by such broker-dealers, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed in the Registration Rights Agreement to indemnify such broker-dealers against certain liabilities, including liabilities under the Securities Act.

         Any Old Notes not exchanged in the Exchange Offer for Exchange Notes will remain subject to the transfer restrictions described above.

                     DESCRIPTION OF SENIOR CREDIT FACILITY

         The Company has received a joint commitment from Frost National Bank, San Antonio and Zion National Bank, Salt Lake City for a Senior Credit Facility which is expected to provide for a revolving credit and/or term loan facility in the aggregate principal amount of approximately $20 million. The Senior Credit Facility is expected to be available to provide liquidity, fund future working capital requirements of the Company, and finance future acquisitions consistent with the Company's business strategy. It is anticipated that the Senior Credit Facility will be guaranteed by the Subsidiary Guarantors, will be secured by substantially all of the assets of the Company and the stock and assets of the Subsidiary Guarantors, and will contain customary representations, warranties and covenants, including financial covenants. See "Risk Factors -- Senior Credit Facility; Effective Subordination."

                   DESCRIPTION OF CAPITAL STOCK AND WARRANTS

GENERAL

         The Company's total authorized capital stock consists of 50,000,000 shares of common stock, par value $.01 per share (the "Common Stock") and 5,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"). The Board of Directors has designated 450,000 shares of the Preferred Stock as the Series A Convertible Preferred Stock (the "Series A Preferred Stock") and has designated 200,000 shares of the Preferred Stock as the Series
B Convertible Preferred Stock (the "Series B Preferred Stock").   The Company
has 3,810,270 shares of Common Stock, 450,000 shares of Series A Preferred Stock and 124,831 shares of Series B Preferred Stock issued and outstanding.
In addition, a total of 130,000 shares of Common Stock have been reserved for issuance upon exercise of stock options under the Stock Option Plan, 574,831 shares of Common Stock have been reserved for issuance upon conversion of the Series A Preferred Stock and Series B Preferred Stock, and 639,857 shares have been reserved for issuance upon exercise of the Warrants.

SERIES A PREFERRED STOCK

         In September 1995, the Board of Directors authorized the designation of 450,000 shares of Series A Preferred Stock. The Series A Preferred Stock has no rights of redemption or sinking fund provisions, but upon liquidation of the Company, the Company must pay the holders of Series A Preferred Stock $5.56 per share (an aggregate of $2,502,000) before any amounts may be paid to the holders of Common Stock. Holders of Series A Preferred Stock are entitled to vote on all matters upon which the holders of Common Stock have the right to vote and are generally entitled to vote as a class on any matters adversely affecting their rights as holders of this series of preferred stock. Each share of Series A Preferred Stock entitles the holder thereof to such number of votes per share as equals the whole number of shares of Common Stock into which each share of Series A Preferred Stock is then convertible. Each share of Series A Preferred Stock is convertible into Common Stock without payment of additional consideration at a conversion price of $5.56 per share, subject to anti-dilution adjustments.

SERIES B PREFERRED STOCK

         In December 1996, the Board of Directors authorized the designation of 200,000 shares of Series B Preferred Stock and on January 17, 1997 the Company issued 124,831 shares in full satisfaction of $750,000 of convertible demand notes bearing interest at a rate of 10% per annum which were issued in December 1996. The Series B Preferred Stock has no rights of redemption or sinking fund provisions, but upon liquidation of the Company, the Company must pay the holders of Series B Preferred Stock $6.07 per share (an aggregate of $757,724) before any amounts may be paid to the holders of Common Stock. Holders of Series B Preferred Stock are entitled to vote on all matters upon which the holders of Common Stock have the right to vote and are generally entitled to vote as a class on any matters adversely affecting their rights as holders of this series of preferred stock. Each share of Series B Preferred Stock entitles the holder thereof to such number of votes per share as equals the whole number of shares of Common Stock into which each share of Series B Preferred Stock is then convertible. Each share of Series B Preferred Stock is convertible into Common Stock without payment of additional consideration at a conversion price of $6.07 per share, subject to anti-dilution adjustments.

WARRANTS

         General. The Company issued Warrants as part of the issuance of Old Notes. Each Warrant, when exercised, will entitle the holder thereof to receive 10.2377 shares of Common Stock of the Company (each, a "Warrant Share") at an exercise price of $.01 per share (the "Exercise Price"). A total of 50,000 Warrants, representing 511,885 Warrant Shares were issued in connection with the Old Notes; in addition, the Company issued to the Initial Purchaser warrants to purchase 127,972 shares of Common Stock at an exercise price of $.01 per share. The Exercise Price and the number of Warrant Shares issuable on exercise of a Warrant are both subject to adjustment in certain cases. See "Adjustments" below. The Warrants are exercisable at any time on or after the Issue Date (the "Exercisability Date"). Unless exercised, the Warrants will automatically expire on the maturity date of the Notes (the "Expiration Date"). The Company will give notice of expiration not less than 90 nor more than 120 days prior to the Expiration Date to the registered holders of the then outstanding Warrants. The Warrants will entitle the holders thereof to purchase in the aggregate approximately 10% of the outstanding Common Stock of the Company on a fully diluted basis as of the date of issuance of the Warrants.

         Voting Rights. The holders of the Warrants will have no right to vote on matters submitted to the stockholders of the Company and will have no right to receive cash dividends. The holders of the Warrants will not be entitled to share in the assets of the Company in the event of the liquidation, dissolution or winding up of the Company's affairs.

         Adjustments. Each of the number of Warrant Shares purchasable upon the exercise of the Warrants and the Exercise Price will be subject to adjustment in certain events including: (i) the payment by the Company of dividends (or other distributions) on the Common Stock of the Company payable in shares of such Common Stock or other shares of the Company's capital stock,
(ii) subdivisions, combinations and reclassifications of the Common Stock, and
(iii) the distribution to all holders of the Common Stock of any of the Company's assets, debt securities or any rights or warrants to purchase securities (excluding cash dividends or other cash distributions from current or retained earnings).

         Subject to certain exceptions set forth in the Warrant Agreement, if the Company issues (i) shares of Common Stock for a consideration per share less than the current market value per share or (ii) any securities convertible into or exchangeable for Common Stock for a consideration per share of Common Stock initially deliverable upon conversion or exchange of such securities that is less than the current market value per share on the date of issuance of such securities, the Company shall offer to sell to each holder of Warrants, at the same price and on the same terms offered to all other prospective buyers (provided that the holders of Warrants shall not be required to buy any other securities in order to buy such Common Stock or convertible securities), a portion of such Common Stock or convertible securities that is equal to such holder's portion of the Common Stock then outstanding if immediately prior thereto all the Warrants had been exercised. Each such holder may elect to buy all or any portion of the Common Stock or convertible securities offered or may decline to purchase any.

         Registration Rights. The Company has granted demand and piggy back registration rights to holders of the Warrants pursuant to a Securityholders' and Registration Rights Agreement (the "Securityholders' Agreement"). From time to time after 180 days following the completion by the Company of a public equity offering, holders of Warrant shares owning, individually or in the aggregate, not less than the not less than 25% of the Warrant shares held in the aggregate by all holders of Warrant shares may make a written request for registration under the Securities Act of their warrant shares. Subject to certain conditions, within 120 days of the receipt of such written request for such a demand registration, the Company shall file with the Commission and use its best efforts to cause to become effective under the Securities Act a registration statement with respect to such securities. This summary of the Securityholders' Agreement does not purport to be complete and is qualified in its entirety by reference to the terms and provisions of the Securityholders' Agreement.

COMMON STOCK

         The holders of Common Stock are entitled to one vote per share on all matters to be voted on by shareholders of the Company. Subject to any preferential rights of any outstanding series of preferred stock designated by the Board of Directors, the holders of Common Stock are entitled to receive, ratably, with the holders of the Series A Preferred Stock and the Series B Preferred Stock, such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. In the event of liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive pro rata all assets of the Company available for distribution to such holders after distribution in full of the preferential amount to be distributed to holders of shares of the Series A Preferred Stock and the Series B Preferred Stock. All outstanding shares of Common Stock are validly issued, fully paid and nonassessable. The Company's Articles of Incorporation deny preemptive rights and cumulative voting, however the Company has granted certain preferential rights to purchase new issuances of shares to certain shareholders. These rights expire upon an initial public offering of at least $7.5 million. The Common Stock has no conversion rights or other subscription rights and there are no redemption or sinking fund provisions applicable to the Common Stock. The Company has granted piggy-back and/or demand registration rights to certain shareholders. See "Certain Relationships and Related Transactions."

CERTAIN PROVISIONS OF THE ARTICLES OF INCORPORATION

         The Company's Articles of Incorporation (the "Articles of Incorporation") provide that the Board of Directors is vested with authority to establish, from time-to-time, series of unissued shares of any class, to determine and fix the designation and the relative rights, preferences and limitations of the shares of each series so established, and to increase or decrease the number of shares within each such series. The relative rights and preferences of shares may vary in any respect between series, but all shares of the same series shall be identical in all respects. The authority possessed by the Board of Directors to issue different classes and series of stock could potentially be used to discourage attempts by others to obtain control of the Company through a merger, tender offer, proxy contest or otherwise by making such attempts more difficult to achieve or more costly. The Board of Directors may issue Preferred Stock with voting and conversion rights that could adversely affect the voting power of the holders of Common Stock. There are no agreements or understandings for the issuance of Preferred Stock and the Board of Directors has no present intention to issue any Preferred Stock other than the Series A Preferred Stock and Series B Preferred Stock described herein.

         Article 1302-7.06 of the Texas Miscellaneous Corporation Act ("TMCA") authorizes a Texas corporation to include a provision in its articles of incorporation limiting or eliminating the personal liability of its directors to the corporation and its shareholders for monetary damages for breach of directors' fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations authorized by such provision, directors are accountable to corporations and their shareholders for monetary damages for conduct constituting gross negligence in the exercise of their duty of care. Although
Article 1302-7.06 of the TMCA does not change a director's duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. Pursuant to such provision, the Articles of Incorporation limit the personal liability of directors of the Company (in their capacity as directors but not in their capacity as officers) to the Company or its shareholders to the fullest extent permitted by the TMCA. Specifically, a director of the Company will not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for (i) any breach of the director's duty of loyalty to the Company or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, and (iv) any transaction from which the director derived an improper personal benefit.

         The inclusion of this provision may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter shareholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefitted the Company and its shareholders. However, the inclusion of this provision together with a provision which requires the Company to indemnify its officers and directors against certain liabilities, is intended to enable the Company to attract qualified persons to serve as directors who might otherwise be reluctant to do so.


                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

         The discussion below is intended to be a general description of the United States tax considerations material to an investment in the Units. It does not take into account the individual circumstances of any particular investor and does not purport to discuss all of the possible tax consequences of the purchase, ownership and disposition of the Notes, Warrants, or Common Stock, and is not intended as tax advice. Therefore, prospective investors are urged to consult their own tax advisors with respect to the tax consequences of an investment in the Units, including the application of state, local, foreign and other tax laws.

GENERAL

         The following is a summary of certain United States federal income tax consequences associated with the acquisition, ownership, and disposition of the Notes and the Warrants. The following summary does not discuss all of the aspects of federal income taxation that may be relevant to a prospective holder of the Notes and Warrants in light of its particular circumstances, or to certain types of holders that are subject to special treatment under the federal income tax laws (including persons who hold the Notes and Warrants as part of a conversion, straddle or hedge, dealers in securities, insurance companies, tax-exempt organizations, financial institutions, broker-dealers and S corporations). Further, except as specifically provided, this summary pertains only to holders that are citizens or residents of the United States, corporations, partnerships, or other entities created in or under the laws of the United States or any political subdivision thereof, or estates or trusts the income of which is subject to United States federal income taxation regardless of its source. For taxable years beginning after December 31, 1996, a trust will be considered a U.S. holder of a Note only if the trust is subject to the supervision of a court within the United States and the control of a United States fiduciary as described in Section 7701(a)(30) of the Internal Revenue Code of 1986 (the "Code"). In addition, this summary does not describe any tax consequences under state, local, or foreign tax laws and is limited to holders who hold Notes, Warrants and Common Stock as "Capital Assets" (generally, property held for investment) within the meaning of Section 1221 of the Code.

         This summary is based upon the Code, Treasury Regulations (the "Regulations."), rulings and pronouncements issued by the Internal Revenue Service ("IRS") and judicial decisions now in effect, all of which are subject to change at any time by legislative, judicial or administrative action. Any such changes may be applied retroactively in a manner that could adversely affect the holder of the Notes or Warrants. The Company has not sought and will not seek any rulings from the IRS or opinions from counsel with respect to the matters discussed below. There can be no assurance that the IRS will not take positions concerning the tax consequences of the valuation, purchase, ownership or disposition of the Units that are different from those discussed herein.

CLASSIFICATION OF THE NOTES

         Under applicable authorities, the Notes should be treated as indebtedness of the Company for federal income tax purposes. In the unlikely event that the Notes are treated as equity, the amount treated as a distribution on any such instrument would be treated as (i) ordinary dividend income to the extent of the current or accumulated earnings and profits of the Company, (ii) a return of capital to the extent of a holder's basis in a Note, and (iii) thereafter, capital gain.

         Pursuant to Section 385(c) of the Code, a holder of a Note is required to treat such Note as indebtedness for all United States federal income tax purposes unless such holder discloses such inconsistent treatment on such holder's tax return. The characterization of the Notes by the Company is not binding on the IRS.

TAXATION OF THE NOTES

         Issue Price. The issue price of the Notes will be the first price at which a substantial amount of such Units are sold to investors. In order to determine the issue price for the Notes and Warrants (initially sold as "Units"), the aggregate issue price of the Notes and the Warrants must be allocated between each of such Securities based upon their relative fair market values on the date of issuance. If a holder purchases a Unit for the issue price of the Unit, the holder's initial tax basis for the Note and the Warrants constituting the Unit will equal the portion of the issue price of the Unit allocated to each. The Company intends to allocate the issue price of the Units on a per Note and per Warrant basis. A holder of a Unit may not adopt a different allocation unless such holder properly discloses such different allocation on such holder's federal income tax return for the year in which the Units were acquired.

         Original Issue Discount. As noted above, because the Notes are being offered as a part of a Unit including the Warrants, a portion of the offering price for a Unit will be allocated to the Notes and a portion to the Warrants. Since the portion allocable to a Note will be less than the Note's principal amount, a Note will likely be issued at a discount from its face amount. If the discount (generally referred to as "original issue discount" or "OID") exceeds a statutory de minimis amount (1/4 of 1% of an obligation's stated redemption price at maturity multiplied by the number of complete years to its maturity), the Notes will be considered to be issued with original issue discount. In addition to including in income the amount of stated interest received or accrued, a holder will be required to include a portion of any such OID as ordinary income for federal income tax purposes each year over the term of the Notes so as to provide a constant yield to maturity.

         The total amount of OID with respect to each Note will be the difference between the issue price and the stated redemption price at maturity. The issue price of a Unit will be the price paid by the purchasers (other than the Underwriters) of the Units at their initial offering. This issue price will then be allocated between the Note and the Warrant that comprise the Unit as described above based on their relative fair market values. The stated redemption price at maturity of a Note is the sum of all payments provided by the Note other than "qualified stated interest" payments. Stated interest on the Notes will constitute "qualified stated interest". Thus, the stated redemption price at maturity of a Note will be equal to the principal amount of such

         Accept as provided in "-- Taxation of the Notes -- Subsequent Purchasers" below, under the OID rules, in general, holders of Notes with OID must include in gross income for federal income tax purposes the sum of the daily portions of OID with respect to the Note for each day during the taxable year or portion of a taxable year on which such holder holds the Note (such sum, "Accrued OID"). The daily portion is determined by allocation to each day of any accrual period within a taxable year a pro rata portion of an amount equal to the adjusted issue price of the Note at the beginning of the accrual period multiplied by the yield to maturity of the Note. For purposes of computing OID, the Company will use six-month accrual periods that end on the days in the calendar year corresponding to the maturity date of the Notes and the date six months prior to such maturity date, with the possible exception of the initial accrual period for the Notes. The adjusted issue price of a Note at the beginning of any accrual period is the issue price of the Note increased by the Accrued OID for all prior accrual periods (less all payments made on the Notes other than payments of qualified stated interest). The yield to maturity of a debt instrument is the interest rate that will produce an amount equal to the issue price of the debt instrument used in computing the present value of all payments to be made pursuant to the debt instrument The Company will annually furnish to certain record holders of the Notes and to the IRS information with respect to any OID accruing during the calendar year as may be required by applicable Regulations.

         Disposition of Notes. Generally, any sale or redemption or other disposition of Notes (including in connection with an Asset Proceeds Offer) will result in taxable gain or loss equal to the difference between (i) the amount of cash and the fair market value of other property received and (ii) the holder's adjusted tax basis in the Note. In the case of an initial holder who purchases a Unit for the issue price of the Unit, the adjusted tax basis of a Note will initially equal the portion of the issue price of the Unit that is allocated to the Note and will be increased by any Accrued OID includable in such holder's gross income, and decreased by all payments received by such holder on such Note, other than a payment of qualified stated interest. Any gain or loss upon a sale or other disposition of a Note will generally be capital gain or loss, which will be long-term if the Note has been held by the holder for more than one year.

         Subsequent Purchasers. The foregoing does not discuss special rules which may affect the treatment of purchasers that acquire Notes other than at the time of original issuance at the issue price, including those provisions of the Code relating to the treatment of "market discount," "acquisition premium" and "amortizable bond premium." For example, the market discount provisions of the Code may require a subsequent purchaser of Notes at a market discount to treat all or a portion of any gain recognized upon sale or other disposition of the Notes as ordinary income and to defer a portion of any interest expense that would otherwise be deductible on any indebtedness incurred or maintained to purchase or carry such Notes until the holder disposes of the Notes in a taxable transaction.

         AHYDO Rules. Sections 163(e)(5) and (i) of the Code affect the treatment of interest on certain high yield OID debt instruments maturing more than five years from the date of issuance ("AHYDOs"). The rules are complex and ambiguous in many respects, and their full potential application to the Notes cannot be anticipated with precision.

         The Notes will constitute AHYDOs if (i) the Notes have "significant original issue discount" within the meaning of the Code, and (ii) the yield to maturity of the Notes is equal to or greater than the sum of the relevant applicable federal rate (the "AFR") for the month in which the Notes are issued, plus five percentage points. Based upon their terms, the Notes may have "significant original issue discount." The relevant AFR for mid-term debt instruments issued in March 1997 is 6.32% compounded semiannually. The Company cannot yet ascertain whether the Notes will actually constitute AHYDOs under the foregoing rules. If the Notes are AHYDOs, as described above, a portion of the tax deductions that would otherwise be available to the Company in respect of the Notes will be deferred or disallowed, which, in turn, might reduce the after-tax cash flows of the Company. More particularly, if the Notes constitute AHYDOs, the Company will not be entitled to deduct OID that accrues with respect to the Notes until amounts attributable to OID are paid in cash or property (excluding, however, stock of the Company or a related entity).

         In addition, if the yield to maturity of the Notes exceeds the sum of the relevant AFR plus six percentage points (the "Excess Yield"), the "disqualified portion" of the OID accruing on the Notes will be characterized as a nondeductible dividend with respect to the Company. The "disqualified portion" of the OID is the lesser of (i) the amount of OID on the instrument and (ii) the portion of the total return on such instrument that bears the same ratio to such total return as the "Excess Yield" bears to the total yield to maturity on the instrument. The tax treatment to holders of Notes will be unaffected by these provisions except that corporate holders of the Notes may be treated as receiving distributions with respect to the stock of the Company (rather than interest on such debt instrument) eligible for the dividends received deduction, subject to applicable limitations, to the extent of the "disqualified portion" of the OID and to the extent that such distributions would have been treated as dividends if actually made by the Company with respect to its stock.

EXCHANGE OFFER

         The offer to exchange Old Notes for Exchange Notes pursuant to the Exchange Offer should not constitute a material modification of the terms of the Old Notes and, therefore, such exchange should not constitute an exchange for United States federal income tax purposes. Accordingly, such exchange should have no United States federal income tax consequences to holders of Notes. The basis of the Exchange Notes will be the same as the basis of the Notes immediately before the exchange and the holding period of the Exchange Notes will include the holding period of the Notes.

BACKUP WITHHOLDING

         A noncorporate holder may be subject, under certain circumstances, to backup withholding at a 31 percent rate with respect to payments received with respect to the Notes and the Common Stock acquired upon exercise of a Warrant. This withholding generally applies only if the holder (i) fails to furnish his or her social security or other taxpayer identification number ("TIN"), (ii) furnishes an incorrect TIN, (iii) is notified by the IRS that he or she has failed to report properly payments of interest and dividends and the IRS has notified the Company that he or she is subject to back-up withholding, or (iv) fails, under certain circumstances, to provide a certified statement, signed under penalty of perjury, that the TIN provided is his or her correct number and that he or she is not subject to backup withholding. Any amount withheld from a payment to a holder under the backup withholding rules is allowable as a credit against such holder's federal income tax liability, provided that the required information is furnished to the IRS. Certain holders (including, among others, corporations and foreign individuals who comply with certain certification requirements) are not subject to backup withholding. Holders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such an exemption.

         These backup withholding tax and information reporting rules currently are under review by the IRS and proposed Regulations issued on April 15, 1996, if finalized would modify certain of such rules generally with respect to payments made after December 31, 1997. Accordingly, the application of such rules to the Notes and Common Stock acquired upon exercise of a Warrant could be changed.

                                 LEGAL MATTERS

         Certain legal matters regarding the Notes will be passed upon for the Company by Akin, Gump, Strauss, Hauer & Feld, L.L.P., San Antonio, Texas. Cecil Schenker, a shareholder of the Company, is the sole shareholder of a professional corporation which is a partner of Akin, Gump, Strauss, Hauer & Feld, L.L.P. Alan Schoenbaum, the son of a shareholder of the Company, is the sole shareholder of a professional corporation which is a partner of Akin, Gump, Strauss, Hauer & Feld, L.L.P.


                                    EXPERTS

         The (i) consolidated financial statements of Packaged Ice, Inc. as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996, (ii) the combined financial statements of Mission Party Ice, Inc. (a S corporation) and Southwest Texas Packaged Ice, Inc. (an affiliated S corporation) as of December 31, 1996, and for the period then ended included in this Prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon such reports given upon the authority of that firm as experts in accounting and auditing.

         The financial statements of Southwestern Ice, Inc. as of December 31, 1996 and 1995, and for each of the two years then ended included in this Prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                                    PAGE
                                                                                                                    ----
PACKAGED ICE, INC. AND SUBSIDIARIES
Independent Auditors' Report                                                                                         F-2
Consolidated Balance Sheets at March 31, 1997 (unaudited) and December 31, 1996 and 1995                             F-3
Consolidated Statements of Operations for the Three Months Ended March 31, 1997
         and 1996 (unaudited) and for the Years Ended December 31, 1996, 1995 and 1994                               F-4
Consolidated Statements of Shareholders' Equity for the Three Months Ended March 31, 1997
         (unaudited) and for the Years Ended December 31, 1996, 1995 and 1994                                        F-5
Consolidated Statements of Cash Flows for the Three Months Ended March 31. 1997
         and 1996 (unaudited) and for the Years Ended December 31, 1996, 1995 and 1994                               F-6
Notes to Consolidated Financial Statements                                                                           F-7
MISSION PARTY ICE. AND SOUTHWEST TEXAS PACKAGED ICE, INC.
Independent Auditors' Report                                                                                        F-14
Combined Balance Sheet at March 31, 1997 (unaudited) and December 31, 1996                                          F-15
Combined Statements of Operations and Retained Earnings  for the Three Months
         Ended March 31, 1997 (unaudited ) and for the Year Ended December 31, 1996                                 F-16
Combined Statements of Cash Flows for the Three Months Ended March 31, 1997
         (unaudited) and for the Year Ended December 31, 1996                                                       F-17
Notes to Combined Financial Statements                                                                              F-18
Independent Auditors' Report on Additional Information                                                              F-22
Combined Balance Sheet with Combining Information for the Year Ended
  December 31, 1996                                                                                                 F-23
Combined Statement of Operations with Combining Information for the
  Year Ended December 31, 1996                                                                                      F-24
SOUTHWESTERN ICE, INC.
Report of Independent Public Accountants                                                                            F-25
Balance Sheets at March 31, 1997 (unaudited) and at December 31, 1996 and 1995                                      F-26
Statements of Operations and Changes in Retained Earnings for the Three Months Ended
         March 31, 1997 and 1996 (unaudited) and for the Years Ended
         December 31, 1996 and 1995                                                                                 F-27
Statements of Cash Flows for the Three Months Ended March 31, 1997 and 1996 (unaudited)
         and for the Years Ended December 31, 1996 and 1995                                                         F-28
Notes to Financial Statements                                                                                       F-29

                          INDEPENDENT AUDITORS' REPORT

To the Shareholders of Packaged Ice, Inc.:

         We have audited the accompanying consolidated balance sheets of Packaged Ice, Inc. and its subsidiaries (the "Company") as of December 31, 1996 and 1995, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP


Houston, Texas
March 21, 1997

                      PACKAGED ICE, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS,




                                     ASSETS

                                                                                   MARCH 31                DECEMBER 31
                                                                                      1997            1996            1995
                                                                                  ------------    ------------    ------------
                                                                                  (UNAUDITED)
CURRENT ASSETS:
  Cash and equivalents                                                            $    278,571    $    169,535    $  1,032,811
  Accounts receivable:
    Trade, net                                                                         361,250         213,811         181,752
    Affiliates                                                                         223,535         119,476         169,383
  Inventories                                                                           98,550         115,825          79,604
  Prepaid expenses                                                                      29,877          29,309          21,493
                                                                                  ------------    ------------    ------------
         Total current assets                                                          991,783         647,956       1,485,043
PROPERTY, Net                                                                       10,762,789       9,887,687       5,441,480
OTHER ASSETS, Net                                                                    1,167,104         987,145       1,123,263
                                                                                  ------------    ------------    ------------
         TOTAL                                                                    $ 12,921,676    $ 11,522,788    $  8,049,786
                                                                                  ============    ============    ============

                                     LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
  Current portion of long-term debt                                               $  1,005,484    $    703,077    $    229,637
  Accounts payable                                                                     439,057         324,624         238,414
  Payable to affiliates                                                              1,641,791         634,585         169,130
  Accrued wages                                                                         94,952         112,622          66,570
  Other accrued expenses                                                               118,855          97,400          37,577
  Notes payable                                                                        302,080           3,425          47,225
                                                                                  ------------    ------------    ------------
         Total current liabilities                                                   3,602,219       1,875,733         788,553
LONG-TERM DEBT, Net                                                                  3,075,310       2,831,955         210,500
COMMITMENTS AND CONTINGENCIES (Note 13)
CONVERTIBLE NOTES                                                                                      750,000
                                                                                  ------------    ------------    ------------
SHAREHOLDERS' EQUITY:
Common stock, $.01 par value; 50,000,000 shares authorized; shares issued and outstanding of 2,832,371 at March 31, 1997, 2,826,371 at
  December 31, 1996 and 1995                                                            28,324          28,264          28,264
Preferred stock, $.01 par value; 5,000,000 shares
  authorized; Series A convertible--450,000 shares
  issued and outstanding at March 31, 1997,
  December 31, 1996 and 1995                                                             4,500           4,500           4,500
Preferred stock, $.01 par value; 200,000 shares authorized; Series B convertible-124,831 shares issued and
  outstanding at March 31, 1997                                                          1,248
Additional paid-in capital                                                           9,898,897       9,128,979       9,128,979
Subscription receivable                                                                                                 (4,799)
Accumulated deficit                                                                 (3,688,822)     (3,096,643)     (2,106,211)
                                                                                  ------------    ------------    ------------
         Total shareholders' equity                                                  6,244,147       6,065,100       7,050,733
                                                                                  ------------    ------------    ------------
         TOTAL                                                                    $ 12,921,676    $ 11,522,788    $  8,049,786
                                                                                  ============    ============    ============

                See notes to consolidated financial statements.

                      PACKAGED ICE, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                        THREE MONTHS ENDED MARCH 31,                      YEAR ENDED DECEMBER 31,
                                        --------------------------             -----------------------------------------
                                            1997           1996                    1996           1995           1994
                                        -----------    -----------             -----------    -----------    -----------
                                               (UNAUDITED)
Revenues                                $   845,732    $   649,673             $ 4,426,860    $ 2,830,493    $   783,670

Cost of sales                               459,780        324,722               2,034,828      1,251,527        352,126
                                        -----------    -----------             -----------    -----------    -----------

Gross profit                                385,952        324,951               2,392,032      1,578,966
                                                                                                                 431,544
Selling, general and administrative
  expenses                                  574,638        410,046               1,981,278      1,514,542
                                                                                                                 974,325
Depreciation and amortization expense       478,836        349,814               1,455,693        751,291        224,104
                                        -----------    -----------             -----------    -----------    -----------
Loss from operations                       (667,522)      (434,909)             (1,044,939)      (686,867)      (766,885)
Other income, net                           160,645         16,602                 184,982         75,314
                                                                                                                  69,494
Interest expense                            (85,302)       (10,213)               (130,475)       (76,929)       (24,522)
                                        -----------    -----------             -----------    -----------    -----------
Loss before income taxes                   (592,179)      (428,520)               (990,432)      (688,482)      (721,913)
Income taxes                                   --             --                      --             --             --
Net loss                                $  (592,179)   $  (428,520)            $  (990,432)   $  (688,482)   $  (721,913)
                                        ===========    ===========             ===========    ===========    ===========

Loss per share of common stock          $     (0.21)   $     (0.15)            $     (0.35)   $     (0.26)   $     (0.28)
                                        ===========    ===========             ===========    ===========    ===========

Weighted average common shares
    outstanding                           2,828,085      2,826,371               2,826,371      2,682,261      2,614,681
                                        ===========    ===========             ===========    ===========    ===========

                See notes to consolidated financial statements.

                      PACKAGED ICE, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY



                                                            PREFERRED STOCK
                                         COMMON STOCK          PAR VALUE
                                     --------------------   ---------------  ADDITIONAL
                                     NUMBER OF      PAR     SERIES   SERIES   PAID-IN    SUBSCRIPTION  ACCUMULATED
                                      SHARES       VALUE       A       B      CAPITAL     RECEIVABLE     DEFICIT       TOTAL
                                     ---------    -------   -------  ------  ----------  ------------  -----------  -----------
BALANCE AT January 1, 1994           1,559,621    $15,596                    $1,027,037  $ (99,999)    $  (695,816)  $  246,818
  Issuance of common stock           1,066,750     10,668                     4,826,297     65,600                    4,902,565
  Net loss                                                                                                (721,913)    (721,913)
                                     ---------    -------   -------  ------  ----------  ---------     -----------   ----------
BALANCE AT December 31, 1994         2,626,371     26,264                     5,853,334    (34,399)     (1,417,729)   4,427,470
  Issuance of common stock             700,000      7,000                     3,279,418     29,600                    3,316,018
  Repurchase of common stock          (500,000)    (5,000)                   (2,495,800)                             (2,500,800)
  Issuance of preferred stock                               $4,500            2,492,027                               2,496,527
  Net loss                                                                                                (688,482)    (688,482)
                                     ---------    -------   ------   ------  ----------  ---------     -----------   ----------
BALANCE AT December 31, 1995         2,826,371     28,264    4,500            9,128,979     (4,799)     (2,106,211)   7,050,733
  Issuance of common stock                                                                   4,799                        4,799
  Net loss                                                                                                (990,432)    (990,432)
                                     ---------    -------   ------   ------  ----------  ---------     -----------   ----------
BALANCE AT December 31, 1996         2,826,371     28,264    4,500            9,128,979                 (3,096,643)   6,065,100
  Issuance of common stock
   (unaudited)                           6,000         60                        44,940                                  45,000
  Issuance of preferred stock
   (unaudited)                                                       $1,248     724,978                                 726,226
  Net loss (unaudited)                                                                                    (592,179)    (592,179)
                                     ---------    -------   ------   ------  ----------  ---------     -----------   ----------
Balance at March 31, 1997
 (unaudited)                         2,832,371    $28,324   $4,500   $1,248  $9,898,897  $             $(3,688,822)  $6,244,147
                                     =========    =======   ======   ======  ==========  =========     ===========   ==========



                See notes to consolidated financial statements.

                      PACKAGED ICE, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                THREE MONTHS ENDED MARCH 31,           YEAR ENDED DECEMBER 31,
                                                ----------------------------   -----------------------------------------
                                                   1997              1996       1996             1995            1994
                                                ----------------------------   -----------------------------------------
                                                 (UNAUDITED)     (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss                                         $  (592,179)   $  (428,520)   $  (990,432)   $  (688,482)   $  (721,913)
Adjustments to reconcile net loss to
  net cash provided by (used in)
  operating  activities:
  Depreciation and amortization                      478,836        349,814      1,455,693        751,291        224,104
  Gain from disposal of assets                        (3,356)        (1,956)        (2,584)
  Changes in assets and liabilities:
    Accounts receivable                             (251,498)        39,785         17,848        (70,366)      (270,369)
    Inventories                                       17,276          2,175        (36,221)       (37,575)       (40,265)
    Prepaid expenses                                    (568)         3,227         (7,816)         1,834         15,749
    Accounts payable                               1,121,639        (60,866)       551,665        185,273         72,524
    Accrued expenses                                 (20,000)        58,763        105,875          5,908         73,296
                                                 -----------    -----------    -----------    -----------    -----------

         Net cash provided by (used in)
           operating activities                      750,150        (37,578)     1,094,028        147,883       (646,874)
                                                 -----------    -----------    -----------    -----------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
Property additions                                (1,350,256)      (711,168)    (5,744,900)    (2,717,444)    (2,998,950)
Increase in other assets                            (253,156)      (171,078)      (333,918)      (243,621)      (497,736)
Proceeds from disposition of property                 72,871         41,091        153,733
                                                 -----------    -----------    -----------    -----------    -----------

         Net cash used in investing activities    (1,530,541)      (841,155)    (5,925,085)    (2,961,065)    (3,496,686)
                                                 -----------    -----------    -----------    -----------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common and
  preferred stock                                     45,000                                    5,812,545      4,902,565
Repurchase of common stock                                                                     (2,500,800)
Proceeds from debt issuance                          882,784         71,383      3,604,403         82,232        155,077
Proceeds from issuance of convertible
  demand notes                                                                     750,000
Repayment of debt                                    (38,357)                     (386,622)      (359,510)      (160,564)
                                                 -----------    -----------    -----------    -----------    -----------
         Net cash provided by financing
           activities                                889,427         73,383      3,967,781      3,034,467      4,897,078
                                                 -----------    -----------    -----------    -----------    -----------

NET INCREASE (DECREASE) IN CASH AND
  EQUIVALENTS                                        109,036       (807,350)      (863,276)       221,285        753,518
CASH AND EQUIVALENTS, BEGINNING OF
  PERIOD                                             169,535      1,032,811      1,032,811        811,526         58,008
                                                 -----------    -----------    -----------    -----------    -----------
CASH AND EQUIVALENTS, END OF PERIOD              $   278,571    $   225,461    $   169,535    $ 1,032,811    $   811,526
                                                 ===========    ===========    ===========    ===========    ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION--Cash payments for interest        $   100,201          6,692    $   114,383    $    75,606    $    21,572
                                                 ===========    ===========    ===========    ===========    ===========

SUPPLEMENTAL SCHEDULE OF NONCASH
  INVESTING AND FINANCING ACTIVITIES: Note
  payable incurred to purchase other assets      $   188,862                                                 $   574,092
                                                 ===========                                                 ===========

         Demand notes converted to
         preferred stock                         $   750,000
                                                 ===========


                See notes to consolidated financial statements.

                      PACKAGED ICE, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  ORGANIZATION

         Packaged Ice, Inc. and its wholly owned subsidiaries (the "Company") own and operate stand-alone automated merchandising ice systems ("ice systems") installed primarily in retail grocery locations. These ice systems produce and package bags of cubed ice at the customer's location. At December 31, 1996, the Company's customers were located primarily in Texas, Louisiana, California, Nevada, Arizona, Florida and New Mexico.

2.  BASIS OF FINANCIAL STATEMENTS

         As shown in the consolidated financial statements, the Company incurred losses in each of the last three years ended December 31, 1996; however, it was only in late 1992 that the Company emerged from the development stage to commence its principal operations of owning and operating automated merchandising ice systems.

         The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company's continuation as a going concern is dependent upon its ability to generate sufficient cash flow to meet its obligations on a timely basis, to comply with the terms and covenants of its financing agreements, to obtain additional financing or refinancing as may be required and, ultimately, to attain successful operations.

         In each of the past three years, the Company has consistently demonstrated the ability to successfully attract additional capital through debt and equity financing to enable it to expand its operations and meet its obligations. Management believes the Company will continue in 1997 to meet its obligations and sustain operations through a combination of increased cash flow from its expanded base of installed ice systems and through obtaining additional debt financing and/or equity capital. The Company is currently in the process of preparing a private placement offering circular to issue $50,000,000 of senior unsecured debt which will be unconditionally guaranteed, jointly and severally by each of the Company's wholly owned subsidiaries (see
Note 12). Proceeds from the offering are expected to be used for two pending acquisitions, retirement of existing long-term debt, and for future capital expenditures, acquisitions and working capital. See Note 14 for additional information regarding the pending acquisitions and the private debt offering.

3.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Principles of Consolidation--The consolidated financial statements include the accounts of Packaged Ice, Inc. and its wholly owned subsidiaries. All significant intercompany transactions have been eliminated upon consolidation.

         Presentation of Unaudited Interim Financial Information--The consolidated financial statements presented herein at March 31, 1997 and for the three-month periods ended March 31, 1996 and 1997 are unaudited; however, all adjustments which are, in the opinion of management, necessary for a fair presentation of the financial position, results of operations and cash flows for the periods covered have been made and are of a normal, recurring nature. Accounting measurements at interim dates inherently involve greater reliance on estimates than at year end. The results of the interim periods are not necessarily indicative of results to expect for the full year.

         Inventories--Inventories consist of ice packaging polyethylene bags and spare parts and are valued at the lower of first-in first-out cost or market basis.

         Property--Property is carried at cost and is being depreciated on a straight-line basis over an estimated life of three to seven years. Maintenance and repairs are charged to expense as incurred, while capital improvements which extend the useful lives of the underlying assets are capitalized.

         Other Assets--Other assets, consisting primarily of costs to acquire a competitor's ice system location contracts, ice system patents and deferred financing costs, are being amortized over 5, 17 and 3 years, respectively (see
Note 5).

         Impairment of Long-Lived Assets--In March 1995 the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," which requires that long-lived assets be reviewed by an entity for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The adoption of SFAS No. 121 in 1996 did not result in a charge to earnings in the accompanying financial statements.

         Income Taxes--The Company accounts for income taxes under the liability method, which requires, among other things, recognition of deferred income tax liabilities and assets for the expected future tax consequences of events that have been recognized in the Company's consolidated financial statements or tax returns. Under this method, deferred income tax liabilities and assets are determined based on the temporary differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities and the recognition of available tax carryforwards.

         Revenue Recognition--Under the contract terms, revenue is recognized based upon the number of ice packaging polyethylene bags delivered to and accepted by customers. Once accepted, there is no right of return with respect to the bags delivered.

         Earnings Per Share--The computation of earnings per share is based on the weighted average number of shares outstanding. Shares of common stock issuable under stock options have not been included in the computation of earnings per share as their effect is antidilutive.

         In February 1997, the FASB issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128"). SFAS 128 is effective for financial statements issued for periods ending after December 15, 1997; earlier application is not permitted. SFAS No. 128 revises the methodology to be used in computing earnings per share such that the computations required for primary and fully diluted earnings per share are to be replaced with "basic" and "diluted" earnings per share. Basic earnings per share is computed by dividing net income by the weighted average number of common shares outstanding during the year. Diluted earnings per share is computed in the same manner as fully diluted earnings per share, except that, among other changes, the average share price for the period is used in all cases when applying the treasury stock method to potentially dilutive outstanding options. The Company will adopt SFAS 128 effective December 31, 1997, and, as required, will restate earnings per share for all periods presented. The Company anticipates that the amounts to be reported for basic and diluted earnings per share for the three months ended March 31, 1997 and 1996 and the years ended December 31, 1996, 1995 and 1994 will not differ significantly from the amounts reported under the current accounting standards.

         Cash Flows--The Company considers all highly liquid investments purchased with a remaining maturity of three months or less to be cash equivalents.

         Fair Values of Financial Instruments--The Company's financial instruments include certain current assets and liabilities where carrying value approximates fair value. In addition, the carrying value of financial instruments related to notes payable and long-term debt approximates fair value as such instruments have variable rate terms.

         Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

4.  PROPERTY AND EQUIPMENT

         Property and equipment were as follows at December 31:

                                                         1996          1995
                                                     -----------   -----------
Ice systems machinery and equipment                  $11,634,671   $ 6,089,241
Furniture and fixtures                                    32,278        29,114
Computer equipment                                        65,725        48,082
Autos/trucks                                              25,492
Leasehold improvements                                    16,526        14,695
                                                     -----------   -----------
Total property and equipment                          11,774,692     6,181,132
Less accumulated depreciation                          1,887,005       739,652
                                                     -----------   -----------
Total                                                $ 9,887,687   $ 5,441,480
                                                     ===========   ===========


Depreciation expense for the three years ended December 31, 1996 was $1,147,540, $502,161 and $187,047, respectively.

5.  ACQUISITION OF SOUTHCO, INC. CONTRACTS

         On November 21, 1994, the Company entered into a purchase agreement (the "Purchase Agreement") with Southco, Inc. ("Southco") to purchase certain of its assets, primarily the right to operate ice systems at 133 locations and firm orders to operate ice systems in the future at 85 additional locations. The cost was approximately $1,072,000 and was partially financed by a $574,092 note payable (see Note 6). The purchase price and related note are subject to reduction (as defined) for a three-year period for cancellations/ terminations of any existing locations or in the event that any of the identified firm order locations do not become customers.

Since the acquisition date seven existing locations have terminated and 31 firm orders have canceled. Such activity has reduced the value of the rights acquired to operate ice systems and the related note by approximately $153,000 plus interest previously paid. The assigned value of the right to operate the ice systems has been recorded within other assets and is being amortized over five years. The accumulated amortization related to this asset was $366,492 and $228,910, at December 31, 1996 and 1995, respectively.

6.  LONG-TERM DEBT

         In March 1996 the Company executed a $10 million credit facility (the "Facility") with a bank to replace an existing $4.5 million credit facility on which no borrowings were outstanding at December 31, 1995. Funds available for borrowing under this Facility are limited to the lesser of the Asset Value Borrowing Base (as defined) or the Cash Flow Borrowing Base (as defined). The Facility is secured by all ice systems, accounts receivable, inventory and all material assets of the Company. In addition the Facility also contains restrictive covenants which, among other things, require the attainment of certain financial ratios and a minimum tangible net worth. The Facility bears interest at the Company's option at either the prime rate or the London Interbank Offered Rate plus an applicable margin based upon the Company's financial condition (as defined) with outstanding interest due monthly through March 1997. The applicable interest rate was 8.75% at December 31, 1996. Beginning in April 1997, the Facility will convert to a 36-month term loan. In October 1996 the Company notified the bank that it was in violation of certain of the Facility's covenants and undertook negotiations to amend the Facility. In December 1996 the Company and the bank amended the Facility with the principal changes being to reduce the borrowing base to $4.0 million, amend certain financial ratio covenants, and revise the term loan payments so that they are calculated on a 48-month amortization with a final balloon payment due at the end of three years.

In November 1994 the Company entered into a note payable (the "Southco Note") to finance a portion of the Southco acquisition (see Note 5). The Southco Note bears interest at an annual rate of prime plus 2% (10.25% at December 31, 1996) and is secured by the shares of Southco Ice, Inc., as well as by certain contracts to operate ice systems. The Southco Note required interest-only payments for the first six months and thereafter 36 monthly payments of $19,136 plus accrued interest. At the note holder's option, the Southco Note is convertible into shares of the Company's common stock at a conversion price of $8 per share.

         At December 31, 1996 and 1995, long-term debt consisted of the following:

                                                         1996         1995
                                                     ----------   ----------
Bank credit facility                                 $3,485,000
Southco Note                                             43,814   $  440,137
Other                                                     6,218
                                                     ----------   ----------
Total debt                                            3,535,032      440,137
Less current maturities                                 703,077      229,637
                                                     ----------   ----------
Long-term debt, net                                  $2,831,955   $  210,500
                                                     ==========   ==========

The annual maturities of long-term debt as of December 31, 1996 are as follows:

         1997                             $  703,077
         1998                                871,646
         1999                                871,250
         2000                              1,089,059
                                          ----------
                                          $3,535,032
                                          ==========

7.  NOTES PAYABLE

         In December 1996 the Company received $750,000 in exchange for demand notes bearing interest at a 10% annual rate. The notes were issued in contemplation of converting into a new class of preferred stock, subject to appropriate shareholder approval. Such approval occurred in January 1997 and the notes plus accrued interest thereon were converted into Series B Convertible Preferred Stock (see Note 10) at a conversion price of $6.07 per share. At December 31, 1996, the demand notes were reflected as noncurrent liabilities because of the ability and the intent of the note holders and of the Company to convert the debt into preferred stock.

         In September 1995 the Company entered into a note payable with an investment holding company for $60,000. The balance on the note was paid in full during 1996.

8.  INCOME TAXES

         The Company incurred losses for each of the three years in the period ended December 31, 1996 for both financial reporting and tax return purposes. Due to the uncertainty of being able to utilize such losses to reduce future taxes, a valuation allowance has been provided to reduce to zero the net deferred tax assets resulting primarily from the loss carryforwards available.

         At December 31, 1996 and 1995, the cumulative effect of operating loss carryforwards and differences in the carrying bases of assets and liabilities for financial reporting purposes versus tax purposes resulted in the following deferred tax balances, net of the valuation allowance:

                                                     1996               1995
                                                 -----------        -----------
Deferred tax assets                              $ 1,786,259        $ 1,012,020
Valuation allowance                               (1,005,655)          (716,661)
Deferred tax liabilities                            (780,604)          (295,359)
                                                 -----------        -----------
Net deferred tax liabilities                     $         0        $         0
                                                 ===========        ===========

         The total valuation allowance increased by $288,994 in 1996 and $240,000 in 1995.

         Deferred tax assets resulted from the recognition of net operating losses and from temporary differences related to amortization of intangible assets. Deferred tax liabilities resulted from temporary differences related to depreciation.

         At December 31, 1996, the Company had approximately $4,900,000 of tax loss carryforwards that expire between 2006 and 2011.

9.  RELATED PARTIES

         A customer, who is also a shareholder, represented approximately 16%, 16% and 32%, respectively, of the Company's revenues for the three years ended December 31, 1996. At December 31, 1996 and 1995, the customer owed the Company $56,880 and $109,000, respectively.

         Certain affiliates of Company shareholders sell equipment and inventory to the Company. Total expenditures incurred related to these entities were $4,058,656 in 1996, $2,527,000 in 1995 and $2,205,000 in 1994. At December
31, 1996 and 1995, accrued liabilities to these entities totaled $605,336 and $163,000, respectively.

         Law firms associated with certain Company shareholders provided services totaling $67,768 in 1996, $109,000 in 1995 and $52,000 in 1994.

         A shareholder of the Company performed investment banking services in 1992 in exchange for $60,000 and a stock warrant to purchase up to 43,296 shares of the Company's common stock for $5.78 per share, subject to antidilution adjustments. The warrant expires on April 15, 1997.

         The Company entered into a distributor agreement (the "Distributor Agreement") to sell ice systems machinery and equipment to Southwest Texas Packaged Ice, Inc., an entity owned by certain Company shareholders. This entity has exclusive distributor rights in certain Texas counties for a period of ten years effective May 19, 1994. The distributor purchases each ice system at an agreed upon price and pays a royalty, as defined. The Company has the right to repurchase all of the ice systems at a price defined in the Distributor Agreement. The distributor purchased machinery and equipment for $147,613 in 1996, $192,000 in 1995 and $176,000 in 1994. At December 31, 1996
and 1995, the distributor owed the Company $0 and $60,000, respectively.

         The Company granted a stock option to a shareholder that gives the option holder the right to purchase up to 80,358 shares of common stock at an exercise price of $6.22 per share. The stock option expired December 31, 1996.

         During 1996, the Company and Southwestern Ice, Inc. ("SWI") entered into equipment lease and service agreements. Under the equipment lease, the Company leased certain of its existing retail ice system locations and additional ice systems to be installed within SWI's market area. The term of the agreement is for five years with a five-year option and is accounted for as an operating lease. Monthly rentals are variable depending on the number of locations and ice systems subject to the lease agreement. For the year ended December 31, 1996, the Company recorded $93,885 in rent revenue of which approximately $34,000 was receivable at December 31, 1996. Under the service agreement, SWI pays the Company a monthly management fee of $10,000 for the Company to have primary responsibility for marketing the ice systems and oversight responsibility for installing, operating, managing and servicing the ice systems. In addition, SWI is required to reimburse the Company for certain costs relating to activities under the agreement. The minimum monthly fee is $5,000 per month plus certain expenses incurred by the Company. The term of this agreement is for ten years or the termination of the equipment lease agreement. The Company recorded approximately $129,000 in management fees and reimbursed expenses during 1996 of which approximately $28,000 is receivable at December 31, 1996.

         Also during 1996 the Company entered into a consulting arrangement with an individual affiliated through ownership with SWI. Under the terms of this arrangement this individual would be paid $10,000 per month. At December 31, 1996, the Company has accrued $30,000 for these services.

10.  CAPITAL STOCK

         Preferred Stock--During September 1995, the Company's Board of Directors authorized the designation of 450,000 shares of $.01 par value Series A convertible preferred stock ("Series A"). Series A has no rights of redemption or sinking fund provisions, but upon liquidation of the Company, the Company must pay the Series A holders $5.56 per share (aggregate of $2,502,000) before any amounts may be paid to the holders of common stock. Series A holders are entitled to vote on all matters upon which the holders of common stock have the right to vote and are generally entitled to vote as a class on any matters adversely affecting their rights as holders of this series of preferred stock. Each Series A holder is entitled to vote the number of equivalent common shares that underlie their respective Series A investment. Each Series A share is convertible into common stock without payment of additional consideration at a conversion price of $5.56 per share, subject to antidilution adjustments.

         On September 20, 1995, the Company received net proceeds of approximately $5.8 million from a private placement offering and, in exchange, issued 700,000 shares of common stock and 450,000 shares of Series A convertible preferred stock. The proceeds from the offering were used (i) to repurchase and retire 420,000 shares of common stock from an unrelated shareholder for $2.5 million, (ii) to finance the purchase and installation of ice systems in additional customer locations, and (iii) for working capital and general corporate purposes. The Company also repurchased and retired 80,000 shares of common stock for $800.

         During January 1997, the Company's board of directors authorized and the shareholders approved the designation of 200,000 shares of $.01 par value Series B convertible preferred stock ("Series B"). The Company issued 124,831 Series B shares in full satisfaction of the 10% convertible demand notes (see
Note 7). Series B has no rights of redemption or sinking fund provisions, but upon liquidation of the Company, the Company must pay the Series B holders $6.07 per share (aggregate $757,724) before any amounts may be paid to the holders of common stock. Series B holders are entitled to vote on all matters upon which the holders of common stock have the right to vote and are generally entitled to vote as a class on any matters adversely affecting their rights as holders of this series of preferred stock. Each Series B holder is entitled to vote the number of equivalent common shares that underlie their respective Series B investment. Each Series B share is convertible into common stock without payment of additional consideration at a conversion price of $6.07 per share, subject to antidilution adjustments.

         Common Stock--Holders of the Company's common stock are entitled to one vote per share on all matters to be voted on by shareholders and are entitled to receive dividends, if any, as may be declared from time to time by the Board of Directors of the Company. Upon any liquidation or dissolution of the Company, the holders of common stock are entitled, subject to any preferential rights of the holders of preferred stock, to receive a pro rata share of all of the assets remaining available for distribution to shareholders after payment of all liabilities.

         On January 4, 1994, the Company issued 1,066,750 shares of common stock for $4,837,000 in a private placement offering.

         In 1993 the Company sold 16,077 common shares at $6.22 per share to an entity that produces packaging components used in the Company's ice systems. The $99,999 consideration to be received from this entity was shown as an offset to shareholders' equity and was reduced by a sales discount on the price charged for the packaging component of the ice system for each of the first 500 packaging components delivered. At December 31, 1996, full consideration for the stock subscription had been received.

         In connection with the Southco acquisition (see Note 5), two individuals are eligible to receive stock options to purchase a total of 20,000 shares of common stock. The exercise price will be the fair market value as determined by the Board of Directors on the grant date. At December 31, 1996, no options had been granted under this agreement.

11.  EMPLOYEE BENEFIT PLAN

         During 1996 the Company established a 401(k) defined contribution savings plan for the benefit of all employees who have completed one year of service and have met the eligibility requirements to participate. Employees may contribute up to the maximum amount allowed by the Internal Revenue Service, while Company contributions are made at the discretion of the Board of Directors. The Company contributed approximately $20,000 to the plan during 1996.

         During 1994 the Company adopted a nonqualified stock option plan (the "Plan"), which reserved for issuance 130,000 shares of common stock under the terms of the Plan. At December 31, 1996, 66,500 shares were available for future grants. Stock option activity for the three years ended December 31, 1996 is summarized below:

                                                               WEIGHTED
                                                               AVERAGE
                                                   EXERCISE    EXERCISE
                                      NUMBER OF      PRICE       PRICE
OPTIONS                                SHARES      PER SHARE   PER SHARE
-------                                ------      ---------   ---------
Granted during 1994                    35,000        $6.22       $6.22
Granted during 1995                    22,500         6.75        6.75
Granted during 1996                     6,000         7.50        7.50
                                       ------
Outstanding at December 31, 1996       63,500                     6.53
                                       ======                    =====

         Such options vest ratably over five years and expire ten years from the date of grant. Exercisable stock options at December 31, 1996 and 1995 were 18,500 and 7,000, respectively.

         The Company measures compensation cost for this Plan using the intrinsic value method of accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Accordingly, no compensation cost has been recognized. Had compensation cost for the Plan been determined using the fair value method of accounting as set forth in SFAS No. 123, "Accounting for Stock--Based Compensation," there would have been no material difference in the Company's net loss for 1996 or 1995.

12.  SUBSIDIARIES

         The Company has two wholly owned subsidiaries, Southco Ice, Inc. ("SII") which began operations in November 1994 and Packaged Ice Leasing, Inc. ("PILI") which began operations in October 1993. SII operates ice systems at the locations acquired from Southco (see Note 5), while PILI owns certain ice systems that are leased to the Company. The following table sets forth the condensed combined financial information for the Company's subsidiaries.


                                                 FOR THE YEAR ENDED DECEMBER 31,
                                              -------------------------------------
                                                1996          1995           1994
                                              ----------    ---------     ---------
Operating Data:
  Revenues                                    $2,403,516    $2,123,701     $305,909
  Net loss                                      (235,960)     (848,779)    (122,125)


                                                     AS OF DECEMBER 31,
                                              -------------------------------
                                                  1996                 1995
                                              -----------         -----------
Balance Sheet Data:
  Current assets                              $   184,434         $  356,179
  Property and equipment, net                   5,422,595          3,198,724
  Total assets                                  6,099,388          4,343,677
Long-term debt                                     43,814            440,137
Total shareholder's equity                     (1,195,995)          (940,035)

13.  COMMITMENTS AND CONTINGENCIES

         In April 1993 the Company entered into an agreement to purchase all of the ice system packaging components from a shareholder for a period of three years or until a minimum of 3,600 components had been purchased. At December 31, 1996, the Company had purchased 811 components.

         The Company has agreed to purchase all of the merchandiser portions of the ice systems from an unaffiliated company for a period of two years or until a minimum of 2,400 merchandisers are purchased. At December 31, 1996, the Company had purchased 658 merchandisers.

         Relating to the Purchase Agreement with Southco, the Company's subsidiary leased and subleased certain ice systems from Southco for a five-year period. Rental payments are $110 per month per ice system. Payments will be reduced for any leased ice systems removed from Company locations.

         On March 22, 1994, the Company entered into a five-year building operating lease. Future minimum lease payments will be approximately $45,000 in 1997, $47,000 in 1998 and $16,000 in 1999. In addition, the Company has a year-to-year building operating lease for its Dallas facility. Future minimum lease payments will be approximately $9,000 in 1997.

         The Company could be involved in various claims, lawsuits and proceedings arising in the ordinary course of business. While there are uncertainties inherent in the ultimate outcome of such matters and it is impossible to presently determine the ultimate costs that may be incurred, management believes the resolution of such uncertainties and the incurrence of such costs should not have a material adverse effect on the Company's consolidated financial position or results of operations.

14.  SUBSEQUENT EVENTS (UNAUDITED)

         On April 17, 1997 the Company completed the sale of $50,000,000 senior unsecured debt (the "Notes") in connection with a private placement offering which was prepared in compliance with Rule 144A and Regulation D under the Securities Act. Concurrent with the sale of the Notes, the Company consummated agreements with Mission Party Ice, Inc. and Southwest Texas Packaged Ice, Inc. (the "Mission Acquisition" and "STPI Acquisition", respectively) and SWI (the Southwestern Acquisition"). The Mission Acquisition and STPI Acquisition companies are controlled by an existing shareholder of the Company and operate separate and distinct ice manufacturing facilities primarily in South Texas. SWI operates ice manufacturing facilities in Arizona, New Mexico, California, Texas and Tennessee. Total combined consideration for the Mission and STPI Acquisitions was $10.4 million, consisting of $3.4 million in cash, $3.4 million in the assumption and repayment of seller debt and $3.6 million in shares of the Company's common stock. Total consideration for the SWI Acquisition was $18.8 million, consisting of $3.5 million in cash, $9.3 million in the assumption and repayment of seller debt and $6.0 million in shares of the Company's common stock. Each acquisition is being accounted for under the purchase method. Results of operations and cash flows of the acquired businesses will be included in the consolidated financial statements for the periods subsequent to the respective dates of acquisition. The Company has not completed an assessment of the fair value of the net assets acquired for purposes of allocating the purchase price. Accordingly, the approximate $14.5 million excess of the purchase price over the net book value of the acquired businesses has been allocated entirely to goodwill at this time.

         The Company sold the Notes at a price of 96% of the par value, or $48,000,000, which was used to finance the cash portion of the purchase price for the acquisitions and to pay certain related expenses, repay outstanding indebtedness, make capital expenditures and provide additional working capital.

         In June 1997, the Company was in the process of exchanging the Notes with new debt (the "Exchange Notes"). The Exchange Notes will be identical in all material respects to the form and terms of the Notes except that the Exchange Notes will be registered under the 1933 Securities Act and will not contain certain transfer restrictions.

                          INDEPENDENT AUDITORS' REPORT

To the Stockholder of Mission Party Ice, Inc. and
Stockholders of Southwest Texas Packaged Ice, Inc.:

         We have audited the accompanying combined balance sheet of Mission Party Ice, Inc. (a S corporation) and Southwest Texas Packaged Ice, Inc. (an affiliated S corporation) (collectively, the "Companies"), both of which are under common ownership and common management, as of December 31, 1996, and the related combined statements of operations and retained earnings and of cash flows for the year then ended. These combined financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these combined financial statements based on our audit.

         We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

         In our opinion, such financial statements present fairly, in all material respects, the combined financial position of the Companies at December 31, 1996, and the combined results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Houston, Texas
March 21, 1997

                 MISSION PARTY ICE, INC. (A S CORPORATION) AND
             SOUTHWEST TEXAS PACKAGED ICE, INC. (A S CORPORATION)

                             COMBINED BALANCE SHEET


                                     ASSETS

                                                               March 31, 1997  December 31, 1996
                                                               --------------- -----------------
                                                                 (UNAUDITED)
CURRENT ASSETS:
  Cash and equivalents                                             $    46,094            46,468
  Accounts receivable:
    Trade, net                                                         521,095           556,925
    Affiliates                                                         282,743           379,619
  Inventories                                                          142,706           164,013
  Prepaid expenses                                                      24,673            47,180
                                                                   -----------       -----------
         Total current assets                                        1,017,311         1,194,205
 PROPERTY, NET                                                       4,518,417         4,547,978
 OTHER ASSETS, NET                                                     269,634           274,352
 NET ASSETS FROM DISCONTINUED OPERATIONS                               312,994           316,520
                                                                   -----------       -----------
TOTAL                                                                6,118,356       $ 6,333,055
                                                                   ===========       ===========

                     LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
  Current portion of long-term debt                                  1,906,633       $ 1,483,228
  Accounts payable:
    Trade                                                              496,571           621,562
    Payable to affiliates                                              162,436           155,408
  Accrued expenses                                                     118,779            82,707
                                                                   -----------       -----------
         Total current liabilities                                   2,684,419         2,342,905
                                                                   -----------       -----------
LONG-TERM DEBT, NET                                                  1,704,378         1,692,620
                                                                   -----------       -----------
COMMITMENTS AND CONTINGENCIES (Note 9)
SHAREHOLDERS' EQUITY:
  Common stock (Mission: 1,000,000 shares authorized, $.01 par value, 1,000 shares issued and outstanding; STPI: 1,000,000
    shares authorized, $1 par value; 1,250 shares issued)                1,260             1,260
  Additional paid-in capital                                         1,538,026         1,538,026
  Retained earnings                                                    200,273           768,244
  Less 25 shares of STPI treasury stock at cost                        (10,000)          (10,000)
                                                                   -----------       -----------
         Total shareholders' equity                                  1,729,559         2,297,530
                                                                   -----------       -----------
TOTAL                                                              $ 6,118,356         6,333,055
                                                                   -----------       -----------


                  See notes to combined financial statements.

                 MISSION PARTY ICE, INC. (A S CORPORATION) AND
              SOUTHWEST TEXAS PACKAGED ICE, INC. (A S CORPORATION)

             COMBINED STATEMENT OF OPERATIONS AND RETAINED EARNINGS

                                                          March 31, 1997  December 31, 1996
                                                            (UNAUDITED)
Revenues                                                     $ 998,702        $7,704,514
Costs of sales                                                 813,665         4,683,307
                                                             ---------        ----------
Gross profit                                                   185,037         3,021,207
Selling, general and administrative expenses                   418,728         1,498,622
Depreciation and amortization expense                          254,138           973,712
                                                             ---------        ----------
Income (loss) from operations                                 (487,829)          548,873
Other income, net                                                9,592            64,432
Interest expense                                               (89,734)         (271,535)
                                                             ---------        ----------
Income (loss) from continuing operations
 before income taxes                                          (567,971)          341,770
Income taxes                                                         0
                                                             ---------        ----------
Income (loss) from continuing operations                      (567,971)          341,770
Income from discontinued operations                                  0            83,133
                                                             ---------        ----------
Net income (loss)                                             (567,971)          424,903
Retained earnings, Beginning of period                         768,244           343,341
                                                             ---------        ----------
Retained earnings, End of period                             $ 200,273        $  768,244
                                                             =========        ==========

                  See notes to combined financial statements.

                 MISSION PARTY ICE, INC. (A S CORPORATION) AND
              SOUTHWEST TEXAS PACKAGED ICE, INC. (A S CORPORATION)
                        COMBINED STATEMENT OF CASH FLOWS


                                                                      March 31, 1997       December 31, 1996
                                                                       (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
Income (loss) from continuing operations                                     $  (567,971)       $   341,770
Adjustments to reconcile income (loss) from continuing operations to net cash provided by (used in) operating activities:
  Depreciation and amortization                                                   254,138           973,712
  Gain from disposal of assets                                                                      (29,529)
  Changes in assets and liabilities:
    Accounts receivable                                                           132,706          (406,564)
    Inventories                                                                    21,307           (23,559)
    Prepaid expenses                                                               22,507            37,160
    Accounts payable                                                             (114,437)          175,410
    Accrued expenses                                                               36,072             1,377
    Net cash flows provided by operating activities of discontinued
      operations                                                                        0           447,319
                                                                              -----------       -----------
         Net cash provided by used in operating activities                       (215,678)        1,517,096
                                                                              -----------       -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Property additions                                                             (219,859)       (1,731,607)
  Proceeds from disposition of property                                                              77,023
  Net cash flows used in investing activities of discontinued
    operations                                                                                     (413,390)
                                                                              -----------       -----------
         Net cash used in investing activities                                   (219,859)       (2,067,974)
                                                                              -----------       -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from debt issuance                                                     600,000         1,647,500
  Repayment of debt                                                              (164,837)       (1,055,657)
  Treasury stock purchases                                                                          (10,000)
  Net cash flows from financing activities of discontinued
    operations                                                                          0             4,347
                                                                               ----------       -----------
         Net cash provided by financing activities                                435,163           586,190
                                                                               ----------       -----------
NET DECREASE IN CASH AND EQUIVALENTS                                                 (374            35,312
CASH AND EQUIVALENTS, DECEMBER 31, 1996                                            46,468            11,156
                                                                               ----------       -----------
CASH AND EQUIVALENTS, MARCH 31, 1997                                           $   46,094       $    46,468
                                                                               ==========       ===========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION -
Cash payments for interest                                                     $   20,641       $   272,849
                                                                               ==========       ===========


                  See notes to combined financial statements.

                 MISSION PARTY ICE, INC. (A S CORPORATION) AND
             SOUTHWEST TEXAS PACKAGED ICE, INCC. (A S CORPORATION)

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1.  ORGANIZATION

         Mission Party Ice, Inc. ("Mission") and Southwest Texas Packaged Ice, Inc. ("STPI") (collectively, the "Company" or "Companies") were incorporated to do business in Texas in 1988 and 1991, respectively. Mission owns and operates ice manufacturing facilities in San Antonio, Corpus Christi and Gonzales, Texas. STPI owns and operates stand-alone automated merchandising ice systems ("ice systems") installed primarily in retail grocery locations. These ice systems produce and package bags of cubed ice at the customer's location. The Company operates in the South Texas region.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Principles of Combination--Both Mission and STPI are controlled through ownership by the same stockholder and are under common management. As a result the 1996 financial statements and related footnote disclosures are presented on a combined basis. All significant intercompany accounts and transactions have been eliminated upon combination.

         Presentation of Unaudited Interim Financial Information--The combined financial statements presented herein at March 31, 1997 and for the three-month periods ended March 31, 1997 are unaudited; however, all adjustments which are, in the opinion of management, necessary for a fair presentation of the financial position, results of operations and cash flows for the periods covered have been made and are of a normal, recurring nature. Accounting measurements at interim dates inherently involve greater reliance on estimates than at year end. The results of the interim periods are not necessarily indicative of results to expect for the full year.

         Inventories--Inventories are valued at the lower of first-in first-out cost or market basis and consisted of the following at December 31, 1996:

Manufactured ice                                     $ 33,547
Ice packaging bags                                     75,804
Parts and supplies                                     54,662
                                                     --------
Total inventory                                      $164,013
                                                     ========

         Property--Property is carried at cost and is being depreciated on a straight-line basis over estimated lives of five to seven years. Maintenance and repairs are charged to expense as incurred, while capital improvements which extend the useful lives of the underlying assets are capitalized.

         Other Assets--Other assets, consisting primarily of costs associated with the acquisition of competitors' ice manufacturing facilities and ice system location contracts, are being amortized over three to five years (see
Note 5). Accumulated amortization was $210,398 at December 31, 1996.

         Impairment of Long-Lived Assets--In 1996 the Companies adopted Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," which requires that long-lived assets be reviewed for impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. The adoption of SFAS No. 121 did not result in a charge to earnings in the accompanying combined financial statements.

         Income Taxes--Mission and STPI are not subject to income taxes as both have elected, under applicable provisions of the Internal Revenue Code, to be treated as a Subchapter S corporation. Accordingly, the proportionate share of each Company's taxable income or loss is reported in the respective stockholder's individual tax return. Therefore, no liability for federal income taxes has been recorded in the accompanying combined financial statements.

         Revenue Recognition--Mission's revenues are recognized upon the delivery and acceptance of ice products to customer locations. Revenue is recognized by STPI in accordance with contracted terms based upon the number of ice packaging bags delivered to and accepted by customers. Once accepted, there is no right of return with respect to the bags delivered.

         Cash Flows--The Company considers all highly liquid investments purchased with a remaining maturity of three months or less to be cash equivalents.

         Fair Values of Financial Instruments--The Company's financial instruments include certain current assets and liabilities where carrying value approximates fair value. In addition, the carrying value of financial instruments related to long-term debt approximate fair value based on management's opinion that stated interest rates are representative of rates currently available to the Companies for comparable borrowings. It is not practicable to estimate the fair value of the related party balances due to the instruments nature.

         Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

3.  DISCONTINUED OPERATIONS

         In December 1996, Mission entered into formal negotiations to sell Mission Ice Equipment Company ("MIECO"), a division of Mission, to Southwest Texas Equipment Distributors ("STED"). STED is affiliated with Mission through common ownership. MIECO's business involves the sale or lease of commercial food service equipment to retail establishments. The net assets of MIECO were sold on January 2, 1997 for a price of $316,520, which equaled their net book value at this date. No gain or loss was recorded on the disposal. Costs and expenses directly associated with the disposition were paid by STED.

4.  PROPERTY AND EQUIPMENT

         Property and equipment were as follows at December 31, 1996:

Ice systems machinery and equipment     $ 6,250,893
Furniture and fixtures                      122,068
Auto/truck                                1,480,184
Computer equipment                          246,204
Leasehold improvements                       12,967
Land                                         35,095
                                        -----------
Total property and equipment              8,147,411
Less accumulated depreciation            (3,599,433)
                                        -----------
Total                                   $ 4,547,978
                                        ===========

         Depreciation expense for the year ended December 31, 1996 was $893,485.

5.  CURRENT ACQUISITIONS

         McGehee--Neutze, Inc. ("MNI")--In May 1996 Mission acquired certain assets of MNI including ice merchandising equipment and a vehicle for $77,500. The acquisition was funded through Mission's bank credit facility. As part of the acquisition, MNI agreed to perform sales and customer relations work within the MNI market area, primarily Webb County, Texas in exchange for approximately $170,000 to be paid over a three year term. Such purchase consideration was recorded in other assets with an offsetting amount in accounts payable. Payment of amounts under this service agreement are guaranteed by Mission's sole stockholder. The assigned value of this agreement is being amortized over the agreement term with accumulated amortization of approximately $23,000 at December 31, 1996.

         Southco, Inc. ("Southco") Contracts--On November 21, 1994, STPI entered into a purchase agreement (the "Purchase Agreement") with Southco to purchase certain of its assets, primarily the right to operate ice systems at 33 locations and firm orders to operate ice systems in the future at seven additional locations. The cost was approximately $188,000 and was partially financed by a $105,620 note payable (see Note 6). The purchase price and related note are subject to reduction (as defined) for a three year period for cancellations/terminations of any existing locations or in the event that any of the identified firm order locations do not become customers.

         The assigned value of the right to operate ice systems and associated costs has been recorded within other assets and is being amortized over five years. The accumulated amortization related to this asset was approximately $80,000 at December 31, 1996.

6.  LONG-TERM DEBT AND NOTES PAYABLE

         At December 31, 1996, long-term debt of the Companies consisted of the following:

Frost National Bank                      $2,612,616
Jefferson State Bank                        523,249
Southco Note                                 33,958
Other                                         6,025
                                         ----------
Total debt                                3,175,848
Less current maturities                   1,483,228
                                         ----------
Long-term debt, net                      $1,692,620
                                         ==========

         Frost National Bank--The Company and Frost National Bank have entered into a secured loan agreement (the "Bank Loan Agreement"), as last amended January 1997, to finance capital expenditures and seasonal working capital needs. Under the provisions of the Bank Loan Agreement, available financing consists of a term loan (the "Term Loan"), a working capital line of credit and an equipment purchase line of credit (collectively, the "Lines of Credit"). Borrowings under the Bank Loan Agreement are secured by Mission's machinery and equipment, accounts receivable, the pledge of Mission's common stock and the personal guarantee of Mission's sole shareholder as well as the guarantees of STPI and STED. The Bank Loan Agreement contains restrictive covenants which, among other things, requires the Company to maintain a minimum tangible net worth (as defined) and a specific ratio of cash flow to current maturities of long-term debt. The terms of the Bank Loan Agreement also prohibit the payment of dividends, limit annual capital expenditures and limit the Companies' ability to incur additional debt. The maximum combined credit under the Lines of Credit is $1,475,000, subject to borrowing base limitations which are generally computed as a percentage of various classes of eligible accounts receivable, qualifying inventory and fixed assets (as defined) of Mission, STPI and STED. The Company pays no annual facility fee related to the Lines of Credit.

         The balance of the Term Loan was $904,155 at December 31, 1996. The Term Loan bears interest at prime plus 1% (9.25% at December 31, 1996) and is payable in monthly installments of $21,840 through July 2000. The balance of the Lines of Credit was $425,000 at December 31, 1996. The Lines of Credit mature on May 31, 1997 and bear interest at prime plus 1% (9.25% at December 31, 1996).

         In addition, the Companies enter into secured promissory note agreements with Frost National Bank from time to time in order to finance the purchase of equipment, which is in turn used as collateral for the notes. At December 31, 1996, borrowings under such notes were $1,283,461. These notes bear interest at prime plus 1% (9.25% at December 31, 1996) and require principal and interest payments in equal monthly installments ranging from three to five years.

         Jefferson State Bank--The Companies enter into secured promissory note agreements ("Promissory Notes") with Jefferson State Bank at various dates in order to finance the purchase of ice merchandisers and/or transportation vehicles, which are in turn used as collateral for the Promissory Notes. The notes outstanding at December 31, 1996 bear interest at a fixed rate ranging from 6.5% to 9.0%. The Promissory Notes require principal and interest payments in equal monthly installments ranging from two to four years.

         Southco Note--In November 1994 STPI issued a note (the "Southco Note") to finance a portion of the Southco acquisition (see Note 5). The Southco Note bears interest at an annual rate of prime plus 2% (10.25% at December 31, 1996) and is secured by the contracts to operate ice systems. The Southco Note required interest-only payments for the first six months and thereafter 36 monthly payments of $3,521 plus accrued interest.

         The weighted average interest rate for the Companies was 9.27% for the year ended December 31, 1996.

         The Companies long-term debt maturities are as follows:

1997               $1,483,228
1998                  782,292
1999                  584,820
2000                  317,328
2001                    8,180
                   ----------
                   $3,175,848
                   ==========

7.  RELATED PARTIES

         STPI entered into a distributor agreement (the "Distributor Agreement") to purchase ice systems machinery and equipment from Packaged Ice, Inc. ("Packaged Ice"), an entity affiliated through common ownership. Under provisions of the Distributor Agreement, STPI has exclusive purchasing rights in certain Texas counties for a period of ten years effective May 19, 1994. STPI purchases each ice system at an agreed upon price and pays a royalty, as defined. Packaged Ice has the right to repurchase all of the ice systems at a price defined in the Distributor Agreement. STPI's purchases under the Distributor Agreement were $147,613 for the year ended December 31, 1996. No amounts were payable related to these transactions at December 31, 1996.

         Certain affiliates of the Companies' shareholders sell ice merchandisers to Mission. During 1996, Mission incurred approximately $100,000 of capital expenditures related to these entities.

         The Companies, from time to time, advance and receive funds from affiliates in the normal course of operations for working capital purposes. Such transactions are reflected in accounts receivable-affiliates and accounts payable-affiliates on the combined balance sheet in the respective amounts of $360,589 and $49,856 at December 31, 1996. In addition, Mission has $105,552 of 8.75% interest bearing demand notes due affiliates and $19,030 of employee receivables at December 31, 1996.

         The Companies lease certain property from individuals affiliated through ownership. Total payments under these leases were $87,600 in 1996. See
Note 9 for additional information regarding noncancellable lease commitments.

8.  CAPITAL STOCK

         Common Stock--Respective holders of Mission and STPI's common stock are entitled to one vote per share on all matters to be voted on by shareholders and are entitled to receive dividends, if any, as may be declared from time to time by the respective Board of Directors of the Companies. Upon any liquidation or dissolution of either Company, the holders of common stock are entitled to receive a pro rata share of all of the assets remaining available for distribution to shareholders after payment of all liabilities.

         In 1993, STPI entered into a Stock Purchase and Restriction Agreement (the "Agreement") with certain employees of STPI. The Agreement allowed these employees to purchase up to a 20% interest in STPI's $1 par value common stock for a purchase price of $50,000. The Agreement gave the new shareholders a put option whereby STPI would repurchase the shares at a price equal to the greater of the original purchase price or the then adjusted book value (as defined). Upon termination of employment or death, STPI has the option to repurchase such shares in accordance with the put option formula. The Agreement restricts such shares from being sold, pledged, gifted or otherwise disposed of without offering such shares to the majority stockholder. During 1996 STPI repurchased and placed in treasury 25 shares of common stock from minority shareholders for $10,000.

9.  COMMITMENTS AND CONTINGENCIES

         Relating to the Purchase Agreement with Southco, STPI leased certain ice systems from Southco for a five year period. Rental payments are $110 per month per ice system.

         The Companies have entered into various noncancellable operating leases for buildings and other property. The Company subleases some of the property included under these leases. The annual future minimum lease payments under these leases, and the related sublease amounts, are as follows:

                             PAYMENT          SUBLEASE            NET
                             -------          --------         ---------
1997                         $330,000           $12,000         $318,000
1998                           74,000             2,000           72,000
1999                           16,000                             16,000

         The Companies may be involved in various claims, lawsuits and proceedings arising in the ordinary course of business. While there are uncertainties inherent in the ultimate outcome of such matters and it is impossible to presently determine the ultimate costs that may be incurred, management believes the resolution of such uncertainties and the incurrence of such costs should not have a material adverse effect on the Companies's combined financial position or results of operations.

10.  EMPLOYEE BENEFIT PLANS

         On January 1, 1994, the Company, in conjunction with affiliated companies controlled through ownership by the same stockholder established a 401(k) defined contribution savings plan (the "Plan") covering substantially all of the affiliates' employees. Employees may elect to contribute on a pre-tax basis up to 15% of their eligible compensation to the Plan. For those participants who have elected to make voluntary contributions to the Plan, the Company's matching contributions consist of an amount of up to 2% of the eligible compensation of the participants. An additional matching contribution may be made by the Company at the discretion of the Board of Directors. Such contributions vest ratably over a period of five years. The Company contributed approximately $30,000 to the Plan for the year ended December 31, 1996.

11.  SUBSEQUENT EVENTS (UNAUDITED)

         On April 17, 1997, the Companies consummated an agreement with Packaged Ice to merge into wholly owned subsidiaries of Packaged Ice. The total combined consideration for those acquisitions was $10.4 million, consisting of $3.4 million in cash, $3.4 million in the assumption and repayment of seller debt and $3.6 million in shares of Packaged Ice common stock payable to the Companies' shareholders.

                          INDEPENDENT AUDITORS' REPORT
                           ON ADDITIONAL INFORMATION

To the Stockholder of Mission Party Ice, Inc. and
  Stockholders of Southwest Texas Packaged Ice, Inc.:

         Our audit was conducted for the purpose of forming an opinion on the basic combined financial statements taken as a whole. The additional combined balance sheet with combining information as of December 31, 1996 and the combined statement of operations with combining information for the year ended December 31, 1996 are presented for the purpose of additional analysis of the basic combined financial statements rather than to present the financial position and results of operations of the individual companies and are not a required part of the basic combined financial statements. This additional combining information is the responsibility of the Companies' management. Such combining information has been subjected to the auditing procedures applied in our audit of the basic combined financial statements and, in our opinion, is fairly stated in all material respects when considered in relation to the basic combined financial statements taken as a whole.

DELOITTE & TOUCHE LLP

Houston, Texas
March 21, 1997

                 MISSION PARTY ICE, INC. (A S CORPORATION) AND
              SOUTHWEST TEXAS PACKAGED ICE, INC. (A S CORPORATION)

               COMBINED BALANCE SHEET WITH COMBINING INFORMATION
                               DECEMBER 31, 1996


                                     ASSETS

                                                                           SOUTHWEST
                                                              MISSION        TEXAS
                                                             PARTY ICE      PACKAGED        COMBINING     COMBINED
                                                                 INC.       ICE, INC.      ADJUSTMENTS    BALANCE
                                                             -----------   -----------    ------------  -----------
CURRENT ASSETS:
  Cash and equivalents                                       $    36,149   $    10,319                  $    46,468
  Accounts receivable:
    Trade                                                        477,480        79,445                      556,925
    Affiliates                                                   491,394         4,778    $ (116,553)       379,619
  Inventories                                                    146,278        17,735                      164,013
  Prepaid expenses                                                45,468         1,712                       47,180
                                                             -----------   -----------    ----------    -----------
         Total current assets                                  1,196,769       113,989      (116,553)     1,194,205
PROPERTY, NET                                                  3,591,511       956,467                    4,547,978
OTHER ASSETS, NET                                                161,740       112,612                      274,352
NET ASSETS FROM DISCONTINUED OPERATIONS                          374,282                     (57,762)       316,520
                                                             -----------   -----------    ----------    -----------
TOTAL                                                        $ 5,324,302   $ 1,183,068    $ (174,315)   $ 6,333,055
                                                             ===========   ===========    ==========    ===========

                      LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
  Current portion of long-term debt                          $ 1,161,544   $   321,684                  $ 1,483,228
  Accounts payable                                               509,689       111,873                      621,562
  Payable to affiliates                                          105,522       224,201    $ (174,315)       155,408
  Accrued expenses                                                63,473        19,234                       82,707
                                                             -----------   -----------    ----------    -----------
         Total current liabilities                             1,840,228       676,992      (174,315)     2,342,905
                                                             -----------   -----------    ----------    -----------
LONG-TERM DEBT, NET                                            1,178,618       514,002                    1,692,620
                                                             -----------   -----------    ----------    -----------
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY:
Common stock, 2,000,000 shares authorized;
  (1,000,000 shares, $.01 par value,
  authorized for Mission, 1,000 shares
  issued and outstanding; 1,000,000
  shares, $1 par value; authorized for
  STPI, 1,250 shares issued)                                          10         1,250                        1,260
Additional paid-in capital                                     1,514,513        23,513                    1,538,026
Retained earnings                                                790,933       (22,689)                     768,244
Less 25 shares of STPI treasury stock
  at cost                                                                      (10,000)                     (10,000)
                                                             -----------   -----------    ----------    -----------
         Total shareholders' equity                            2,305,456        (7,926)                   2,297,530
                                                             -----------   -----------    ----------    -----------
TOTAL                                                        $ 5,324,302   $ 1,183,068    $ (174,315)   $ 6,333,055
                                                             ===========   ===========    ==========    ===========


                  See notes to combined financial statements.

                 MISSION PARTY ICE, INC. (A S CORPORATION) AND
              SOUTHWEST TEXAS PACKAGED ICE, INC. (A S CORPORATION)

          COMBINED STATEMENT OF OPERATIONS WITH COMBINING INFORMATION
                      FOR THE YEAR ENDED DECEMBER 31, 1996

                                                                             SOUTHWEST
                                                            MISSION           TEXAS
                                                           PARTY ICE         PACKAGED        COMBINING         COMBINED
                                                              INC.           ICE, INC.      ADJUSTMENTS        BALANCE
                                                           ----------       ----------      -----------       ----------
Revenues                                                   $6,853,645         $850,869                        $7,704,514
Costs of sales                                              4,327,267          356,040                         4,683,307
                                                           ----------         --------          -------       ----------
Gross profit                                                2,526,378          494,829                         3,021,207
Selling, general and administrative
  expenses                                                  1,387,837          110,785                         1,498,622
Depreciation and amortization expense                         698,136          275,576                           973,712
                                                           ----------         --------          -------       ----------
Income from operations                                        440,405          108,468                           548,873
Other income, net                                              68,448              560          $(4,576)          64,432
Interest expense                                             (182,179)         (93,932)           4,576         (271,535)
                                                           ----------         --------          -------       ----------
Income from continuing operations
  before income taxes                                         326,674           15,096                           341,770
Income taxes
                                                           ----------         --------          -------       ----------
Income from continuing operations                             326,674           15,096                           341,770
Income from discontinued operations                            83,133                                             83,133
                                                           ----------         --------          -------       ----------
Net income                                                 $  409,807         $ 15,096          $             $  424,903
                                                           ==========         ========          =======       ==========


                  See notes to combined financial statements.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Southwestern Ice, Inc.:

We have audited the accompanying balance sheets of SOUTHWESTERN ICE, INC. (an Arizona corporation) as of December 31, 1996 and 1995, and the related statements of operations and changes in retained earnings and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Southwestern Ice, Inc. as of December 31, 1996 and 1995, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                                     ARTHUR ANDERSEN LLP

Phoenix, Arizona,
January 27, 1997.

                             SOUTHWESTERN ICE, INC.

                                 BALANCE SHEETS

                                     ASSETS
                                                                March 31,               December 31,
                                                                   1997             1996           1995
                                                               -----------      -----------   -----------
                                                               (Unaudited)
CURRENT ASSETS:
Cash                                                           $    32,595      $    39,821   $   135,289
Short-term investments                                              50,000           95,000            --
Accounts receivable, less allowance for doubtful
  accounts of $27,000 at both December 31, 1996
  and 1995 (Note 1)                                              1,379,319        1,204,745     1,352,607
Inventories                                                        427,362          371,433       370,300
Prepaid expenses and other current assets                           55,664           89,599       103,216
                                                               -----------      -----------   -----------
         Total current assets                                    1,944,940        1,800,598     1,961,412
PROPERTY, PLANT AND EQUIPMENT, net (Notes 2 and 3)               9,782,141       10,168,279    10,591,579
ASSETS HELD FOR SALE (Note 1)                                      265,655          265,655            --
OTHER ASSETS, net                                                  170,202          173,292       199,689
                                                               -----------      -----------   -----------
                                                               $12,162,938      $12,407,824   $12,752,680
                                                               ===========      ===========   ===========

                    LIABILITIES AND STOCKHOLDERS' INVESTMENT

CURRENT LIABILITIES:
Current portion of debt and obligations under
  capital leases (Note 3)                                      $ 1,043,137      $ 1,068,181   $ 1,868,159
Operating line of credit (Note 3)                                  600,000          600,000            --
Accounts payable                                                 1,168,779          733,799     1,096,257
Accrued liabilities                                                521,669          475,513       565,430
Other liabilities (Note 4)                                              --               --       500,000
                                                               -----------      -----------   -----------
         Total current liabilities                               3,333,585        2,877,493     4,029,846
                                                               -----------      -----------   -----------
DEBT AND OBLIGATIONS UNDER CAPITAL LEASES, less
  current portion (Note 3)                                       7,757,550        7,856,134     8,112,280
                                                               -----------      -----------   -----------
COMMITMENTS AND CONTINGENCIES (Notes 4 and 5)
STOCKHOLDERS' INVESTMENT:
Capital stock; no par value, 1,000,000 shares
  authorized, 1,110 shares issued and outstanding
  at both December 31, 1996 and 1995                                 1,110            1,110         1,110
Retained earnings                                                1,070,693        1,673,087       609,444
                                                               -----------      -----------   -----------
         Total stockholders' investment                          1,071,803        1,674,197       610,554
                                                               -----------      -----------   -----------
                                                               $12,162,938      $12,407,824   $12,752,680
                                                               ===========      ===========   ===========


      The accompanying notes are an integral part of these balance sheets.

                             SOUTHWESTERN ICE, INC.

                          STATEMENTS OF OPERATIONS AND
                          CHANGES IN RETAINED EARNINGS



                                               THREE MONTHS ENDED              YEARS ENDED
                                                    MARCH 31,                  DECEMBER 31,

                                             1997             1996          1996           1995
                                             ----             ----          ----           ----
                                                 (UNAUDITED)
SALES                                    $  2,206,840    $  2,350,481    $ 14,050,305    $ 13,933,266

COST OF SALES                               2,066,527       2,053,176      10,270,979      10,414,557
                                         ------------    ------------    ------------    ------------

         Gross profit                         140,313         297,305       3,779,326       3,518,709

SELLING, GENERAL AND
     ADMINISTRATIVE EXPENSES                  688,063         579,291       2,640,271       2,464,654
                                         ------------    ------------    ------------    ------------

         Income (loss) from operations       (547,750)       (281,986)      1,139,055       1,054,055
                                         ------------    ------------    ------------    ------------

OTHER (INCOME) EXPENSE:
    Interest expense                          226,730         194,952         920,136         798,316
    Other (income) expense                   (172,086)          9,034         (14,682)       (238,406)
                                         ------------    ------------    ------------    ------------

         Total other expense, net              54,644         203,986         905,454         559,910
                                         ------------    ------------    ------------    ------------

INCOME BEFORE EXTRAORDINARY ITEM             (602,394)       (485,972)        233,601         494,145

EXTRAORDINARY ITEM:
    Gain from extinguishment of debt                -               -         830,042               -
                                         ------------    ------------    ------------    ------------

NET (LOSS) INCOME                            (602,394)       (485,972)      1,063,643         494,145

RETAINED EARNINGS, beginning balance        1,673,087         609,444         609,444         115,299
                                         ------------    ------------    ------------    ------------

RETAINED EARNINGS, ending balance        $  1,070,693    $    123,472    $  1,673,087    $    609,444
                                         ============    ============    ============    ============


The accompanying notes are an integral part of these financial statements.

                             SOUTHWESTERN ICE, INC.

                            STATEMENTS OF CASH FLOWS


                                                                  THREE MONTHS ENDED          YEARS ENDED DECEMBER 31,
                                                                  ------------------          ------------------------
                                                                       MARCH 31,
                                                                       ---------
                                                                   1997           1996          1996            1995
                                                                   ----           ----          ----            ----
                                                                      (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income                                              $  (602,394)   $  (485,972)   $ 1,063,643    $   494,145
Adjustments to reconcile net (loss) income to net cash
  (used in) provided by operating activities--
  Depreciation and amortization                                    298,852        269,313      1,124,380      1,020,393
  Debt discount amortization                                         2,343          3,446         12,127         51,311
  Gain on sale of property, plant and equipment                   (172,085)             -       (198,601)      (207,986)
  Gain on extinguishment of debt                                         -              -       (830,042)             -

  (Increase) decrease in assets:
    Accounts receivable                                           (174,574)        71,206        147,862        (65,800)
    Inventories                                                    (55,929)        35,687         (1,133)        80,332
    Prepaid expenses and other current assets                       33,935         21,598         13,617        (26,188)
    Other assets                                                    (1,231)        (8,188)        (9,470)       (19,607)
  Increase (decrease) in liabilities:
    Accounts payable                                               434,980       (156,480)      (362,458)       184,151
    Accrued liabilities                                             46,156        115,838         88,309       (348,244)
                                                               -----------    -----------    -----------    -----------

         Net cash (used in) provided by operating activities      (189,947)      (133,552)     1,048,234      1,162,507
                                                               -----------    -----------    -----------    -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sales of property, plant and equipment
  and assets held for sale                                         328,495              -        525,000      1,611,285
Purchase of property, plant and equipment                          (64,803)      (125,609)      (631,526)      (417,292)
Proceeds from (purchase of) short-term investments                  45,000              -        (95,000)             -
Disposition costs of assets held for sale                                -              -              -       (553,374)
                                                               -----------    -----------    -----------    -----------

         Net cash (used in) provided by investing
           activities                                              308,692       (125,609)      (201,526)       640,619
                                                               -----------    -----------    -----------    -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from long-term debt                                             -         19,441      8,041,542              -
Principal payments on long-term debt                              (125,971)      (372,731)    (9,583,718)    (1,842,841)
Proceeds from line of credit                                             -        500,000      1,311,950        200,000
Payments on line of credit                                               -              -       (711,950)      (200,000)
                                                               -----------    -----------    -----------    -----------

         Net cash used in financing activities                    (125,971)       146,710       (942,176)    (1,842,841)

NET DECREASE IN CASH                                                (7,226)      (112,451)       (95,468)       (39,715)

CASH, beginning balance                                             39,821        135,289        135,289        175,004
                                                               -----------    -----------    -----------    -----------
CASH, ending balance                                           $    32,595    $    22,838    $    39,821    $   135,289
                                                               ===========    ===========    ===========    ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
     INFORMATION:
         Cash paid for interest                                $   229,140    $   179,348    $   951,991    $   713,853
                                                               ===========    ===========    ===========    ===========
SUPPLEMENTAL DISCLOSURE OF NONCASH
      FINANCING ACTIVITIES:
          Capital lease obligations of $803,307 and $116,312 were incurred during 1996 and 1995, respectively

  The accompanying notes are an integral part of these financial statements.

                             SOUTHWESTERN ICE, INC.

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1996 AND 1995

(1) OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Operations

         Southwestern Ice, Inc. (the Company) was incorporated in the State of Arizona on February 25, 1992. The Company's primary business activity is the production, marketing, and distribution of ice products in Arizona, southern Texas, Memphis, Tennessee, Albuquerque, New Mexico and El Centro, California. The Company has elected to be organized as an S corporation and therefore, is not subject to income taxes. Accordingly, there is no provision for income taxes reflected in the accompanying financial statements.

         In 1994, the Company's program for market penetration culminated with the acquisition of the national ice operations of Southeastern Public Service Company (SEPSCO). During the following two years the Company disposed of unprofitable segments of the SEPSCO operations; additionally it made three strategic acquisitions of small operations in order to strengthen the Company's primary markets. See specific discussion on acquisition/disposal activity below.

         During the summer of 1996, new technology was introduced into the Company's primary market. Specifically, this technology produces and bags ice within the ice merchandiser located at the customer site. Realizing the opportunities for increased sales volume and market penetration while allowing the Company to reduce its production and shipping costs, the Company entered into a Master Equipment Lease Agreement with the owner of the technology. The Company also believes the addition of this new technology will compliment its traditional ice operations by increasing its production capacity during periods of the year in which demand has typically exceeded the Company's production capacity. Pursuant to the lease agreement, the Company granted the technology owner an option to purchase the Company, exercisable within five years from the date of the Master Equipment Lease Agreement at a price based on an agreed-upon formula (see Note 4).

         During 1996, the Company sold certain assets related to its Corpus Christi, Texas ice production and distribution facility and certain mobile refrigerated vacuum equipment. The Company recognized a gain of approximately $145,000 on proceeds of approximately $525,000. The Company has classified the assets still located in Corpus Christi as assets held for sale and is actively marketing these assets. No depreciation expense has been recorded since the date the assets were taken out of production and made available for sale. The assets held for sale at December 31, 1996, consist of the following:


Land                                                      $155,506
Buildings                                                  110,149
                                                          --------
                                                          $265,655
                                                          ========

         The following unaudited pro forma information has been prepared assuming the disposal of the Corpus Christi assets and discontinuance of those operations occurred at the beginning of 1996.

                                                              1996
                                                          -----------
Revenues                                                  $13,839,730
Gross profit                                                3,793,418
Income from operations                                      1,204,780

         The unaudited pro forma combined financial data is provided for illustrative purposes only and is not necessarily indicative of the results of operations that would have been reported had the disposition of these operations occurred on January 1, 1996, nor does it represent a forecast of the results of operations for any future period.

         During 1995, the Company sold for aggregate proceeds of approximately $1,408,000 certain assets located in Florida and certain assets related to its Albuquerque water operations, all of which were originally acquired in the SEPSCO acquisition discussed below. No gain or loss resulted from these sales as the assets were recorded at their net realizable value. Also, during 1995, the Company sold certain assets related to its Phoenix dry ice operations. The sale of these assets resulted in a gain of approximately $208,000 on proceeds of approximately $250,000.

         During 1995, the Company acquired certain assets of three ice distributors for a total purchase price of approximately $246,000. The excess cost over the net assets acquired of approximately $38,000 is included in other assets in the accompanying financial statements and is being amortized over 15 years. In accordance with APB No. 16, Accounting for Business Combinations, the acquisitions were accounted for as purchases and, accordingly the purchase price was allocated to the assets acquired based on their respective estimated fair values at the date of acquisition.

         Effective April 8, 1994, the Company, pursuant to a Purchase Agreement with Southeastern Public Service Company (SEPSCO), acquired substantially all of the assets, subject to certain liabilities (see Note 4) of an ice manufacturing and distribution company for approximately $9,295,000. Funding was provided by the issuance of a note payable to SEPSCO in the amount of $4,295,000 and $5,000,000 obtained on the issuance of a note payable to a bank (see Note 3).

         The acquisition was accounted for as a purchase and, accordingly, the purchase price was allocated to the assets and liabilities acquired based on their respective estimated fair values at the date of acquisition. The allocation is summarized as follows:

Accounts receivable                                   $ 1,044,868
Inventories                                               468,478
Property, plant and equipment                           9,362,494
Assets held for sale                                      506,226
Accounts payable                                         (546,014)
Accrued liabilities                                      (541,052)
Other liabilities                                      (1,000,000)
                                                      -----------
                                                      $ 9,295,000
                                                      ===========

  Use of Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Short-Term Investments

         Short-term investments consist of certificates of deposits with a financial institution which have original maturities in excess of three months and are carried at cost, which approximate market.

  Inventories

         Inventories are stated at the lower of cost (first-in, first-out basis) or market. The Company's inventory consists of wet ice and bags for the transportation and storage of ice.

  Other Assets

         The cost of customer lists, trade name and other identifiable intangible assets acquired in connection with business acquisitions are amortized on a straight-line basis over 15 years. Amortization expense totaled to $18,000 and $17,000 for the years ended December 31, 1996 and 1995. Accumulated amortization was $47,700 and $34,200 as of December 31, 1996 and 1995, respectively.

  Other Liabilities

         At December 31, 1995, other liabilities consisted of the remediation costs associated with SEPSCO acquisition (see Note 4). These remediation costs were fully paid in conjunction with the debt refinancing discussed in Note 3.

  Concentration of Credit Risk

         Financial instruments that potentially subject the Company to credit risk consist principally of trade receivables. The Company earns approximately 76% of its revenues from Arizona with the remaining portion earned from Texas, Tennessee, New Mexico and California. Also, approximately 44% of the Company's sales are to major supermarket chains.

  Recently Issued Pronouncements

         During 1996, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. This statement requires companies to review long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable and provides guidance to be considered in performing such reviews. The adoption of SFAS No. 121 did not have an impact on the Company's financial position or results of operations.

(2)  PROPERTY, PLANT AND EQUIPMENT:

         Property, plant and equipment is recorded at cost. Property and equipment held under capital leases is stated at the present value of minimum lease payments, net of accumulated amortization. These assets are amortized over the lesser of the lease term or the estimated useful life of the underlying assets using the straight-line method. Additions, improvements and major renewals are capitalized. Maintenance, repairs and minor renewals, which do not improve or significantly extend the life of assets, are expensed as incurred. Depreciation is computed on a straight-line basis over the following estimated useful lives:

ASSET DESCRIPTION                                     ESTIMATED LIVES
-----------------                                     ---------------
Buildings and improvements                                  31 years
Machinery and equipment                                  7--12 years
Furniture and fixtures                                   7--12 years
Vehicles                                                     5 years

Property, plant and equipment at December 31 consists of the following:

                                                 1996               1995
                                                 ----               ----
Land                                        $   749,361           $   994,031
Buildings and improvements                    3,010,772             3,183,380
Machinery and equipment                       7,213,527             6,625,892
Furniture and fixtures                          691,394               656,437
Vehicles                                      1,431,552             1,059,695
                                            -----------           -----------
                                             13,096,606            12,519,435
Less- Accumulated depreciation               (2,928,327)           (1,927,856)
                                            -----------           -----------
                                            $10,168,279           $10,591,579
                                            ===========           ===========

(3) DEBT AND OBLIGATIONS UNDER CAPITAL LEASES:

         In July 1996, the Company used $8,600,000 in proceeds from borrowings with a bank to retire approximately $9,083,000 in debt and $500,000 in accrued remediation liabilities (see Note 4). The new debt consists of a senior term note, a secondary term note and a revolving line of credit. The retired debt consisted of three loan agreements and a revolving line of credit with a bank and a subordinated note payable to SEPSCO. The refinancing resulted in an extraordinary gain on extinguishment of debt of $830,042.

         Debt and obligations under capital leases at December 31 consists of the following:

                                                                 1996                 1995
                                                                 ----                 ----
Senior note payable to bank collateralized by
  personal property, real estate, capital stock
  and a shareholder  certificate of deposit,
  payable in monthly installments of $65,775
  including interest at prime (8.25% at
  December 31, 1996), plus 1.5% through June 2006.             $ 4,606,854         $       --
Secondary note payable to bank collateralized
  by personal property, real estate, capital
  stock and a shareholder certificate of
  deposit, payable in monthly installments of
  interest only at prime plus 1.5% through June 2006.            3,000,000                  --
Note payable to bank collateralized by accounts
  receivable and equipment, payable in monthly
  installments of $106,060 including interest at
  8.25% per annum, paid in full in July 1996.                           --           4,188,471
Subordinated note payable to SEPSCO, payable
  in annual installments of $120,000 plus interest
  at 5% per annum, beginning April 1996 and 1995,
  paid in full in July 1996, paid in full in July 1996.                 --           3,880,767
Installment note payable to bank collateralized
  by accounts receivable and equipment and
  personally  guaranteed by a shareholder,
  payable in monthly installments of $13,911 plus
  interest at prime plus  2%, paid in full in July 1996.


                                                                          1996                 1995
                                                                      ------------        ------------
Obligations under capital leases, net of amounts
  representing interest.  Interest ranging from 9%
  to 13%, maturing through October 2001.                                   879,035            407,099
Note payable to bank, collateralized by shareholder
  certificate of deposit, interest payable in
  monthly installments at time deposit rate plus
  2% per annum, paid in full in July 1996.                                    --              495,000
Note payable to shareholder, due in monthly
  installments of $6,458 plus interest at 10%
  through April 1999.                                                      284,167            322,917
Other                                                                      165,804            279,221
                                                                       -----------        -----------
                                                                         8,935,860         10,004,111
Less--Current portion                                                   (1,068,181)        (1,868,159)
Unamortized discount                                                       (11,545)           (23,672)
                                                                       -----------        -----------
                                                                       $ 7,856,134        $ 8,112,280
                                                                       ===========        ===========

         Pursuant to the refinancing, the Company entered in a revolving line of credit with a bank which is secured by personal property, real estate, capital stock and a shareholder certificate of deposit. Interest is payable monthly at prime plus 1.5% until maturity of the line of credit in May 1997. The maximum borrowing base is determined by the Company's accounts receivable balance, as defined, not to exceed $600,000. The line of credit was fully drawn at the time of refinancing to pay in full the outstanding balance of an existing line of credit with a bank. Interest on the retired line of credit was payable monthly at the institution's reference rate plus 2%.

         Maturities on long-term debt and obligations under capital leases are as follows:

1997                                                                 $1,146,639
1998                                                                    979,496
1999                                                                    886,543
2000                                                                    819,752
2001                                                                    832,196
Thereafter                                                            4,428,239
                                                                      ----------
                                                                      9,092,865
Less--Interest on capital leases                                       (168,550)
                                                                      ----------
                                                                      $8,924,315
                                                                      ==========

(4) COMMITMENTS AND CONTINGENCIES:

         Pursuant to the Purchase Agreement with SEPSCO, the Company set forth a remediation plan for all environmental contamination at all real properties acquired. As a result of the Company refinancing its debt and accrued liabilities to SEPSCO, the Company was relieved of its remaining remediation liability by SEPSCO in July 1996. The Company's maximum liability was $1,500,000. Costs paid by the Company in excess of $500,000 reduced dollar-for-dollar the principal balance of the note payable to SEPSCO up to a maximum reduction of $500,000. As of the refinancing date, the Company had paid approximately $795,000 in remediation costs which resulted in a forgiveness of $500,000 in accrued remediation liability which is included in the calculation of the gain from the debt extinguishment.

         In September 1996, the Company entered into an option agreement (the Agreement) with another corporation (the Buyer) whereby the Company granted the Buyer a five-year option to purchase its assets. The purchase price set forth in the Agreement is calculated from the Company's earnings before interest, taxes, depreciation and amortization (EBITDA) with a valuation premium, as defined in the Agreement. This option may be exercised by the Buyer on or before September, 2001 by giving written notice to the Company. Payment of the agreed-upon price must be in the form of a combination of cash and common stock of the Buyer issued in conjunction with an initial public offering. Certain personal and real property are excluded from the option. No consideration was received from the Buyer in exchange for the option.

         The Company also entered into a Master Equipment Lease Agreement in September 1996 with the Buyer to lease various ice manufacturing and merchandising systems for retail and commercial use. The lease agreement is for an initial term of five years with an option to renew for an additional five-year term. The annual per unit lease rate is equal to 25% of the Buyer's cost to manufacture and install the ice merchandising systems. The Company has agreed to lease 157 systems as of September 1997 and an additional 100 systems per year thereafter.

     Future minimum lease payments under the Master Equipment Lease are as follows:

YEAR ENDED
DECEMBER 31,
------------

1997                                                       $  385,314
1998                                                          385,314
1999                                                          385,314
2000                                                          385,314
2001                                                          266,509
                                                           ----------
Total minimum lease payments                               $1,807,765
                                                           ==========

         In connection with the lease agreement, the Company entered into a service agreement with the Buyer whereby the Company will pay a monthly management fee of $10,000 for the Buyer to have primary responsibility for marketing the ice merchandising systems and oversight responsibility for installing, operating, managing and servicing the systems. In addition, the Company is required to reimburse the Buyer for all costs relating to activities under the agreement including all costs associated with the operation, repair and maintenance of the systems. The Company also must pay directly or through reimbursement to the Buyer, all salaries, wages and other compensation and benefits of all personnel employed by the Buyer and involved with the operation of the Company's leased systems. The term of the agreement is for ten years or the termination of the Master Equipment Lease Agreement.

         Effective September 1994, the Company adopted a 401(k) profit sharing plan (the "Plan") for all employees who are 21 years of age or older and have completed one year of service. The Plan provides for a mandatory matching contribution equal to 25% of the amount of the employee's salary deduction not to exceed 5% of an employees annual compensation. The Company's matching contribution was $10,580 and $15,000 for Plan years ending December 31, 1996 and 1995, respectively.

(5) RELATED PARTY TRANSACTIONS:

         The Company makes monthly payments of $3,000 to a company owned by a shareholder to rent an ice manufacturing and storage facility. The Company is also responsible for the related property taxes on the facility. The shareholder has an obligation to extend the current lease (which expires February 1997) for an additional five years. Total lease and tax obligations paid or accrued to or on behalf of the shareholder were $63,600 and $36,000 for 1996 and 1995, respectively.

         The Company has entered into a management consulting agreement with a shareholder. The management contract is renewable annually. Under the management contract, the shareholder is entitled to receive monthly payments of $10,000. Fees paid or accrued to the shareholder were $128,550 and $120,000 during 1996 and 1995, respectively.

(6) EVENTS (UNAUDITED) SUBSEQUENT TO DATE OF AUDITORS' REPORT:

         On March 26, 1997, the Company sold its Albuquerque, New Mexico facility to a non-related third party and entered into a ten month lease-back agreement for this facility.

         On April 16, 1997, the Company distributed certain property and buildings with an approximate net book value of $369,000 to SWI, Inc., a related entity.

         On April 17, 1997, the Company consummated an agreement with Packaged Ice, Inc. to merge into a wholly-owned subsidiary of Packaged Ice, Inc. (SWI Acquisition). The total consideration for the SWI Acquisition was $18.8 million, consisting of $3.5 million in cash, $9.3 million in repayment of the Company's debt and $6.0 million in shares of the Company's common stock (valued at $10.00 per share) payable to the Company's shareholders.

(7) PRESENTATION OF UNAUDITED INTERIM FINANCIAL INFORMATION

         The financial statements presented herein at March 31, 1997 and for the three-month periods ended March 31, 1997 and 1996 are unaudited; however, all adjustments which are, in the opinion of management, necessary for a fair presentation of the financial position, results of operations and cash flows for the periods covered have been made and are of a normal, recurring nature. Accounting measurements at interim dates inherently involve greater reliance on estimates than at year end. The results of the interim periods are not necessarily indicative of results to expect for the full year.

NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES, NOR DOES IT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY EXCHANGE MADE HEREUNDER WILL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.


                               TABLE OF CONTENTS

                                                                                     PAGE
                                                                                     ----
Available Information                                                                   4
Prospectus Summary                                                                      5
Disclosure Regarding Forward-Looking Statements                                        14
Risk Factors                                                                           20
The Acquisitions                                                                       20
Private Placement                                                                      20
Use of Proceeds                                                                        21
Dividend Policy                                                                        21
Capitalization                                                                         22
Unaudited Pro Forma Combined Condensed Financial Statements                            23
Selected Historical and Unaudited Pro Forma Combined Financial Data                    27
Management's Discussion and Analysis of Financial Condition and
  Results of Operations                                                                28
Business                                                                               35
Management                                                                             41
Principal Shareholders                                                                 46
Certain Relationships and Related Transactions                                         48
The Exchange Offer                                                                     50
Description of Notes                                                                   55
Registration Rights; Additional Interest                                               75
Book-Entry; Delivery and Form                                                          76
Transfer Restrictions on Old Notes                                                     77
Plan of Distribution                                                                   79
Description of Senior Credit Facility                                                  79
Description of Capital Stock and Warrants                                              80
Certain Federal Income Tax Considerations                                              82
Legal Matters                                                                          85
Experts                                                                                85
Index to Financial Statements                                                         F-1


                           -------------------------

                                   PROSPECTUS
                               OFFER TO EXCHANGE

                 $50,000,000 12% SERIES A SENIOR NOTES DUE 2004

                                      FOR

                 $50,000,000 12% SERIES B SENIOR NOTES DUE 2004


                               PACKAGED ICE, INC.


                             ________________, 1997

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.  INDEMNIFICATION  OF DIRECTORS AND OFFICERS

         The Company is empowered by Art. 2.02-1 of the Texas Business Corporation Act, subject to the procedures and limitations stated therein, to indemnify any person who was, is or is threatened to be made a named defendant or respondent in a proceeding because the person is or was a director or officer against judgments, penalties (including excise and similar taxes), fines, settlements and reasonable expenses (including court costs and attorneys' fees) actually incurred by the person in connection with the proceeding. The Company is required by Art. 2.02-1 to indemnify a director or officer against reasonable expenses (including court costs and attorneys' fees) incurred by him in connection with a proceeding in which he is a named defendant or respondent because he is or was a director or officer if he has been wholly successful, on the merits or otherwise, in the defense of the proceeding. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise. The bylaws of the Company provide for indemnification by the Company of its directors and officers to the fullest extent permitted by the Texas Business Corporation Act. In addition, the Company has, pursuant to Article 1302-7.06 of the Texas Miscellaneous Corporation Laws Act, provided in its articles of incorporation that, to the fullest extent permitted by applicable law, a director of the Company shall not be liable to the Company or its shareholders for monetary damages for an act or omission in a director's capacity as director of the Company.

         The Company has obtained an insurance policy providing for indemnification of officers and directors of the Company and certain other persons against liabilities and expenses incurred by any of them in certain stated proceedings and under certain stated conditions. The Company has entered into separate indemnification agreements with each of its directors which may require the Company, among other things, to indemnify such directors against certain liabilities that may arise by reason of their status or service as directors to the maximum extent permitted under Texas law.

ITEM 21. EXHIBITS AND FINANCIAL  STATEMENT SCHEDULES

(a)      Exhibits:

         The following instruments and documents are included as Exhibits to this Registration Statement.

Exhibit No.   Description

3.1* Articles of Incorporation of Packaged Ice, Inc. (the "Company") filed with the Secretary of State of the State of Texas on August 14, 1990.

3.2* Restated Articles of Incorporation of the Company filed with the Secretary of State of the State of Texas on February 5, 1992.

3.3* Certificate of Designation of Series A Convertible Preferred Stock of the Company filed with the Secretary of State of the State of Texas on September 19, 1995.

3.4* Certificate of Designation of Series B Convertible Preferred Stock of the Company filed with the Secretary of State of the State of Texas on January 10, 1997.

3.5* Amended and Restated Bylaws of the Company, effective as of January 20, 1997.

3.6* Articles of Incorporation of Packaged Ice Leasing, Inc. filed with the Secretary of State of the State of Nevada on December 1, 1992.

3.7* Amended and Restated Bylaws of Packaged Ice Leasing, Inc., effective as of January 20, 1997.

3.8* Articles of Incorporation of Southco Ice, Inc. filed with the Secretary of State of the State of Texas on November 10, 1994.

3.9* Amended and Restated Bylaws of Southco Ice, Inc., effective as of January 20, 1997.

3.10* Articles of Incorporation of Packaged Ice Mission, Inc. filed with the Secretary of State of the State of Texas on March 24, 1997.

3.11* Articles of Merger of Mission Party Ice, Inc., a Texas corporation, into Packaged Ice Mission, Inc. ("Surviving Corporation"), with attached Plan of Merger and Articles of Amendment to the Articles of Incorporation of Surviving Corporation evidencing name change, filed with the Secretary of State of the State of Texas on April 17, 1997.

3.12*         Bylaws of Mission Party Ice, Inc., effective as of March 24,
              1997.

3.13* Articles of Incorporation of Packaged Ice STPI, Inc., Inc. filed with the Secretary of State of the State of Texas on March 24, 1997.

3.14* Articles of Merger of Southwest Texas Packaged Ice, Inc., a Texas corporation, into Packaged Ice STPI, Inc. ("Surviving Corporation"), with attached Plan of Merger and Articles of Amendment to the Articles of Incorporation of Surviving Corporation evidencing name change, filed with the Secretary of State of the State of Texas on April 17, 1997.

3.15* Bylaws of Southwest Texas Packaged Ice, Inc., effective as of March 24, 1997.

3.16*         Articles of Incorporation of Packaged Ice Southwestern, Inc.
              filed with the Secretary of State of the State of Texas on March 24, 1997.

3.17* Articles of Merger of Southwestern Ice, Inc., an Arizona corporation, into Packaged Ice Southwestern, Inc. ("Surviving Corporation"), with attached Plan of Merger and Articles of Amendment to the Articles of Incorporation of Surviving Corporation evidencing name change, filed with the Secretary of State of the State of Texas on April 17, 1997.

3.18*         Bylaws of Southwestern Ice, Inc., effective as of March 24, 1997.

4.1* Indenture, dated April 17, 1997, among the Company, as Issuer, the guarantors identified therein (the "Guarantors"), and U.S. Trust Company of Texas, N.A. as Trustee.

4.2* Registration Rights Agreement, dated as of April 17, 1997, among the Company, the Subsidiary Guarantors, and the purchasers of the Notes.

4.3* Purchase Agreement, dated April 11, 1997, among the Company, the Guarantors, and Jefferies & Company , Inc. (the Initial Purchaser of the Notes).

4.4*          Form of the Exchange Note [Series B security].

4.5*          Form of the Old Note [Series A security].

4.6* Securityholder's and Registration Rights Agreement, dated as of April 17, 1997, among the Company and the Initial Purchaser.

5.1*          Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P., dated June
              16, 1997.

10.1* Agreement and Plan of Merger by and among the Company, Packaged Ice Mission, Inc., Mission Party Ice, Inc. and A.J. Lewis III, made as of March 25, 1997.

10.2* Agreement and Plan of Merger by and among the Company, Packaged Ice STPI, Inc., Southwest Texas Packaged Ice, Inc. and the Shareholders of Southwest Texas Packaged Ice, Inc., made as of March 25, 1997.

10.3* Escrow Agreement by and among the Company, Packaged Ice Mission, Inc., Packaged Ice STPI, Inc., A. J. Lewis III individually and as a representative of Liza B. Lewis and the Minority Shareholders, and Texas Commerce Bank National Association as Escrow Agent, dated as of April 17, 1997.

10.4* Noncompetition Agreement by and among the Company, Packaged Ice Mission, Inc., Packaged Ice STPI, Inc. and A.J. Lewis III, dated as of April 17, 1997.

10.5*         Registration Rights Agreement by and among the Company, A.J.
              Lewis III and Liza B. Lewis, dated as of April 17, 1997.

10.6* Agreement and Plan of Merger by and among the Company, Packaged Ice Southwestern, Inc., Southwestern Ice, Inc., and the shareholders of Southwestern Ice, Inc, made as of March 25, 1997.

10.7* Escrow Agreement by and among the Company, Packaged Ice Southwestern, Inc., and Dale M. Johnson, Robert G. Miller and Alan Bernstein (collectively, the "Shareholders") and Texas Commerce Bank National Association as Escrow Agent, dated as of April 17, 1997.

10.8* Form of Noncompetition Agreement among the Company, Packaged Ice Southwestern, Inc., and each of Dale Johnson, Alan Bernstein and Robert Miller individually, dated as of April 17, 1997.

10.9* Registration Rights Agreement by and among the Company, and Dale Johnson, Alan Bernstein and Robert Miller (collectively the "Shareholders"), dated as of April 17, 1997.

10.10*        Packaged Ice, Inc. Stock Option Plan, dated July 26, 1994

10.11*        Form of Stock Option Plan Agreements issued under Stock Option
              Plan.

10.12* Warrant Agreement among the Company and U.S. Trust Company of Texas, N.A., a national banking association, as Warrant Agent, dated as of April 17, 1997.

10.13* Stock Purchase Agreement among the Company and certain of its investors, dated December 23, 1993.

10.14* Stock Purchase Agreement among the Company and certain of its investors (Rosenberg, Jesselson, et al.), dated September 20, 1995.

10.15* Amendment No. 1 to Stock Purchase Agreement of September 20, 1995, and Consent and Waiver of Right to Purchase Additional Securities, between the Company and certain of its investors (Rosenberg, Jesselson et al.), dated as of January 10, 1997.

10.16* Amendment No. 2 to Stock Purchase Agreement of September 20, 1995, between the Company and certain of its investors (Rosenberg, Jesselson et al.), dated as of March 14, 1997.

10.17* Stock Purchase Agreement among the Company and certain of its investors (Norwest and Food Fund), dated September 20, 1995.

10.18* Amendment No. 1 to Stock Purchase Agreement of September 20, 1995, and Consent and Waiver of Right to Purchase Additional Securities, between the Company and certain of its investors (Norwest, Food Fund), dated as of January 17, 1997.

10.19* Amendment No. 2 to Stock Purchase Agreement of September 20, 1995, between the Company and certain of its investors (Norwest, Food Fund), dated as of March 14, 1997.

10.20* Stock Purchase Agreement among the Company and certain of its investors (Norwest, Food Fund and Rosenberg), dated January 17, 1997.

10.21* Registration Rights Agreement between the Company and certain investors (Norwest and Food Fund), dated September 20, 1995.

10.22* Amendment No. 1 to Registration Rights Agreement between the Company and certain investors, adding Steven P. Rosenberg as a party thereto, dated as of January 17, 1997.

10.23* Supplemental Registration Rights Agreement among the Company and certain investors (Norwest, Food Fund and Rosenberg), dated as of June 12, 1997.

10.24* Parallel Exit Agreement between the Company, James F. Stuart and Jack Stazo, dated September 20, 1995.

10.25* Amended and Restated Shareholders Agreement between the Company and its shareholders, dated September 20, 1995.

10.26* Amendment No. 1 to Amended and Restated Shareholders Agreement, dated as of January 17, 1997.

10.27* Amendment No. 2 to Amended and Restated Shareholders Agreement, dated as of March 14, 1997.

10.28*        Amended and Restated Voting Agreement, dated September 20, 1995.

10.29* Amendment No. 1 to Amended and Restated Voting Agreement, dated as of January 17, 1997.

10.30* Amendment No. 2 to Amended and Restated Voting Agreement, dated as of March 14, 1997.

10.31* Form of Indemnification Agreement entered into by Packaged Ice, Inc. in favor of members of the Board of Directors.

10.32* Development and Manufacturing Agreement by and between Lancer Corporation and Packaged Ice, Inc., dated April 13, 1993.

10.33*        Lease Agreement by and between Packaged Ice, Inc. and Robert S.
              Wilson LLC for facility at 8572 Katy Freeway, Suite 101, Houston, Texas, dated March 22, 1994.

10.34* Lease Agreement by and between J.K. Neal, Inc. and J. Kenneth Neal (lessor) and Mission Party Ice, Inc. (lessee), for real property (land and facilities) located in Bexar, Webb, Tom Green, Gonzales and Caldwell Counties, Texas, effective March 1, 1988.

10.35* Form of Commercial Lease Agreement, by and between _________ (landlord) and Mission Party Ice, Inc. (tenant) [to be executed].

10.36* Commercial Lease Agreement by and between Robert Grant Miller (lessor) and Southwestern Ice, Inc. (lessee), for facility at 5925 West Van Buren, Phoenix, Arizona, entered into on March 1, 1992.

10.37* License Agreement by and among Packaged Ice, Inc., Hoshizaki Electric Co., Ltd. and Hoshizaki America, Inc., dated May 28, 1993.

11.1*         Statement of earnings per share.

12.1*         Historical statement of ratio of earnings to fixed charges.

12.2*         Proforma statement of ratio of earnings to fixed charges.

21.1*         List of subsidiaries.

23.1* Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P. (included in the opinion filed as Exhibit 5.1 above).

23.2*         Consent of Deloitte & Touche, L.L.P.

23.3*         Consent of Arthur Andersen, L.L.P.

24.1* Power of Attorney (included on signature page of Registration Statement on Form S-4).

25.1* Statement of Eligibility and Qualification on Form T-1 under the Trust Indenture Act of 1939, made by U.S. Trust Company of Texas, N.A. as Trustee under the Indenture relating to the 12% Senior Notes.

25.2* Report of Financial Condition of Trustee (Exhibit T-1.6 to Statement of Eligibility filed as Exhibit 25.1 above).

27.1*         Financial data schedule.

99.1*         Form of Letter of Transmittal for Exchange Offer.

              * Filed herewith

(b)          Financial Statement Schedules

              None. All Schedules are omitted because the required information is not present in amounts sufficient to require submission of the Schedule or because the information required is included in the financial statements or notes thereto.

ITEM 22.  UNDERTAKINGS

         A. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless, in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         B. The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

         C. The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement or Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, the State of Texas, on June 16, 1997.

                                       PACKAGED ICE, INC.

                                       By: /s/ James F. Stuart
                                           -----------------------------------
                                           Chief Executive Officer

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James F. Stuart and A.J. Lewis III, and each of them (with full power to each of them to act alone), his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign on his behalf individually and in each capacity stated below any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents and either of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement or Amendment has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                           TITLE                                       DATE
---------                           -----                                       ----
/s/ James F. Stuart                 Chairman of the Board and                   June 16, 1997
-----------------------------       Chief Executive Officer
    James F. Stuart

/s/ A.J. Lewis III                  Principal Executive Officer, President      June 16, 1997
-----------------------------       Chief Operation Officer
    A.J. Lewis III

/s/ Steven P. Rosenberg             Vice Chairman of the Board                  June 16, 1997
-----------------------------
    Steven P. Rosenberg

/s/ Stephen R. Sefton               Director                                    June 16, 1997
-----------------------------
    Stephen R. Sefton

/s/ Richard A. Coonrod              Director                                    June 16, 1997
-----------------------------
    Richard A. Coonrod

/s/ Robert G. Miller                Director                                    June 16, 1997
-----------------------------
    Robert G. Miller

/s/ Diana F. Rice                   Treasurer, Controller, Secretary            June 16, 1997
-----------------------------
    Diana F. Rice

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement or Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, the State of Texas, on June 16, 1997.

                                       PACKAGED ICE LEASING, INC.

                                       By: /s/ James F. Stuart
                                           -----------------------------------
                                           Chief Executive Officer

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James F. Stuart and A.J. Lewis III, and each of them (with full power to each of them to act alone), his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign on his behalf individually and in each capacity stated below any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents and either of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement or Amendment has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                           TITLE                                       DATE
---------                           -----                                       ----
/s/ James F. Stuart                 Chairman of the Board and                   June 16, 1997
-----------------------------       Chief Executive Officer
    James F. Stuart

/s/ A.J. Lewis III                  Principal Executive Officer, President      June 16, 1997
-----------------------------       Chief Operation Officer
    A.J. Lewis III

/s/ Steven P. Rosenberg             Vice Chairman of the Board                  June 16, 1997
-----------------------------
    Steven P. Rosenberg

/s/ Stephen R. Sefton               Director                                    June 16, 1997
-----------------------------
    Stephen R. Sefton

/s/ Richard A. Coonrod              Director                                    June 16, 1997
-----------------------------
    Richard A. Coonrod

/s/ Robert G. Miller                Director                                    June 16, 1997
-----------------------------
    Robert G. Miller

/s/ Diana F. Rice                   Treasurer, Controller, Secretary            June 16, 1997
-----------------------------
    Diana F. Rice

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement or Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, the State of Texas, on June 16, 1997.

                                       SOUTHCO ICE, INC.

                                       By: /s/ James F. Stuart
                                           -----------------------------------
                                           Chief Executive Officer

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James F. Stuart and A.J. Lewis III, and each of them (with full power to each of them to act alone), his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign on his behalf individually and in each capacity stated below any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents and either of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement or Amendment has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                           TITLE                                       DATE
---------                           -----                                       ----
/s/ James F. Stuart                 Chairman of the Board and                   June 16, 1997
-------------------------------     Chief Executive Officer
    James F. Stuart

/s/ A.J. Lewis III                  Principal Executive Officer, President      June 16, 1997
-------------------------------     Chief Operation Officer
    A.J. Lewis III

/s/ Steven P. Rosenberg             Vice Chairman of the Board                  June 16, 1997
-------------------------------
    Steven P. Rosenberg

/s/ Stephen R. Sefton               Director                                    June 16, 1997
-------------------------------
    Stephen R. Sefton

/s/ Richard A. Coonrod               Director                                    June 16, 1997
-------------------------------
    Richard A. Coonrod

/s/ Robert G. Miller                Director                                    June 16, 1997
-------------------------------
    Robert G. Miller

/s/ Diana F. Rice                   Treasurer, Controller, Secretary            June 16, 1997
-------------------------------
    Diana F. Rice

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement or Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, the State of Texas, on June 16, 1997.

                                       SOUTHWESTERN ICE, INC.

                                       By: /s/ James F. Stuart
                                           -----------------------------------
                                           Chief Executive Officer

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James F. Stuart and A.J. Lewis III, and each of them (with full power to each of them to act alone), his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign on his behalf individually and in each capacity stated below any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents and either of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement or Amendment has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                           TITLE                                       DATE
---------                           -----                                       ----
/s/ James F. Stuart                 Chairman of the Board and                   June 16, 1997
------------------------------      Chief Executive Officer
    James F. Stuart

/s/ A.J. Lewis III                  Principal Executive Officer, President      June 16, 1997
------------------------------      Chief Operation Officer
    A.J. Lewis III

/s/ Steven P. Rosenberg             Vice Chairman of the Board                  June 16, 1997
------------------------------
    Steven P. Rosenberg

/s/ Stephen R. Sefton               Director                                    June 16, 1997
------------------------------
    Stephen R. Sefton

/s/ Richard A. Coonrod              Director                                    June 16, 1997
------------------------------
    Richard A. Coonrod

/s/ Robert G. Miller                Director                                    June 16, 1997
------------------------------
    Robert G. Miller

/s/ Diana F. Rice                   Treasurer, Controller, Secretary            June 16, 1997
------------------------------
    Diana F. Rice

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement or Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, the State of Texas, on June 16, 1997.

                                       MISSION PARTY ICE, INC.

                                       By: /s/ James F. Stuart
                                           -----------------------------------
                                           Chief Executive Officer

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James F. Stuart and A.J. Lewis III, and each of them (with full power to each of them to act alone), his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign on his behalf individually and in each capacity stated below any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents and either of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement or Amendment has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                           TITLE                                       DATE
---------                           -----                                       ----
/s/ James F. Stuart                 Chairman of the Board and                   June 16, 1997
--------------------------------    Chief Executive Officer
    James F. Stuart

/s/ A.J. Lewis III                  Principal Executive Officer, President      June 16, 1997
--------------------------------    Chief Operation Officer
    A.J. Lewis III

/s/ Steven P. Rosenberg             Vice Chairman of the Board                  June 16, 1997
--------------------------------
    Steven P. Rosenberg

/s/ Stephen R. Sefton               Director                                    June 16, 1997
--------------------------------
    Stephen R. Sefton

/s/ Richard A. Coonrod              Director                                    June 16, 1997
--------------------------------
    Richard A. Coonrod

/s/ Robert G. Miller                Director                                    June 16, 1997
--------------------------------
    Robert G. Miller

/s/ Diana F. Rice                   Treasurer, Controller, Secretary            June 16, 1997
--------------------------------
    Diana F. Rice

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement or Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, the State of Texas, on June 16, 1997.

                                       SOUTHWEST TEXAS PACKAGED ICE, INC.

                                       By: /s/ James F. Stuart
                                           -----------------------------------
                                           Chief Executive Officer

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James F. Stuart and A.J. Lewis III, and each of them (with full power to each of them to act alone), his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign on his behalf individually and in each capacity stated below any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents and either of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement or Amendment has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                           TITLE                                       DATE
---------                           -----                                       ----
/s/ James F. Stuart                 Chairman of the Board and                   June 16, 1997
-------------------------------     Chief Executive Officer
    James F. Stuart

/s/ A.J. Lewis III                  Principal Executive Officer, President      June 16, 1997
-------------------------------     Chief Operation Officer
    A.J. Lewis III

/s/ Steven P. Rosenberg             Vice Chairman of the Board                  June 16, 1997
-------------------------------
    Steven P. Rosenberg

/s/ Stephen R. Sefton               Director                                    June 16, 1997
-------------------------------
    Stephen R. Sefton

/s/ Richard A. Coonrod              Director                                    June 16, 1997
-------------------------------
    Richard A. Coonrod

/s/ Robert G. Miller                Director                                    June 16, 1997
-------------------------------
    Robert G. Miller

/s/ Diana F. Rice                   Treasurer, Controller, Secretary            June 16, 1997
-------------------------------
    Diana F. Rice

                                 EXHIBIT INDEX

EXHIBIT NO.   DESCRIPTION OF DOCUMENT
-----------   -----------------------
3.1*          Articles of Incorporation of Packaged Ice, Inc. (the "Company")
              filed with the Secretary of State of the State of Texas on August
              14, 1990.

3.2* Restated Articles of Incorporation of the Company filed with the Secretary of State of the State of Texas on February 5, 1992.

3.3*          Certificate of Designation of Series A Convertible Preferred
              Stock of the Company filed with the Secretary of State of the State of Texas on September 19, 1995.

3.4*          Certificate of Designation of Series B Convertible Preferred
              Stock of the Company filed with the Secretary of State of the State of Texas on January 10, 1997.

3.5* Amended and Restated Bylaws of the Company, effective as of January 20, 1997.

3.6* Articles of Incorporation of Packaged Ice Leasing, Inc. filed with the Secretary of State of the State of Nevada on December 1, 1992.

3.7* Amended and Restated Bylaws of Packaged Ice Leasing, Inc., effective as of January 20, 1997.

3.8*          Articles of Incorporation of Southco Ice, Inc. filed with the
              Secretary of State of the State of Texas on November 10, 1994.

3.9*          Amended and Restated Bylaws of Southco Ice, Inc., effective as of
              January 20, 1997.

3.10* Articles of Incorporation of Packaged Ice Mission, Inc. filed with the Secretary of State of the State of Texas on March 24, 1997.

3.11* Articles of Merger of Mission Party Ice, Inc., a Texas corporation, into Packaged Ice Mission, Inc. ("Surviving
              Corporation"), with attached Plan of Merger and Articles of Amendment to the Articles of Incorporation of Surviving
              Corporation evidencing name change, filed with the Secretary of State of the State of Texas on April 17, 1997.

3.12*         Bylaws of Mission Party Ice, Inc., effective as of March 24,
              1997.

3.13* Articles of Incorporation of Packaged Ice STPI, Inc., Inc. filed with the Secretary of State of the State of Texas on March 24, 1997.

3.14* Articles of Merger of Southwest Texas Packaged Ice, Inc., a Texas corporation, into Packaged Ice STPI, Inc. ("Surviving
              Corporation"), with attached Plan of Merger and Articles of Amendment to the Articles of Incorporation of Surviving
              Corporation evidencing name change, filed with the Secretary of State of the State of Texas on April 17, 1997.

3.15*         Bylaws of Southwest Texas Packaged Ice, Inc., effective as of
              March 24, 1997.

3.16*         Articles of Incorporation of Packaged Ice Southwestern, Inc.
              filed with the Secretary of State of the State of Texas on March
              24, 1997.

3.17* Articles of Merger of Southwestern Ice, Inc., an Arizona corporation, into Packaged Ice Southwestern, Inc. ("Surviving
              Corporation"), with attached Plan of Merger and Articles of Amendment to the Articles of Incorporation of Surviving
              Corporation evidencing name change, filed with the Secretary of State of the State of Texas on April 17, 1997.

3.18*         Bylaws of Southwestern Ice, Inc., effective as of March 24, 1997.

4.1* Indenture, dated April 17, 1997, among the Company, as Issuer, the guarantors identified therein (the "Guarantors"), and U.S.
              Trust Company of Texas, N.A. as Trustee.

4.2* Registration Rights Agreement, dated as of April 17, 1997, among the Company, the Subsidiary Guarantors, and the purchasers of the Notes.

4.3*          Purchase Agreement, dated April 11, 1997, among the Company, the
              Guarantors, and Jefferies & Company , Inc. (the Initial Purchaser of the Notes).

4.4*          Form of the Exchange Note [Series B security]

4.5*          Form of the Old Note [Series A security].

4.6*          Securityholder's and Registration Rights Agreement, dated as of
              April 17, 1997, among the Company and the Initial Purchaser.

5.1*          Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P., dated June
              16, 1997.

10.1*         Agreement and Plan of Merger by and among the Company, Packaged
              Ice Mission, Inc., Mission Party Ice, Inc. and A.J. Lewis III, made as of March 25, 1997.

10.2*         Agreement and Plan of Merger by and among the Company, Packaged
              Ice STPI, Inc., Southwest Texas Packaged Ice, Inc. and the
              Shareholders of Southwest Texas Packaged Ice, Inc., made as of
              March 25, 1997.

10.3*         Escrow Agreement by and among the Company, Packaged Ice Mission,
              Inc., Packaged Ice STPI, Inc., A. J. Lewis III individually and as a representative of Liza B. Lewis and the Minority
              Shareholders, and Texas Commerce Bank National Association as
              Escrow Agent, dated as of April 17, 1997.

10.4*         Noncompetition Agreement by and among the Company, Packaged Ice
              Mission, Inc., Packaged Ice STPI, Inc. and A.J. Lewis III, dated as of April 17, 1997.

10.5*         Registration Rights Agreement by and among the Company, A.J.
              Lewis III and Liza B. Lewis, dated as of April 17, 1997.

10.6*         Agreement and Plan of Merger by and among the Company, Packaged
              Ice Southwestern, Inc., Southwestern Ice, Inc., and the shareholders of Southwestern Ice, Inc, made as of March 25, 1997.

10.7*         Escrow Agreement by and among the Company, Packaged Ice
              Southwestern, Inc., and Dale M. Johnson, Robert G. Miller and
              Alan Bernstein (collectively, the "Shareholders") and Texas
              Commerce Bank National Association as Escrow Agent, dated as of
              April 17, 1997.

10.8*         Form of Noncompetition Agreement among the Company, Packaged Ice
              Southwestern, Inc., and each of Dale Johnson, Alan Bernstein and
              Robert Miller individually, dated as of April 17, 1997.

10.9*         Registration Rights Agreement by and among the Company, and Dale
              Johnson, Alan Bernstein and Robert Miller (collectively the
              "Shareholders"), dated as of April 17, 1997.

10.10*        Packaged Ice, Inc. Stock Option Plan, dated July 26, 1994

10.11*        Form of Stock Option Plan Agreements issued under Stock Option
              Plan.

10.12*        Warrant Agreement among the Company and U.S. Trust Company of
              Texas, N.A., a national banking association, as Warrant Agent, dated as of April 17, 1997.

10.13* Stock Purchase Agreement among the Company and certain of its investors, dated December 23, 1993.

10.14* Stock Purchase Agreement among the Company and certain of its investors (Rosenberg, Jesselson, et al.), dated September 20, 1995.

10.15*        Amendment No. 1 to Stock Purchase Agreement of September 20,
              1995, and Consent and Waiver of Right to Purchase Additional
              Securities, between the Company and certain of its investors
              (Rosenberg, Jesselson et al.), dated as of January 10, 1997.

10.16*        Amendment No. 2 to Stock Purchase Agreement of September 20,
              1995, between the Company and certain of its investors
              (Rosenberg, Jesselson et al.), dated as of March 14, 1997.

10.17* Stock Purchase Agreement among the Company and certain of its investors (Norwest and Food Fund), dated September 20, 1995.

10.18*        Amendment No. 1 to Stock Purchase Agreement of September 20,
              1995, and Consent and Waiver of Right to Purchase Additional
              Securities, between the Company and certain of its investors
              (Norwest, Food Fund), dated as of January 17, 1997.

10.19*        Amendment No. 2 to Stock Purchase Agreement of September 20,
              1995, between the Company and certain of its investors (Norwest, Food Fund), dated as of March 14, 1997.

10.20* Stock Purchase Agreement among the Company and certain of its investors (Norwest, Food Fund and Rosenberg), dated January 17,
              1997.

10.21* Registration Rights Agreement between the Company and certain investors (Norwest and Food Fund), dated September 20, 1995.

10.22*        Amendment No. 1 to Registration Rights Agreement between the
              Company and certain investors, adding Steven P. Rosenberg as a party thereto, dated as of January 17, 1997.

10.23* Supplemental Registration Rights Agreement among the Company and certain investors (Norwest, Food Fund and Rosenberg), dated as of June 12, 1997.

10.24*        Parallel Exit Agreement between the Company, James F. Stuart and
              Jack Stazo, dated September 20, 1995.

10.25* Amended and Restated Shareholders Agreement between the Company and its shareholders, dated September 20, 1995.

10.26* Amendment No. 1 to Amended and Restated Shareholders Agreement, dated as of January 17, 1997.

10.27* Amendment No. 2 to Amended and Restated Shareholders Agreement, dated as of March 14, 1997.

10.28*        Amended and Restated Voting Agreement, dated September 20, 1995.

10.29*        Amendment No. 1 to Amended and Restated Voting Agreement, dated as of January 17, 1997.
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
10.30*        Amendment No. 2 to Amended and Restated Voting Agreement, dated as of March 14, 1997.

10.31*        Form of Indemnification Agreement entered into by Packaged Ice,
              Inc. in favor of members of the Board of Directors.

10.32*        Development and Manufacturing Agreement by and between Lancer
              Corporation and Packaged Ice, Inc., dated April 13, 1993.

10.33*        Lease Agreement by and between Packaged Ice, Inc. and Robert S.
              Wilson LLC for facility at 8572 Katy Freeway, Suite 101, Houston,
              Texas, dated March 22, 1994.

10.34*        Lease Agreement by and between J.K. Neal, Inc. and J. Kenneth
              Neal (lessor) and Mission Party Ice, Inc. (lessee), for real property (land and facilities) located in Bexar, Webb, Tom Green, Gonzales and Caldwell Counties, Texas, effective March 1, 1988.

10.35*        Form of Commercial Lease Agreement, by and between _________
              (landlord) and Mission Party Ice, Inc. (tenant) [to be executed].

10.36*        Commercial Lease Agreement by and between Robert Grant Miller
              (lessor) and Southwestern Ice, Inc. (lessee), for facility at
              5925 West Van Buren, Phoenix, Arizona, entered into on March 1,
              1992.

10.37*        License Agreement by and among Packaged Ice, Inc., Hoshizaki
              Electric Co., Ltd. and Hoshizaki America, Inc., dated May 28,
              1993.

11.1*         Statement of earnings per share.

12.1*         Historical statement of ratio of earnings to fixed charges.

12.2*         Proforma statement of ratio of earnings to fixed charges.

21.1*         List of subsidiaries.

23.1* Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P. (included in the opinion filed as Exhibit 5.1 above).

23.2*         Consent of Deloitte & Touche, L.L.P.

23.3*         Consent of Arthur Andersen, L.L.P.

24.1*         Power of Attorney (included on signature page of Registration
              Statement on Form S-4).

25.1*         Statement of Eligibility and Qualification on Form T-1 under the
              Trust Indenture Act of 1939, made by U.S. Trust Company of Texas,
              N.A. as Trustee under the Indenture relating to the 12% Senior
              Notes.

25.2*         Report of Financial Condition of Trustee (Exhibit T-1.6 to
              Statement of Eligibility filed as Exhibit 25.1 above).

27.1*         Financial data schedule.

99.1*         Form of Letter of Transmittal for Exchange Offer.
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* Filed herewith.